Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

Dated as of August 14, 2014

by and among

MONSTER BEVERAGE CORPORATION,

NEW LASER CORPORATION,

NEW LASER MERGER CORP.,

THE COCA-COLA COMPANY

and

EUROPEAN REFRESHMENTS

i

6.9	Listing and Maintenance Requirements	32
6.10	Material Adverse Change	32
6.11	Litigation	32
6.12	Intellectual Property	33
6.13	No Undisclosed Liabilities	34
6.14	Compliance with Law	34
6.15	Contracts	35
6.16	Ownership and Operations of NewCo and Merger Sub	35
6.17	Anti-Takeover Statutes	35
6.18	Brokers and Finders	36
6.19	Tax Matters	36
6.20	Tax Treatment	36
6.21	Insurance	37
6.22	No Other Representations and Warranties	37

Section 7. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER		37
7.1	Organization	37
7.2	Authorization; Enforcement	38
7.3	No Conflicts	38
7.4	Filings, Consents and Approvals	38
7.5	Own Account	38
7.6	Purchaser Status	39
7.7	Experience of the Purchaser	39
7.8	Sufficient Funds	39
7.9	Restricted Securities	39
7.10	Certain Transactions	40
7.11	Brokers and Finders	40
7.12	Tax Treatment	40
7.13	No Other Representations and Warranties	40

Section 8. COVENANTS OF THE PARTIES		41
8.1	Public Disclosure	41
8.2	Confidentiality	41
8.3	Consents and Filings	43
8.4	Information Rights	45
8.5	Transfer Restrictions	46
8.6	Standstill Restrictions	47
8.7	Purchaser Voting Agreement	50
8.8	Conduct of Business by the Company	50
8.9	Indemnification	51
8.10	Board Representation	52
8.11	D&O Indemnification and Insurance	53
8.12	Preemptive Rights	53
8.13	Anti-Takeover Measures	55
8.14	Integration	55
8.15	Certain Efforts	57

8.16	Additional Cooperation	58
8.17	Beverage Base Supply Agreement; Production	59
8.18	Parent Guaranty	59
8.19	Certain Senior Executive Officers	59

Section 9. REGISTRATION RIGHTS		60
9.1	Demand Registration	60
9.2	Restrictions on Demand and Shelf Registrations	60
9.3	Selection of Underwriters; Underwritten Offering	61
9.4	Piggyback Registrations	61
9.5	Withdrawals	62
9.6	Registration Procedures	62
9.7	Removal of Legends	66
9.8	Suspension	66
9.9	Registration Expenses	66
9.10	Rule 144 Reporting	66
9.11	Company Indemnification	67
9.12	Purchaser Indemnification	67
9.13	Resolution of Claims	68
9.14	Contribution	68

Section 10. CLOSING CONDITIONS		69
10.1	Mutual Conditions	69
10.2	Conditions to the Obligation of Parent and the Purchaser	69
10.3	Conditions to the Obligation of the Company	71

Section 11. TERMINATION OF THE AGREEMENT		71
11.1	Termination Events	71
11.2	Effect of Termination	72

Section 12. MISCELLANEOUS		73
12.1	Fees and Expenses	73
12.2	Notices	73
12.3	Entire Agreement	74
12.4	Amendments and Waivers	74
12.5	Survival	74
12.6	Successors and Assigns	75
12.7	No Third-Party Beneficiaries	75
12.8	Severability	75
12.9	Remedies	75
12.10	Business Days	76
12.11	Construction	76
12.12	Governing Law and Venue	76
12.13	WAIVER OF JURY TRIAL	76
12.14	Counterparts and Execution	76
12.15	Further Assurances	77

EXHIBITS

Exhibit A: Form of Certificate of Merger

Exhibit B: Form of Amended U.S./Canada Coordination Agreement

Exhibit C: Form of Amended International Coordination Agreement

Exhibit D: Form of Acquired KO Brand U.S./Canada Coordination Agreement

Exhibit E: Form of Acquired KO Brand International Coordination Agreement

Exhibit F: Form of Amended CCR Agreement

Exhibit G: Form of Amended Canada Distribution Agreement

Exhibit H-1: Form of U.S./Canada Distribution Agreement

Exhibit H-2: Form of International Distribution Agreement

Exhibit I: Key Terms of Beverage Base Supply Agreement

Exhibit J: Form of Escrow Agreement

Exhibit K: Allocation Principles

Exhibit L: Form of Joint Press Release

Exhibit M: Certificate of Competitors

Exhibit N: Certificate of Parent Competitors

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”) is dated as of August 14, 2014, by and among Monster Beverage Corporation, a Delaware corporation (the “Company”), New Laser Corporation, a Delaware corporation and wholly-owned Subsidiary of the Company (“NewCo”), New Laser Merger Corp., a Delaware corporation and wholly-owned Subsidiary of NewCo (“Merger Sub”), The Coca-Cola Company, a Delaware corporation (“Parent”), and European Refreshments, a company formed under the laws of Ireland and an indirect wholly-owned Subsidiary of Parent (the “Purchaser”).  Except as otherwise indicated, capitalized terms used herein shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, in connection with the transactions contemplated by this Agreement and the Asset Transfer Agreement (as defined below), the Company desires to reorganize by merging Merger Sub with and into the Company (the “Merger”), with the Company surviving as a wholly-owned Subsidiary of NewCo, pursuant to which each outstanding share of the Company’s common stock, par value $.005 per share (“Company Common Stock”), shall be converted into one share of NewCo’s common stock, par value $.005 per share (“NewCo Common Stock”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately after the Effective Time (as defined herein) of the Merger, (a) Parent desires to directly, or indirectly through one or more of its Subsidiaries, assign, transfer, convey and deliver to NewCo (or one of its Subsidiaries as designated by NewCo to the extent permitted by Section 11.5 of the Asset Transfer Agreement), and NewCo desires to acquire and accept from Parent (or one of its Subsidiaries), the KO Energy Assets and to assume the Assumed KO Energy Liabilities (each as defined in the Asset Transfer Agreement) (the “KO Asset Transfer”) and (b) the Company desires to directly, or indirectly through one or more of its Subsidiaries, assign, transfer, convey and deliver to Parent (or one of its Subsidiaries as designated by Parent), and Parent desires to acquire and accept from the Company (or one of its Subsidiaries), the Monster Non-Energy Assets and to assume the Assumed Monster Non-Energy Liabilities (each as defined in the Asset Transfer Agreement), in each case, on the terms and subject to the conditions set forth in the Asset Transfer Agreement being entered into by and among Parent, NewCo and the Company concurrently with the execution of this Agreement (the “Asset Transfer Agreement”) (the transactions contemplated in the foregoing (a) and (b), collectively, the “Asset Transfers”);

WHEREAS, immediately after the Effective Time of the Merger and concurrently with the consummation of the Asset Transfers, NewCo desires to issue to the Purchaser, and the Purchaser desires to acquire from NewCo, shares of NewCo Common Stock, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger, the KO Asset Transfer and the acquisition of NewCo Common Stock by the Purchaser, taken together, shall qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Board of Directors of each of the Company, NewCo and Merger Sub has (a) determined that the Merger is in the best interests of their respective companies and respective stockholders and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Merger in accordance with Section 251(g) of the DGCL.

AGREEMENT

NOW, THEREFORE, in consideration of the representations and warranties and mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION 1.

DEFINITIONS

1.1                               Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” means any action, arbitration, audit, claim, examination, investigation, inquiry, proceeding, hearing, litigation, arbitration or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act; provided that (a) none of NewCo, the Company or their Subsidiaries will be deemed an Affiliate of the Purchaser or its Affiliates, (b) none of the Purchaser and its Affiliates will be deemed an Affiliate of NewCo, the Company or their Subsidiaries, (c) NewCo will be deemed to be an Affiliate of the Company, and (d) none of the Parent Distributors (other than CCR and KO Canada, for so long as they remain direct or indirect wholly-owned Subsidiaries of Parent) will be deemed an Affiliate of Purchaser or Parent.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions, including business combination transactions, having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether foreign or domestic.

A Person will be deemed the “Beneficial Owner” of, to “Beneficially Own” or have “Beneficial Ownership” of any securities (and correlative terms will have correlative meanings), whether or not beneficial ownership of any such securities has been disclaimed in any filings with the SEC:

(a)                                 which such Person or any of such Person’s Affiliates beneficially own, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder;

(b)                                 which such Person or any of such Person’s Affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise or (ii) the right to vote, alone or in concert with others, pursuant to any agreement, arrangement or understanding (whether or not in writing);

(c)                                  which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities of the Company; or

(d)                                 which are the subject of, or the reference securities for or that underlie any derivative transaction entered into by such Person, or derivative security (including options) acquired by such Person, which gives such Person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is directly or indirectly determined by reference to the price or value of such securities, without regard to whether (i) such derivative conveys any voting rights in such securities to such Person, (ii) the derivative is required to be, or capable of being, settled through delivery of such securities, or (iii) such Person may have entered into other transactions that hedge the economic effect of such derivative.

In determining the number of shares deemed Beneficially Owned by virtue of the operation of clause (d) above, the subject Person will be deemed to Beneficially Own (without duplication) the number of shares that are synthetically owned pursuant to such derivative transactions or such derivative securities.  The number of shares that are synthetically owned will be the notional or other number of shares in respect of such derivative transactions or securities that is specified in a filing by such Person or any of such Person’s Affiliates with the SEC or in the documentation evidencing such derivative transactions or securities or, if no such number of shares is specified in any filing or documentation, as reasonably determined by the Board of Directors of the Person that is the issuer of the underlying securities to be the number of shares that are synthetically owned pursuant to such derivative transactions or securities.

“Bona Fide Acquiror” means a Person or group making a Third Party Proposal that is reasonably capable of consummating such Third Party Proposal, taking into account all legal, financial, regulatory and other aspects of such Third Party Proposal, including the identity of the Person or group making such Third Party Proposal.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“CCR” means Coca-Cola Refreshments USA, Inc.

“Change of Control” means, with respect to a Person, directly or indirectly (a) a consolidation, merger or similar business combination involving such Person in which the holders of voting securities of such Person immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving Person in such transaction, (b) a sale, lease or conveyance of all or substantially all of the consolidated assets, or of 50% or more of the outstanding voting securities, of such Person in one transaction or a series of related transactions, (c) any Person or group becomes the Beneficial Owner of (i) 50% or more of the outstanding voting securities of such Person or (ii) 35% or more of the outstanding voting securities of such Person and, in the case of this clause (ii), within two years thereof, a majority of the members of the board of directors of such Person, as a result of actions taken by such Beneficial Owner (other than voting its voting securities in favor of any matter submitted to NewCo’s shareholders, and recommended, in each case, by the NewCo Board), cease to be individuals who were members of the board of directors of such Person immediately prior to such other Person or group acquiring such Beneficial Ownership, (d) a majority of the members of the board of directors of such Person cease to be individuals who are members of the board of directors of such Person on the date hereof (“Incumbent Directors”); provided, however, that any individual who is elected, or nominated for election, to the NewCo Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination will thereafter be classified as an Incumbent Director for this purpose, or (e) solely with respect to NewCo or the Company, a Parent Competitor becomes the Beneficial Owner of 25% or more of the outstanding voting securities of NewCo or the Company with the prior approval or acquiescence of the NewCo Board, or the Company Board, respectively.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” means, collectively, (a) the Amended and Restated Distribution Coordination Agreement, by and between Monster Energy Company (“MEC”), a wholly-owned Subsidiary of the Company, and Parent, in the form attached as Exhibit B (the “Amended U.S./Canada Coordination Agreement”), (b) the Amended and Restated International Distribution Coordination Agreement, by and among Monster Energy Ltd. (“MEL”), MEC and Parent, in the form attached as Exhibit C (the “Amended International Coordination Agreement” and together with the Amended U.S./Canada Coordination Agreement, the “Amended Coordination Agreements”), (c) the Distribution Coordination Agreement for certain transferred Parent energy products, by and between MEC and Parent, in the form attached as Exhibit D (the “Acquired KO Brand U.S./Canada Coordination Agreement”), (d) the International Distribution Coordination Agreement for certain transferred Parent energy products, by and between MEL and MEC and Parent, the form attached as Exhibit E (the “Acquired KO Brand International Coordination Agreement” and, together with the Acquired KO Brand U.S./Canada Coordination Agreement, the “Acquired KO Brand Coordination Agreements” and, the Acquired KO Brand Coordination Agreements together with the Amended Coordination Agreements, the “Coordination Agreements”), (e) the Amended and Restated Distribution Agreement, by and between CCR and MEC, in the form attached as Exhibit F (the “CCR Agreement”), (f) the Amended and Restated Distribution Agreement, by and between Monster Energy Canada, Ltd. and KO Canada, in the form attached as Exhibit G (the “Canada Distribution Agreement”), (g) amendments to the existing distribution agreements between the Company and various Parent Distributors (other than CCR and KO Canada),  substantially conforming to the form attached as Exhibit H-1 (for distribution in the United States and Canada) or Exhibit H-2 (for distribution outside the United States and Canada) and new distribution agreements, substantially in the form attached as Exhibit H-1 (for distribution in the United States and Canada) or Exhibit H-2 (for distribution outside the United States and Canada), between the Company and various Parent Distributors (other than CCR and KO Canada), (the “New Company Distribution Agreements”), in each case to be entered into at or following the Closing, (h) distribution agreements for distribution in each of (x) the United States and Canada and (y) outside the United States and Canada between the Company and various Parent Distributors in respect of the brands included in the KO Energy Business (as defined in the Asset Transfer Agreement) (the “Acquired KO Brand Distribution Agreements”), to be assigned to the Company or an Affiliate at or following the Closing in accordance with Section 12.6, and (i) the Beverage Base Supply Agreement, by and between Parent and the Company, incorporating the terms set forth on Exhibit I.

“Company Board” means the Board of Directors of the Company.

“Competitor” means any Person engaged in the business of developing, producing, marketing, selling or distributing Energy Beverages, and who is identified in good faith by the Company or NewCo as one of its significant competitors in the certification attached as Exhibit M, as such certification is supplemented or amended from time to time to add additional Persons who are significant competitors of the Company or NewCo and engaged in the business of developing, producing, marketing, selling or distributing Energy Beverages, with the consent of Parent, not to be unreasonably withheld, conditioned or delayed (and in all cases, including any of such Person’s respective Affiliates and successors).

“Confidential Information” means all confidential or proprietary information and data of the Disclosing Party or its Affiliates, disclosed or otherwise made available to the Recipient or its Representatives in connection with this Agreement or the transactions contemplated hereby, whether disclosed before or after the date of this Agreement and whether disclosed electronically, orally or in writing or through other methods made available to the Recipient or its Representatives.  Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information will not include any information which the Recipient demonstrates by clear and convincing evidence is (a) at the time of disclosure in the public domain or thereafter enters the public domain without any breach of this Agreement by the Recipient or any of its Representatives, (b) known by the Recipient before the time of disclosure, as shown by prior written or electronic records, other than as a result of a prior disclosure by the Disclosing Party or its Affiliates or the Disclosing Party’s Representatives, (c) obtained from a Third Party who is in lawful possession thereof and does not thereby breach an obligation of confidence to the Disclosing Party regarding such information, or (d) developed by or for the Recipient or its Representatives through their independent efforts without use of Confidential Information; provided that, in each of the foregoing clauses (a) through (d), such information will not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge that is publicly known or in the Recipient’s possession, and no combination of features will be deemed to be within the foregoing exceptions merely because individual features are publicly known or in the Recipient’s possession, unless the particular combination itself and its principle of operations are in the public domain or in the Recipient’s possession without the use of or access to Confidential Information.

“Confidentiality Agreements” means, collectively, the two Confidentiality Agreements, each dated as of March 19, 2014, by and between the Company and Parent.

“Contract” means any legally binding lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise (each including all amendments thereto), whether written or oral.

“Covered Securities” means any Equity Securities issued by NewCo that are not Excluded Securities.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosing Party” means the party disclosing or making available Confidential Information (either directly or indirectly through such party’s Representatives) to the Recipient or the Recipient’s Representatives.

“Disclosure Schedule” means the Disclosure Schedule of the Company delivered concurrently with this Agreement.

“Distribution Agreement” means any Contract entered into by NewCo, the Company or any of their Subsidiaries relating to the distribution of Products or the coordination of distribution of Products.

“Energy Beverages” means any shelf-stable, non-alcoholic beverage, in ready-to-drink, powdered, drops or concentrate form, made with or without carbonation,  that both (i) is marketed or positioned to consumers as an energy beverage and (ii) contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients); provided that “Energy Beverages” shall not include (whether or not they would otherwise be an Energy Beverage) either (i) any beverage which is marketed or positioned to consumers under the Coca-Cola brand and any line extensions or expansions of such products marketed under such brand, or (ii) any products marketed under the Vitaminwater brand and any line extensions or expansions of such products marketed under such brand even if such product utilizes the word “energy” on its packaging or labeling as long as such product (utilizing the word “energy” on its packaging or labeling) is also identified as a nutrient based water beverage (or words of similar import).

“Encumbrance” means any lien (statutory or otherwise), charge, encumbrance, mortgage, pledge, hypothecation, security interest, deed of trust, option, preemptive right, right of first refusal or first offer, title defect or other adverse claim of any third party.

“Equity Compensation Plans” means the equity compensation plans and agreements of the Company and its Subsidiaries described in Section 1.1(a) of the Disclosure Schedule.

“Equity Restricted Period” means the period from the date of this Agreement until the fourth anniversary date of the Closing Date.

“Equity Securities” means (a) capital stock or other equity interests of the Company or NewCo and (b) options, warrants or other securities that are directly or indirectly convertible into, exchangeable for or exercisable for capital stock or other equity interests of the Company or NewCo.

“Escrow Account” shall mean a separate account, set up pursuant to the Escrow Agreement, where the Escrow Amount is held for distribution by the Escrow Agent.

“Escrow Agent” means an internationally recognized banking institution mutually agreed upon by the parties prior to the Closing.

“Escrow Agent Fee” means the fee payable to the Escrow Agent on the Closing Date pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form of Exhibit J, which shall govern the administration, distribution and oversight of the Escrow Account.

“Escrow Amount” means an amount equal to $625,000,000.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Excluded Securities” means any Equity Securities issued by the Company or NewCo (a) pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan where stock is being issued or offered to a Person, trust, other entity or otherwise, to or for the benefit of any employees, potential employees, officers or directors of the Company, NewCo or any of their Subsidiaries or (b) in connection with any stock split, stock dividend or recapitalization by NewCo or the Company.

“Excluded Territories” means any (a) Served Territory as of or after the Closing and as to which, at any time as of or after the one-year anniversary of the Closing, no Distribution Agreement with any Parent Distributor covering any Product that is either an Energy Beverage brand that was included in the KO Asset Transfer or an Energy Beverage brand of NewCo, the Company or one of their Subsidiaries, in each case in such Served Territory, is in effect (in the case of an Energy Beverage included in the KO Asset Transfer, to the extent that the distribution of such Energy Beverage is occurring in substantially the same manner as occurring as of the date hereof), (b) Served Territory as to which a Parent Distributor previously had distribution rights that have since terminated but only upon the earlier to occur of (i) the six-month anniversary of the date of such termination if no Distribution Agreement with a Parent Distributor in such territory has been entered into by such six-month anniversary and (ii) the date when NewCo or one of its Affiliates enters into a Distribution Agreement with a distributor that is not a Parent Distributor covering such Served Territory, or (c) Unserved Refused Territory; provided, however, that (i) the one-year deadline referred to in clause (a) (the “Relevant Period”), will be deemed to be extended for as long as NewCo is negotiating, as of the end of the Relevant Period, and thereafter continues to negotiate, in each case in good faith with the applicable Parent Distributor, regarding a Distribution Agreement in such Served Territory (provided that any such extension shall not exceed 12 months) and (ii) no Served Territory will be deemed to be an Excluded Territory as a result of the operation of clause (a) above if there has been a Distribution Refusal (as defined in the applicable Coordination Agreement) by the applicable Parent Distributor prior to the end of the applicable Relevant Period (as it may be extended pursuant to clause (i)) unless following such Distribution Refusal NewCo enters into a Distribution Agreement with a third party on terms that are more favorable to such third party, in the aggregate, than the last terms proposed to the applicable Parent Distributor that was the subject of the Distribution Refusal.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938 and the rules and regulations promulgated thereunder.

“FTC” means the Federal Trade Commission.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department or other entity and any court, arbitrator or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government, or (f) regulatory or self-regulatory organization (including the Nasdaq Global Select Market and the Financial Industry Regulatory Authority).

“group” means a group of Persons within the meaning of Section 13 of the Exchange Act and Regulations 13D and 13G thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all (a) patents, patent applications, utility models and invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) Trademarks, (c) copyrights and copyrightable subject matter, (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets and all other confidential or proprietary information, ideas, know-how, inventions, processes, formulae, recipes, ingredient lists, blends, mixing instructions, models and methodologies, (f) rights of publicity, privacy and rights to personal information, (g) moral rights and rights of attribution and integrity, and (h) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“knowledge” means, with respect to the Company, the actual knowledge of the executive officers of the Company listed on Section 1.1(b) of the Disclosure Schedule after inquiry deemed in good faith to be reasonable.

“KO Canada” means Coca-Cola Refreshments Canada, Ltd.

“Laws” means any foreign, federal, state and local laws, statutes, ordinances, rules, regulations, orders, judgments, injunctions and decrees.

“Management Triggering Event” means the occurrence of either (a) the Chairman/Chief Executive Officer and the President/Chief Operating Officer of the Company as of the date hereof collectively Beneficially Owning less than 750,000 shares of NewCo Common Stock, or (b) any date as of which neither the Chairman/Chief Executive Officer of the Company nor the President/Chief Operating Officer of the Company, each as of the date hereof, is then serving in a senior executive leadership position or as Chairman of the Company Board (prior to the Closing) or NewCo Board.

“Material Adverse Effect” means any event, change, circumstance, condition, state of facts, effect or other matter, individually or collectively with one or more other events, changes, circumstances, conditions, state of facts, effects or other matters, that have had, or reasonably would be expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Company, NewCo and their Subsidiaries, taken as a whole, or (b) the ability of the Company or NewCo to consummate timely the transactions contemplated by the Transaction Documents; provided that, solely in the case of clause (a), none of the following events, changes, circumstances, conditions, state of facts, effects or other matters, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (i) any outbreak or escalation of war or major hostilities or any act of terrorism; (ii) changes in laws, rules, regulations, GAAP or the interpretation thereof; (iii) changes that generally affect the industry in which the Company and its Subsidiaries operate; (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions; (v) changes in the trading price or trading volume of Company Common Stock (it being understood that the facts and circumstances underlying any such changes that are not otherwise expressly excluded in (i) through (viii) herein from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect); (vi) failure by the Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise expressly excluded in (i) through (viii) herein from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect); (vii) any action taken by NewCo, the Company or their Subsidiaries to the extent expressly required by this Agreement; or (viii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement with respect to any of the foregoing (it being understood that for purposes of Sections 6.3 and 7.3, effects resulting from or arising in connection with the matters set forth in (vii) and (viii) of this definition will not be excluded in determining whether a Material Adverse Effect has occurred or reasonably would be expected to occur), except, solely in the case of clauses (i) through (iv), to the extent those events, changes, circumstances, conditions, states of facts, effects or other matters, have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its Subsidiaries operate.

“Material Contract” means, any Contract which the Company or any of its Subsidiaries is a party to or bound by (including any Contract entered into after the date of this Agreement), that:

(a)                                 would be required to be filed by the Company as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(b)                                 provides for aggregate payments from or receipt by the Company or any of its Subsidiaries of more than $5,000,000 during the most recently completed fiscal year or over the remaining term of such Contract;

(c)                                  constitutes a joint venture or partnership or similar arrangement that is material to the business of NewCo, the Company and its Subsidiaries, taken as a whole;

(d)                                 constitutes a material Intellectual Property license, coexistence agreement, non-assertion agreement, or other Contract relating to Intellectual Property to which NewCo, the Company or any of its Subsidiaries is a party (other than licenses or other agreements concerning generally commercially available software or hardware or other generally commercially available technology);

(e)                                  contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interest of the Company or any of its Subsidiaries;

(f)                                   is a Distribution Agreement; or

(g)                                  is directly or indirectly with a director or officer of the Company (or a member of the immediate family of any such Person) or a Person that Beneficially Owns 5% or more of the outstanding shares of Company Common Stock.

“NewCo Board” means the Board of Directors of NewCo.

“Non-Energy Beverages” means any shelf-stable, non-alcoholic beverage, in ready-to-drink, powdered, drops or concentrate form, made with or without carbonation, that is marketed or positioned to consumers, as:

(a)                                 a carbonated soft drink, with or without caffeine, of any variety or flavor, and sweetened with any nutritive or non-nutritive sweetener;

(b)                                 a juice or water-based juice beverage containing or flavored with any percentage or no percentage of one or more liquids naturally contained in fruit(s) or vegetable(s), regardless of whether characterized as juice or as a juice drink, juice beverage, juice cocktail, nectar, or aguas fresca;

(c)                                  a lemonade, including any variety or flavor of lemonade, regardless of whether it contains any percentage or no percentage of lemon juice;

(d)                                 a coconut water beverage containing any percentage of coconut water, including any variety or blend of coconut water, with or without flavors or other juices;

(e)                                  a packaged water, including any variety or flavor of water; or

(f)                                   a tea or tea-based drink of any variety or flavor, including beverages containing black, green, white, rooibos, chai, and oolong teas, or fruit-based ingredients or herbs.

Notwithstanding the foregoing, Non-Energy Beverages shall for all purposes hereof exclude (whether or not they would otherwise be a Non-Energy Beverage under clauses (a)-(f) above) any shelf-stable, non-alcoholic beverage, in ready-to-drink, powdered, drops or concentrate form, made with or without carbonation, that satisfies all of the following conditions:  (i) it is marketed or positioned to consumers as an energy beverage, (ii) it contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by Parent, which approval shall not be unreasonably withheld, any ingredients substituting for or supplementing any of the foregoing ingredients) and (iii) it has at least five milligrams of caffeine per ounce (the “Caffeine Requirement”), except that (A) Products under the brand Monster Energy Unleaded (substantially as such Products are formulated, manufactured, marketed and/or sold as of the date hereof, and any line extensions or expansions of such Products marketed under such brand) shall not be required to meet the Caffeine Requirement; and (B) the Caffeine Requirement shall be reduced in respect of any particular territory to the extent that any final Law applicable to the Company in such territory imposing restrictions on the on-going business activities of the Company is enacted by a Governmental Authority having jurisdiction over such territory that either (1) specifically establishes a maximum caffeine concentration that is lower than the Caffeine Requirement (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration permitted by such Law) or (2) is reasonably expected, based on the good faith judgment of NewCo, to have an adverse impact on NewCo’s business, sales or profitability in such territory due to the caffeine concentration of the Products exceeding a specified level (including, for example, a material tax imposed on beverages with caffeine concentrations above a stated amount but excluding, for the avoidance of doubt, any age or similar restriction on the manner of sale of such beverages) (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration that would not have such adverse impact based on the reasonable good faith judgment of NewCo); it being agreed that affected Products in any affected territory may be reformulated by NewCo to the extent necessary to comply with any such Law or to avoid such adverse impact; provided; however, that notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, “Non-Energy Beverages” shall include any cola or beverage marketed or positioned as a cola (which shall include, for the avoidance of doubt, any energy cola).  NewCo shall provide Parent with written notice upon becoming aware of any actual or reasonably anticipated change in Law, which notice shall include NewCo’s proposed actions in response to such Law.

“Organizational Documents” means, with respect to any entity, the certificate or articles of incorporation and bylaws of such entity, or any similar organizational documents of such entity.

“Parent Competitor” means any Person engaged in the business of developing, producing, marketing, selling or distributing Non-Energy Beverages and who is identified in good faith by Parent as one of Parent’s significant competitors in the certification attached as Exhibit N, it being agreed that Parent may propose to supplement or amend such certification from time to time to add additional Persons who are significant competitors engaged in the business of developing, producing, marketing, selling or distributing Non-Energy Beverages, and NewCo will consider such supplements or amendments in good faith (and in all cases, including any of such Person’s respective Affiliates and successors).

“Parent Distributors” means the distributors and bottlers (including CCR and KO Canada) with whom Parent or any of its Subsidiaries has a Contract relating to the distribution, or the coordination of distribution, of beverages manufactured by or for Parent or any of its Subsidiaries or marketed or sold under Parent’s or any of its Subsidiaries’ brands.

“Permitted Encumbrances” means (a) statutory Encumbrances arising by operation of Law with respect to a liability or obligation incurred in the ordinary course of business and which is not delinquent, (b) requirements and restrictions of zoning, building and other Laws, (c) Encumbrances for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings, (d) rights granted to any licensee of any Intellectual Property in the ordinary course of business, (e) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not delinquent, (f) Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances set forth in any title policy or title report or survey with respect to the real property and other Encumbrances of record, (g) in the case of Contracts, anti-assignment, change of control or similar restrictions contained therein or with respect thereto, or (h) such Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances as would not, individually or in the aggregate, be material and adverse to the business of the Company, NewCo and their Subsidiaries, taken as a whole.

“Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority or other entity of any kind.

“Products” means all beverages manufactured by or for NewCo, the Company or any of their Subsidiaries or marketed or sold under the brands of NewCo, the Company or any of their Subsidiaries, including, with respect to any period following the Closing, any brand included in the KO Asset Transfer.

“Recipient” means the party receiving or otherwise having access to the Confidential Information (either directly or indirectly through such party’s Representatives) from the Disclosing Party or the Disclosing Party’s Representatives.

“Registrable Securities” means (a) the Shares and any Additional Shares, (b) any NewCo Common Stock issued or issuable with respect to the Shares or any Additional Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (c) any other shares of NewCo Common Stock held by the Purchaser in compliance with the terms of this Agreement; provided, however, that such shares will cease to be Registrable Securities (i) when such shares have been sold or transferred pursuant to a Registration Statement, or (ii) when Parent Beneficially Owns less than 5% of the then-outstanding shares of NewCo Common Stock and such shares are transferrable by the Purchaser pursuant to Rule 144 without any volume or manner of sale restrictions thereunder.

“Registration Statement” means any registration statement of NewCo which covers any Registrable Securities and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, employees, agents, attorneys, accountants and financial advisors.

“Required Antitrust Approvals” means (a) all required filings, consents and approvals pursuant to the HSR Act and (b) all other filings and approvals under Antitrust Laws required to be made or obtained, as the case may be, in order to consummate the transactions contemplated by this Agreement.

“Required Registration Statement” means a Registration Statement which covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 9.1 on an appropriate form pursuant to the Securities Act (other than pursuant to Rule 415), and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Required Shelf Registration Statement” means a Registration Statement which covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 9.1 on an appropriate form or any similar successor or replacement form (in accordance with Section 9.1) pursuant to Rule 415 of the Securities Act, and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Restricted Territories” means Served Territories and Unserved Territories, in each case, other than any Excluded Territory.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Served Territories” means, as of a given date, a territory where either of the following have been distributed pursuant to one or more distribution agreements prior to such date: (a) beverages manufactured by or for NewCo, the Company or any of their Subsidiaries or marketed or sold under the brands of NewCo, the Company or any of their Subsidiaries or (b) beverages manufactured by or for Parent or any of its Subsidiaries or marketed or sold under the brands of Parent or any of its Subsidiaries and included in the KO Asset Transfer.

“Significant Subsidiary” of a Person will mean any “significant subsidiary” of such Person, as defined in Rule 1-02(w) of SEC Regulation S-X.

“Specified Trademarks” means the following registered Trademarks: MONSTER, MONSTER ENERGY, and the Claw M logo.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.  When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.  As used herein, NewCo and Merger Sub will be deemed to be Subsidiaries of the Company, and none of the Parent Distributors (other than CCR and KO Canada, for so long as they remain direct or indirect wholly-owned Subsidiaries of Parent) will be deemed to be a Subsidiary of Purchaser or Parent.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes include all income or profits taxes (including U.S. federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and workers’ compensation charges.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Return” means any return (including any information return), report, declaration, schedule, notice, form, election, certificate or other document or information required to be filed with or submitted to any Governmental Authority relating to Taxes.

“Territory Implementation” means the initiation or commencement of any one or more of (a) the process to obtain or satisfy any applicable governmental, regulatory or other industry-related approvals or requirements required for distribution of the applicable Products in the applicable Unserved Territory, (b) due diligence related to determining the feasibility of distribution of Products in the applicable Unserved Territory, or (c) the commencement of negotiations with a Parent Distributor with respect to the future distribution of Products in that Unserved Territory.

“Third Party” means any Person other than the Company, NewCo, Parent, the Purchaser or their respective Affiliates.

“Trademarks” means trademarks, service marks, names, corporate names, trade names, domain names, logos, social media addresses and accounts, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Asset Transfer Agreement, the Commercial Agreements, the Ancillary Agreements (as defined in the Asset Transfer Agreement), all exhibits and schedules to this Agreement, the Asset Transfer Agreement, the Commercial Agreements and the Ancillary Agreements (as defined in the Asset Transfer Agreement) and any other documents, certificates, agreements or letters executed in connection with the transactions contemplated by this Agreement, the Asset Transfer Agreement, the Commercial Agreements and the Ancillary Agreements.

“Treasury Regulations” means the final, temporary and proposed regulations promulgated by the United States Treasury Department under the Code.

“Unserved Refused Territory” means any Unserved Territory as follows:  Following the Closing, if Parent receives a request from a Parent Distributor in an Unserved Territory to make an Energy Beverage available to it for distribution in such Unserved Territory, then Parent may provide a written notice to NewCo of its intention to distribute products of Parent or its Affiliates that are Energy Beverages in any Unserved Territory.  If (a) NewCo fails to deliver to Parent within 90 days after Parent provides such notice to NewCo a written affirmation that NewCo intends in good faith to distribute products that are Energy Beverages in such Unserved Territory, (b) NewCo fails to commence a Territory Implementation in respect of such Unserved Territory in good faith within 12 months after delivery to Parent of such written affirmation, or (c) (i) NewCo ceases to advance, in good faith, the applicable process described in the definition of Territory Implementation in such Unserved Territory after the 12-month period set forth in the foregoing clause (b) and (ii) following the 12-month period referred to in the foregoing clause (b), Parent provides notice to NewCo indicating that NewCo has ceased to advance such applicable process and NewCo thereafter fails to progress such process in good faith within 90 days of receipt of such notice, then such territory shall become an Unserved Refused Territory; provided, however, that NewCo shall be excused from continuing with any Territory Implementation during any period that (i) a governmental or regulatory approval process shall have delayed the commencement of distribution in such territory or (ii) economic conditions would reasonably be expected to have an adverse economic impact on NewCo’s business of distributing Products in such Unserved Territory or to otherwise delay the commencement of distribution in such territory; provided, further, that if at any time NewCo no longer intends in good faith to implement such Territory Implementation in the applicable Unserved Territory, it shall promptly inform Parent of such change in intention and thereafter such Unserved Territory shall become an Unserved Refused Territory.

“Unserved Territories” means, as of a given date, a territory where neither of the following are being or have been distributed pursuant to one or more distribution agreements prior to such date: (i) beverages manufactured by or for NewCo, the Company or any of their Subsidiaries or marketed or sold under the brands of NewCo, the Company or any of their Subsidiaries or (ii) beverages manufactured by or for Parent or any of its Subsidiaries or marketed or sold under the brands of Parent or any of its Subsidiaries and included in the KO Asset Transfer.

“USDA” means the United States Department of Agriculture.

1.2                               Additional Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Acquired KO Brand Coordination Agreements	1.1
Acquired KO Brand Distribution Agreements	1.1
Acquired KO Brand International Coordination Agreement	1.1
Acquired KO Brand U.S./Canada Coordination Agreement	1.1
Action	1.1
Additional Shares	8.6(d)
Affiliate	1.1
Agreement	Preamble
Amended Coordination Agreements	1.1
Amended International Coordination Agreement	1.1
Amended U.S./Canada Coordination Agreement	1.1
Amount	8.12(a)
Antitrust Laws	1.1
Asset Transfer Agreement	Recitals
Asset Transfers	Recitals
Award Agreements	4.1
Beneficial Owner	1.1
Beneficial Ownership	1.1
Beneficially Own	1.1
Beverage Base Supply Agreement	8.17
Bona Fide Acquiror	1.1
Business Day	1.1
Caffeine Requirement	1.1
Canada Distribution Agreement	1.1
Cash Purchase Price	5.2
CCR	1.1
CCR Agreement	1.1
Certificate of Merger	2.2(a)
Change of Control	1.1
Closing	5.4
Closing Date	5.4
Code	1.1
Commercial Agreements	1.1
Company	Preamble
Company Board	1.1
Company Common Stock	Recitals
Competitor	1.1

Confidential Information	1.1
Confidentiality Agreements	1.1
Contract	1.1
Coordination Agreements	1.1
Covered Securities	1.1
Demand Registration	9.1
DGCL	1.1
Director Requirements	8.10(a)
Disclosing Party	1.1
Disclosure Schedule	1.1
Distribution Agreement	1.1
Distribution Rights	5.2
Effective Time	2.2(a)
Employment Agreements	4.1
Encumbrance	1.1
Energy Beverages	1.1
Energy Competitive Business	8.14(a)
Equity Compensation Plans	1.1
Equity Restricted Period	1.1
Equity Securities	1.1
Escrow Account	1.1
Escrow Agent	1.1
Escrow Agent Fee	1.1
Escrow Agreement	1.1
Escrow Amount	1.1
Exchange Act	1.1
Excluded Securities	1.1
Excluded Territories	1.1
FDA	1.1
FDCA	1.1
Form S-4	8.6(b)
Fraud and Bribery Laws	6.14(b)
FTC	1.1
GAAP	6.7(b)
Governmental Authority	1.1
group	1.1
HSR Act	1.1
Incumbent Directors	1.1
Indemnified Liabilities	8.9(a)
Initial Board Representation Period	8.10(b)
Intellectual Property	1.1
knowledge	1.1
KO Asset Transfer	Recitals
KO Canada	1.1
Laws	1.1
Lock-Up Period	8.5(a)

Management Triggering Event	1.1
Material Adverse Effect	1.1
Material Contract	1.1
MEC	1.1
MEL	1.1
Merger	Recitals
Merger Sub	Preamble
New Company Distribution Agreements	1.1
NewCo	Preamble
NewCo Board	1.1
NewCo Common Stock	Recitals
NewCo Indemnitees	8.9(b)
Non-Energy Beverages	1.1
Non-Energy Competitive Business	8.14(b)
Notice of Preemptive Rights	8.12(b)
Options	3.4(a)
Organizational Documents	1.1
Other Registrable Securities	9.4(b)
Outside Date	11.1
Parent	Preamble
Parent Competitor	1.1
Parent Distributors	1.1
Permitted Encumbrances	1.1
Person	1.1
Piggyback Registration	9.4(a)
Products	1.1
Purchaser	Preamble
Purchaser Indemnitees	8.9(a)
Recipient	1.1
Registrable Securities	1.1
Registration Expenses	9.9
Registration Statement	1.1
Relevant Period	1.1
Representatives	1.1
Request	9.1
Required Antitrust Approvals	1.1
Required Approvals	6.4
Required Registration Statement	1.1
Required Shelf Registration Statement	1.1
Restricted Period	8.14(a)
Restricted Stock	3.4(b)
Restricted Territories	1.1
RSUs	3.4(c)
Rule 144	1.1
Rule 415	1.1
SEC	1.1

SEC Reports	6.7(a)
Securities Act	1.1
Served Territories	1.1
Shares	5.1(b)
Shelf Registration	9.1
Significant Subsidiary	1.1
Specified Trademarks	1.1
Subsidiary	1.1
Surviving Corporation	2.1
Suspension	9.8
Suspension End Date	9.8
Tax	1.1
Tax Return	1.1
Taxing Authority	1.1
Territory Implementation	1.1
Third Party	1.1
Third Party Proposal	8.6(c)
Trademarks	1.1
Transaction Documents	1.1
Transfer	8.5(a)
Treasury Regulations	1.1
Unserved Refused Territory	1.1
Unserved Territories	1.1
USDA	1.1

1.3                               Construction.  Any reference in this Agreement to a “Section,” “Exhibit” or “Schedule” refers to the corresponding Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date.  Any words (including capitalized terms defined herein) in the singular will be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender will be held to include the other gender as the context requires.  The terms “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.  All references herein to “$” or dollars will refer to United States dollars, unless otherwise specified.  All accounting terms not otherwise defined herein have the meanings given to them in accordance with GAAP.

SECTION 2.

THE MERGER

2.1                               The Merger.  In accordance with Section 251(g) of the DGCL and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

2.2                               Effective Time.

(a)                                 As soon as practical on the Closing Date, NewCo, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and making all other filings or recordings required under the DGCL to effect the Merger.  The Merger shall become effective at such time at which the Certificate of Merger is filed or at such subsequent time as the Purchaser and the Company may agree and as may be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

(b)                                 The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL (including Sections 251(g) and 259 thereof).  Without limiting the generality of the foregoing, at the Effective Time all the assets and property of every kind and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority of Merger Sub and the Company shall vest in the Surviving Corporation, and all obligations and liabilities of Merger Sub and the Company shall become the obligations and liabilities of the Surviving Corporation.

2.3                               Organizational Documents.

(a)                                 Certificate of Incorporation of the Surviving Corporation.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the DGCL, except that in accordance with Section 251(g) of the DGCL, from and after the Effective Time:

(i)                                     Article I shall be amended and restated solely to rename the corporation to a name selected by the Company.

(ii)                                  Article IV shall be amended and restated in its entirety as follows:

“The aggregate number of shares of stock that the Corporation shall have authority to issue is 10,000 shares of common stock, $0.005 par value per share.”

(iii)                               A new Article X shall be added thereto, reading as follows:

“Other than the election or removal of directors of the Corporation, any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of NewCo (or any successor by merger) by the same vote as is required by the General Corporation Law of the State of Delaware and/or this Certificate of Incorporation.”

(b)                                 Bylaws of the Surviving Corporation.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Second Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and in accordance with the DGCL and the certificate of incorporation of the Surviving Corporation.

(c)                                  NewCo.  In accordance with Section 251(g) of the DGCL, NewCo agrees to file (and the Company as the sole stockholder of NewCo hereby approves the filing of) an Amended and Restated Certificate of Incorporation of NewCo, containing provisions identical to those in the Certificate of Incorporation of the Company immediately prior to the Effective Time, with the Secretary of State of the State of Delaware prior to the Effective Time, to be effective as of the Effective Time.  NewCo further agrees to adopt Amended and Restated Bylaws to be effective prior to and as of the Effective Time containing provisions identical to those in the Second Amended and Restated Bylaws of the Company in effect immediately prior to the Effective Time.

2.4                               Directors and Officers.

(a)                                 Surviving Corporation.  The parties hereto shall take all actions necessary so that immediately after the Effective Time, (i) the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b)                                 NewCo.  The parties hereto shall take all actions necessary so that immediately after the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of NewCo immediately after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of NewCo until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.5          Additional Actions.  Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to secure and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 3.

EFFECTS OF THE MERGER

3.1          Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of NewCo, Merger Sub, the Company or the holder of any of the following securities:

(a)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Company Common Stock to be cancelled pursuant to Section 3.1(b)) shall be cancelled and extinguished and be converted automatically into the right to receive one validly issued, fully paid and nonassessable share of NewCo Common Stock having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof as the shares of Company Common Stock being so converted.

(b)           Cancellation of Treasury Stock.  Each share of Company Common Stock that is owned by the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Capital Stock of Merger Sub.  Each share of common stock, par value $0.005 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted automatically into one validly issued, fully paid and nonassessable share of common stock, par value $0.005 per share, of the Surviving Corporation.

(d)           Capital Stock of NewCo.  Each share of NewCo Common Stock that is owned by the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.2          No Appraisal Rights.  In accordance with the DGCL, no appraisal rights shall be available to any holders of Company Common Stock in connection with the Merger.

3.3          No Surrender of Certificates; Book-Entry Shares.  At the Effective Time, the designations, rights, powers and preferences and qualifications, limitations and restrictions, of NewCo Common Stock will, in each case, be identical to those of Company Common Stock immediately prior to the Effective Time.  Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of NewCo Common Stock.  In addition, each outstanding book-entry share that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of NewCo Common Stock.

3.4          Equity Awards.

(a)           Options.  At the Effective Time, each unexercised and unexpired option to purchase Company Common Stock (collectively, the “Options”) then outstanding under the Equity Compensation Plans in existence as of the Effective Time, which provides for the purchase, grant or issuance of Company Common Stock, whether or not then exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by NewCo.  Each Option so assumed by NewCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Compensation Plan and any applicable agreements thereunder in effect immediately prior to the Effective Time including the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated to be completed by this Agreement and the Asset Transfer Agreement at the Closing) and per share exercise price, except that each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of NewCo Common Stock equal to the number of shares of Company Common Stock which were subject to such Option immediately prior to the Effective Time.

(b)           Restricted Stock.  At the Effective Time, each share of restricted Company Common Stock granted under an Equity Compensation Plan then outstanding that remains subject to vesting or other lapse restrictions (collectively, the “Restricted Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by NewCo.  Each share of Restricted Stock so assumed by NewCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Compensation Plan and any applicable agreements thereunder in effect immediately prior to the Effective Time (including the vesting or other lapse restrictions (without acceleration thereof by virtue of the Merger and the transactions contemplated to be completed by this Agreement and the Asset Transfer Agreement at the Closing)), except that each share of Restricted Stock will be converted into one share of NewCo Common Stock, and each such share of Restricted Stock shall otherwise be treated in the same manner as each other share of Company Common Stock hereunder.

(c)           Restricted Stock Units.  At the Effective Time, each restricted stock unit granted under an Equity Compensation Plan that is then outstanding (collectively, the “RSUs”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by NewCo.  Each RSU so assumed by NewCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Compensation Plan and any applicable agreements thereunder in effect immediately prior to the Effective Time (including the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated to be completed by this Agreement and the Asset Transfer Agreement at the Closing)), except that each RSU will be converted into an RSU subject to that number of shares of NewCo Common Stock equal to the number of shares of Company Common Stock which were subject to such RSU immediately prior to the Effective Time.

SECTION 4.

ADDITIONAL ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

4.1          Assumption of Equity Compensation Plans and Employment Agreements.  NewCo and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement, pursuant to which, from and after the Effective Time, the Company will assign to NewCo, and NewCo will assume and agree to perform, (a) all obligations of the Company pursuant to (i) the Equity Compensation Plans and (ii) each stock option agreement, restricted stock award agreement, restricted stock unit award agreement and any other similar agreement entered into pursuant to the Equity Compensation Plans (collectively, the “Award Agreements”) and (b) all obligations of the Company pursuant to the employment agreements entered into by the Company (the “Employment Agreements”).  At or promptly following the Effective Time, the Equity Compensation Plans, the Award Agreements and the Employment Agreements shall each be amended as necessary to reflect the assignment to and assumption by NewCo of the Equity Compensation Plans, the Award Agreements and the Employment Agreements.

4.2          Reservation of Shares.  On or prior to the Effective Time, NewCo shall take all action reasonably necessary or appropriate to reserve sufficient shares of NewCo Common Stock to provide for the issuance of NewCo Common Stock to satisfy NewCo’s obligations under this Agreement.

4.3          Amendments to Registration Statements.  As of the Effective Time, NewCo shall be deemed a “successor issuer” for purposes of continuing offerings of the Company under the Securities Act.  As soon as practicable following the Effective Time, NewCo will, to the extent deemed appropriate, file post-effective amendments to the Company’s currently effective registration statements, adopting such statements as its own registration statements for all purposes of the Securities Act and the Exchange Act, and setting forth any additional information necessary to reflect any material changes made in connection with, or resulting from, the succession or necessary to keep the registration statements from being misleading.

4.4          Insurance.  NewCo will procure directors’ and officers’ liability insurance or cause the assignment and assumption of the directors’ and officers’ liability insurance policies of the Company such that, upon consummation of the Merger, NewCo will have directors’ and officers’ liability insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

4.5          Section 16.  The Company and NewCo will cause any disposition of shares of Company Common Stock or acquisitions of shares of NewCo Common Stock resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.

ASSET TRANSFERS; ACQUISITION OF SHARES

5.1          Asset Transfers; Acquisition of Shares.

(a)           Asset Transfers.  Immediately after the Effective Time, upon the terms and subject to the conditions set forth in the Asset Transfer Agreement, the Company, NewCo and Parent and their respective Subsidiaries shall consummate the Asset Transfers concurrent with the acquisition of Shares referred to in Section 5.1(b).

(b)           Acquisition of Shares.  Immediately after the Effective Time and concurrent with the consummation of the Asset Transfers, upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue to Parent or its Subsidiaries, and Parent or its Subsidiaries shall acquire from the Company, a number of newly issued shares of NewCo Common Stock representing one share less than 16.666% of the total number of then issued and outstanding shares of NewCo Common Stock measured on a post-issuance basis (such newly-issued shares, the “Shares”).

5.2          Consideration.  The net cash amount payable at the Closing by Parent or one or more of its Subsidiaries to the Company and NewCo in respect of (a)(i) Parent’s acquisition of the Monster Non-Energy Assets (as defined in the Asset Transfer Agreement) pursuant to the Asset Transfer Agreement, (ii) the acquisition of distribution rights by Parent or its Subsidiaries contemplated by the Amended U.S./Canada Coordination Agreement (the “Distribution Rights”), and (iii) the issuance of the Shares to the Purchaser, and (b) the Company’s and NewCo’s acquisition of the KO Energy Assets (as defined in the Asset Transfer Agreement) pursuant to the Asset Transfer Agreement, is equal to $2,150,000,000 (the “Cash Purchase Price”).  The parties agree that the aggregate value of the consideration to be paid for such Shares is as set forth on Section 5.2 of the Disclosure Schedule.  Except to the extent any KO Energy Asset is exchanged for a Monster Non-Energy Asset in an exchange of the type described in Section 1031(a), the KO Asset Transfer and a portion of the Cash Purchase Price shall be in exchange for the Shares issued to Parent or its Subsidiaries.

5.3          Allocation of the Purchase Price.

(a)           Parent, the Purchaser and NewCo and their respective Subsidiaries shall allocate the total consideration payable by Parent, the Purchaser and their respective Subsidiaries to the Company and NewCo pursuant to Section 5.2 for the Asset Transfers, which shall include relevant assumed liabilities in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder, in accordance with the allocation principles set forth in Exhibit K to this Agreement.

(b)           Parent, the Purchaser and NewCo each agrees that it will not take, or permit any of its Affiliates to take, any position that is inconsistent with Exhibit K in any proceeding before any Taxing Authority (or otherwise).  The Purchaser and NewCo shall promptly inform one another in writing of any challenge by any Governmental Authority to any allocation made pursuant to this Section 5.3 and shall consult and keep one another informed with respect to the status of such challenge.

5.4          Closing and Closing Date.  The closing of the Merger, the Asset Transfers and the acquisition and issuance of the Shares (the “Closing”) shall occur concurrently and will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, commencing at 10:00 a.m., local time, as soon as practicable but in any event not later than the third Business Day following the date on which the last of the conditions set forth in Section 10 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the Company and the Purchaser may agree in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

5.5          Closing Deliveries.

(a)           At the Closing, NewCo and the Company will deliver or cause to be delivered to the Purchaser the following:

(i)                                     a certificate executed by a duly authorized officer of the Company certifying that the conditions set forth in Sections 10.2(a), 10.2(b) and 10.2(d) have been satisfied;

(ii)                                  the Beverage Base Supply Agreement, each duly executed by the Company;

(iii)                               the Escrow Agreement, duly executed by NewCo;

(iv)                              each Commercial Agreement (other than the New Company Distribution Agreements and the Acquired KO Brand Distribution Agreements, in each case not entered into at the Closing), duly executed by NewCo, the Company and/or one or more of their Subsidiaries, as applicable;

(v)                                 a certificate evidencing the Shares, or, at the option of the Purchaser, book-entry confirmation of the Shares, in each case, registered in the name of the Purchaser; and

(vi)                              a copy of the Certificate of Merger, certified by the Secretary of State of the State of Delaware, evidencing the effectiveness of the Merger.

(b)           At the Closing, the Purchaser and Parent or their Subsidiaries will deliver or cause to be delivered to the Company the following:

(i)                                     a certificate executed by a duly authorized officer of each of the Purchaser and Parent certifying that the conditions set forth in Sections 10.3(a) and 10.3(b) have been satisfied;

(ii)                                  the Escrow Agreement, duly executed by Parent;

(iii)                               each Commercial Agreement (other than the New Company Distribution Agreements and the Acquired KO Brand Distribution Agreements, in each case not entered into at the Closing), duly executed by Parent and/or one or more of its Subsidiaries, as applicable;

(iv)                              the Beverage Base Supply Agreement, each duly executed by Parent; and

(v)                                 an amount in cash equal to the Cash Purchase Price less the Escrow Amount by wire transfer of immediately available funds to an account specified by the Company to the Purchaser in writing at least two Business Days prior to the Closing.

(c)           At the Closing, the Purchaser will deliver or cause to be delivered to the Escrow Agent an amount in cash equal to the Escrow Amount and the Escrow Agent Fee, to be paid to the Escrow Agent by wire transfer of immediately available funds to an account or accounts specified by the Escrow Agent prior to the Closing.

SECTION 6.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
NEWCO AND MERGER SUB

The Company, NewCo and Merger Sub jointly represent and warrant to the Purchaser that, as of the date of this Agreement and as of the Closing, except (a) as disclosed in any report, schedule or document filed with or furnished to the SEC by the Company and made publicly available on the SEC’s EDGAR system between January 1, 2013 and the date of this Agreement (excluding any disclosures set forth in the financial statements and notes thereto included in such SEC filings and any information contained in any risk factor disclosure or in any cautionary language relating to forward-looking statements included in any such report, schedule or document or other statements that are similarly non-specific and predictive or forward-looking in nature) to the extent that the applicability of such disclosure to the following representations and warranties is reasonably apparent on its face from such disclosure, or (b) as disclosed in the Disclosure Schedule (it being understood that (i) the disclosure of any fact or item in any section of the Disclosure Schedule will, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that its relevance is reasonably apparent on its face and (ii) the disclosure of any matter or item in the Disclosure Schedule will not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to be material or have a Material Adverse Effect):

6.1          Organization and Qualification.  Each of the Company, NewCo, Merger Sub and the Company’s Significant Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own, lease, operate and use its properties and assets and to carry on its business as currently conducted.  None of the Company, NewCo, Merger Sub or any of the Company’s Significant Subsidiaries has taken any action not authorized by its respective Organizational Documents.  Each of the Company, NewCo, Merger Sub and the Company’s Significant Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to have a Material Adverse Effect, and, no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.  Complete and accurate copies of the Organizational Documents of the Company, NewCo and Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Parent or the Purchaser.

6.2          Authorization; Enforcement.  Each of the Company, NewCo and Merger Sub has the requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated by each such Transaction Document and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other applicable Transaction Document by the Company, NewCo and Merger Sub and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, NewCo and Merger Sub and no stockholder approval or other corporate proceedings on the part of the Company, NewCo or Merger Sub are necessary to authorize this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby.  This Agreement and each other Transaction Document to which the Company, NewCo or Merger Sub is a party has been (or upon delivery will have been) duly executed by the Company, NewCo and Merger Sub, respectively and, as applicable, and, when delivered in accordance with the terms hereof and thereof, will constitute the legal, valid and binding obligation of the Company, NewCo or Merger Sub, as applicable, enforceable against the Company, NewCo or Merger Sub, as applicable, in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable Law.

6.3          No Conflicts.  The execution, delivery and performance by each of the Company, NewCo and Merger Sub of the Transaction Documents to which it is a party, the acquisition and issuance of the Shares and the consummation by each of the Company, NewCo and Merger Sub of the transactions contemplated hereby and thereby to which it is a party do not and will not (a) conflict with or violate any provision of the Organizational Documents of the Company or its Subsidiaries, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the Company or its Subsidiaries pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (c) subject to obtaining the Required Approvals, conflict with or result in a violation, of any permit, license, Law or other restriction of any Governmental Authority to which the Company or any of its Subsidiaries is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (b) and (c), for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4          Filings, Consents and Approvals.  None of the Company, NewCo or Merger Sub is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority in connection with the execution, delivery and performance by each of the Company, NewCo and Merger Sub of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereunder or thereunder, other than (a) the Required Antitrust Approvals, (b) the notice or application to the Nasdaq Global Select Market for the acquisition and issuance of the Shares for trading thereon, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) such filings and registrations as are required to be made under applicable federal and state securities Laws (the foregoing (a) through (d) collectively, the “Required Approvals”).

6.5          Issuance of the Shares; Exemption from Registration.  The Shares have been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances.  Subject to, and in reliance on, the representations, warranties and covenants made herein by the Purchaser, the issuance of the Shares in accordance with the terms and on the basis of the representations and warranties set forth in this Agreement is exempt from registration under the Securities Act and otherwise issued in compliance with all Laws.

6.6          Capitalization.

(a)           As of August 11, 2014, the authorized capital stock of the Company consists of 240,000,000 shares of Company Common Stock, of which 206,385,060 shares were issued and 167,192,473 shares were outstanding (including 11,000 shares in respect of Restricted Stock), 39,192,587 shares were issued and held in the treasury of the Company, 13,696,584 shares were reserved for issuance pursuant to the equity grants outstanding under Equity Compensation Plans (including 13,354,941 outstanding Options and 341,643 shares subject to the issued and outstanding RSUs).  Since August 11, 2014 through the date of this Agreement, there have been no issuances of Equity Securities or other securities of the Company other than shares that were reserved for issuance pursuant to the Equity Compensation Plans.  All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable.

(b)           There are no stockholders agreements, voting trusts, voting agreements or other similar agreements or understandings with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.  Except as contemplated under this Agreement and awards issued pursuant to the Equity Compensation Plans, no Person has any outstanding commitments, rights of first offer or refusal, anti-dilution rights, preemptive rights, rights of participation or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except for the Equity Securities issued or reserved for issuance pursuant to the Equity Compensation Plans and as contemplated by this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, scrip rights to subscribe to, calls, phantom stock rights, rights of first offer or refusal, rights to require redemption or repurchase, preemptive rights, anti-dilution rights, registration rights, rights of participation, commitments or other agreements to which the Company or any of its Subsidiaries is a party relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any, Equity Securities or other securities of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional Equity Securities or other securities of the Company or its Subsidiaries.  The acquisition and issuance of the Shares will not obligate the Company or NewCo to issue Equity Securities or other securities of the Company or its Subsidiaries to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

(c)           Section 6.6(c) of the Disclosure Schedule includes a list of all of the Subsidiaries of the Company.  All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 6.6(c) of the Disclosure Schedule, owned directly or indirectly by the Company, free and clear of all Encumbrances, except for Permitted Encumbrances.  Except as set forth in Section 6.6(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity that is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(d)           The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

6.7          SEC Reports; Financial Statements.

(a)           The Company has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company under the Securities Act, the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, and the rules and regulations of the Nasdaq Global Select Market for the three-year period preceding the date of this Agreement (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with all such materials filed or furnished after the date of this Agreement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The financial statements of the Company included (or incorporated by reference) in the SEC Reports (including the notes thereto) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.  Since December 31, 2012, the Company has not made any change in the accounting practices and policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.  No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

6.8          Internal Accounting and Disclosure Controls.  The Company maintains a system of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are adequate and effective to ensure that all material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Company’s management has completed an evaluation of the effectiveness of the Company’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended December 31, 2013, and has concluded that such internal controls were effective.  The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and audit committee and the Purchaser (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company’s management has evaluated the effectiveness of the design and operation of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, filed prior to the date of this Agreement, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation (and as of the most recent evaluation, such disclosure controls and procedures were effective). Since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no material changes in such controls or in other factors that would reasonably be expected to materially affect disclosure controls and procedures or internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

6.9          Listing and Maintenance Requirements.  The Company Common Stock is, and as of the Closing, NewCo Common Stock will be, registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of Company Common Stock or NewCo Common Stock under the Exchange Act nor has the Company received any written notification that the SEC is contemplating terminating such registration.  The Company is in material compliance with the listing and maintenance requirements and any other applicable rules and regulations of the Nasdaq Global Select Market.

6.10        Material Adverse Change.  (a) Since June 30, 2014, the Company and its Significant Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and have not taken any action that would, if taken after the date of this Agreement without the consent of the Purchaser, have violated Section 8.8(a), and (b) since December 31, 2013, there has been no event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect.

6.11        Litigation.

(a)           There is not, and since December 31, 2012 there has not been, any (i) judgment, order or decree outstanding against or affecting or (ii) Action pending or, to the knowledge of the Company, threatened, against or affecting, in either case, the Company or any of its Subsidiaries or any of their respective properties, assets, officers or directors before or by any Governmental Authority, other than those that would not (A) adversely affect or challenge the legality, validity or enforceability of any of the Transaction Documents or the acquisition or issuance of the Shares or (B) in the case of judgments, orders, decrees or Actions as of the date hereof, if there were an unfavorable decision, reasonably be expected to either result in monetary damages in excess of $10.0 million or (C) reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b)           Correct and complete copies of any material written correspondence with Governmental Authorities related to any such Actions by such Governmental Authorities have been made available to Parent or the Purchaser; provided, however, that, for purposes of this Section 6.11(b), “material written correspondence” will not include any underlying or supporting documents or other materials produced by the Company and its Affiliates in connection with such correspondence.

6.12        Intellectual Property.

(a)           Section 6.12(a) of the Disclosure Schedule sets forth a complete and accurate (in all material respects) list of all material U.S. and foreign applications and registrations (including issued patents) for any Intellectual Property owned by the Company and its Subsidiaries.  The Company or one of its Subsidiaries is the sole and exclusive owner of each such application and registration, and the foregoing applications and registrations are in effect and subsisting and, to the knowledge of the Company, valid.

(b)           Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own, or have a valid right to use, all items of Intellectual Property used or held for use in, or necessary to conduct, their respective businesses.  The Specified Trademarks are owned by the Company or one of its Subsidiaries free and clear of Encumbrances, other than Permitted Encumbrances, and, except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, all other Intellectual Property owned by the Company is owned free and clear of Encumbrances, other than Permitted Encumbrances.

(c)           Since December 31, 2012, except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have not infringed, diluted, misappropriated or otherwise violated any Person’s Intellectual Property, (ii) there has been, no such claim pending or, to the knowledge of the Company, threatened in writing (including in the form of invitations to obtain a license) against the Company or its Subsidiaries alleging any such infringement, dilution, misappropriation or other violation of any Person’s Intellectual Property by the Company and its Subsidiaries, and (iii) there has been no claim pending or threatened in writing challenging the validity of, or the Company or its Subsidiaries’ right to register, any application or registration for Intellectual Property (other than office actions in the ordinary course of prosecuting applications and registrations for Intellectual Property).

(d)           Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, no Person is infringing, diluting, misappropriating or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries, and no such claims are pending or threatened in writing against any Person by the Company or its Subsidiaries.

(e)           There are no orders, writs, injunctions or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property owned or used by the Company or its Subsidiaries, other than such orders, writs, injunctions or decrees that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect.

(f)            To the Company’s knowledge, there is no jurisdiction in which the Specified Trademarks are not available for use and registration by the Company and its Subsidiaries in connection with energy beverage products.

6.13        No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2013 included in the SEC Reports, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013, (c) for liabilities and obligations incurred in connection with or expressly contemplated by the Transaction Documents, and (d) for liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.14        Compliance with Law.

(a)           Except for matters that, individually or in the aggregate, (i) have not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, or (ii) have not resulted and would not reasonably be expected to result in criminal liability with respect to the Company, any of its Subsidiaries or any of its or their directors or officers, (A) the Company and its Subsidiaries are, and since December 31, 2012 have been, in compliance with all applicable Laws and Company permits, (B) the Company and its Subsidiaries hold all permits necessary for the lawful conduct of their business and the ownership and operation of their assets and properties as conducted as of the date of this Agreement, and (C) since December 31, 2012, no Action, demand, inquiry or investigation has occurred or been pending or threatened in writing, alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law or permit.

(b)           Since December 31, 2012, (i) the Company and its Subsidiaries and, to the knowledge of the Company, its Affiliates, directors, officers and employees have complied in all respects with the U.S. Foreign Corrupt Practices Act of 1977 and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”), and (ii) neither the Company, nor any of its Affiliates or its or their directors or officers, nor, to the knowledge of the Company, any of its or their employees, agents or other representatives acting on their behalf have, directly or indirectly, violated any Fraud and Bribery Laws.

(c)           Except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, all Products being manufactured, distributed or developed by or for the benefit of the Company or any of its Subsidiaries that are subject to the jurisdiction of the FDA, USDA, FTC or any comparable state or foreign Governmental Authority have been formulated and are being processed, labeled, stored, tested, transported, distributed, marketed, advertised and promoted and, to the knowledge of the Company, manufactured and packed, in compliance with all applicable requirements under the FDCA and other Law (including any law implemented by the FDA, Health Canada, USDA or FTC, or any counterpart regulatory authorities in individual states or any other country).  To the knowledge of the Company, such Products are not the subject of any warning letter, notice of violation, seizure, injunction, regulatory enforcement action or criminal action issued, initiated, or threatened in writing by the FDA, USDA, FTC or any comparable state or foreign Governmental Authority as of the date hereof.

(d)           Except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, since December 31, 2012, neither the Company nor any of its Subsidiaries has voluntarily or involuntarily initiated, or caused to be initiated, any material recall, market withdrawal, safety alert or similar notice relating to any Company product, and there are no outstanding or unresolved Reportable Food Registry, Adverse Event or similar notices or reports that would be reasonably likely to lead to a material recall, market withdrawal or safety alert.

6.15        Contracts.  Except as would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, (a) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company’s Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (b) each such Material Contract is in full force and effect, and (c) none of the Company or any of its Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.  None of the Company or its Subsidiaries is party to any Contract that would, after giving effect to the transactions contemplated by this Agreement (other than the potential transactions contemplated by the Commercial Agreements), restrict in any respect (including by way of exclusivity obligation) the ability of the Purchaser or its Affiliates (excluding, for the avoidance of doubt, NewCo, the Company and their respective Subsidiaries) to compete in any business or with any Person or in any geographical area.

6.16        Ownership and Operations of NewCo and Merger Sub.  NewCo and Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by the Transaction Documents, have engaged in no other business activities and have not incurred, directly or indirectly, any obligations or liabilities (other than obligations or liabilities incurred in connection with the transactions contemplated by the Transaction Documents) and have conducted and will conduct their operations prior to the Closing only as contemplated by the Transaction Documents.  All shares of capital stock of NewCo are owned directly by the Company and all shares of capital stock of Merger Sub are directly owned by NewCo.

6.17        Anti-Takeover Statutes.  As of the date hereof, the Company has no “rights plan,” “rights agreement” or “poison pill” in effect.  Assuming that neither the Purchaser nor any of its Affiliates is an “interested stockholder” (as defined in Section 203 of the DGCL) as of immediately prior to the execution and delivery of this Agreement, the Company and NewCo have taken all actions necessary to exempt the Purchaser and its Affiliates, this Agreement and the transactions contemplated hereunder (including, for the avoidance of doubt, the acquisition of any NewCo securities to the extent permitted under Section 8.6) from the restrictions on business combinations of Section 203 of the DGCL.  Except for Section 203 of the DGCL, no other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal law apply to this Agreement or any of the transactions contemplated hereby.

6.18        Brokers and Finders.  Other than Barclays Capital Inc., the fees of which will be paid by the Company in their entirety, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

6.19        Tax Matters.  Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect:

(a)           The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by it and all such Tax Returns were filed in accordance with applicable Law.

(b)           The Company and its Subsidiaries have paid all Taxes shown to be due on such Tax Returns or has provided reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

(c)           There is no claim, action, suit, proceeding or investigation now pending against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(d)           As of the date of this Agreement, except for liens arising by operation of Law in respect of Taxes that are not delinquent, there are no liens for Taxes upon the assets of the Company or any of its Subsidiaries.

(e)           Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law).

(f)            None of the Company or its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)           Since December 31, 2012, none of the Company or its Subsidiaries has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

6.20        Tax Treatment.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger, the acquisition and issuance of the Shares and the KO Asset Transfer, taken together, from qualifying as an “exchange” within the meaning of Section 351 of the Code.

6.21        Insurance.  The insurance policies maintained by the Company and its Subsidiaries as of the date of this Agreement are set forth on Section 6.21 of the Disclosure Schedule.  Each such insurance policy is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect.  Neither the Company nor any of its Subsidiaries is (with or without notice or lapse of time, or both) in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.  Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, there is no claim by the Company or any of its Subsidiaries pending under any such policies as of the date of this Agreement that has been denied or disputed by the insurer.

6.22        No Other Representations and Warranties.  The representations and warranties set forth in this Section 6 are the only representations and warranties made by the Company, NewCo and Merger Sub with respect to the Shares or any other matter relating to the transactions contemplated by this Agreement.  Except as specifically set forth in this Agreement or the other Transaction Documents, (a) the Company and NewCo make no warranty, express or implied, as to any matter whatsoever relating to the Shares or any other matter relating to the transactions contemplated by this Agreement, including as to (i) the operation of the business of the Company and its Subsidiaries after the Closing in any manner or (ii) the probable success or profitability of the business of NewCo, the Company and its Subsidiaries after the Closing, and (b) neither the Company or any of its Affiliates, nor any of their respective stockholders, directors, officers, employees or agents will have or be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Representatives of, or the Purchaser’s use of, any information relating to the Company or any of its Affiliates, including any descriptive memoranda, summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to the Purchaser or its Affiliates or Representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.  The Company, NewCo and Merger Sub acknowledge that, except as set forth in Section 7, neither the Purchaser nor any director, officer, employee, agent or Representative of the Purchaser makes any representation or warranty, either express or implied, concerning the transactions contemplated by this Agreement.  Nothing in this Section 6.22 will affect the representations and warranties in the Asset Transfer Agreement or the Commercial Agreements.

SECTION 7.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Each of Parent and the Purchaser represents and warrants to the Company that, as of the date of this Agreement and as of the Closing:

7.1          Organization.  Each of Parent and the Purchaser is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.

7.2          Authorization; Enforcement.  The execution and delivery of this Agreement and each other Transaction Document and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and the Purchaser and no stockholder approval, vote or other corporate proceedings on the part of either Parent or the Purchaser are necessary to authorize this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will be) duly executed by each of Parent and the Purchaser, as applicable, and when delivered by each of Parent and the Purchaser in accordance with the terms hereof and thereof, will constitute legal, valid and binding obligations of the respective party, enforceable against it in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable Law.

7.3          No Conflicts.  The execution, delivery and performance by each of Parent and the Purchaser of the Transaction Documents and the consummation by each such party of the transactions contemplated hereby and thereby to which it is a party do not and will not (a) conflict with or violate any provision of the Organizational Documents of the respective party, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the respective party pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, indenture or other instrument to which the respective party or any of its Subsidiaries is a party or by which any property or asset of such party is bound or affected, or (c) subject to obtaining the Required Approvals, conflict with or result in a violation of any Law or other restriction of any Governmental Authority to which Parent or the Purchaser or any of their Subsidiaries is subject (including federal and state securities laws and regulations), or by which any property or asset of Parent, the Purchaser or any of their respective Subsidiaries is bound or affected, except in the case of each of clauses (b) and (c), such as could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of Parent or the Purchaser or (iii) a material adverse effect on Parent’s or the Purchaser’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

7.4          Filings, Consents and Approvals.  Neither Parent nor the Purchaser is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority in connection with the execution, delivery and performance by Parent or the Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereunder, other than (a) the Required Antitrust Approvals and (b) such filings and registrations as are required to be made under applicable federal and state securities Laws.

7.5          Own Account.  The Purchaser is acquiring the Shares as principal for its own account for investment only and not with a view to or for distributing or reselling the Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the Shares and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of any of the Shares (this representation and warranty not limiting the Purchaser’s right to sell the Shares pursuant to a Registration Statement as contemplated by Section 9 or otherwise in compliance with applicable federal and state securities laws).

7.6          Purchaser Status.  At the time the Purchaser was offered the Shares, it was, and as of the date of this Agreement it is, and as of the Closing Date it will be, an “accredited investor” as defined in Regulation D, Rule 501(a), promulgated under the Securities Act.  Neither the Purchaser nor any of its Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

7.7          Experience of the Purchaser.  The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  The Purchaser has had the opportunity to review the SEC Reports and to ask questions of, and receive answers from, the officers of the Company concerning the Company and the Shares.  The Purchaser understands that its investment in the Shares involves a significant degree of risk, including a risk of total loss of the Purchaser’s investment.  The Purchaser understands that the market price of Company Common Stock has been volatile and that no representation is being made as to the future value of Company Common Stock or NewCo Common Stock.  The Purchaser is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment.

7.8          Sufficient Funds.  As of the date of this Agreement, the Purchaser has sufficient funds presently available, and at the Closing will have sufficient funds available, to deliver the Cash Purchase Price in full and to consummate the transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms hereof and thereof.

7.9          Restricted Securities.  The Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.  The Purchaser understands that, until such time as a Registration Statement has been declared effective or the Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the certificates evidencing the Shares will bear a restrictive legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM

REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.  THE TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A TRANSACTION AGREEMENT AMONG THE COMPANY, NEW LASER CORPORATION, THE PURCHASER OF SUCH SECURITIES AND THE OTHER PARTIES THERETO.  THE COMPANY AND ITS TRANSFER AGENT WILL NOT BE OBLIGATED TO RECOGNIZE OR GIVE EFFECT TO ANY TRANSFER MADE IN VIOLATION OF SUCH RESTRICTIONS.  A COPY OF SUCH RESTRICTIONS MAY BE OBTAINED FROM THE COMPANY UPON WRITTEN REQUEST.”

The Purchaser understands that no federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

7.10        Certain Transactions.  None of Parent, Purchaser or any of their Affiliates or any group of Persons of which Parent, Purchaser or any of their Affiliates is a member has established or increased, directly or indirectly, a put equivalent position, as defined in Rule 16(a)-1(h) under the Exchange Act, with respect to the Company’s equity securities.  The Purchaser is not the Beneficial Owner of and does not have the right to acquire any Equity Securities, other than the Shares.

7.11        Brokers and Finders.  No brokerage or finder’s fees or commissions are or will be payable by Parent or the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

7.12        Tax Treatment.  To the knowledge of Parent, the Purchaser has not taken or agreed to take any action, nor is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger, the acquisition and issuance of the Shares and the Asset Transfers, taken together, from qualifying as an “exchange” within the meaning of Section 351 of the Code.

7.13        No Other Representations and Warranties.  The representations and warranties set forth in this Section 7 are the only representations and warranties made by Parent and the Purchaser with respect to the transactions contemplated by this Agreement.  Parent and the Purchaser acknowledge that, except as set forth in Section 6, none of the Company, NewCo, Merger Sub or any director, officer, employee, agent or Representative of the Company makes any representation or warranty, either express or implied, concerning the Shares or the transactions contemplated by this Agreement.  Nothing in this Section 7.13 will affect the representations and warranties in the Asset Transfer Agreement or the Commercial Agreements.

SECTION 8.

COVENANTS OF THE PARTIES

8.1          Public Disclosure.  The initial press release regarding the transactions contemplated by this Agreement and the other Transaction Documents shall be a joint press release in the form attached hereto as Exhibit L, and thereafter, NewCo, the Company, Parent and the Purchaser shall consult with each other prior to issuing any press releases or otherwise making similar public announcements with respect to the transactions contemplated by this Agreement and the other Transaction Documents.  From the date hereof through the Closing, none of the Company, on the one hand, or Parent or the Purchaser, on the other hand, will, or will permit any of their respective Affiliates or Representatives to, issue any press release or make any other public announcement or disclosure relating to the transactions contemplated by this Agreement or the other Transaction Documents that contradicts the initial press release without the prior written approval of the other party (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law or securities listing standards (upon advice of counsel to the disclosing party) in which case to the extent practicable and permitted by applicable Law, the applicable party will provide the other parties with an opportunity to review such press release or other announcement prior to issuance, distribution or publication.

8.2          Confidentiality.

(a)           Each party acknowledges and agrees that, as of the Closing Date, the Confidentiality Agreements will terminate and all obligations under the Confidentiality Agreements will cease, and the treatment of Confidential Information will be governed by the terms of this Agreement and, as applicable, the Asset Transfer Agreement and the Commercial Agreements; provided, however, that, subject to the last sentence of this Section 8.2(a), each of the Confidentiality Agreements shall be deemed amended as of the date of this Agreement to permit the actions contemplated by the Transaction Documents (it being agreed that, without limiting the foregoing, the Confidentiality Agreements shall be deemed amended such that (i) the Evaluation Material may be used for the purposes of implementing the transactions contemplated by the Transaction Documents (and disclosed to and used by Representatives in connection therewith), (ii) each party may solicit employees of the other party to the extent contemplated by Section 7.7 of the Asset Transfer Agreement, (iii) the parties may make disclosure regarding the Transactions as contemplated by Section 8.1 of this Agreement, and (iv) with respect to the Confidentiality Agreement applicable to the Company’s Confidential Information, paragraphs 12, 13 and 14 thereof shall be superseded in all respects by Section 8.6 of this Agreement).  In the event of any conflict between the terms of the Transaction Documents and the Confidentiality Agreements, the terms of the Transaction Documents shall govern.  The foregoing will not be deemed to relieve any party from any liability or obligation under the Confidentiality Agreements arising out of any breach or violation of the Confidentiality Agreements occurring prior to the Closing Date.  If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreements shall remain in full force and effect in accordance with their terms (without giving effect to the amendments contemplated by this paragraph).

(b)           If the Closing occurs, the restrictions set forth in this Section 8.2 will commence and continue in full force and effect until the termination of the Equity Restricted Period or such longer period as provided in the applicable Asset Transfer Agreement or Commercial Agreement (it being agreed that, for the avoidance of doubt, nothing in this Agreement (including this Section 8.2 or Section 8.4) or in any other Transaction Documents will restrict Parent or the Purchaser from taking any action contemplated by Section 8.6 to the extent permitted thereunder).

(c)           The Recipient agrees to receive all Confidential Information in strict confidence and to use the Confidential Information for the sole purpose of performing its obligations under this Agreement in accordance with this Agreement and not to use the Confidential Information for any other purpose.  Without limiting the foregoing, from and after the Closing Date, the Recipient agrees to protect the Confidential Information against disclosure to Third Parties, using the same standard of care that the Recipient applies to protect its own most highly confidential information (which in no event will be less than a reasonable standard of care).  The Recipient agrees not to disclose the Confidential Information to any Person other than (i) its Representatives who are directly concerned, working on, advising on or consulted in connection with the Recipient’s obligations hereunder and whose knowledge of the Confidential Information is reasonably considered to be necessary for such purposes or (ii) as required by applicable Law or an order by a Governmental Authority or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided, that, except where not permitted by Law, the Recipient will give the Disclosing Party reasonable advance notice of such required disclosure, and will reasonably cooperate with the Disclosing Party, in order to allow the Disclosing Party an opportunity to oppose, or limit the disclosure of the Confidential Information or otherwise secure confidential treatment of the Confidential Information required to be disclosed; provided further, that, if disclosure is ultimately required, the Recipient will furnish only that portion of the Confidential Information which, based upon advice of legal counsel, the Recipient is required to disclose in compliance with any such requirement.  The Recipient will ensure that the Recipient’s Representatives are informed of the confidentiality provisions of this Agreement and are obligated to use and hold in confidence the Confidential Information in a manner consistent with the obligations of the Recipient under this Agreement prior to the Recipient’s Representatives receiving any access to the Disclosing Party’s Confidential Information.  The Recipient hereby assumes full responsibility and liability to the Disclosing Party for any breach of this Agreement and any unauthorized use or disclosure of Confidential Information by any of the Recipient’s Representatives.

(d)           Upon termination of this Agreement, the Recipient will, within 30 days after receipt of written notice from the Disclosing Party, at the election of the Recipient, return or destroy, or cause to be returned or destroyed (as applicable), all Confidential Information of the Disclosing Party provided to the Recipient or its Representatives hereunder and all copies thereof, as well as all copies of all documents made by the Recipient’s Representatives containing or based upon Confidential Information (which, for avoidance of doubt, constitute Confidential Information for purposes of this Agreement).  If the Recipient elects that the Confidential Information be destroyed, then upon such destruction the Recipient will provide a certificate of destruction certifying compliance with this Section 8.2(d) to the Disclosing Party within 30 days after receipt of the original notice from the Disclosing Party requesting the destruction of Confidential Information.  For clarity, in the case of compilations or reports containing the Disclosing Party’s Confidential Information, only that part containing said Confidential Information will be destroyed or returned.  Notwithstanding anything to the contrary in this Section 8.2(d), the Recipient will not be required to return or destroy copies of Confidential Information solely to the extent (i) the Recipient is required by applicable Law to retain such Confidential Information, (ii) such Confidential Information is stored in automated electronic backup systems of the Recipient or its Affiliates (provided that no use or disclosure in violation of this Section 8.2 will be made of such Confidential Information retained or stored pursuant to clauses (i) or (ii) at any time), or (iii) such Confidential Information is reasonably necessary to enable the Recipient to enforce its rights or remedies, or otherwise comply with its obligations, hereunder (and then solely for such purpose and provided that no other use or disclosure in violation of this Section 8.2 will be made of such retained Confidential Information). Notwithstanding anything to the contrary herein, the Recipient shall be permitted to disclose Confidential Information to actual or prospective lenders, acquirers, merger counterparties or investors in equity (including any of their respective advisors) to the extent reasonably required in connection with their respective evaluation of an actual or potential financing, acquisition, merger or investment transaction involving the Recipient or its Affiliates, subject to such Persons being bound by obligations of confidentiality deemed customary by the Recipient (it being agreed that Recipient assumes full responsibility and liability to the Disclosing Party for any breach of this Section 8.2 and any unauthorized use or disclosure of Confidential Information by such Persons).

8.3          Consents and Filings.

(a)           The parties will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate such transactions, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b)           As soon as reasonably practicable and in any event within 45 days (or such longer period as the parties may mutually agree) following the execution and delivery of this Agreement, the Company and the Purchaser will each file a Notification and Report Form and related material with the FTC and the Antitrust Division of the Department of Justice under the HSR Act.  As soon as reasonably practicable and in any event within 45 days (or such longer period as the parties may mutually agree) following the execution and delivery of this Agreement, the Company and the Purchaser will effect all other necessary notifications, or registrations to obtain the other Required Antitrust Approvals.  The parties will each use its respective reasonable best efforts, and will cooperate with each other, to obtain the Required Antitrust Approvals, to respond to any requests of Governmental Authority for information under any Antitrust Law and to contest and resist any Action, including any legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, none of the Company, the Purchaser, Parent or any of their respective Affiliates will be obligated in connection with the transactions contemplated by this Agreement to enter into any agreement, consent decree or other commitment requiring the divestiture (including through the granting of any license rights) or holding separate of any assets or subject itself to any restriction on the operation of its or its Subsidiaries’ businesses, or to commence, pursue or defend any litigation, and none of the Company, Parent or the Purchaser shall accept or agree to any such agreement, consent decree, commitment or restrictions without the prior written consent of the other parties.

(c)           In furtherance of the foregoing, the parties to this Agreement will cooperate with each other in connection with the making of all such filings and use reasonable best efforts to (i) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement, (iii) consult with the other party prior to taking a position, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority by or on behalf of either party in connection with any investigations or proceedings related solely to this Agreement or the transactions contemplated by this Agreement or given in connection with any proceeding by a private party, and (iv) consult with the other party in advance of any meeting or conference with, any Governmental Authority relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and give the other party the opportunity to attend and participate in such meetings and conferences (unless prohibited by such Governmental Authority).  Notwithstanding the foregoing, the Company, the Purchaser and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.3(c) as “Counsel Only Material.” Such materials and the information contained therein will be given only to the outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or the Purchaser or Parent, as the case may be) or its legal counsel.  Each of the Company, the Purchaser and Parent will cause its respective outside counsels to comply with this Section 8.3(c).  Notwithstanding anything to the contrary in this Section 8.3(c) materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company, privileged communications and competitively sensitive information.

(d)           The Company and NewCo will use reasonable best efforts to cause the shares of NewCo Common Stock, including the Shares, to be approved for listing on the Nasdaq Global Select Market, subject only to official notice of issuance.

8.4          Information Rights.

(a)           From and after the date hereof and for so long after the Closing as Parent and the Purchaser collectively Beneficially Own at least 10% of the then-outstanding NewCo Common Stock, the Company and NewCo will provide to the Purchaser and Parent (i) its monthly (as and when such monthly financial statements are furnished to the NewCo Board, but only to the extent that they are so furnished), quarterly and annual financial statements, (ii) such additional financial information concerning NewCo, the Company and its Subsidiaries as the Purchaser or Parent may reasonably request (in a manner so as to not unreasonably interfere in any material respect with the normal business operations of NewCo or the Company and without requiring NewCo or the Company to incur any cost not reimbursed by Parent or the Purchaser) and (iii) such other information that the parties may mutually agree to exchange in furtherance of the strategic relationship contemplated by the Transaction Documents; provided, however, that, with respect to any information referred to in clause (ii) and (iii) that NewCo determines in good faith is competitively sensitive and (A) to the extent relating to the business of manufacturing, marketing, selling or distributing Energy Beverages at any time Parent or the Purchaser owns or engages in an Energy Competitive Business or (B) to the extent relating to a business not involving Energy Beverages that both NewCo and the Company, on the one hand, and Parent and the Purchaser, on the other hand, are engaged in at the applicable time without breaching this Agreement or the other Transaction Documents, the parties will cooperate to provide access only through the use of “clean teams” or similar arrangements (it being agreed that, for the avoidance of doubt, in no event shall the foregoing limit Parent’s access to such information as reasonably necessary to comply with its financial or other reporting obligations or to perform Parent’s or Purchaser’s obligations under the Transaction Documents).  In addition, for so long as Parent and the Purchaser collectively Beneficially Owns at least 10% of the then-outstanding shares of NewCo Common Stock, upon the request of the Purchaser or Parent no more than once per year for Parent and the Purchaser collectively, the Company and NewCo will cause members of its senior management to meet with members of the senior management of the Purchaser or Parent (in person or by conference telephone as agreed by the parties) to provide the Purchaser or Parent with an update regarding developments relating to the Company’s business and to respond to questions from the Purchaser or Parent; provided, that the Company and NewCo will not be obligated to meet or provide updates during any trading blackout periods applicable to the NewCo directors and officers.  For so long as Parent and the Purchaser Beneficially Own any shares of NewCo Common Stock, the Company and NewCo will respond to questions from the Purchaser and Parent in the same manner that it responds to inquiries from other similarly sized stockholders.  No investigation conducted, however, will affect or be deemed to modify any representation or warranty made in this Agreement.  Notwithstanding any other provision of this Agreement, neither the delivery of any notice or information pursuant to this Agreement, nor any information known or available to any party or inquiry conducted prior to or after the date of this Agreement, will limit or otherwise affect the remedies available to such party.

(b)           All information requested by Purchaser or Parent and provided by or on behalf of the Company under this Section 8.4 will be subject to the Confidentiality Agreements (as amended herein) and the provisions of Section 8.2, as applicable.  Nothing contained in this Section 8.4 will require the Company or NewCo to take any action (i) that would, after consultation with counsel, constitute a waiver of the attorney-client or similar privilege or violate any Law or confidentiality obligations owing to third parties; provided that if any information is withheld by the Company, NewCo or any of their respective Subsidiaries pursuant to the foregoing, the Company or NewCo will (A) inform the Purchaser or Parent as to the general nature of what is being withheld and (B) use its commercially reasonable efforts to (1) accommodate any request from the Purchaser or Parent for information pursuant to this Section 8.4 in a manner that does not result in such a waiver or violation or (2) obtain the required consent of such third party to provide such access or disclosure, or (ii) if NewCo, the Company or any of their respective Subsidiaries, on the one hand, and the Purchaser, Parent and any of their respective Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

8.5          Transfer Restrictions.

(a)           Each of Parent and the Purchaser covenants and agrees that it will not, (i) during the period from the Closing until the earliest of (A) the four year anniversary of the Closing Date, (B) the date when the Amended U.S./Canada Coordination Agreement or any Distribution Agreement relating to territories in the U.S. or Canada is terminated or modified in accordance with the terms thereof such that Parent, its Subsidiaries and the Parent Distributors would cease to have exclusive distribution rights to Products representing, in the aggregate, at least 50% of the dollar volume of all Products that are both (1) Energy Beverages and (2) being distributed by Parent, its Subsidiaries and the Parent Distributors in the territories in the U.S. and Canada covered by the then-effective CCR Agreement, Canada Distribution Agreement and other Distribution Agreements (measured during the 12-month period immediately prior to such modification or termination), and (C) a Change of Control of NewCo or the Company (the “Lock-Up Period”), directly or indirectly, sell, assign, pledge, hypothecate or otherwise transfer (or enter into an obligation regarding the future sale, assignment, pledge or transfer of) (a “Transfer”) any interest in any of the Shares or Additional Shares (other than to an Affiliate of Purchaser in accordance with Section 12.6) and (ii) at any time after the Closing, enter into any derivative transaction involving any security of a type referred to in clause (d) of the definition of “Beneficial Ownership” in Section 1.1 or any lending transaction, in either case, that would have the same economic effect as a sale of any shares of NewCo Common Stock.

(b)           Notwithstanding Section 8.5(a)(i), the Purchaser at any time may tender the Shares and Additional Shares into a tender or exchange offer made by a Third Party to holders of NewCo Common Stock generally that, if successful, would result in a Change of Control of a type referred to in clause (c)(i) of the definition thereof with respect to NewCo; provided, that any Shares or Additional Shares not so tendered (or not ultimately purchased in such tender offer or exchange offer) will continue to be subject to the restrictions of this Section 8.5.

(c)           NewCo may impose stop-transfer instructions to effectuate the provisions of this Section 8.5 and, until the end of the applicable Transfer restriction period or the Transfer of the Shares or Additional Shares in accordance with this Section 8.5, may stamp each certificate evidencing any of the Shares or Additional Shares with the legend set forth in Section 7.9.

(d)           After the expiration of the Lock-Up Period, prior to Transferring any shares of NewCo Common Stock representing more than 1% Beneficial Ownership of the then-outstanding shares of NewCo Common Stock in any privately negotiated sale or sales to one or more Third Parties during any 90-day period (excluding Transfers pursuant to registered public offerings and open market sales under Rule 144 under the Securities Act), the Purchaser shall first offer in writing to Transfer such shares to NewCo (which notice will include the number of securities and proposed price), and such offer shall remain open for a period of 10 Business Days after such notice is received.  If NewCo does not accept such offer within such 10 Business Day period, the Purchaser shall be permitted to sell such shares to such Third Parties.

(e)           After the expiration of the Lock-Up Period, the Purchaser shall not Transfer any shares of NewCo Common Stock to any Person if the identity of such Person is known by the Purchaser to be a Competitor or, to the Purchaser’s knowledge, a Subsidiary or Affiliate of a Competitor (excluding Transfers pursuant to registered public offerings and open market sales under Rule 144 under the Securities Act).

(f)            Notwithstanding anything in this Agreement to the contrary, except as otherwise provided in Section 12.6, the holders of the Shares or any Additional Shares acquired directly or indirectly from the Purchaser in accordance with the terms of this Agreement will not be entitled to any of the rights, or be subject to any of the obligations, of the parties set forth in this Agreement.

8.6          Standstill Restrictions.

(a)           During the Equity Restricted Period, each of Parent and the Purchaser covenants and agrees that, unless invited in writing with the approval of a majority of the whole NewCo Board or, prior to the Closing, Company Board, it will not, and will not cause or permit any of its consolidated Subsidiaries to, directly or indirectly:

(i)                                     acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Equity Securities (other than Additional Shares acquired in accordance with Section 8.6(d) or any shares of NewCo Common Stock or other Equity Securities issued by NewCo with respect to the Shares or Additional Shares pursuant to any stock dividend, stock split or other recapitalization or reclassification of NewCo Common Stock or pursuant to any shareholder rights or similar plan) or any other security, including any cash-settled option or other derivative security, that transfers all or any portion of the economic benefits or risks of the ownership of Equity Securities to the Purchaser or any of its controlled Affiliates;

(ii)                                  make any statement or proposal to NewCo or any of NewCo’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit or effect, or seek or offer or propose to effect (whether directly or indirectly, publicly or otherwise) (A) any business combination, merger, tender offer, exchange offer or similar transaction involving NewCo or any of its Subsidiaries, including any Change of Control, (B) any restructuring, recapitalization, liquidation, dissolution or similar transaction involving NewCo or any of its Subsidiaries, including any divestiture, break-up or spinoff, or (C) any acquisition of any of NewCo’s or its Subsidiary’s equity securities or rights or options to acquire interests in NewCo’s or its Subsidiary’s equity securities;

(iii)                               negotiate or act in concert with, or knowingly finance, assist or encourage, any other Person in connection with any of the actions set forth in clauses (i) and (ii) above, or otherwise form, join or participate in a group (other than a group comprised solely of Parent, the Purchaser and their respective Subsidiaries) with respect to any Equity Securities in connection with any of the actions set forth in clauses (i) and (ii) above;

(iv)                              request, call or seek to call a meeting of the stockholders of NewCo, nominate any individual for election as a director of NewCo at any meeting of stockholders of NewCo, submit any stockholder proposal (pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise) to seek representation on the NewCo Board or any other proposal to be considered by the stockholders of NewCo, or publicly recommend that any other stockholder vote in favor of, or otherwise publicly comment favorably about, or solicit votes or proxies for, any such nomination or proposal submitted by another stockholder of NewCo, or otherwise publicly seek to control or influence the NewCo Board, management or policies of NewCo;

(v)                                 deposit any shares of the voting stock of NewCo in a voting trust or similar arrangement or subject any shares of NewCo Common Stock to any voting agreement, pooling arrangement or similar arrangement (other than as contemplated in this Agreement); or

(vi)                              take any action which would reasonably be expected to require NewCo or the Purchaser or any of its Affiliates to make a public announcement regarding (including any public filing) any of the actions set forth in this Section 8.6(a).

(b)           Notwithstanding Section 8.6(a), if NewCo or the Company determines to explore a possible process for a sale transaction that would, if consummated, constitute a Change of Control, NewCo will notify Parent and the Purchaser of such process and allow Parent and the Purchaser to participate therein, on the terms and conditions thereof, and, solely for such purpose, the restrictions set forth in Section 8.6(a) will not apply.

(c)           Notwithstanding Section 8.6(a), if (i) NewCo or the Company enters into a binding definitive agreement with any third party providing for a Change of Control, (ii) any Person or group (other than the Purchaser or any of its Affiliates) acquires Beneficial Ownership of more than 35% of the outstanding NewCo Common Stock (or, prior to the Closing, Company

Common Stock), (iii) any Bona Fide Acquiror makes a public or non-public offer or proposal to NewCo (or, prior to the Closing, the Company) which, if fully subscribed, would result in such Bona Fide Acquiror acquiring Beneficial Ownership of more than 35% of the outstanding NewCo Common Stock (or, prior to the Closing, Company Common Stock), or publicly announces a proposal to effect or an intention to engage in a transaction involving a Change of Control of NewCo (or, prior to the Closing, the Company) (any such public offer, proposal or announced intention, a “Third Party Proposal”) and, following such Third Party Proposal contemplated by this clause (iii), NewCo, the Company or their Representatives provides material non-public information to any such Bona Fide Acquiror or its Representatives or engages in substantive negotiations with such Bona Fide Acquiror or its Representatives, or (iv) any Bona Fide Acquiror publicly announces a tender or exchange offer for more than 35% of the outstanding NewCo Common Stock (or, prior to the Closing, Company Common Stock) and files a tender offer statement under Section 14(d)(1) or 13(e)(1) of the Exchange Act, then the provisions of Section 8.6(a) will terminate solely to the extent necessary to facilitate a public or private offer by the Purchaser or its Affiliates to acquire directly or indirectly at least a majority of the outstanding shares of NewCo Common Stock (or, prior to the Closing, Company Common Stock) or all or substantially all of NewCo’s (or, prior to the Closing, the Company’s) assets.  Furthermore, nothing in this Agreement shall be construed to prohibit Parent or its Affiliates from submitting to the Chairman of the Board of Directors or the Chief Executive Officer of NewCo or, prior to the Closing, the Company, one or more confidential proposals or offers for a potential transaction (including a Change of Control transaction) with or relating to NewCo or the Company (as long as such confidential offer or proposal is made in a manner that would not reasonably be expected to require the Purchaser or NewCo to make a public announcement regarding such confidential offer or proposal) or from taking any action contemplated by the Asset Transfer Agreement or the Commercial Agreements; provided that, except as otherwise permitted by the first sentence of this Section 8.6(c) (in which case the limitation in this sentence shall not apply), prior to submitting any such written confidential proposal or offer during the Equity Restricted Period relating to any Change of Control transaction, Parent or its Affiliate will advise NewCo of its intention and will refrain from submitting such proposal or offer if affirmatively so requested by NewCo based on action by the NewCo Board.  The NewCo Board will have the sole and absolute discretion whether to accept any such proposal or offer.

(d)           Notwithstanding Section 8.6(a)(i), Parent, the Purchaser and their consolidated Subsidiaries will be entitled to purchase, from time to time after the Closing, in one or more transactions, in the open market or in privately negotiated transactions with holders of outstanding shares of NewCo Common Stock, additional shares of NewCo Common Stock (any such shares so acquired in accordance herewith, the “Additional Shares”); provided that, when taken together with all other shares of NewCo Common Stock Beneficially Owned by Parent, the Purchaser and their consolidated Subsidiaries at the time such transaction is consummated, such purchase will not as of the time of such purchase result in Parent, the Purchaser and their consolidated Subsidiaries being the Beneficial Owner of more than 25% of the aggregate number of shares of NewCo Common Stock outstanding, as reported in the most recent report filed by the Company or NewCo, as applicable, with the SEC containing such information as of such time.

8.7          Purchaser Voting Agreement.

(a)           Each of Parent and Purchaser agrees that it will, and will cause its controlled Affiliates to, prior to the occurrence of a Management Triggering Event, vote all of the shares of NewCo Common Stock that Parent and the Purchaser collectively Beneficially Owned in excess of 20% of the total outstanding shares of NewCo Common Stock in the same proportion as all shares of NewCo Common Stock not Beneficially Owned by Parent or the Purchaser with respect to any proposals to approve a transaction with a Third Party that would result in a Change of Control of NewCo on which Parent or the Purchaser are entitled to vote.  The Purchaser further agrees to waive any appraisal or dissenters’ rights in connection with any such transactions that would result in a Change of Control of NewCo.

(b)           For as long as Parent or the Purchaser Beneficially Own at least 5% of the aggregate number of shares of NewCo Common Stock then outstanding and prior to the occurrence of a Change of Control of NewCo or the Company or a Management Triggering Event, Parent and Purchaser shall vote in favor of all director nominees as recommended by the NewCo Board or if requested by NewCo, in the same proportion as all shares of NewCo Common Stock not Beneficially Owned by Parent and Purchaser; provided, however, that Parent and Purchaser shall be free to vote in their sole discretion with respect to the nominees designated by Parent or Purchaser pursuant to Section 8.10.

(c)           For as long as Parent or the Purchaser Beneficially Own at least 5% of the aggregate number of shares of NewCo Common Stock then outstanding and prior to the occurrence of a Change of Control of NewCo or the Company or a Management Triggering Event, Parent or the Purchaser shall use commercially reasonable efforts to be present, in person or by proxy, at all meetings of stockholders of NewCo, so that all such shares may be counted for purposes of determining the presence of a quorum at all meetings of holders of NewCo Common Stock.

8.8          Conduct of Business by the Company.  The Company agrees that, from the date of this Agreement until the Closing, neither the Company nor any of its Subsidiaries will, except as set forth in the Disclosure Schedule or as required or expressly permitted by this Agreement or any of the other Transaction Documents or to the extent that the Purchaser otherwise consents in writing, directly or indirectly:

(a)           amend or otherwise change its Organizational Documents in a manner adverse to the Purchaser;

(b)           issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, license, pledge, disposition, grant or encumbrance of, any shares of any class of share capital or other ownership interest of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other ownership interest (including any phantom interest), of the Company or any of its Subsidiaries, other than (i) the issuance of shares of Company Common Stock upon the exercise or vesting of Equity Securities outstanding as of the date of this Agreement issued pursuant to the Equity Compensation Plans, and (ii) the grant of securities in the ordinary course consistent with past practice, to directors, officers and employees in an aggregate amount not to exceed 2.0% of the issued and outstanding Equity Securities (or such higher percentage as may be consented to by the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed);

(c)           take any action to adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization, other than any such actions taken with respect to the Subsidiaries of the Company in the ordinary course of business;

(d)           declare, set aside, make or pay any dividend or other distribution, payable in cash, securities, property or otherwise, other than dividends by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries;

(e)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except pursuant to buyback programs in effect on the date of this Agreement;

(f)            amend existing or enter into new Contracts relating to the distribution of Products or the coordination of distributors of Products, other than, in the case of such amendments or new Contracts, in the ordinary course of business consistent with past practice; provided, however, that such Contracts are terminable by NewCo or the Company as of the Closing; or

(g)           enter into any agreement or otherwise make a commitment to do any of the foregoing.

Nothing contained in this Agreement will give the Purchaser, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations.

8.9          Indemnification.

(a)           Subject to Section 12.5, from and after the Closing, NewCo will defend, protect, indemnify and hold harmless Parent, the Purchaser and each of their Affiliates, and its and their respective directors, officers, employees, representatives and agents (the “Purchaser Indemnitees”), to the fullest extent lawful from and against any and all Actions, causes of action, suits, claims, losses (including losses from the diminution of value of any securities issued to the Purchaser pursuant to the Transaction Documents (but only to the extent such losses result from the matter which caused such inaccuracy, misrepresentation or breach referred to in clause (i) or (ii) below), costs, penalties, fees, judgments, amounts paid in settlement, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of, or arising out of or relating to (i) any inaccuracy in or misrepresentation or breach of any representation or warranty made by the Company, NewCo or Merger Sub in this Agreement or (ii) any breach of any covenant, agreement or obligation of the Company or NewCo contained in this Agreement.  Notwithstanding the foregoing, except in the case of fraud, NewCo will have no duty to indemnify the Purchaser Indemnitees for Indemnified Liabilities pursuant to Section 8.9(a)(i) (A) unless and until the aggregate Indemnified Liabilities for which it would otherwise be liable under this Agreement exceed an amount equal to $20,000,000 (at which point the Company will be liable only for Indemnified Liabilities in excess of such amount) or (B) in the aggregate in excess of $150,000,000.

(b)           Subject to Section 12.5, from and after the Closing, Parent and the Purchaser will defend, protect, indemnify and hold harmless NewCo, the Company and each of their Affiliates, and its and their respective directors, officers, employees, representatives and agents (the “NewCo Indemnitees”), to the fullest extent lawful from and against any and all Indemnified Liabilities incurred by any NewCo Indemnitee as a result of, or arising out of or relating to (i) any inaccuracy in or misrepresentation or breach of any representation or warranty made by Parent or the Purchaser in this Agreement or (ii) any breach of any covenant, agreement or obligation of Parent or the Purchaser in this Agreement.  Notwithstanding the foregoing, except in the case of fraud, neither Parent nor the Purchaser will have any duty to indemnify the NewCo Indemnitees for Indemnified Liabilities pursuant to Section 8.9(b)(i) (A) unless and until the aggregate Indemnified Liabilities for which it would otherwise be liable under this Agreement exceed an amount equal to $20,000,000 (at which point Parent and the Purchaser will be liable only for Indemnified Liabilities in excess of such amount) or (B) in the aggregate in excess of $150,000,000.

(c)           None of Parent, the Purchaser or NewCo will be liable for any Indemnified Liabilities pursuant to this Section 8.9 that are punitive damages or consequential damages to the extent such consequential damages are not a reasonably foreseeable consequence of the breach underlying the applicable indemnifiable claim (in each case, except to the extent awarded by a court of competent jurisdiction in connection with a third-party claim).  For the avoidance of doubt, nothing in this Section 8.9(c) shall preclude the recovery of any losses from the diminution of value of any securities issued to the Purchaser hereunder, subject to the limitations set forth in this Section 8.9.

(d)           For purposes of Sections 8.9(a) and 8.9(b), any qualification in any representation or warranty as to materiality or Material Adverse Effect will be taken into account for purposes of determining whether such representation or warranty has been breached, but in the event that such representation or warranty has been determined to have been breached, such qualification will thereafter be disregarded for purposes of determining the amount of Indemnified Liabilities arising from such breach.

8.10        Board Representation.

(a)           At the Closing, the Company and NewCo shall take all actions necessary or desirable to enlarge the NewCo Board by two members and appoint two individuals to the NewCo Board who are designated by Parent in writing at least 30 days prior to the Closing Date; provided, however, that (i) such individuals must be reasonably acceptable to NewCo and qualified and suitable to serve as members of the NewCo Board under all applicable corporate governance policies and guidelines of NewCo and the NewCo Board, and all applicable legal, regulatory and stock exchange requirements, and (ii) in any event, (A) one of such individuals shall be an “independent director” (as defined in Nasdaq Listing Rule 5602(a)(2)) who is not employed by Parent or any of its Affiliates and (B) the other individual shall be an executive officer of Parent within the meaning of Rule 3b-7 of the Exchange Act (the requirements set forth in clauses (i) and (ii), the “Director Requirements”), in each case, as determined in good faith by the NewCo Board.  For the avoidance of any doubt, in the event any individual designated by Parent is deemed not to satisfy the Director Requirements, NewCo shall promptly notify Parent, and Parent shall have the opportunity to designate alternative individuals to the NewCo Board, which alternative individuals shall, subject to meeting the Director Requirements, be appointed on or prior to the later of (1) 30 days after Parent’s designation and (2) the Closing.

(b)           From the Closing until the earlier of (i) the date that is 36 months after the Closing Date, and (ii) the first date on which the Purchaser has Beneficial Ownership of at least 20% of the aggregate number of shares of NewCo Common Stock then outstanding (the “Initial Board Representation Period”), the Purchaser shall have the right to designate to the NewCo Board a number of individuals who satisfy the Director Requirements equal to the greater of (A) two or (B) 20% of the size of the NewCo Board at any time (rounded up to the next whole number).

(c)           After the expiration of the Initial Board Representation Period, for so long as the Purchaser has Beneficial Ownership of at least 10% of the aggregate number of shares of NewCo Common Stock then outstanding, the Purchaser shall have the right to designate to the NewCo Board one individual who satisfies the Director Requirements.

(d)           For so long as the Purchaser is entitled to designate any individual to the NewCo Board pursuant to this Section 8.10, NewCo shall take all action reasonably available to it to cause such individual(s) (or any replacement designated by the Purchaser) to be included in the slate of nominees recommended by the NewCo Board to NewCo’s stockholders for election as directors at each annual meeting of the stockholders of NewCo (and/or in connection with any election by written consent) and NewCo shall use the same efforts to cause the election of such nominee(s) as it uses to cause other nominees recommended by the NewCo Board to be elected, including soliciting proxies in favor of the election of such nominee(s).

(e)           In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director nominated or designated pursuant to this Section 8.10, or in the event of the failure of any such nominee to be elected, the Purchaser shall have the right to designate a replacement who satisfies the Director Requirements to fill such vacancy.  NewCo shall take all action reasonably available to it to cause such vacancy to be filled by the replacement so designated, and the NewCo Board shall promptly elect such designee to the NewCo Board.

8.11        D&O Indemnification and Insurance.  The directors designated by the Purchaser to the NewCo Board shall be entitled to receive from NewCo indemnification, expense reimbursement, advancement rights and agreements, as well as directors’ and officers’ liability insurance, on terms that are no less favorable than those provided to the other directors of NewCo.

8.12        Preemptive Rights.

(a)           In the event that the Purchaser Beneficially Owns at least 20% of the aggregate number of shares of NewCo Common Stock then outstanding, if NewCo engages in any transaction involving the direct or indirect sale or issuance of Covered Securities by NewCo and such sale or issuance would cause the Purchaser to Beneficially Own less than 20% of the aggregate number of outstanding shares of NewCo Common Stock immediately following such sale or issuance, the Purchaser will be afforded the opportunity to acquire from NewCo, for the same price and on the same terms as such Covered Securities are offered, up to an amount (the “Amount”) necessary to enable the Purchaser to own 20% of the aggregate number of outstanding shares of NewCo Common Stock immediately following such sale or issuance; provided, that, if the transaction at issue is an acquisition, merger or other business combination involving a Third Party by NewCo in which NewCo issues or sells Covered Securities as consideration for the transaction, such Covered Securities shall be deemed to be offered at the per share purchase price implied from the transaction terms as of the time of entry into the agreement for such transaction; provided, further, that, if such per share purchase price is not reasonably ascertainable, the per share purchase price shall be deemed to be the trading price of the NewCo Common Stock at the close of the business on the day immediately prior to the public disclosure or announcement of such transaction.

(b)           If NewCo proposes to engage in a transaction involving the direct or indirect sale or issuance of Covered Securities described in Section 8.12(a) above, NewCo will first submit written notice (the “Notice of Preemptive Rights”) to the Purchaser disclosing the terms of the proposed sale or issuance transaction (which notice will set forth all material terms, including price, number of securities or aggregate principal amount, as applicable, and the type of securities to be sold or issued).  The Notice of Preemptive Rights will include an offer to the Purchaser to purchase up to the Purchaser’s Amount of such Covered Securities on terms and conditions, including price, not less favorable to the Purchaser than those on which NewCo proposes to sell such Covered Securities to the third party or parties.  Such offer as set forth in the Notice of Preemptive Rights will remain open for a period of at least 15 Business Days after the Notice of Preemptive Rights is delivered, prior to the expiration of which period the Purchaser may accept such offer by written notice to NewCo setting forth the number of Covered Securities that the Purchaser intends to purchase.  The consummation of such purchase by the Purchaser shall be conditioned on the simultaneous or prior consummation of the sale described in the Notice of Preemptive Rights.  Nothing herein shall prohibit NewCo’s consummation of the sale set forth in the Notice of Preemptive Rights to third parties prior to the sale of Covered Securities to the Purchaser hereunder as long as NewCo has provided Purchaser the required notice hereunder and the Purchaser is simultaneously with or promptly after such consummation provided the opportunity to purchase the amount of Covered Securities that it would have been entitled to purchase if such issuance had occurred at the same time.

(c)           Any Covered Securities covered by a Notice of Preemptive Rights which are not purchased by the Purchaser pursuant to Section 8.12(b) may be sold by NewCo to a third party or parties at any time within 180 days following the expiration of the 15 Business Day period specified in Section 8.12(b); provided that each of the price and the other terms and conditions of such sale are not more favorable to such third parties than as set forth in the Notice of Preemptive Rights.  For the avoidance of doubt, any sale or issuance of Covered Securities other than in compliance with this Section 8.12(c) will require delivery of a new Notice of Preemptive Rights.

8.13                        Anti-Takeover Measures.

(a)                                 Each of the Company and NewCo will take all actions reasonably available to it to ensure that the Purchaser or its Affiliates, any of the Transaction Documents or any of the transactions contemplated by the Transaction Documents are not subject to any of the requirements imposed by Section 203 of the DGCL or under any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law, and NewCo and the Company will take all necessary steps within their control to exempt (and ensure the continued exemption of) the Transaction Documents and the transactions contemplated by the Transaction Documents from such Laws, as now or hereafter in effect and will not take any action that will cause such requirements to become applicable to Parent, the Purchaser or their Subsidiaries.

(b)                                 If the Company or NewCo after the date of this Agreement (including after termination of the Equity Restricted Period) adopts any “poison pill” or similar shareholder rights plan or agreement or any anti-takeover provision in any Organizational Document of NewCo, the Company or its Subsidiaries, the terms of such plan, agreement or provision will expressly permit the acquisition and ownership by the Purchaser and its Affiliates of the Shares and Additional Shares in accordance with, and subject to the terms and conditions of, this Agreement, and the acquisition and ownership by the Purchaser and its Affiliates of any additional Equity Securities to the extent not prohibited by this Agreement and so long as the Purchaser and its Affiliates Beneficially Own not more than 26% of the aggregate number of shares of NewCo Common Stock outstanding, as reported in the then-most recent report filed by NewCo with the SEC containing such information as of such time.

8.14                        Integration.

(a)                                 It is understood that Parent and Purchaser’s investment in NewCo, Parent’s transfer of the KO Energy Assets to NewCo, and NewCo’s access to Parent’s extensive worldwide network of distributors and/or bottlers is intended to create a global commercial relationship to expand NewCo’s distribution of Energy Beverages.  In consideration of the foregoing, and in consideration of the continuing distribution relationship between the parties and Parent’s and the Purchaser’s right to receive fees under the Coordination Agreements, from the Closing Date through the earlier of (i) the end of the five-year period (in the case of Restricted Territories other than Europe) or the three-year period (in the case of Restricted Territories in Europe) beginning on the Closing Date and (ii) the effective date of termination of both Amended Coordination Agreements (the earlier of (i) or (ii), the “Restricted Period”), Parent and the Purchaser shall not, and shall cause their consolidated Subsidiaries not to, directly or indirectly engage in, or knowingly assist or finance (for the specific purpose of the restricted activity) any third party in engaging in, the business of manufacturing, marketing, selling or distributing any Energy Beverages in the Restricted Territories (“Energy Competitive Business”); provided, that, nothing in this Section 8.14(a) shall preclude or prohibit Parent, Purchaser or their consolidated Subsidiaries from (A) consummating the transactions contemplated by any of the Transaction Documents, (B) performing their respective obligations or exercising their respective rights under any of the Transaction Documents, (C) owning equity interests in any non-consolidated entity that may be engaged in any Energy Competitive Business; provided, that none of Parent, the Purchaser or any of their consolidated Subsidiaries knowingly causes or approves in writing (to extent such a contractual approval right exists) such non-consolidated entity to engage in the Energy Competitive Business or directly or indirectly knowingly assists or finances (for the specific purpose of the restricted activity) such non-

consolidated entity in connection therewith, or (D) acquiring (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise) any business that engages in an Energy Competitive Business, if the Energy Competitive Business represents less than 50% of the acquired business’s total assets (measured based on the most recent financial statements available for the acquired business prior to the execution of definitive agreements for such acquisition) so long as a definitive agreement for the sale, transfer or other disposition of the portion of such business that engages in the Energy Competitive Business to a Third Party is entered into within 12 months (or sooner, to the extent practicable without adversely affecting the value received in such sale) following, the consummation of the acquisition of such business and consummation of any such sale, transfer or other disposition occurs within 18 months following the acquisition of such business (or, if not consummated within such period, as soon as practicable thereafter).  For the avoidance of doubt, the restrictions in this Section 8.14(a) shall not apply to any non-consolidated entities in which Parent or its Subsidiaries or Affiliates may hold an interest; provided, that none of Parent, the Purchaser or any of their consolidated Subsidiaries knowingly causes or approves in writing (to the extent such a contractual approval right exists) such non-consolidated entity to engage in the Energy Competitive Business or directly or indirectly knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith.

(b)                                 From the Closing Date through the end of the Restricted Period, NewCo shall not, and shall cause its consolidated Subsidiaries not to directly or indirectly engage in, or knowingly assist or finance (for the specific purpose of the restricted activity) any third party in engaging in, the business of manufacturing, marketing, selling or distributing any Non-Energy Beverages in any Restricted Territory and any other territory where Parent and its consolidated Subsidiaries are not engaged, directly or indirectly, in the Energy Competitive Business (“Non-Energy Competitive Business”); provided, that, nothing in this Section 8.14(b) shall preclude or prohibit NewCo or its consolidated Subsidiaries from (A) consummating the transactions contemplated by any of the Transaction Documents, (B) performing their respective obligations or exercising their respective rights under any of the Transaction Documents, (C) owning equity interests in any non-consolidated entity that may be engaged in any Non-Energy Competitive Business; provided, that none of NewCo or any of its consolidated Subsidiaries knowingly causes or approves in writing (to extent such a contractual approval right exists) such non-consolidated entity to engage in the Non-Energy Competitive Business or knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith, or (D) acquiring (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise) any business that engages in an Non-Energy Competitive Business, if the Non-Energy Competitive Business represents less than 50% of the acquired business’s total assets (measured based on the most recent financial statements available for the acquired business prior to the execution of definitive agreements for such acquisition), so long as a definitive agreement for the sale, transfer or other disposition of the portion of such business that engages in the Non-Energy Competitive Business to a Third Party within 12 months (or sooner, to the extent practicable without adversely affecting the value received in such sale) following the consummation of the acquisition of such business and consummation of any such sale, transfer or other disposition occurs within 18 months following the acquisition of such business (or, if not consummated within such period, as soon as practicable thereafter); provided, that none of NewCo or any of its consolidated Subsidiaries directly or indirectly causes or approves in writing (to extent such a contractual approval right exists) such non-consolidated entity to engage in the Non-Energy Competitive Business or knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith.

(c)                                  For purposes of this Section 8.14, the term “knowingly” refers to, (i) with respect to Parent, the knowledge of any member of senior management of Parent; and (ii) with respect to the Company or NewCo, the knowledge of any member of senior management of the Company or NewCo.

(d)                                 For the avoidance of doubt, nothing in this Section 8.14 shall limit or modify Parent’s or NewCo’s obligations under Section 9 and Exhibit G of the Amended U.S./Canada Coordination Agreement and Section 8 and Exhibit H of the Amended International Coordination Agreement.

(e)                                  Parent, the Purchaser, NewCo and the Company acknowledge that the restrictions contained in this Section 8.14 are reasonable and necessary to protect the legitimate interests of the parties, constitute a material inducement to the parties to enter into this Agreement, the Asset Transfer Agreement and the other agreements contemplated hereby and thereby, are an essential element of the transactions contemplated hereby and thereby, and that any breach will result in irreparable injury to the other party.  Each party agrees that neither it nor any of its controlled Affiliates will challenge the enforceability of, or the reasonableness of the time, scope or geographic coverage of, any provision of this Section 8.14 in any Action.  In the event that any covenant contained in this Section 8.14 is ever adjudicated to exceed the time, geographic, scope or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, scope or other limitations permitted by applicable Law.  The covenants contained in this Section 8.14 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

8.15                        Certain Efforts.

(a)                                 Parent, the Purchaser and the Company agree to treat, for all U.S. federal income tax purposes the Merger, the acquisition and issuance of the Shares and the Asset Transfers as an “exchange” within the meaning of Section 351 of the Code.  None of Parent, the Purchaser, the Company or the Company’s Subsidiaries shall take any action reasonably likely to cause the exchanges not to so qualify, including taking any position inconsistent with the treatment set forth in this Section 8.15(a) on any Tax Return, in connection with any audit or other Tax proceeding or otherwise, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law).

(b)                                 Parent, the Purchaser and the Company shall each use its reasonable best efforts to obtain the opinions referred to in Section 10.2(g) and Section 10.3(e), including by executing letters of representation that are customary for the transactions contemplated by this Agreement and that are in form and substance acceptable to Skadden, Arps, Slate, Meagher & Flom LLP and Jones Day, respectively.

8.16                        Additional Cooperation.

(a)                                 NewCo, the Company, Parent and the Purchaser agree that, from the date of this Agreement until the Closing, no such party nor any of its Subsidiaries will, directly or indirectly, knowingly take any actions or omit to take any actions that would or would reasonably be expected to (i) result in any of the conditions set forth in Section 10 not being satisfied, (ii) result in new or additional required approvals from any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or (iii) materially impair, interfere with, hinder or delay the ability of the Company, NewCo, Merger Sub, Parent or the Purchaser to consummate the transactions contemplated by the Transaction Documents.

(b)                                 Without limiting Section 7.4 of the Asset Transfer Agreement, Parent and the Purchaser will cooperate with NewCo with respect to providing such information and access to Parent’s and the Purchaser’s and their Subsidiaries’ employees and the employees of their independent accountants as is reasonably necessary for NewCo to comply on a timely basis with its disclosure and reporting obligations under the Exchange Act and the Securities Act including any such obligations arising out of a registration (or other offering) of any securities of NewCo, including any registration of NewCo Common Stock in connection with the consummation of the Merger.  Such cooperation will include using reasonable efforts to provide NewCo with such audited financial statements and interim financial statements (reviewed by Parent’s and the Purchaser’s independent accountants in accordance with SAS 100) for the business transferred in connection with the KO Asset Transfer (in each case, prepared on a historical basis taking into account required adjustments and other requirements of Regulation S-X under the Exchange Act) as may be required to be presented under the Exchange Act or the Securities Act, using reasonable efforts to cause Parent’s and the Purchaser’s independent accountants to provide any required consents for the inclusion of such financial statements in any registration statement, making appropriate officers of Parent and the Purchaser and their respective Subsidiaries available for any reasonable and customary due diligence efforts with respect to any registration (or other offering) of NewCo securities and using reasonable efforts to cause Parent’s and the Purchaser’s independent accountants to participate in any reasonable and customary due diligence activities (including providing a customary “comfort letter,” if appropriate) with respect to any registration (or other offering) of NewCo securities.  Subject to the following sentence, NewCo (i) agrees to indemnify and hold harmless, to the extent permitted by law, Parent, the Purchaser, its Affiliates and each of its and their respective directors, officers, partners, members, agents, counsels, accountants, advisers, representatives and directors from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by, arising out of or relating to any action or inaction by Parent or the Purchaser in connection with its performance of its obligations under this Section 8.16(b) (other than in respect of the use in the Form S-4 of information provided pursuant to Section 7.4 of the Asset Transfer Agreement) and (ii) will pay all fees, costs and expenses incurred by Parent or the Purchaser or their directors, officers, partners, members, agents, counsels, accountants, advisers, representatives or directors relating to their performance of this Section 8.16(b) (other than in respect of the information provided pursuant to Section 7.4 of the Asset Transfer Agreement).  No filing of, or amendment or supplement to, the Form S-4 for the registration of NewCo Common Stock issued in the Merger (the “Form S-4”), or response to any comments of the SEC with respect thereto, shall be made by the Company or NewCo, without first providing Parent and its counsel a reasonable opportunity to review, comment thereon, and, to the extent relating to (x) Parent or its Affiliates or Parent Distributors or (y) the Transaction Documents or the transactions contemplated thereby, approve such filing, amendment or response (which approval shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, in the event that any cooperation is requested pursuant to this Section 8.16(b) with respect to a registration or other offering of securities of NewCo requested by Parent or the Purchaser or in which Parent or the Purchaser participates pursuant to Section 9, (i) in no event will NewCo be obligated to indemnify any Person or pay any amounts pursuant to the preceding sentence to the extent the Purchaser is obligated to provide indemnity with respect to, or pay, such matters or amounts pursuant to Section 9 and (ii) in the event that the Purchaser or Parent fail to provide any information, access or consent contemplated hereby that is required for the applicable Registration Statement, NewCo’s failure to file such Registration Statement as a result thereof will not be a breach of Section 9.

8.17                        Beverage Base Supply Agreement; Production.  Parent, the Purchaser and the Company shall use commercially reasonable efforts to negotiate in good faith and enter into, at the Closing, a Beverage Base Supply Agreement on terms consistent with Exhibit I and otherwise in form and substance satisfactory to Parent and the Company, acting reasonably (the “Beverage Base Supply Agreement”).  The Company further agrees to consider in good faith and discuss with Parent potential arrangements under which Parent would produce certain components used in preparing base and/or facilitating mixing process to produce final base in unit form for the Company’s products outside of the United States after the Closing.

8.18                        Parent Guaranty.  Parent unconditionally and irrevocably guarantees to the Company and NewCo the full and prompt payment and performance of the obligations of the Purchaser in accordance with the terms of the Agreement, including any amendment or waiver of any term in the Agreement, so long as such amendment or waiver shall have been agreed to in writing by Parent.

8.19                        Certain Senior Executive Officers.  From and after the Closing and for so long as Parent and the Purchaser collectively Beneficially Own at least 5% of the then-outstanding NewCo Common Stock, in the event that NewCo reasonably anticipates that either of the then Chairman/Chief Executive Officer and President/Chief Operating Officer of NewCo will cease for any reason to serve in any senior executive capacity with NewCo, NewCo shall use reasonable efforts to consult in good faith with Parent concerning proposed succession planning in respect of such executive.

SECTION 9.

REGISTRATION RIGHTS

9.1                               Demand Registration.  At any time following the expiration of the Lock-Up Period, the Purchaser may request in writing (“Request”) (which Request will specify the Registrable Securities intended to be disposed and the intended method of distribution thereof) that NewCo register under the Securities Act all or part of the Registrable Securities that are Beneficially Owned by the Purchaser (a) on a Registration Statement on Form S-3 or other available form (a “Demand Registration”) or (b) on a shelf Registration Statement covering any Registrable Securities (or otherwise designating an existing shelf Registration Statement with the SEC to cover the Registrable Securities) (“Shelf Registration”).  Each Request pursuant to this Section 9.1 will be in writing and will specify the number of Registrable Securities requested to be registered.

9.2                               Restrictions on Demand and Shelf Registrations.  Notwithstanding anything to the contrary in this Agreement:

(a)                                 the Purchaser may not make more than three total Requests for Demand Registration and Shelf Registration;

(b)                                 NewCo will not be obligated to effect a Demand Registration within 180 days after the effective date of a previous Demand Registration or to effect more than three underwritten offerings of the Registrable Securities;

(c)                                  NewCo will not be obligated to effect a Demand Registration or a Shelf Registration unless the Request is for a number of Registrable Securities with a market value that is equal to the lesser of all Registrable Securities remaining outstanding and $50 million as of the date of such Request;

(d)                                 NewCo will not be obligated to effect a Demand Registration at any time when a Registration Statement with respect to a Shelf Registration covering all Registrable Securities held by the Purchaser remains effective; provided, that, this Section 9.2(d) shall not limit the Purchaser’s ability to effect an underwritten shelf take-down of any of their Registrable Securities registered on a shelf; and

(e)                                  NewCo may on up to two occasions postpone for up to 120 days the filing or the effectiveness of a Registration Statement if (i) the NewCo Board determines in good faith that such Demand Registration or Shelf Registration, as the case may be, would reasonably be expected to have a material adverse effect on any acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer or any other material business transaction by NewCo or any of its Subsidiaries or (ii) prior to receiving the Request, NewCo had determined to effect a registered underwritten offering of its securities for its account and NewCo had taken substantial steps (including selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering; provided that in the foregoing clause (ii), the Purchaser was provided any requested opportunity to piggyback on such underwritten offering to the extent that the Purchaser had piggyback rights with respect thereto hereunder; provided, further, that, in either clause (i) or (ii), the Purchaser will be entitled to withdraw such Request and, if such Request is withdrawn, such Request will not count as one of the permitted Requests.

9.3                               Selection of Underwriters; Underwritten Offering.  If the Purchaser so elects in writing delivered to NewCo, NewCo will use its reasonable best efforts to cause a Demand Registration or a Shelf Registration to be in the form of an underwritten offering.  With respect to any Demand Registration or any Shelf Registration, NewCo will have the right to select the managing underwriter and managers to administer the offering, subject to such managing underwriter being a nationally recognized investment bank reasonably acceptable to the Purchaser.  The Purchaser may not participate in any Demand Registration or Shelf Registration hereunder which is underwritten unless the Purchaser (a) agrees to sell the Registrable Securities held by the Purchaser on the basis provided in any underwriting agreement with the underwriters and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents reasonably required under the terms of such underwriting arrangements.

9.4                               Piggyback Registrations.

(a)                                 After the expiration of the Lock-Up Period, if NewCo determines to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 9.1, a registration relating solely to employee or director benefit plans or employee dividend reinvestment plans, a registration relating to the offer and sale of debt securities or preferred stock, a registration relating solely to a corporate reorganization (including by way of merger of NewCo or any of its Subsidiaries with any other business) or acquisition of, or combination with, another business or a registration on any registration form that does not permit secondary sales (a “Piggyback Registration”), NewCo will (i) promptly give written notice of the proposed Piggyback Registration to the Purchaser and (ii) subject to Sections 9.4(b) and 9.4(c), include in such Piggyback Registration and in any underwriting involved therein all of such Registrable Securities as are specified in a written request or requests made by the Purchaser received by NewCo within ten Business Days after such written notice from NewCo is given to the Purchaser or such shorter period of time as agreed by the Purchaser.

(b)                                 If a Piggyback Registration is an underwritten primary registration on behalf of NewCo, and the managing underwriters advise NewCo in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to NewCo, NewCo will include in such registration (i) first, the securities NewCo proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by the Purchaser and such other securities requested to be included in such registration by holders that are contractually entitled to include such securities therein pursuant to any written agreement entered into by NewCo or any predecessor prior to the date of this Agreement (the “Other Registrable Securities”) pro rata, on the basis of the aggregate number of shares of NewCo Common Stock held by the Purchaser, on the one hand, and each such holder of the Other Registrable Securities, on the other hand, and (iii) third, any other securities requested to be included in such registration. If a Piggyback Registration is an underwritten secondary registration on behalf of any holder of Other Registrable Securities, and the managing underwriters advise NewCo in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of Other Registrable Securities, NewCo will include in such registration (A) first, the Other Registrable Securities requested to be included in such registration by the holders thereof, (B) second, the Registrable Securities requested to be included in such registration by the Purchaser, and (C) third, any other securities requested to be included in such registration.

(c)                                  NewCo and any holder of Other Registrable Securities initiating any registration will have the right to, in its sole discretion, defer, terminate or withdraw any registration initiated by it under this Section 9.4 whether or not the Purchaser has elected to include any Registrable Securities in such registration. Notwithstanding anything contained herein, in the event that the SEC or applicable federal securities laws and regulations prohibit NewCo from including all of the Registrable Securities requested by the Purchaser to be registered in a registration statement pursuant to this Section 9.4, then NewCo will be obligated to include in such registration statement only such limited portion of the Registrable Securities as is permitted by the SEC or such federal securities laws and regulations.

(d)                                 With respect to any Piggyback Registration, NewCo will have the right to select the managing underwriter and managers to administer the offering. The Purchaser may not participate in any Piggyback Registration hereunder which is underwritten unless the Purchaser (i) agrees to sell the Registrable Securities held by the Purchaser on the basis provided in any underwriting agreement with the underwriters and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents reasonably required under the terms of such underwriting arrangements.

9.5                               Withdrawals.  The Purchaser may withdraw all or any part of the Registrable Securities from a Registration Statement at any time prior to the effective date of such Registration Statement.  If such withdrawal is made primarily as a result of the failure of NewCo to comply with any provision of this Agreement, then such Request will not count as one of the permitted Requests and NewCo will be responsible for the payment of all Registration Expenses in connection with such registration.  In the case of any other withdrawal, the Purchaser may elect either to pay for the Registration Expenses associated with the withdrawn registration or to forfeit one request.

9.6                               Registration Procedures.  Whenever the Purchaser has made a Request in accordance with Section 9.1 that any Registrable Securities be registered pursuant to this Agreement, NewCo will:

(a)                                 not later than the 30th Business Day after the receipt by NewCo of such a Request, prepare and file with the SEC a Required Registration Statement or Required Shelf Registration Statement, as the case may be, providing for the registration under the Securities Act of the Registrable Securities which NewCo has been so requested to register in accordance with the intended methods of distribution thereof specified in such Request or Requests, and will use reasonable best efforts to have such Required Registration Statement or Required Shelf Registration Statement, as the case may be, declared effective by the SEC as soon as reasonably practicable thereafter and to keep such Required Registration Statement or Required Shelf Registration Statement, as the case may be, continuously effective (i) in the case of a Demand Registration, for a period of at least 180 calendar days (or, in the case of an underwritten offering, such period as the underwriters will reasonably require) following the date on which such Required Registration Statement is declared effective (or such shorter period which will terminate when all of the Registrable Securities covered by such Required Registration Statement have been sold pursuant thereto) or (ii) in the case of a Shelf Registration, until the earlier to occur of (A) the third anniversary of the effectiveness of such Required Shelf Registration Statement and (B) such time as all Registrable Securities covered by such Required Shelf Registration Statement have been sold pursuant thereto, including, in the case of either clause (i) or (ii), if necessary, by filing with the SEC a post-effective amendment or a supplement to the Required Registration Statement or Required Shelf Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Required Registration Statement or Required Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by NewCo for such Required Registration Statement or Required Shelf Registration Statement or by the Securities Act, the Exchange Act, any state securities or blue sky laws, or any rules and regulations thereunder;

(b)                                 prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in clause (a) above;

(c)                                  furnish to the Purchaser such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as the Purchaser may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Purchaser;

(d)                                 use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Purchaser reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Purchaser to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Purchaser; provided that NewCo will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or (ii) consent to general service of process in any such jurisdiction;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the managing underwriters;

(f)                                   notify the Purchaser, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and in such case, NewCo will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(g)                                  use its reasonable best efforts to cause all such Registrable Securities which are registered to be listed on each securities exchange on which similar securities issued by NewCo are then listed;

(h)                                 enter into such customary agreements and take all such other actions as the Purchaser or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(i)                                     make available for inspection by the Purchaser, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Purchaser or any underwriter, all financial and other records, pertinent corporate documents and properties of NewCo, and cause NewCo’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Purchaser or any underwriter, attorney, accountant or agent in connection with such Registration Statement, in each case to the extent necessary to conduct a reasonable due diligence investigation that is customary for a participant in a securities offering;

(j)                                    if such sale is pursuant to an underwritten offering, use reasonable best efforts to obtain “comfort” letters dated the pricing date of the offering of the Registrable Securities and the date of the closing under the underwriting agreement from NewCo’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing underwriter reasonably requests;

(k)                                 use reasonable best efforts to furnish, at the request of the Purchaser on the date such securities are delivered to the underwriters for sale pursuant to such registration or are otherwise sold pursuant thereto, an opinion, dated such date, of counsel representing NewCo for the purposes of such registration, addressed to the underwriters, if any, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and the seller may reasonably request and are customarily included in such opinions;

(l)                                     use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement registering such Registrable Securities;

(m)                             otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than 15 months after the effective date of the Registration Statement, an earnings statement covering the period of at least 12 months beginning with the first day of NewCo’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(n)                                 cooperate with the Purchaser and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with Financial Industry Regulatory Authority;

(o)                                 promptly notify in writing the Purchaser and the underwriter, if any, of the following events:

(i)                                    the effectiveness of any such Registration Statement;

(ii)                                any request by the SEC for amendments or supplements to the Registration Statement or the prospectus or for additional information and when same has been filed and become effective;

(iii)                             the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any person for that purpose; and

(iv)                             the receipt by NewCo of any notification with respect to the suspension of the qualification of the Registrable Securities for the sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(p)                                 if requested by any underwriter, agree, and cause NewCo and any directors or officers of NewCo to agree, to be bound by customary lock-up agreements restricting the ability to dispose of Company securities; and

(q)                                 use reasonable best efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

If any such registration or comparable statement refers to the Purchaser by name or otherwise as the holder of any securities of NewCo and if in its sole and exclusive judgment, the Purchaser is or might be deemed to be a controlling person of NewCo, the Purchaser will have the right to require (A) the insertion therein of language, in form and substance satisfactory to the Purchaser and presented to NewCo in writing, to the effect that the holding by the Purchaser of such securities is not to be construed as a recommendation by the Purchaser of the investment quality of NewCo’s securities covered thereby and that such holding does not imply that the Purchaser will assist in meeting any future financial requirements of NewCo or (B) in the event that such reference to the Purchaser by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to the Purchaser; provided that, with respect to this clause (B), the Purchaser must furnish to NewCo an opinion of counsel to such effect, which opinion and counsel will be reasonably satisfactory to NewCo.  In connection with any Registration Statement in which the Purchaser is participating, the Purchaser will furnish to NewCo in writing such information and affidavits as NewCo reasonably requests specifically for use in connection with any such Registration Statement or prospectus.

9.7                               Removal of Legends.  In the case of a transaction pursuant to clause (a) of the following sentence, the Purchaser hereby covenants and agrees with NewCo not to make any sale of any Registrable Securities under any Registration Statement without complying with the provisions of this Agreement and without causing the prospectus delivery requirements under the Securities Act to be satisfied.  The legend set forth in Section 7.9 will be removed and NewCo will issue a certificate without such legend if (a) such Registrable Securities are registered for resale under the Securities Act and are sold pursuant to such registration or (b) the Purchaser provides NewCo with reasonable assurance that such Registrable Securities can be sold, assigned or transferred pursuant to Rule 144.  Following the effective date of the occurrence of the events referred to in the preceding sentence, NewCo will as soon as reasonably practicable following the delivery by the Purchaser to NewCo or NewCo’s transfer agent of a legended certificate representing such Registrable Securities, deliver or cause to be delivered to the Purchaser a certificate representing such Registrable Securities that is free from all restrictive and other legends.

9.8                               Suspension.  The Purchaser acknowledges that there may be times when NewCo must suspend the use of the prospectus forming a part of any Registration Statement (a “Suspension”) until such time as an amendment to the Registration Statement has been filed by NewCo and declared effective by the SEC, or until such time as NewCo has filed an appropriate report with the SEC pursuant to the Exchange Act (including as a result of the circumstances described in Section 9.2(e)(i)).  The Purchaser hereby covenants and agrees that it will not sell any Registrable Securities pursuant to such prospectus during the period commencing at the time at which NewCo gives the Purchaser written notice of a Suspension of the use of such prospectus and ending at the time NewCo gives the Purchaser written notice that the Purchaser may thereafter effect sales pursuant to such prospectus (the “Suspension End Date”).  Following the Suspension End Date, NewCo will promptly notify the Purchaser in writing that the use of the prospectus may be resumed and will provide the Purchaser with a copy of any amendment to the Registration Statement or supplement to the prospectus.

9.9                               Registration Expenses.  Except as set forth in Section 9.5, all expenses incident to NewCo’s performance of or compliance with this Section 9, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, NewCo’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance, the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by NewCo are then listed and fees and disbursements of counsel for NewCo and all independent certified public accountants retained by NewCo (all such expenses being herein called “Registration Expenses”), will be borne by NewCo.  The Purchaser will pay all fees, costs and expenses of its counsel, accountants, advisers or representatives and all expenses of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of Registrable Securities pursuant to this Agreement.

9.10                        Rule 144 Reporting.  With a view to making available to the Purchaser the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, NewCo agrees to use its reasonable best efforts to:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by NewCo for an offering of its securities to the general public;

(b)                                 file with the SEC, in a timely manner, all reports and other documents required of NewCo under the Exchange Act; and

(c)                                  so long as the Purchaser owns any Registrable Securities, furnish to the Purchaser promptly upon request (i) a written statement by NewCo as to its compliance with the reporting requirements of Rule 144 of the Securities Act and of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of NewCo filed with the SEC, and (iii) such other reports and documents as the Purchaser may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

9.11                        Company Indemnification.  NewCo agrees to indemnify and hold harmless, to the extent permitted by law, the Purchaser, its Affiliates and each of its and their respective directors, officers, partners, members and agents and directors and each Person, if any, who controls the Purchaser (within the meaning of the Securities Act or the Exchange Act) from and against (a) any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Purchaser or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein and (b) any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any Governmental Authority, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of NewCo (which will not be unreasonably withheld), in each case, except insofar as the same are caused by or based upon any information furnished in writing to NewCo by the Purchaser expressly for use therein.  In connection with an underwritten offering, NewCo will indemnify any underwriters of the Registrable Securities, their directors and officers and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the Purchaser.

9.12                        Purchaser Indemnification.  The Purchaser agrees to indemnify and hold harmless, to the extent permitted by law, NewCo, its Affiliates and each of its and their respective directors, officers, partners, members and agents and each Person, if any, who controls NewCo (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Purchaser or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Purchaser expressly stated to be used in connection with such Registration Statement.

9.13                        Resolution of Claims.  Any Person entitled to indemnification pursuant to this Section 9 will give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided that the failure so to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to the indemnified party hereunder except to the extent that the indemnifying party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure.  If notice of commencement of any such action is given to the indemnifying party as above provided, the indemnifying party will be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party.  The indemnified party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be paid by the indemnified party unless (a) the indemnifying party agrees to pay the same, (b) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (c) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the indemnified party and such parties have been advised by such counsel that either (i) representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) it is reasonably foreseeable that there will be one or more material legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party.  In any of such cases, the indemnified party will have the right to participate in the defense of such action with its own counsel, the reasonable fees and expenses of which will be paid by the indemnifying party, it being understood, however, that the indemnifying party will not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. No indemnifying party will be liable for any settlement entered into without its written consent.  No indemnifying party will, without the consent of such indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such proceeding.

9.14                        Contribution.  If the indemnification provided for in Section 9.11 or 9.12 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, if it relates to an untrue or alleged untrue statement of a material fact or the omission to state a material fact in a Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereof covering the resale of any Registrable Securities by or on behalf of the holder of Registrable Securities, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of any loss, claim, damage or liability referred to above will be deemed to include, subject to the limitations set forth in this Section 9.14, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.14 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.14.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 10.

CLOSING CONDITIONS

10.1                        Mutual Conditions.  The respective obligations of Parent, the Purchaser, the Company, NewCo and Merger Sub to complete the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by the applicable party, in whole or in part):

(a)                                 The Required Antitrust Approvals (other than the Non-Material Antitrust Approvals (as defined in the Asset Transfer Agreement)) shall have been obtained, waived or made, as applicable, and the waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated; provided, however, that a party shall not have the right to assert that the foregoing condition set forth in this Section 10.1(a) has not been satisfied if the failure to satisfy such condition results primarily from such party’s failure to perform or comply with its obligations under Section 8.3;

(b)                                 There shall not be in effect any Law or any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and

(c)                                  The Registration Statement on Form S-4 for the registration of NewCo Common Stock issued in the Merger shall have become effective.

10.2                        Conditions to the Obligation of Parent and the Purchaser.  The obligations of Parent and the Purchaser to complete the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by Parent or the Purchaser, as applicable, in whole or in part):

(a)                                 The representations and warranties of the Company, NewCo and Merger Sub in Section 6 shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been so true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that the representations and warranties of the Company, NewCo and Merger Sub contained in Section 6.6(a)-(b) shall be true and correct in all but de minimis respects;

(b)                                 All of the covenants and agreements the Company or NewCo is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects;

(c)                                  Each of the Commercial Agreements (other than the New Company Distribution Agreements and the Acquired KO Brand Distribution Agreements) shall have been duly executed by NewCo, the Company or their Subsidiaries, as applicable, and shall be in full force and effect as of the Closing Date;

(d)                                 Since the date of this Agreement, no Material Adverse Effect shall have occurred;

(e)                                  The Nasdaq Global Select Market shall have approved the listing of the Shares;

(f)                                   All of the conditions to Parent’s obligations under Sections 8.1 and 8.2 (other than Section 8.2(e)) of the Asset Transfer Agreement shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), and the consummation of the transactions contemplated by the Asset Transfer Agreement shall occur concurrently with the Closing; provided, however, that neither Parent nor the Purchaser shall have the right to assert that the foregoing condition set forth in this Section 10.2(f) has not been satisfied if the failure to satisfy such condition results primarily from the Purchaser’s or Parent’s failure to perform or comply with its obligations under the Asset Transfer Agreement; and

(g)                                  The Purchaser shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that for U.S. federal income tax purposes the exchanges that occur pursuant to the Merger, the acquisition and issuance of the Shares and the KO Asset Transfer, taken together, shall constitute exchanges described in Section 351 of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of NewCo, the Company, Parent and the Purchaser as to such matters as such counsel may reasonably request.

10.3                        Conditions to the Obligation of the Company.  The respective obligations of the Company, NewCo and Merger Sub to complete the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a)                                 The representations and warranties of Parent and the Purchaser in Section 7 shall be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been so true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and the Purchaser to consummate timely the transactions contemplated by this Agreement;

(b)                                 All of the covenants and agreements Parent or the Purchaser are required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects;

(c)                                  Each of the Commercial Agreements (other than the New Company Distribution Agreements and the Acquired KO Brand Distribution Agreements) shall have been duly executed by Parent, the Purchaser or their Subsidiaries, as applicable, and shall be in full force and effect as of the Closing Date;

(d)                                 All of the conditions to the Company’s obligations under Sections 8.1 and 8.3 (other than Section 8.3(f)) of the Asset Transfer Agreement shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), and the consummation of the transactions contemplated by the Asset Transfer Agreement shall occur concurrently with the Closing; provided, however, that the Company shall not have the right to assert that the foregoing condition set forth in this Section 10.3(d) has not been satisfied if the failure to satisfy such condition results primarily from the Company or NewCo’s failure to perform or comply with its obligations under the Asset Transfer Agreement; and

(e)                                  The Company shall have received an opinion of Jones Day, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that for U.S. federal income tax purposes the exchanges that occur pursuant to the Merger, the acquisition and issuance of the Shares and the KO Asset Transfer, taken together, shall constitute exchanges described in Section 351 of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of NewCo, the Company, Parent and the Purchaser as to such matters as such counsel may reasonably request.

SECTION 11.

TERMINATION OF THE AGREEMENT

11.1                        Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)                                 by mutual written consent of the Company and Parent or the Purchaser;

(b)                                 by the Company, if the Closing has not occurred (other than if the breach of any provision of this Agreement by the Company, NewCo or Merger Sub has been the cause of, or resulted in, the failure of, or has prevented, the Closing to be consummated by such time) on or before the date that is the nine-month anniversary of the date hereof (the “Outside Date”); provided that if all of the conditions precedent set forth in Section 10.1 and Section 10.2 have been satisfied, other than the condition precedent set forth in Section 10.1(a), and those conditions that by their nature can only be satisfied at the Closing, then the Company, by delivery of written notice to the Purchaser, may elect to extend the Outside Date for an additional period not to exceed 90 days;

(c)                                  by Parent or the Purchaser, if the Closing has not occurred (other than if the breach of any provision of this Agreement by Parent or the Purchaser has been the cause of, or resulted in, the failure of, or has prevented, the Closing to be consummated by such time) on or before the Outside Date; provided that if all of the conditions precedent set forth in Section 10.1 and Section 10.3 have been satisfied, other than the conditions precedent set forth in Section 10.1(a), and those conditions that by their nature can only be satisfied at the Closing, then the Purchaser, by delivery of written notice to the Company, may elect to extend the Outside Date for an additional period not to exceed 90 days;

(d)                                 by either the Company, Parent or the Purchaser, if any Governmental Authority has issued a nonappealable final judgment, order or decree or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 11.1(d) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 11.1(d) occurring;

(e)                                  by either the Company, Parent or the Purchaser, as the case may be, if a condition to the obligations of such party to complete the transactions set forth in Section 10 shall have become incapable of satisfaction; or

(f)                                   automatically upon the termination of the Asset Transfer Agreement in accordance with its terms.

11.2                        Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, this Agreement and all rights and obligations of the parties under this Agreement will automatically end without any liability or obligation of any party or its Affiliates, except that (a) Section 8.1, Section 8.2, Section 12 (except for Section 12.9) and this Section 11.2 will remain in full force and survive any termination of this Agreement and (b) in the event of an intentional and material breach of this Agreement by a party, the other party’s right to pursue all remedies will survive such termination unimpaired.  For purposes of this Agreement, an “intentional material breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

SECTION 12.

MISCELLANEOUS

12.1                        Fees and Expenses.  Except as set forth in the Transaction Documents, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

12.2                        Notices.  All notices, requests, consents and other communications under this Agreement to any party must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid) or (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company or NewCo:

Monster Beverage Corporation
1 Monster Way
Corona, California 92879
Facsimile:  (951) 739-6210
Attention: Rodney C. Sacks

With a copy (which will not constitute notice) to:

Jones Day

222 East 41st Street
New York, NY, 10017

Facsimile:	(212) 755-7306
Attention:	Robert A. Profusek, Esq.

Andrew M. Levine, Esq.

If to Parent or the Purchaser:

The Coca-Cola Company
One Coca-Cola Plaza

Atlanta, Georgia 30313

Facsimile:	(404) 676-8621
Attention:	Chief Financial Officer

With a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Facsimile:	(212) 735-2000
Attention:	Martha E. McGarry, Esq.
Thomas W. Greenberg, Esq.
Peter D. Serating, Esq.

12.3                        Entire Agreement.  The Transaction Documents and the Confidentiality Agreements (together with the exhibits and schedules thereto) and the other written agreements entered into between the parties as of the date hereof, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

12.4                        Amendments and Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company (or by NewCo, after the Closing), Parent and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

12.5                        Survival.  All representations and warranties contained in this Agreement will survive the Closing until the 24-month anniversary of the Closing Date; provided that the representations and warranties set forth in (and any claim arising from an inaccuracy or breach of) Section 6.1 (Organization and Qualification), Section 6.2 (Authorization; Enforcement), Section 6.5 (Issuance of the Shares; Exemption from Registration), Section 6.6 (Capitalization), Section 6.18 (Brokers and Finders), Section 7.1 (Organization; Authority) and Section 7.11 (Brokers and  Finders) will survive the Closing indefinitely.  The right of any party to assert a claim for indemnification relating to the breach of any covenant or agreement contained in this Agreement to the extent required to be performed or complied with prior to the Closing Date will survive the Closing until the 24-month anniversary of the Closing Date.  All covenants contained in this Agreement required to be performed or complied with in whole or in part after the Closing Date will survive the Closing until the expiration of the applicable statute of limitations or for such shorter period specified in this Agreement.  All claims for indemnification under this Agreement must be asserted pursuant to a written claim notice given prior to the expiration of the applicable survival period set forth in this Section 12.5; provided that any representation, warranty, covenant or agreement that is the subject of a claim for indemnification which is asserted pursuant to a written claim notice given after the Closing Date within the survival periods specified in this Section 12.5 will survive until, but only for purposes of, the resolution of such claim.

12.6                        Successors and Assigns.  This Agreement will be binding upon the parties and their respective successors and assigns and will inure to the benefit of the parties and their respective successors and permitted assigns.  The Company and NewCo may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.  Parent and the Purchaser may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Company or NewCo; provided that Parent or the Purchaser may assign and delegate any of their rights and obligations under this Agreement to an Affiliate of the Purchaser if such Affiliate agrees in writing to be bound by the terms of this Agreement.  None of the rights granted to Parent or the Purchaser pursuant to this Agreement or any of the other Transaction Documents may be exercised by any Person, other than Parent, the Purchaser or any Affiliate of Parent or the Purchaser to which Parent or the Purchaser’s rights are assigned in accordance with this Section 12.6 (so long as such assignee continues to be an Affiliate of the Purchaser); provided that the Purchaser may assign its rights under Section 9 to any Person that acquires Registrable Securities from the Purchaser (other than in a public offering or a sale pursuant to Rule 144) in compliance with the provisions of this Agreement representing more than 1% of NewCo’s then outstanding NewCo Common Stock if such Person agrees in writing to be bound by the terms of this Agreement (in which case, the Purchaser will have no liability or obligation with respect to the obligations of the assignee hereunder).  Notwithstanding the foregoing, each of Parent and the Purchaser will remain primarily liable for the performance of all of its obligations under the Transaction Documents notwithstanding any assignment pursuant to this Section 12.6.

12.7                        No Third-Party Beneficiaries.  Except for the Purchaser Indemnitees and the NewCo Indemnitees under Section 8.9, this Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

12.8                        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such provision, covenant or restriction that may be hereafter declared invalid, illegal, void or unenforceable.

12.9                        Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by any party in accordance with their specific terms or were otherwise breached by such party.  The parties accordingly agree that, in addition to any other remedy to which the parties are entitled at law or in equity, each party is entitled to injunctive relief to prevent breaches of this Agreement by the other party and otherwise to enforce specifically the provisions of this Agreement against the other party.  Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

12.10                 Business Days.  If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

12.11                 Construction.  The parties agree that each of them and their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments hereto.

12.12                 Governing Law and Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the construction, validity, enforcement and interpretation of this Agreement (whether brought against a party to this Agreement or its respective Affiliates, directors, officers, stockholders, employees or agents) will be solely and exclusively subject to the jurisdiction (a) in the United States District Court for the State of Delaware and (b) in a state court of the State of Delaware located in the County of Wilmington.  Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the foregoing courts for the adjudication of any dispute arising in connection with this Agreement and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or that any court described above is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof.  Nothing contained herein will be deemed to limit in any way any right to serve process in any other manner permitted by law.

12.13                 WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY.

12.14                 Counterparts and Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

12.15                 Further Assurances.  At any time or from time to time after the Closing, the parties agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the intent of the parties hereunder or thereunder.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized signatories as of the date first indicated above.

MONSTER BEVERAGE CORPORATION

By:	/s/ Rodney C. Sacks
	Name:	Rodney C. Sacks
	Title:	Chief Executive Officer

NEW LASER CORPORATION

By:	/s/ Rodney C. Sacks
	Name:	Rodney C. Sacks
	Title:	Chief Executive Officer

NEW LASER MERGER CORP.

By:	/s/ Rodney C. Sacks
	Name:	Rodney C. Sacks
	Title:	Chief Executive Officer

THE COCA-COLA COMPANY

By:	/s/ Kathy N. Waller
	Name:	Kathy N. Waller
	Title:	Executive Vice President and
Chief Financial Officer

EUROPEAN REFRESHMENTS

By:	/s/ Ann McKenna
	Name:	Ann McKenna
	Title:	Director

INDEX OF SECTIONS OF THE DISCLOSURE SCHEDULE*

Section 1.1(a)	Equity Compensation Plans
Section 1.1(b)	Knowledge
Section 5.2	Value of Consideration to be Paid for the Shares
Section 6.3	No Conflicts
Section 6.4	Filings, Consents and Approvals
Section 6.6	Capitalization of Company; Subsidiaries
Section 6.7	SEC Reports; Financial Statements
Section 6.10	Material Adverse Change
Section 6.11	Litigation
Section 6.12(a)	Intellectual Property
Section 6.12(f)	Status of Monster Marks in Non-U.S. Jurisdictions
Section 6.13	No Undisclosed Liabilities
Section 6.14	Compliance with Law
Section 6.15	Contracts
Section 6.19	Tax Matters
Section 6.21	Insurance Policies
Section 8.8	Conduct of the Business by the Company

EXHIBITS*

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Amended U.S./Canada Coordination Agreement
Exhibit C	Form of Amended International Coordination Agreement
Exhibit D	Form of Acquired KO Brand U.S./Canada Coordination Agreement
Exhibit E	Form of Acquired KO Brand International Coordination Agreement
Exhibit F	Form of Amended CCR Agreement
Exhibit G	Form of Amended Canada Distribution Agreement
Exhibit H-1	Form of U.S./Canada Distribution Agreement
Exhibit H-2	Form of International Distribution Agreement
Exhibit I	Key Terms of Beverage Base Supply Agreement
Exhibit J	Form of Escrow Agreement
Exhibit K	Allocation Principles
Exhibit L	Form of Joint Press Release
Exhibit M	Certificate of Competitors
Exhibit N	Certificate of Parent Competitors

*  Schedules, annexes and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule, annex or exhibit upon request.

EXHIBIT B

Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1993, as amended.

AMENDED AND RESTATED DISTRIBUTION COORDINATION AGREEMENT

This AMENDED AND RESTATED DISTRIBUTION COORDINATION AGREEMENT (this “Agreement”) is entered into as of [DATE] (the “Effective Date”) between MONSTER ENERGY COMPANY (formerly known as Hansen Beverage Company) (“MEC”) and THE COCA-COLA COMPANY, a Delaware corporation (“KO”).  This Agreement amends and restates in its entirety that certain Monster Energy Distribution Coordination Agreement between MEC and KO as of October 3, 2008 (the “Original Agreement”).  Capitalized terms not otherwise defined in this Agreement shall have the meaning defined in the Recitals below.

Recitals.  This Agreement is made with reference to the following recitals of essential facts:

1.                                      MEC and KO (each, a “Party” and collectively, the “Parties”), and their respective Affiliates (as defined below), are both engaged in the manufacture and sale of beverages. For purposes of this Agreement, “Affiliate” shall have the meaning ascribed to such term in the Transaction Agreement.

2.                                      Prior to the execution of this Agreement, (i) Company (as defined in the Transaction Agreement), Parent (as defined in the Transaction Agreement) and NewCo (as defined in the Transaction Agreement) are entering into the Asset Transfer Agreement, pursuant to which Parent agrees to transfer to NewCo or one or more of NewCo’s designated Subsidiaries the KO Energy Assets (as defined in the Asset Transfer Agreement) and to assume the Assumed KO Energy Liabilities (as defined in the Asset Transfer Agreement) and Company agrees to sell to Parent or one or more of Parent’s designated Subsidiaries the Monster Non-Energy Assets (as defined in the Asset Transfer Agreement) and Parent agrees to assume the Assumed Monster Non-Energy Liabilities (as defined in the Asset Transfer Agreement) (the “Asset Transfer Agreement”) and (ii) Company, NewCo, Merger Sub (as defined in the Transaction Agreement) and Purchaser (as defined in the Transaction Agreement) are entering into the Transaction Agreement, pursuant to which (a) Company reorganizes into a new holding company structure by merging Merger Sub with and into Company, with Company surviving as the wholly-owned subsidiary of NewCo, (b) upon the effective time of the merger, each outstanding share of Company’s common stock converts into one share of NewCo’s common stock (“NewCo Common Stock”) and (c) immediately after the effective time of the merger, Purchaser purchases from NewCo a number of newly issued shares of NewCo Common Stock representing one share less than 16.666% of the total number of then issued and outstanding shares of NewCo Common Stock measured on a post-issuance basis (the “Transaction Agreement”), each as more fully described therein.  As a condition to consummating the transactions contemplated by the Asset Transfer Agreement and the Transaction Agreement, the Parties have agreed to enter into, simultaneously with consummation of the transactions contemplated by the Asset Transfer Agreement and the Transaction Agreement, this Agreement with respect to distribution related matters.

3.                                      KO has relationships with an extensive North American network of owned, partially owned or independent distributors and/or bottlers that engage in the manufacture, distribution and/or sale of KO-branded beverages.  Each such distributor or bottler that is a party to an agreement with KO regarding the distribution of beverage products (as it may be amended, restated, and/or replaced from time to time, in each case a “KO Bottler Agreement”) is referred to herein as a “KO Distributor” and some or all of such distributors are collectively referred to as the “KO Distributors.”

4.                                      Certain KO Distributors entered into various exclusive agreements with KO pursuant to which they need consent from KO to distribute competitive products offered by third parties.  Certain KO Distributors (“Pre-Coordination Distributors”) previously entered into distribution agreements (“Pre-Coordination Agreements”) with MEC prior to the effective date of the Original Agreement.  Certain KO Distributors (“Existing KO Distributors”) previously entered into distribution agreements (“Existing Distribution Agreements”) with MEC (a) pursuant to the Original Agreement, or (b) after the effective date of the Original Agreement, but not pursuant to the terms thereof.  Through this Agreement, and subject to the provisions contained herein, MEC desires to enter into, and KO desires to consent to (to the extent necessary), (x) new distribution agreements with KO Distributors designated by KO for Products (as defined below) in, and/or (y) to add to Existing Distribution Agreements (as defined above), specific sub-territories (each a “Sub-Territory” and collectively “Sub-Territories”) designated by MEC that are within the Territory (as defined below), in each case as provided hereunder and/or (z) new distribution agreements with Pre-Coordination Distributors in those Sub-Territories designated by MEC and agreed to by such KO Distributors.

5.                                      Subject to the terms of this Agreement, (i) MEC shall use its Best Efforts (as defined below) to enter into new distribution agreements for Sub-Territories substantially in the form of (a) attached Exhibit A, (b) amendments to Existing Distribution Agreements adding Sub-Territories to such Existing Distribution Agreements as may be agreed upon and/or (c) to the extent applicable Existing KO Distributors are agreeable, amending applicable Existing Distribution Agreements to make them substantially identical to the form of attached Exhibit A.  The new distribution agreements in the form of attached Exhibit A or amendments referred to in this Recital 5 shall be effective from their respective effective dates, in each case, and shall be subject to such modifications as may be agreed upon in writing by MEC, the applicable KO Distributor, and to the extent required in accordance with Section 8.2.2 below, by KO, and are collectively referred to as the “New Distribution Agreements”, (ii) KO shall use its Best Efforts (as defined below) to, recommend and consent to and shall, upon MEC’s reasonable request, use good faith efforts to reasonably assist, the entering into of such New Distribution Agreements as set forth in Section 1.2 below, (iii) subject to the last sentence of Section 1.4 below, MEC shall use its Best Efforts to respond to KO’s or a KO Distributor’s reasonable inquiries and cooperate with KO in response to KO’s reasonable requests in relation to MEC’s relationship with KO and KO Distributors, including with respect to discussing in good faith potential resolutions of any material issues with KO Distributors relating to KO Distribution Agreements and any material disputes or performance issues thereunder, as set forth in Section 1.4 below, and (iv) MEC shall consider, in good faith, any reasonable requests by a KO Distributor to amend the form of Exhibit A, without any obligation on MEC to agree to any such amendment/s that MEC determines to not be acceptable in its sole and absolute discretion.  Without limiting the

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foregoing, as used herein, the term “New Distribution Agreements” shall also include amendments to Pre-Coordination Agreements to make them substantially identical with the form of attached Exhibit A, but only with respect to such Sub-Territories that become subject to such New Distribution Agreement, with effect from the respective effective dates of such amendments, in each case subject to such modifications as may be agreed upon in writing by MEC, KO and the applicable Pre-Coordination Distributor.  KO and MEC shall reasonably cooperate and use Best Efforts to attempt to obtain Pre-Coordination Distributors’ agreement to enter into such New Distribution Agreements.

6.                                      As such terms are used in this Agreement (i) the word “Products” collectively means (excluding any Products (as such term is defined in the KO Legacy Brands Coordination Agreements (as defined below))) (a) all Energy Drinks (as defined below), in any form, that are offered, packaged and/or marketed by MEC or any of its Affiliates at any time, under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and/or containing the “” as a primary brand component, and which may, but are not required to contain the “” mark, and/or the “M” icon (“Monster Energy Drink/s”), (b) all drinks other than Energy Drinks, in any form, that are offered, packaged and/or marketed by MEC or any of its Affiliates at any time, under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and which may, but are not required to contain the “” mark, and/or the “M” icon (“Other Monster Drink/s”), as MEC and KO may agree upon in writing and identified on attached Exhibit C-1 which may be amended from time to time by MEC and KO executing a mutually agreed upon amended Exhibit C-1, including any Other Monster Drinks added to a KO Distribution Agreement pursuant to Section 1.8.2 below, and (c) all other beverages not specified in (a) or (b) of this definition of Products, in any form, including, without limitation, Energy Drinks, that are offered, packaged and/or marketed by MEC or any of its Affiliates at any time, but not under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and that do not contain the “” mark, and/or the “M” icon (“Other Products”), as MEC and KO may agree upon in writing and identified on attached Exhibit C-2 which may be amended from time to time by MEC and KO executing a mutually agreed upon amended Exhibit C-2.  The Products shall include all sizes of SKUs as may be determined by MEC and offered, packaged and/or marketed by MEC or any of its Affiliates in good faith from time to time, subject to Section 1.8 below (the “Product SKUs”); (ii) the words “Energy Drink/s” means any shelf-stable, in ready-to-drink, powdered, drops or concentrate form, non-alcoholic beverage that satisfies all of the following conditions: (i) it is marketed or positioned to consumers as an energy beverage, (ii) it contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by KO, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients) and (iii) it has at least five milligrams of caffeine per ounce (the “Caffeine Requirement”), except that (A) Products under the brand Monster Energy Unleaded (substantially as such Products are formulated, manufactured, marketed and/or sold as of the date hereof, and any line extensions or expansions of such Products marketed under such brand) shall not be required to meet the Caffeine Requirement; and (B) the Caffeine Requirement shall be reduced in respect of any particular territory to the extent that any final law applicable to MEC in such territory imposing restrictions

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on the on-going business activities of MEC is enacted by a Governmental Entity having jurisdiction over such territory that either (1) specifically establishes a maximum caffeine concentration that is lower than the Caffeine Requirement (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration permitted by such law) or (2) is reasonably expected, based on the good faith judgment of MEC, to have an adverse impact on MEC’s business, sales or profitability in such territory due to the caffeine concentration of the Products exceeding a specified level (including, for example, a material tax imposed on beverages with caffeine concentrations above a stated amount but excluding, for the avoidance of doubt, any age or similar restriction on the manner of sale of such beverages) (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration that would not have such adverse impact); it being agreed that affected Products in any affected territory may be reformulated by MEC to the extent necessary to comply with any such law or to avoid such adverse impact; (iii) the words “KO Distribution Agreements” means (a) Pre-Coordination Agreements, (b) Existing Distribution Agreements, (c) New Distribution Agreements and (d) the Amended and Restated Distribution Agreements (as defined in Section 2 below); in each case, together with all exhibits, appendices, and schedules thereto and as such agreements may be amended or modified; (iv) the words “KO/MEC Distributors” means (a) Pre-Coordination Distributors, but only in relation to New Distribution Agreements that such Pre-Coordination Distributors may enter into pursuant to this Agreement, (b) Existing KO Distributors under Existing Distribution Agreements, (c) KO Distributors that enter into New Distribution Agreements pursuant to this Agreement and (d) KO Distributors under the Amended and Restated Distribution Agreements, in each case, for so long as such agreements remain in effect; (v) the words “Best Efforts” means the efforts a prudent Person (as defined below) desiring in good faith to achieve a result would use in the circumstances to ensure such result is achieved as expeditiously as possible but does not require the Person subject to such obligation to take actions that would result in any materially adverse change, or any financial change which in the aggregate, or over a period of time, would result in any materially adverse change, in the benefits to such Person under this Agreement or require such Person to expend funds or extend other economic incentives, unless otherwise expressly required under this Agreement; (vi) the words “KO Competitor” means the Persons identified on attached Exhibit J and any Affiliates and successors thereof, it being agreed that KO may propose to MEC for MEC’s written approval to supplement or amend Exhibit J from time to time to add additional Person/s who are significant competitors of KO who own, operate or control a distribution network for alcoholic and/or non-alcoholic beverage products or own or license alcoholic and/or non-alcoholic beverage product brands, and MEC shall not unreasonably withhold approval to such supplement or amendment (and in all cases, including any of such Person’s respective Affiliates and successors); (vii) the words “Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind and (viii) the words “Territory” means the Territory described on Exhibit B-1 but shall not include the Excluded Territories (as defined in Section 1.3 below) until, and to the extent, that New Distribution Agreements are entered into with respect to the Excluded Territories (or the applicable portion thereof).  The Parties agree that, other than solely for purposes of Sections 1.6, 1.7, 1.8 and 16.2 below and Recital 5 above, the “Territory” shall not include any sub-territory identified on Exhibit B-2, unless and until such time as the distribution agreement between MEC and the applicable third party in such a sub-territory identified on Exhibit B-2 is no longer in effect, at which time the Parties acknowledge and agree that such sub-territory identified on Exhibit B-2 shall automatically be included as part of the Territory.

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7.                                      All Exhibits referred to in this Agreement shall be deemed to be incorporated into this Agreement.  In accordance with Section 24.2 of the Original Agreement, the Parties desire to amend and restate the Original Agreement in its entirety as set forth herein.

Now, therefore, in consideration of the foregoing and of the mutual representations, warranties and covenants contained herein, the Parties hereby agree that the Original Agreement is hereby amended and restated in its entirety to read as follows:

AGREEMENT

1.                                      Agreement.

1.1                               The Parties acknowledge and agree that, subject to the terms of this Agreement, and in exchange for the consideration described in the Transaction Agreement, it is their mutual intent to procure and facilitate an expeditious, smooth and uninterrupted transition of the distribution of all Products to applicable KO Distributors throughout the Territory.  To that end, the Parties agree:

1.2                               To the extent permissible under applicable law (a) KO agrees to use its Best Efforts to recommend and consent to the entering into of such New Distribution Agreements, and shall, upon MEC’s reasonable request, use good faith efforts to reasonably assist the entering into of such New Distribution Agreements and the on-going relationship between MEC and such KO/MEC Distributors that have executed New Distribution Agreements with MEC, including, without limitation, by KO taking the following actions when required during the Term: (i) reasonably requesting that Proposed Distributors meet with representatives of KO (or KO and MEC) to attempt to resolve material issues related to the relationship (or failure to reach agreement with respect to a New Distribution Agreement) between MEC and such KO Distributor, (ii) participating in a reasonable number of such meetings described in clause (i), whether in person or via teleconference or video conference, at mutually agreed upon times with reasonable advance notice to KO, (iii) communicating to KO Distributors KO’s recommendation of, and consent to, the entering into of New Distribution Agreements, as well as, upon MEC’s reasonable request, sending an applicable KO Distributor a letter or email substantially in a form to be reasonably agreed upon by the Parties as set forth in Exhibit X and (iv) refraining from discouraging, preventing and/or intentionally delaying the entry into of New Distribution Agreements between MEC and Proposed Distributors; and (b) to the extent KO has express consent rights under a KO Bottler Agreement with respect to the KO Distributor’s right to distribute products other than KO products, KO will grant such consent in the Sub-Territories with respect to the Monster Energy Drink/s designated by MEC, and with respect to the Other Monster Drink/s and the Other Products that are included in the Products, as may be agreed to between MEC, KO and such KO Distributors in a New Distribution Agreement with such KO Distributor; and (c) KO shall use reasonable efforts to permit MEC to make presentations to KO/MEC Distributors in relation to its Energy Drink business from time to time throughout the Term (as defined below), under circumstances deemed reasonably appropriate by KO.  For the avoidance of doubt, KO’s Best Efforts and MEC’s Best Efforts hereunder shall not obligate

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either KO or MEC, as the case may be, to expend funds or extend other economic incentives to convince KO Distributors to enter into New Distribution Agreements with MEC; it being understood by MEC that KO does not control all KO Distributors, who will independently negotiate distribution agreements directly with MEC.

1.3                               The Parties agree that the Territory shall not include certain sub-territories within the Territory as set forth on attached Exhibit H (the “Excluded Territories”), subject to such terms and conditions as may be agreed between the Parties in writing, until, and to the extent, that New Distribution Agreements are entered into with respect to the Excluded Territories (or an applicable portion thereof).

1.4                               MEC Efforts.  MEC shall reasonably respond to KO’s or a KO Distributor’s reasonable inquiries and cooperate with KO in response to KO’s reasonable requests in relation to MEC’s relationship with KO and KO Distributors, including, without limitation, with respect to discussing in good faith potential resolutions of any material issues with KO Distributors relating to KO Distribution Agreements and any material disputes or performance issues thereunder or any perceived material issues relating to the commercialization of MEC’s products, including, without limitation, by taking the following actions when required during the Term: participating in a reasonable number of meetings with representatives of KO (or KO and the applicable KO Distributor) to attempt to resolve material issues related to the relationship between MEC and such KO Distributor or MEC and KO (or failure to reach agreement with respect to a New Distribution Agreement), whether in person or via teleconference or video conference, at mutually agreed upon times with reasonable advance notice to MEC.  Notwithstanding anything to the contrary, and for the avoidance of doubt, MEC’s obligations under this Section 1.4 shall (a) not limit, delay or otherwise affect MEC’s rights and remedies relating to any such breach or failure by a KO/MEC Distributor under an applicable KO Distribution Agreement, (b) constitute a basis for a defense by a KO/MEC Distributor to any claim by MEC for such KO/MEC Distributor’s breach or failure to perform under the applicable KO Distribution Agreement therewith or (c) excuse, suspend or delay a KO/MEC Distributor’s obligations under an applicable KO Distribution Agreement.

1.5                               Manufacturing.  The Parties acknowledge and agree that it is their current mutual intention that they will consider in due course entering into a written agreement (with a KO Affiliate or a KO Distributor identified by KO) on mutually acceptable terms to provide for the manufacture of certain Products in the Territory.  This Section 1.5 shall not be deemed to be an agreement by the Parties for such manufacture and the Parties shall not have any obligations with respect thereto unless and until a written agreement has been duly executed.

1.6                               Without limiting the Parties’ respective obligations under the Transaction Agreement, to the extent permissible under applicable law and subject to Section 1.8.2:

(a) MEC and KO, subject to the last sentence of Section 1.2, shall use their respective Best Efforts to cause New Distribution Agreements to be entered into on terms and conditions mutually agreeable between MEC and KO Distributors for the distribution of all Products in the Sub-Territories, pursuant to the following process which shall be initiated by KO prior to or as soon as reasonably practicable after the Effective Date by delivering written notice (the “Identification Notice”) to MEC identifying the specific KO Distributors (the “Proposed Distributors”) to be appointed to distribute all Products in all Sub-Territories in the Territory:

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(i)                                     MEC shall, within twenty-one (21) days of receipt of the Identification Notice (or Identification Notice amendment, as applicable), deliver to each such Proposed Distributor accepted by MEC, a New Distribution Agreement that provides for the applicable KO Distributor to obtain exclusive distribution rights for all accounts and classes of accounts in the applicable Sub-Territory/ies, except to the extent approved in advance in writing by KO or otherwise agreed between MEC and such Proposed Distributor, along with the relevant details and instructions sufficiently explaining to such Proposed Distributor the requirements relating to submitting a Distribution Commitment (as defined below) in accordance herewith and providing requirements with respect to pricing, margins and promotional contribution commitments, including equipment requirements (the “Commercial Requirements”).  MEC shall not reject (nor refuse to accept) a KO Distributor holding the exclusive right to distribute (or that otherwise is the primary distributor of) “Coca-Cola” brand products in an applicable Sub-Territory (“Primary KO Distributor”), subject to compliance with the other provisions of this Section 1.6.  MEC shall diligently and in good faith negotiate the terms of such New Distribution Agreement using its Best Efforts to enter into such New Distribution Agreement with such Proposed Distributor for a period of at least forty-five (45) days (the “Initial Negotiation Period”), subject to such modifications to such form as may be agreed upon in writing by MEC, the Proposed Distributor and KO.  Notwithstanding anything to the contrary herein and, for the avoidance of doubt, MEC’s “Best Efforts” under Sections 1.6 and 1.7 shall not obligate MEC to agree to any amendments to such New Distribution Agreements which MEC, in good faith, deems inappropriate or unacceptable in its sole and absolute discretion.  Exhibit I sets forth certain additional terms and conditions applicable to negotiation of New Distribution Agreements that constitute amendments of Existing Distribution Agreements in accordance with Exhibit A.

(ii)                                  If the Proposed Distributor does not deliver, or refuses to deliver, to MEC a Distribution Commitment (as defined below) within such Initial Negotiation Period, KO shall have the right to participate or otherwise assist in further negotiations between MEC and such Proposed Distributor for an additional period of at least fifteen (15) days, and MEC shall diligently and in good faith negotiate the terms of such New Distribution Agreement using its Best Efforts to enter into such New Distribution Agreement with such Proposed Distributor during such additional fifteen (15) day period (the “Second Negotiation Period”); provided that MEC may reject any proposed amendments to such New Distribution Agreement in its sole and absolute discretion.

(iii)                               If the Proposed Distributor fails to deliver such Distribution Commitment following the process set forth in clauses (i)-(ii) above; provided that MEC used good faith efforts to meet and confer with the applicable KO Distributor to resolve any differences, then such failure shall be deemed a Distribution Refusal (as defined and provided for in Section 1.8 below).  The process set forth in clauses (i)-(iii) of this Section 1.6(a) shall be referred to herein as the “Distributor Negotiation Process”.

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(iv)                              “Distribution Commitment” means a duly executed New Distribution Agreement (including acceptance of the Commercial Requirements) in the form provided by MEC or another form acceptable to MEC (provided that MEC shall consider, in good faith, any reasonable requests by a Proposed Distributor to amend the form of Exhibit A, without any obligation on MEC to agree to any such amendment/s that MEC determines to not be acceptable in its sole and absolute discretion, which entitles MEC to accept and execute such New Distribution Agreement, but only after the effective termination of any Third Party Agreement/s (as defined below) for the Sub-Territory/ies applicable to such New Distribution Agreement (provided that such entitlement to accept and execute shall be irrevocable for a period of one hundred twenty (120) days after MEC’s receipt thereof and, thereafter, such Proposed Distributor may revoke such Distribution Commitment in its sole discretion upon written notice to MEC).  MEC shall notify such Proposed Distributor if the duly executed New Distribution Agreement submitted by the Proposed Distributor is not in a form and substance acceptable to MEC, identifying in general why such New Distribution is not acceptable to MEC and in the event that MEC fails to so respond within ten (10) days of receipt of a duly executed New Distribution Agreement, the Proposed Distributor shall have the right to revoke such Distribution Commitment upon written notice to MEC.  If the Proposed Distributor delivers the Distribution Commitment, then immediately after MEC becomes aware of the effective termination of any applicable Third Party Agreements for the Sub-Territory/ies applicable to the applicable Distribution Commitment (or if there are no such Third Party Agreements, immediately upon receipt thereof), MEC shall execute such Distribution Commitment to the extent not previously revoked by such Proposed Distributor in accordance herewith (which thereupon shall constitute the applicable New Distribution Agreement), and deliver the fully executed New Distribution Agreement to such Proposed Distributor with a copy to KO promptly following the execution thereof. For the avoidance of doubt, MEC shall not approach or engage any KO Distributors without first notifying KO in writing.

(b) as soon as practicable, but in no event later than ten (10) days, after a KO Distributor has delivered a Distribution Commitment with respect to an applicable Sub-Territory/ies, MEC shall (or shall cause its applicable Affiliate to), including, if necessary, by payment by MEC at its sole expense of any Severance Payment (as defined below), lawfully commence and implement terminating, to the extent permissible under and in accordance with its terms and applicable law, any existing distribution or similar agreements or arrangements with third party distributors who are not KO Affiliates or other KO Distributors (“Third Party Distributors”) relating to the distribution of any Products (“Third Party Agreements”) in the applicable Sub-Territory/ies, to the extent such Sub-Territory/ies is/are covered by the Distribution Commitment (including terminating any coordination agreement with a third party (to the extent permissible under and in accordance with its terms and applicable law) after all Third Party Agreements covered thereby have expired or been terminated).  Upon the effective date of any such effective termination of the applicable Third Party Agreement, MEC shall cease distributing Products through any such terminated Third Party Distributor and commence distribution through the applicable KO Distributor in accordance with the applicable New Distribution Agreement.  “Severance Payment” means the quantifiable amount expressly provided for in the applicable Third Party Agreement that MEC is obligated to pay to the applicable Third Party Distributor under such Third Party Agreement for the lawful termination of such Third Party Agreement, without cause and/or for convenience, in accordance with its terms.

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(c) except as provided in the next sentence, or as otherwise expressly provided by this Agreement, MEC shall not (and shall cause its Affiliates to not) enter into any new coordination, distribution or similar agreements or arrangements (or otherwise amend any similar existing arrangements to grant any third party additional rights), relating to the distribution of any Products in the Territory or distribute Products in the Territory other than through KO, its Affiliates and/or the KO Distributors in accordance with this Agreement and the applicable KO Distribution Agreements.  The foregoing shall not apply (i) to the Sub-Territories subject to Third Party Agreements existing as of the Effective Date that remain in effect in accordance with this Agreement (e.g., those that will not be and/or have not yet been terminated in accordance with Section 1.6(b) above), (ii) to Excluded Territories (subject to such terms and conditions as may be agreed in writing between the Parties with respect thereto), (iii) to the Sub-Territories with respect to which both (1) no KO Distribution Agreement has been entered into with a KO Distributor, and (2) a Distributor Negotiation Process was completed in accordance with this Agreement but no Distribution Commitment was provided, (iv) to the Sub-Territories with respect to which a KO Distributor has been terminated and a Distributor Negotiation Process was completed to replace such KO Distributor, but such KO Distributor was not replaced with a Primary KO Distributor, and (v) to the extent otherwise expressly authorized under other Sections of this Agreement (including, for clarity, pursuant to Section 1.8); provided that, in no event, shall MEC (and MEC shall cause its Affiliates not to) enter into any agreements or arrangements (or amendment of any agreement or arrangement) that conflicts with MEC’s obligations or KO’s rights or benefits under this Section 1.6 (such as agreeing to amend a Third Party Agreement to make it not terminable by MEC or its applicable Affiliate).  Notwithstanding anything to the contrary, the first sentence of this section 1.6(c) shall not apply to (i) MEC directly making arrangements with “National Accounts” or its functional equivalent as defined or provided in an applicable KO Distribution Agreement relating to multi-state accounts having multiple outlets in one or more market/s and/or Sub-Territories in the Territory and (ii) any Distributor’s Accounts (as defined in the applicable KO Distribution Agreement) that are expressly identified in the applicable KO Distribution Agreement as not exclusive to (or not served by) such KO Distributor.

1.7                               Provided that a KO Distributor has delivered a Distribution Commitment (including acceptance of the Commercial Requirements) with respect to an applicable Sub-Territory, and other than as expressly agreed by the Parties in writing, to the extent that any Third Party Agreements existing as of the Effective Date are not terminable in accordance with Section 1.6(b) above, MEC shall (and shall cause its applicable Affiliate to) (a) use commercially reasonable efforts (without limiting MEC’s obligation as provided in the last sentence of this Section 1.7) to negotiate the termination of such Third Party Agreements pursuant to and in accordance with the terms thereof as soon as reasonably practicable following the Effective Date, and (b) to the extent not prohibited by the terms thereof, not renew (other than automatic renewals or renewals by the Third Party Distributor as provided in an applicable Third Party Agreement) or expand such Third Party Agreement.  Promptly upon effective termination or expiration of any Third Party Agreements or with respect to Products for which there is no existing Third Party Agreement or KO Distribution Agreement in the Sub-Territory (including the transfer of distribution rights for Products and Sub-Territories covered by the terminated Third Party Agreements), MEC shall use its Best Efforts to enter into a New Distribution Agreement with a Primary KO Distributor with respect to such Sub-Territory and Products pursuant to and in accordance with the Distributor Negotiation Process (mutatis mutandis) or, as otherwise may be agreed by KO, MEC, and the applicable KO Distributor, adding such Products

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and Sub-Territories to the Amended and Restated Distribution Agreement or other Existing Distribution Agreements.  For the avoidance of doubt, other than as expressly agreed by the Parties in writing, any Severance Payment due to any distributor in connection with the termination of its applicable Third Party Agreement shall be the sole responsibility and liability of MEC and its Affiliates (and KO, its Affiliates and the KO Distributors shall not have any responsibility or liability therefor or for any other termination fees or other payments due to such Third Party Distributor).

1.8                               Distribution Refusal.

1.8.1                     If, after the Distributor Negotiation Process provided for in Section 1.6(a) above, including MEC’s good faith effort to meet and confer with the applicable KO Distributor to resolve any differences, (a) a Proposed Distributor fails to deliver a Distribution Commitment or, in breach of its agreement with MEC, a KO/MEC Distributor, at any time thereafter, otherwise refuses to distribute or to continue to distribute substantially all Monster Energy Drink/s, as the case may be, designated by MEC in good faith for sale in the applicable Sub-Territory, (b) KO has not provided consent (to the extent required) to such KO Distributor to distribute substantially all Monster Energy Drink/s, as the case may be, designated by MEC in good faith for sale in the applicable Sub-Territory, (c) KO has not provided consent (to the extent required) to an applicable KO Distributor to distribute substantially all Other Monster Drinks or Other Products that are included in the Products, as the case may be, designated by MEC in good faith for sale in the applicable Sub-Territory or (d) KO has provided such consent to such KO Distributor’s distribution of Other Monster Drinks or Other Products but such KO Distributor refuses to distribute or to continue to distribute substantially all such Other Monster Drinks or Other Products, as the case may be (each, as to such category of Monster Energy Drinks, Other Monster Drinks or Other Products subject to such refusal, a “Distribution Refusal”), MEC shall have the right, subject to Section 1.8.5, to market, distribute and sell, and/or to continue to market, distribute and sell directly or through a third party distributor, including, without limitation, Third Party Distributors, in the Sub-Territory, to the exclusion of KO or such KO/MEC Distributor, as the case may be, all or substantially all of the Product SKUs (including the declined Products), of such applicable category of Products subject to such Distribution Refusal (i.e., Monster Energy Drinks, Other Monster Drinks or Other Products, as the case may be), so designated for sale by MEC in the applicable Sub-Territory, upon forty-five (45) days written notice to KO (with a copy to the Chief Executive Officer and Chief Financial Officer of KO) of its intention to do so; provided that such Distribution Refusal continues to exist after such forty-five (45) day period.  In such event, the KO Distribution Agreement with such KO/MEC Distributor may be terminated by the KO/MEC Distributor if substantially all of the Products under such KO Distribution Agreement are distributed to the exclusion of such KO/MEC Distributor.  MEC’s rights to enter into agreements with other distributor/s (including Third Party Distributors) or otherwise market, distribute and sell Products or Monster Energy Drink/s, as the case may be, shall be limited to the applicable Sub-Territories for which such Distribution Refusal applies.

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1.8.2                     KO hereby irrevocably grants MEC approval in advance for the distribution by such KO/MEC Distributors of any and all Monster Energy Drink/s during the Term (i) in ready to drink form, and (ii) all other form(s) unless KO determines such other forms are not operationally or logistically viable for KO Distributors with respect to the distribution and related activities by KO Distributors as contemplated hereunder and under the KO Distribution Agreements, (provided that, for clarity, refusal to distribute or provide consent to any such non-viable non-ready-to-drink form of Monster Energy Products or of any Other Monster Drink or Other Product shall constitute “Refused New Products” (as defined below), with respect to Section 1.8.2 and 1.8.3).  At any reasonable time prior to launching or otherwise commencing the sale or other distribution of any product SKU/s of Other Monster Drink/s or Other Products that MEC or any of its Affiliates may determine to sell or otherwise distribute after the Effective Date (each a “New Product SKUs”), MEC shall offer (i) KO the option to include such New Product SKUs as Products under this Agreement, and (ii) KO/MEC Distributors the right to distribute New Product SKUs, subject to the terms of the applicable KO Distribution Agreement, and where permissible under applicable law, subject to KO’s prior written approval of distribution by such KO Distributors of such New Product SKUs.  Without prejudice to MEC’s rights under Section 1.8.1 above, to the extent that KO or the applicable KO/MEC Distributor refuses to approve of adding New Product SKUs or any product SKUs of Monster Energy Products (collectively, “Refused New Product/s”) to a KO/MEC Distributor’s KO Distribution Agreement within fifteen (15) days of MEC’s request that New Product SKUs be added, MEC shall have the right, subject to Section 1.8.3 below, to sell, have sold, or otherwise distribute such Refused New Product SKUs (but not, subject to Section 1.8.1 above for clarity, any other Products or New Product SKUs), to the exclusion of such KO/MEC Distributors through other distributors selected by MEC, after an additional fifteen (15) days written notice to KO of its intention to do so and KO and/or the applicable KO/MEC Distributor, as the case may be, do not provide such approval prior to expiration of such fifteen (15) day period.  MEC’s right to sell, have sold, or otherwise distribute such Refused New Products/New Product SKUs pursuant to this Section 1.8.2 shall be limited to the Sub-Territories for which such approval has not been granted.

1.8.3                     MEC may, in its sole and absolute discretion, offer KO/MEC Distributors the right to distribute any Refused New Products on such terms as MEC may determine in its sole and absolute discretion.  Without limiting the foregoing, prior to launching or otherwise commencing the sale, commercialization or other distribution of any Refused New Products or entering into any contract or arrangement with respect to the acquisition, directly or indirectly, of any ownership interest in, or the management or control of, any business or assets relating to any Refused New Products, MEC shall notify KO in writing of its intention to do so and the Parties shall discuss in good faith potential business relationships or other commercial opportunities relating to the commercialization of such Refused New Products (on mutually agreeable terms), with the joint goal of promoting each Party’s focus on its core business and alignment between them and their respective product offerings, for a period of thirty (30) days]or such longer period agreed upon by the Parties.

1.8.4                     Except for Monster Energy Drinks and products distributed pursuant to the Concurrent Agreement (as defined below) or the KO Legacy Brands Coordination Agreements (as defined below), MEC shall not permit any KO Distributors to distribute any products that do not fall within the definition of the “Products” or that KO has not approved in advance in writing in accordance with this Section 1.8 (unless KO is prohibited under applicable law from disapproving of such distribution).  For the avoidance of doubt, any KO Distributor shall have

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the right to appoint one or more sub-distributors and enter into sub-distribution agreement/s therewith with respect to their Sub-Territory/ies subject to the applicable provisions of the New Distribution Agreements relating to sub-distributors.  The “KO Legacy Brands Coordination Agreements” mean, collectively, the Distribution Coordination Agreement For Crown-Transferred Energy Products dated [DATE] between KO and Monster Energy Ltd. (“MEL”) and the International Distribution Coordination Agreement For Crown-Transferred Energy Products dated [DATE] between KO and MEL.

1.8.5                     In the event of any Distribution Refusal, subject to Section 1.8.3, MEC shall only have the right to market, distribute and sell the applicable Product SKUs in the applicable Sub-Territory through any Third Party Distributor pursuant to a written distribution agreement; provided that if the Commercial Requirements terms offered to any Third Party Distributor are substantially more favorable to such Third Party Distributor than the Commercial Requirements that were offered to a Proposed Distributor during the Distributor Negotiation Process, then MEC shall first provide such Proposed Distributor in writing the right, for a period of four (4) Business Days (as defined in Section 16.1 below) from written notice by MEC (prominently noting to such Proposed Distributor that such offer expires at the end of such period, with a copy to KO of such offer), to enter into a New Distribution Agreement based on the Commercial Requirements offered to such Third Party Distributor.  Upon the expiration of such four (4) Business Day period, MEC shall be entitled to enter into a distribution agreement with the applicable Third Party Distributor in accordance herewith.

1.9                               Equipment. In each Sub-Territory in which a KO/MEC Distributor distributes Monster Energy Drink/s, KO shall consent to and authorize KO/MEC Distributors, and use reasonable efforts to the extent within KO’s reasonable control, *** that exists as of the Effective Date and from time to time during the Term of this Agreement, but solely to the extent (and in the form and manner) reasonably agreed to by the Parties on a market-by-market basis, subject to and taking into account regional, local market and financial considerations and other relevant factors, which shall in any event be ***.

2.                                      Amended and Restated CCR and Canada Distribution Agreements.  Concurrently with execution of this Agreement, MEC and Coca-Cola Refreshments USA, Inc. (“CCR”), and MEC and Coca-Cola Refreshments Canada Company (“Crown Canada”), shall execute amended and restated versions of that certain Monster Energy Distribution Agreement, dated as of October 3, 2008, and that certain Monster Energy Canadian Distribution Agreement, dated as of October 3, 2008, respectively (collectively, the “Amended and Restated Distribution Agreements”).

3.                                      KO Distributors; Distribution Agreements.  Exhibit Z sets forth certain additional terms and conditions applicable to expiration or termination of a KO Bottler Agreement.  In the event that any Primary KO Distributor is willing to distribute the Products on the terms of the KO Distribution Agreement then in effect, MEC shall not have the right to withhold its agreement to such Primary KO Distributor distributing the Products on such terms (i.e., such agreement shall be deemed to be a Distribution Commitment). MEC hereby approves in advance any whole or

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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partial transfer in the rights of KO Distributors effected or otherwise approved by KO, whether pursuant to the KO Bottler Agreement or otherwise, that results from, arises out of or relates to (i) the transfer of one or more Sub-Territories from one KO Distributor to a Primary KO Distributor, (ii) the acquisition and divestiture of ownership or control of KO Distributors, either by or from KO or other KO Distributors, pursuant to a plan adopted by KO, or (iii) any activities substantially identical to the foregoing.  KO (or any Primary KO Distributors) shall not be required to seek further approval from or make any payment to MEC or any of its Affiliates with respect to such change.  MEC’s approval pursuant to this Section 3 shall constitute prior written approval under this Agreement (and any applicable KO Distribution Agreement), provided that such approval does not result in or require MEC to pay a Severance Payment or other amounts or to extend other economic incentives, unless KO agrees to reimburse MEC therefor.

4.                                      Product Tracking Information.

4.1                               To the extent permissible under applicable law and to the extent available to KO, if a general product distribution tracking system is utilized by KO, MEC and KO will use their respective Best Efforts to require each KO Distributor to assign a KO-provided (or manufacturer-provided, as the case may be) tracking number to each Product and Product package (or such other actions as KO may reasonably request in the future) to allow for tracking of inventory and sales information by any sales data collection system then in use generally by KO and the KO Distributors, and as required under Section 3(p) of the New Distribution Agreement (Exhibit A) or any corollary provision in any KO Distribution Agreement.

5.                                      External Communications.

5.1                               Publicity.  MEC and KO each agree that the initial public, written announcements regarding the execution of this Agreement and the subject matter addressed herein shall be coordinated between the Parties prior to release.  Thereafter, each Party agrees to use commercially reasonable efforts to consult with the other Party regarding any public, written announcement which a Party reasonably anticipates would be materially prejudicial to the other Party.  Nothing provided herein, however, will prevent either Party from (a) making and continuing to make any statements or other disclosures it deems required, prudent or desirable under applicable Federal or State Security Laws (including without limitation the rules, regulations and directives of the Securities and Exchange Commission) and/or such Party’s customary business practices, or (b) engaging in oral discussions or oral or written presentations with actual or prospective investors or analysts regarding the subject matter of this Agreement, provided no Confidential Information is disclosed.  If a Party breaches this Section 5.1 it shall have a seven (7) day period in which to cure its breach after written notice from the other Party.  A breach of this Section 5.1 shall not entitle a Party to damages or to terminate this Agreement.

5.2                               Marketing and Promotion.

(i)  MEC and KO agree that the principles set forth in Section 5.2.(ii) below are generally consistent with the marketing and promotion guiding principles of both MEC and KO (the “Guiding Principles”). Notwithstanding anything set forth below, compliance with the Guiding Principles shall not constitute an obligation of either Party under this Agreement.  The Guiding Principles shall constitute unenforceable goals only of the Parties and neither Party shall be entitled to make any claim for breach against the other or enforce any remedy under this Agreement or to terminate this Agreement as the result of non-compliance with, or a violation of, any Guiding Principle(s).

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(ii)  Neither MEC nor KO will advertise, market, or promote the Products in connection with: (a) material misrepresentations or material omissions of fact about the Products branded with MEC or Monster Marks; (b) derogatory statements or messages about the other Party or its products; (c) illegal drugs, pornography, racist activities or organizations; or (d) activities, causes, or products that are generally immoral according to applicable community standards of the relevant consumer of the Products such that it is materially detrimental to the other Party’s public image and/or its rights as set forth in this Agreement.

6.                                      Commissions.

6.1                               Commissions Payable by MEC.  In exchange for KO’s performance of its obligations under this Agreement, including the provision of services under this Agreement by KO to MEC or its Affiliates, as applicable, MEC will pay KO a commission (the “Commission”) equal to the percentage set forth on Exhibit D of the Incremental Net Sales (as defined below), which percentage will be adjusted for each of the Products on the first day of each calendar year as set forth on Exhibit D with reference to MEC’s then-current Gross Profit Margin (as defined below).  The Commission will be payable monthly in arrears within forty-five (45) days of the end of each month commencing the Effective Date based on MEC’s good faith estimate of Incremental Net Sales, and shall be reconciled to reflect actual Incremental Net Sales for each calendar quarter within sixty (60) days of the end of such calendar quarter.

“Base Volume” means the number of actual cases of Products sold by MEC or any of its Affiliates to all prior distributors in the applicable territory during the twelve (12) month period ending the last day of the month immediately preceding the effective dates of each applicable KO Distribution Agreement, which amount shall be agreed to by the Parties and shall be attached to this Agreement as Exhibit E, and which shall be amended from time to time as appropriate in order to reflect any additional territories that may subsequently be added to this Agreement.

“Cost of Sales” for each of the Products means MEC’s cost of sales in the United States and Canada with respect to each such Product for any applicable period calculated on the same basis and in the same manner that cost of sales is calculated by MEC for the purposes of MEC’s periodic financial statements from time to time prepared in accordance with generally accepted accounting principles consistently applied.

“Gross Profit” for a particular Product means Net Sales of each of such Product minus the aggregate Cost of Sales of each of such Product sold during the applicable period.

“Gross Profit Margin” for each particular Product means the percentage determined by multiplying by 100 a fraction having the Gross Profit for such Product as numerator and the Net Sales for such Product as denominator.

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“Incremental Net Sales” for a particular period means that portion of the Net Sales (as defined below) of each of the Products sold by MEC or any of its Affiliates to KO/MEC Distributors during each calendar year (prorated for any period less than a calendar year) that exceeds the Base Volume during such calendar year (prorated for any period less than a calendar year) (i.e. the excess only).

“Net Sales” for any applicable period means the gross amount invoiced for all sales by MEC or any of its Affiliates to KO/MEC Distributors in the United States and Canada of each of the Products for the applicable period, less deductions for (a) federal and state excise tax to the extent paid for by MEC in the United States and Canada (b) customary discounts and sales allowances paid, accrued or credited, (c) Products returned during such period, and (d) permitted allowances, discounts, free cases or allowance programs and commissions to third parties paid or incurred by MEC in the United States and Canada (which for sake of clarity does not include the Commissions, the Facilitation Fees, and/or the CCL Facilitation Fee (as defined below)).

6.2                               Commissions Payable by KO/MEC Distributors.  In exchange for KO’s performance of its obligations under this Agreement, each KO/MEC Distributor in the United States will pay a commission to KO computed in accordance with the formula set forth on Exhibit D based on the aggregate quantity of Products invoiced by MEC to the applicable KO/MEC Distributor in the United States (the “Facilitation Fee”).  MEC will collect the Facilitation Fee from the KO/MEC Distributors in the United States on behalf of KO as provided in this Section.  MEC agrees that it has no rights whatsoever in the Facilitation Fees and may not (a) include any Facilitation Fees in its revenues or list of assets, (b) pledge, grant, or allow any lien or security interest whatsoever in any of the Facilitation Fees, (c) retain any such Facilitation Fees as full or partial payment of any amount(s) allegedly owed to MEC by KO under this Agreement or by a KO/MEC Distributor, or (d) take any action whatsoever inconsistent with KO’s ownership of the Facilitation Fees.  All of MEC’s invoices to such KO/MEC Distributors in the United States will include the Facilitation Fee, which will be payable in accordance with the terms of the MEC invoice.  MEC will receive the Facilitation Fees paid in accordance with such MEC invoice and remit all Facilitation Fee payments to KO monthly, within fifteen (15) days of the end of each calendar month.  MEC is in no way guaranteeing payment of the Facilitation Fees.  MEC will advise KO of any failure by an applicable KO/MEC Distributor to pay on a timely basis any Facilitation Fee for which it is liable within a reasonable time following such default, and cooperate with KO’s reasonable requests for assistance to collect any defaulted Facilitation Fee payments at no cost to MEC.  At KO’s request, MEC will assign all its rights to collect the defaulted Facilitation Fee to KO.  MEC shall have no obligations beyond those set forth in this Section 6.2 to assist in the collection of the Facilitation Fees.  With respect to any distribution of the Products through a KO/MEC Distributor in Canada, KO’s Canadian subsidiary (Coca-Cola Ltd., or “CCL”) and Coca-Cola Refreshments Canada Company (Crown Canada or “CCRC”) will separately agree between themselves on a similar fee (the “CCL Facilitation Fee”), which will be paid directly from CCRC to CCL.

6.3                               Acknowledgement.  For the avoidance of doubt, the Parties hereby acknowledge and agree that (i) no Commission or Facilitation Fees shall be payable with respect to the Net Sales of Pre-Coordination Distributors except in relation to New Distribution Agreements in substantially the form of the attached Exhibit A, that are entered into between Pre-Coordination Distributors and MEC pursuant to this Agreement, subject to such modifications as may be agreed upon in writing by MEC, KO (to the extent required under Section 8.2.2 below) and the

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applicable Pre-Coordination Distributor, and (ii) notwithstanding anything to the contrary herein, KO shall have no obligations hereunder (including under Section 1.2) or be subject to any liability or claims for breach hereof with respect to any Pre-Coordination Agreements (or Pre-Coordination Distributors that are not parties to such New Distribution Agreements or amendments).

6.4                               Excluded Liabilities.  Except as contemplated by Section 23.1 of this Agreement, KO shall not assume pursuant to the terms of this Agreement any of MEC’s debts, liabilities or obligations whatsoever, whether accrued, absolute, contingent, known, unknown or otherwise; any accounts payable; or any damages, losses, liabilities, claims, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, or costs and expenses arising from or relating to claims asserted by any third party or Governmental Entity regarding the Products.  “Governmental Entity” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

7.                                      Confidentiality.

7.1                               “Confidentiality” Definition.  As used herein, “Confidential Information” means any information, observation, data, written material, records, documents, computer programs, software, firmware, inventions, discoveries, improvements, developments, designs, promotional ideas, customer lists, suppliers lists, financial statements, practices, processes, formulae, methods, techniques, trade secrets, products and/or research, in each such case, of or related to a Party’s products, organization, business and/or finances; provided, however, that Confidential Information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing Party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other Party or any of its Affiliates, (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing Party prior to disclosure by the disclosing Party, (c) is legally and properly provided to the non-disclosing Party without restriction by an independent third party that is under no obligation of confidentiality to the disclosing Party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing Party, (d) is disclosed without any restrictions of any kind by the disclosing Party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing Party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing Party, and such employee or independent contractor has no knowledge of any of the Confidential Information.

7.2                               Non-Disclosure Obligations.  It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose its Confidential Information to the other, as well as to KO/MEC Distributors.  Each Party agrees that any such Confidential Information (a) will be used solely as provided by the terms and conditions of this Agreement, (b) is intended solely for the information and assistance of the other Party and/or the

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KO/MEC Distributors in the performance of such Party’s obligations or exercise of such Party’s rights under this Agreement and is not to be otherwise disclosed, (c) may be disclosed by either Party to its professional advisers for the purposes of taking professional advice, subject to appropriate obligations of professional confidentiality, and (d) may be disclosed as required by applicable law or an order by a Governmental Entity or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided, except where permitted by law, the recipient will give the disclosing Party reasonable advance notice of such required disclosure, and will reasonably cooperate with the disclosing Party, in order to allow the disclosing Party an opportunity to oppose, or limit the disclosure of the Confidential Information or otherwise secure confidential treatment of the Confidential Information required to be disclosed; provided, further, that if disclosure is ultimately required, the recipient will furnish only that portion of the Confidential Information which, based upon advice of legal counsel, the recipient is required to disclose in compliance with any such requirement.  Each Party will use its Best Efforts to protect the confidentiality of the other Party’s Confidential Information, which efforts shall be at least as extensive as the measures such Party uses to protect its own similar Confidential Information.

7.3                               Injunctive Relief.  Each Party acknowledges that the other Party will suffer irreparable harm if such Party breaches any of the provisions regarding confidentiality set forth in this Section 7 and that monetary damages will be inadequate to compensate the other Party for such breach.  Therefore, if a Party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other Party or any of its Affiliates) breaches any of such provisions, then the other Party shall be entitled to seek injunctive relief without bond (in addition to any other remedies at law or equity) to enforce such provisions.

8.                                      Distribution Agreements and Amendments.

8.1                               MEC’s Rights Regarding New Distribution Agreements.  Except as expressly provided in any KO Distribution Agreement with a KO/MEC Distributor and this Agreement (including Section 1.6), nothing in this Agreement should be construed as granting KO Distributors exclusive distribution rights for the Products or otherwise prohibiting MEC from entering or maintaining relationships with other distributors.

8.2                               Amendment of Distribution Agreements.

8.2.1                     Section 6(b) and Exhibit F of the New Distribution Agreement sets forth, without limitation, the terms under which the KO/MEC Distributor pays a Facilitation Fee to MEC (the “Facilitation Fee Terms”).  MEC covenants and agrees not to amend, modify, or delete any of the Facilitation Fee Terms, if applicable, in any of the KO Distribution Agreements with such KO/MEC Distributors without KO’s prior written consent.

8.2.2                     KO’s consent shall not be required to amend, modify, add or delete any provision of any KO Distribution Agreement (or the terms attached as Exhibit A with respect to any New Distribution Agreement proposed by MEC pursuant to the Distributor Negotiation Process) except with respect to an amendment, modification, addition or deletion (i) that would reasonably be expected to materially impact KO’s rights or benefits under such KO Distribution Agreement or this Agreement, or (ii) to any of the following terms (or otherwise materially

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affecting such terms): definition of Products (to the extent KO has consent rights with respect thereto under Section 1.8 of this Agreement), term, termination, deadlock procedures, placement in branded refrigerated equipment, distributor’s exclusivity, facilitation fee, distribution refusal, competing products or other non-competition, and amendment.  KO shall not unreasonably withhold or delay its approval of any amendment, modification, addition or deletion of any KO Distribution Agreement (or the terms attached as Exhibit A with respect to any New Distribution Agreement proposed by MEC pursuant to the Distributor Negotiation Process) that is sought by MEC and is acceptable to such KO Distributor.  KO’s approval shall be deemed to have been granted if KO does not respond within fourteen (14) Business Days of receipt of MEC’s written request; provided that such written request prominently states that failure to respond by such date will be deemed approval by KO.

8.3                               The provisions of this Section 8.3 are set forth on attached Exhibit F and incorporated in this Section 8.3 by this reference.

9.                                      Competitive Product/s.  The provisions of this Section 9 are set forth on attached Exhibit G and incorporated in this Section 9 by this reference.

10.                               Termination of KO Distribution Agreement/s.

10.1                        KO Right to Cure.  In the event of any breach or default by a KO/MEC Distributor under its KO Distribution Agreement with MEC or any other occurrence that would give rise to MEC’s right to terminate such KO Distribution Agreement, MEC will give KO written notice of such breach, default or occurrence at the same time as MEC delivers notice of such breach, default or occurrence to such KO/MEC Distributor, and KO shall have the same opportunity to cure such breach, default, or occurrence as is provided to the KO/MEC Distributor under the KO Distribution Agreement, if any, but only to the extent capable of being cured by KO.  If the KO/MEC Distributor and KO fail to cure the breach, default, or occurrence within the applicable cure period, if any, MEC may terminate such KO Distribution Agreement pursuant to and in accordance with its terms and seek any remedies available under such KO Distribution Agreement or applicable law, in its sole and absolute discretion.  KO will not, and will not directly or indirectly participate in or assist any KO/MEC Distributor (other than any wholly-owned direct or indirect subsidiary of KO (e.g., CCR)) to, challenge any right or remedy MEC invokes against such KO/MEC Distributor under any KO Distribution Agreement, except to the extent that such challenge may relate to a breach by MEC or KO of its obligations under this Agreement or is reasonably necessary for KO to prevent a material impairment of its rights under this Agreement.  MEC agrees that (a) KO is not obligated, directly or indirectly, in any way under any of the KO Distribution Agreements, (b) KO has not expressly or implicitly agreed to guarantee the performance of any KO/MEC Distributor under its respective KO Distribution Agreement with MEC, and (c) MEC will not take any action against KO to enforce a KO/MEC Distributor’s obligation/s under its KO Distribution Agreement with MEC.

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10.2                        [INTENTIONALLY OMITTED]

11.                               Term.  Unless terminated by either Party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on the twentieth (20th) anniversary of the Effective Date (the “Term”).  After such initial term, this Agreement shall, subject to being terminated by either Party pursuant to the terms of this Agreement, continue and remain in effect for as long as any KO/MEC Distributor continues to distribute some or all of the Products pursuant to the terms of a KO Distribution Agreement.

12.                               Termination By Either Party.  Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either Party may terminate this Agreement on the occurrence of one or more of the following:

12.1                        Material Breach.  The other Party’s material breach of a provision of this Agreement and failure to cure such breach within forty-five (45) days after receiving written notice describing such material breach in reasonable detail from the non-breaching Party; provided, however, if such breach is of a nature that it cannot reasonably be cured within forty-five (45) days, then the breaching Party shall have an additional forty-five (45) day period to cure such breach, providing it immediately commences, and thereafter diligently uses, in good faith, its Best Efforts to cure such breach.  For the avoidance of doubt, any material breach of Section 9 hereof shall constitute a material breach of this Agreement for purposes of this Section 12.1.

12.2                        Insolvency.  The other Party: (a) makes any general arrangement or assignment for the benefit of creditors; (b) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. Section 101 or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing); (c) has appointed a trustee or receiver to take possession of substantially all of such Party’s assets or interest in this Agreement (unless possession is restored to such Party within sixty (60) days after such taking); or (d) has substantially all of such Party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

12.3                        Agreement.  Mutual written agreement of the Parties.

12.4                        Termination of Related Agreements.

12.4.1              If the Concurrent Agreement (as defined below) is terminated by MEL pursuant to Section 11.1 thereof as a result of a breach by KO, then MEC shall have the option to terminate this Agreement upon ninety (90) days written notice to KO, which option may be exercised within one hundred twenty (120) days of the occurrence of such termination by written notice by MEC to KO.  Any such termination shall be effective ninety (90) days after KO’s receipt of MEC’s written notice of termination, and MEC shall not be liable to KO or otherwise obligated to pay to KO any Aggregate Termination Fee or other amount by reason of such termination for compensation, reimbursement or damages of whatsoever nature including, for (i) loss of prospective compensation or earnings, (ii) goodwill or loss thereof, or (iii) expenditures, investments, leases or any type of commitment made in connection with the business of KO or in reliance on the existence of this Agreement.  MEC’s right to terminate this Agreement under this Section 12.4.1 shall be independent of any other rights or remedies of MEC under this Agreement.  The “Concurrent Agreement” means the Amended and Restated International Distribution Coordination Agreement dated concurrently herewith between KO and MEL and MEC.

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12.4.2              If the Concurrent Agreement is terminated by KO pursuant to Section 11.1 thereof as a result of MEL’s breach, then KO shall have the option to terminate this Agreement upon ninety (90) days written notice to MEC, which option may be exercised within one hundred twenty (120) days of the occurrence of such termination by written notice by KO to MEC.  Any such termination shall be effective ninety (90) days after MEC’s receipt of KO’s written notice of termination, and KO shall not be liable to MEC or otherwise obligated to pay to MEC any Aggregate Termination Fee or other amount by reason of such termination for compensation, reimbursement, or damages of whatsoever nature including, for (i) loss of prospective compensation or earnings, (ii) goodwill or loss thereof, or (iii) expenditures, investments, leases or any type of commitment made in connection with the business of MEC or in reliance on the existence of this Agreement.  KO’s right to terminate this Agreement under this Section 12.4.2 shall be independent of any other rights or remedies of KO under this Agreement.

13.                               Change of Control.

13.1                        Definitions.  The following definitions apply to this Section 13 and wherever else they are used in this Agreement.  Any terms not defined herein shall have the meaning set forth in the Transaction Agreement.

13.1.1              “MEC Change of Control” means a Change of Control (as defined below), whether directly or indirectly, by or with respect to MEL or its Parent, including any Change of Control described in clauses (a)-(c) of Section 13.1.2 below that occurs during the period commencing on execution of the Transaction Agreement and ending on the Effective Date of this Agreement (as defined in the Transaction Agreement) (a “Pre-Closing MEC Change of Control”).

13.1.2              “Change of Control” means, with respect to a Person, directly or indirectly:

a.                                      a consolidation, merger or similar business combination involving such Person in which the holders of voting securities of such Person immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving Person in such transaction,

b.                                      a sale, lease or conveyance of all or substantially all of the consolidated assets, or of 50% or more of the outstanding voting securities, of such Person in one transaction or a series of related transactions, or

c.                                       any Person or group becomes the Beneficial Owner (as defined in the Transaction Agreement) of 50% or more of the outstanding voting securities of such Person.

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13.1.3     “Parent” means (a) with respect to any corporation, limited liability company, association or similar organization or entity, any Person (whether directly, through one or more of its direct or indirect Subsidiaries) owning more than fifty percent (50%) of the issued and outstanding Voting Interests of such corporation, limited liability company, association or similar organization or entity and (b) with respect to any partnership, any Person (whether directly or through one of its direct or indirect Affiliates) owning more than fifty percent (50%) of the issued and outstanding general and/or limited partnership interests.

13.1.4     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other organization or entity of which more than 50% of the issued and outstanding Voting Interests or, in the case of a partnership, more than 50% of the general partnership interests, is at the time owned by such Person (whether directly, through one or more of such Person’s direct or indirect Subsidiaries).

13.1.5     “Voting Interest” means equity interests in any entity of any class or classes (however designated) having ordinary voting power for the election of members of the governing body of such entity.

13.2        Notice of Change of Control.  As soon as is reasonably practical after the occurrence of an MEC Change of Control but in no event later than sixty (60) days thereafter MEC shall deliver written notice to KO that (a) states that an MEC Change of Control has occurred with respect to itself or its Parent, (b) states the date that the MEC Change of Control was consummated, if known, and (c) identifies the Person/s who were counterparties to such Change of Control (the “Change of Control Notice”).  “Termination Start Date” means (i) with respect to KO as the Terminating Party (as defined below), KO’s receipt of a Change of Control Notice (or the Effective Date with respect to any Pre-Closing MEC Change of Control), or (ii) with respect to MEC as the Terminating Party (as defined below), the occurrence of such Change of Control.

13.3        Termination on Change of Control.  Within sixty (60) days of the applicable Termination Start Date, either Party may terminate this Agreement (“Terminating Party”) upon written notice to the other Party (“Non-Terminating Party”) effective upon completion of such MEC Change of Control or such later receipt of written notice to the other Party in accordance herewith; provided that it (or its Affiliate that is a party to the Concurrent Agreement) simultaneously provides written notice of termination under the Concurrent Agreement for such MEC Change of Control.  In the event (i) KO is the Terminating Party and the MEC Change of Control involves Person/s that is/are a KO Competitor or (ii) MEC is the Terminating Party, MEC shall be required to pay KO seven hundred fifty million dollars ($750,000,000) (the “COC Termination Fee”), as liquidated damages and not as a penalty, provided that the amount of such COC Termination Fee shall be reduced by twenty million dollars ($20,000,000) upon each anniversary of the Effective Date commencing upon the first (1st) anniversary thereof and ending upon the tenth (10th) anniversary thereof, for a maximum reduction of two hundred million dollars ($200,000,000).  The Parties acknowledge and agree that the payment by MEC to KO of the COC Termination Fee in the event of clauses (i) and (ii) above shall be the sole amount payable by MEC to KO and KO’s exclusive remedy under this Agreement and the Concurrent Agreement for such termination to the extent terminated in accordance therewith and in such instance MEC shall not be liable to KO hereunder for the payment of any Severance Payment, Aggregate Termination Fee (as defined below) or Partial Termination Fee (as defined below) therefor.  The parties acknowledge and agree that (i) the agreements in this Section 13.3 are an

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integral part of the transactions contemplated by this Agreement, (ii) the amount of actual damages sustained by KO in such event would be extremely difficult or impossible to calculate, (iii) the COC Termination Fee constitutes a reasonable amount for liquidated damages in such event, and (iv) the COC Termination Fee shall not in any event be construed as a penalty.  Such termination shall be effective upon the completion of such MEC Change of Control.  For the avoidance of doubt, (i) MEC shall only be required to pay to KO a single COC Termination Fee for termination of this Agreement and the Concurrent Agreement upon an MEC Change of Control, and (ii) MEC shall have the sole responsibility for any fees due to KO Distributors under applicable KO Distribution Agreements in such event.  In the event that neither Party terminates this Agreement for such MEC Change of Control, MEC acknowledges and agrees that it shall not (and shall cause its applicable Affiliates not to), and it and its applicable Affiliates shall not have the right to (notwithstanding the provisions of the applicable KO Distribution Agreements), terminate any KO Distribution Agreement pursuant to Section 12(a)(ii)(B) of the New Distribution Agreement (attached hereto as Exhibit A) or any corollary provision in any KO Distribution Agreement, unless approved in advance in writing by KO.

13.4        Effect of Notice Termination.  Upon delivery of any written notice of termination of this Agreement in accordance with the terms of this Agreement, including for a MEC Change of Control, the restrictions in Section 9 hereof and any competing products or other non-competition provision under the KO Distribution Agreements, this Agreement or the Concurrent Agreement, as well as, for the avoidance of doubt, Section 8.14 of the Transaction Agreement,  shall no longer be binding upon KO, MEC or any of their respective Affiliates (or, as applicable, any KO Distributor) and thereafter shall be of no further force or effect.

14.          Termination Upon the Occurrence of Certain Changes.  If, after the Effective Date, a change in legal or regulatory conditions in the Territory occurs including, without limitation, any change in any applicable law, regulation or order, or the interpretation of any of the foregoing, in the Sub-Territory which has had, or would be reasonably expected to have, a material adverse effect on the business of distributing Products in that Sub-Territory, either Party may, upon written notice, suspend the Parties’ respective rights and obligations under this Agreement solely with respect to (a) the affected Products in the affected Sub-Territory, or (b) to the extent such change in conditions affects the business of distribution of all or substantially all Products in the Sub-Territory, all Products in the affected Sub-Territory; provided that neither MEC nor any of its Affiliates shall be permitted to sell any such Products subject to suspension in the affected Sub-Territory without first providing KO the option, in its sole discretion, to remove the cause for such suspension with respect to such Products and Sub-Territories.  In the event of any such suspension that materially adversely affects a Party’s benefits hereunder, such Party shall have the option to terminate this Agreement upon three (3) months written notice, providing the opportunity for the other Party to attempt to remove such suspension during such three (3) month period, (i) in the event that all or substantially all of the Territory is so affected, in its entirety, or (ii) otherwise, with respect to the applicable affected Sub-Territories, in each case upon written notice to the other Party; provided that, in the event MEC is the terminating Party, MEC shall not resume or otherwise conduct the sale or distribution of such terminated Products in such terminated portions of the Territory (or of any Products in the entire Territory in the event of termination of this Agreement in its entirety) for a period of twelve (12) months following such termination, unless MEC first provides KO at least sixty (60) days written notice of its intention to do so and provides KO the option during such sixty (60) day period to re-enter into this Agreement on the same terms and conditions (or such other conditions agreed to in writing by the Parties).

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15.          [INTENTIONALLY OMITTED]

16.          Automatic Termination; Termination by KO.

16.1        If neither Party has previously chosen to terminate this Agreement pursuant to its terms and all KO Distribution Agreements with KO/MEC Distributors in the Territory have been terminated for any reason (other than termination without cause by MEC) and/or expired pursuant to their terms, either Party may terminate this Agreement by notifying the other Party, in writing, of such termination effective no earlier than ten (10) Business Days (as defined below) after the date of such notice.  For purposes of this Agreement, “Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close.

16.2        In the event that at any time during the Term the volume of all Products distributed by KO/MEC Distributors in accordance with this Agreement and the Concurrent Agreement in the aggregate is fifty percent (50%) or less of the volume of all Products distributed by or on behalf of MEC or its Affiliates throughout the Territory under this Agreement and the Territory (as defined in the Concurrent Agreement), KO may terminate this Agreement by notifying MEC in writing of such termination effective no earlier than ten (10) Business Days after the date of such notice.

17.          Obligations on Termination.  In the event that this Agreement expires or is terminated in accordance with the terms hereof, MEC shall (or shall cause its applicable Affiliate to) immediately provide written notice of termination of all of its and its Affiliates’ KO Distribution Agreements with KO Distributors pursuant to and in accordance with the terms thereof, with such termination to be effective no later than twelve (12) months after such expiration or termination of this Agreement (except in the event of termination (i) for an MEC Change of Control that involves Person/s that is/are a KO Competitor, in which event such termination shall be effective no later than three (3) months after such termination of this Agreement, or (ii) for KO’s material breach pursuant to Section 12.1 or 12.4.1, in which event such termination shall be effective no later than two (2) years after such termination of this Agreement; provided that MEC shall use good faith efforts to terminate such agreements as soon as reasonably practicable, provided further that MEC may, in its sole and absolute discretion, from time to time during such two (2) year period, specify a shorter period with respect to individual territories, regions or states, as MEC determines from time to time in its sole and absolute discretion in compliance with any KO Distribution Agreement in effect at that time), unless (i) the Parties agree otherwise in writing, (ii) the applicable KO Distribution Agreement is not terminable upon such occurrence or otherwise for convenience pursuant to its terms (provided that in such event MEC shall not, and shall cause its Affiliates to not, renew or otherwise extend any such KO Distribution Agreement), or (iii) this Agreement is terminated by KO pursuant to Section 12.1 or 12.4.2 and KO provides written notice to MEC within thirty (30) days of the effective termination of this Agreement identifying any KO Distribution Agreements with KO Distributors that should not be so terminated (and, in such event, such identified KO Distribution Agreements shall not be

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terminated by MEC or its Affiliates due to the termination of this Agreement)).  Notwithstanding anything to the contrary contained in this Section 17, neither MEC nor its applicable Affiliates shall be obligated to provide notice of termination if such termination (x) is not expressly authorized under the applicable KO Distribution Agreement and/or, (y) solely in the event that this Agreement is terminated by MEC pursuant to Section 12.1 or 12.4.1, would result in MEC becoming obligated to pay to the applicable KO Distributor a Severance Payment (unless KO agrees to reimburse MEC therefor).  During the period between a notice of termination and the effective date of termination, each Party shall continue to fully perform its obligations under this Agreement.  To the extent any KO Distribution Agreement remains in effect following the expiration or termination of this Agreement in accordance with the terms hereof, MEC shall continue to pay KO any and all payments and fees that would have been due to KO under this Agreement and/or the applicable KO Distribution Agreement had this Agreement not expired or been terminated (for so long as such KO Distribution Agreement remains in effect). Sections 7, 8.2, 13.4, 18.1, 19, 20, 21, 22 and 23 of this Agreement shall survive the expiration or termination of this Agreement.

18.          Termination Fees.

18.1        “Aggregate Termination Fee” means the aggregate of the Commissions and the Facilitation Fees (including the CCL Facilitation Fee with respect to Canada) due to KO (and/or CCL, in the case of Canada) for the twelve (12) month period ending on the last day of the last calendar month preceding the effective date of termination of this Agreement for Products sold by MEC or any of its Affiliates to KO/MEC Distributors who are KO/MEC Distributors as of the effective date of such termination; provided that if termination of this Agreement occurs before the first anniversary of the Effective Date the Aggregate Termination Fee shall be increased by fifty percent (50%); and if termination of this Agreement occurs after the first anniversary of the Effective Date but before the second anniversary of the Effective Date, the Aggregate Termination Fee shall be increased by twenty-five percent (25%).  Each termination fee specified in this Section 18 will be due and payable no later than thirty (30) days after the effective date of the applicable termination and such obligation shall survive the termination or expiration of this Agreement.

18.2        If MEC terminates this Agreement pursuant to the terms of Section 12.1 or 12.4 above, KO shall, without prejudice to MEC’s rights and remedies available under this Agreement, equity and/or applicable law, but subject to Section 18, pay MEC the Aggregate Termination Fee.

18.3        If KO terminates this Agreement pursuant to the terms of Section 12.1 or 12.4 above, MEC shall, without prejudice to KO’s rights and remedies available under this Agreement, equity and/or applicable law, but subject to Section 18, pay KO an amount equal to the Aggregate Termination Fee.

18.4        Without limiting the terms of the applicable KO Distribution Agreement, if MEC terminates a KO Distribution Agreement with a KO/MEC Distributor without cause and without (a) MEC entering into a New Distribution Agreement with a Primary KO Distributor for the same Sub-Territory promptly following such termination and (b) concurrently terminating this Agreement, MEC will pay KO the Aggregate Termination Fee calculated with respect to the Commissions and Facilitation Fees (including the CCL Facilitation Fee with respect to Canada) payable with respect to the terminated KO Distribution Agreement with the applicable KO/MEC Distributor only.

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18.5        If MEC only terminates a portion of the Sub-Territory specified in a particular KO Distribution Agreement between MEC and a KO/MEC Distributor, without cause, MEC shall pay KO a partial termination fee (in each case, a “Partial Termination Fee”) equal to the Aggregate Termination Fee applicable to the terminated KO Distribution Agreement with the applicable KO/MEC Distributor only, that would be owed if the applicable KO Distribution Agreement with such KO/MEC Distributor were fully terminated on the date the partial termination occurs, multiplied by a fraction, the numerator of which is the Net Sales of Products in the terminated portion of the applicable Sub-Territory during the twelve (12) months immediately preceding such termination, and the denominator of which is the Net Sales of Products in the entire applicable Sub-Territory during the twelve (12) months immediately preceding such termination.

19.          Limitation of Damages; Limitation of Liability.  EXCEPT FOR DAMAGES DIRECTLY RESULTING FROM INDEMNITY OBLIGATIONS SET FORTH IN SECTION 23, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, OR ANY OTHER PECUNIARY LOSS) SUFFERED BY SUCH PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THESE LIMITATIONS WILL APPLY REGARDLESS OF THE LEGAL THEORY OF LIABILITY, WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER THEORY WHATSOEVER.

EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED.  NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN THIS AGREEMENT.

20.          Books and Records; Examinations.

20.1        For a period of at least two (2) years following the expiration or earlier termination of this Agreement, MEC shall maintain such books and records (collectively, “MEC Records”) as are necessary to substantiate that no payments have been made, directly or indirectly, by or on behalf of MEC to or for the benefit of any KO employee or agent who may

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reasonably be expected to influence KO’s decision to enter into this Agreement or the amount to be paid by KO pursuant hereto.  (As used herein, “payments” shall include money, property, services and all other forms of consideration.)  All MEC Records shall be maintained in accordance with generally accepted accounting principles as consistently applied by MEC.  KO and/or its representative shall have the right at any time during normal business hours, upon seven (7) days written notice, to examine the MEC Records, but not more than once per year.  The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

20.2        For a period of at least two (2) years following the expiration or earlier termination of this Agreement, KO shall maintain such books and records (collectively, “KO Records”) as are necessary to substantiate that no payments have been made, directly or indirectly, by or on behalf of KO to or for the benefit of any MEC employee or agent who may reasonably be expected to influence MEC’s decision to enter into this Agreement or the amount to be paid by MEC pursuant hereto.  (As used herein, “payments” shall include money, property, services and all other forms of consideration.)  All KO Records shall be maintained in accordance with generally accepted accounting principles as consistently applied by KO.  MEC and/or its representative shall have the right at any time during normal business hours, upon seven (7) days written notice, to examine the KO Records, but not more than once per year.  The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

20.3        MEC shall keep complete and true books and other records containing data in sufficient detail necessary to determine the Commission, the Facilitation Fee, Incremental Net Sales of the Products, Gross Profit for each of the Products, Gross Profit Margin for each of the Products, any Aggregate Termination Fee, any Partial Termination Fee, and/or any components of each of these items.

20.4        No more than once per calendar year, KO shall have the right, at its own expense, to have the books and records kept by MEC (and all related work papers and other information and documents) examined by a nationally recognized public accounting firm appointed by KO (in each case, an “Accounting Firm”) to (a) verify the calculations of the Commission, the Facilitation Fee, Incremental Net Sales, Net Sales of the Products, Gross Profit for each of the Products, the Gross Profit Margin for each of Products, any Aggregate Termination Fee, any Partial Termination Fee, and/or any component of any of the foregoing, and (b) verify the resulting payments required under this Agreement.  Prior to conducting any such examination, the Accounting Firm shall have agreed to hold in confidence and not disclose to anyone, other than the Parties or unless required by applicable law, all information reviewed by or disclosed to the Accounting Firm during such examination.

21.          Trademarks.

21.1        “MEC Marks” means the trademarks, trade names, brand names, and logos, copyright material and other intellectual property owned by MEC (whether or not registered) and used by it on the Products and/or in connection with the production, labeling, packaging, marketing, sale, advertising, and promotion of the Products.  KO acknowledges and agrees that all MEC Marks shall be and remain the exclusive property of MEC.  No right, title or interest of any kind in or to the MEC Marks is transferred by this Agreement to KO.  KO agrees that it will

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not attempt to register the MEC Marks, or any marks confusingly similar thereto, in any form or language anywhere in the world.  KO further agrees that during the Term of this Agreement it will not contest the validity of the MEC Marks or the ownership thereof by MEC.  If KO desires to reproduce any of the MEC Marks for promotional purposes, the reproduction will only be made after written approval by MEC.  KO shall only use the MEC Marks in such a manner as to ensure and maintain the high quality and goodwill associated therewith; provided, however, that KO may, in consultation with MEC, submit form or template usages or specimens of proposed use featuring the MEC Marks that may be subsequently used on other materials without seeking additional approval from MEC, provided that the form, substance, content and context of such subsequent use is not materially different from that which MEC initially approves.  KO’s use of the MEC Marks will inure for the benefit of MEC.

21.2        Infringement of MEC’s Marks.  If during the Term of this Agreement a third party institutes against MEC or KO any claim or proceeding that alleges that the use of any MEC Mark in connection with the marketing, promotion, merchandising and/or sales of the Products under this Agreement infringes the intellectual property rights held by such third party, then MEC shall, in its sole discretion, and at its sole expense, contest, settle, and/or assume direction and control of the defense or settlement of, such action, including all necessary appeals thereunder.  KO shall use all reasonable efforts to assist and cooperate with MEC in such action, subject to MEC reimbursing KO for any reasonable out-of-pocket expenses incurred by KO in connection with such assistance and cooperation.  If, as a result of any such action, a judgment is entered by a court of competent jurisdiction, or settlement is entered by MEC, such that any MEC Mark cannot be used in connection with the marketing, promotion, merchandising and/or sales of the Products under this Agreement without infringing upon the intellectual property rights of such third party, then MEC and KO promptly shall cease using such affected MEC Mark in connection with the marketing, promotion, merchandising and/or sale of the Products under this Agreement.  Neither Party shall incur any liability or obligation to the other Party arising from any such cessation of the use of the affected MEC Mark.

21.3        Termination.  Upon expiration or termination of this Agreement, KO shall cease and desist from any use of the MEC Marks and any names, marks, logos or symbols confusingly similar thereto.

21.4        Prior Agreements.  Notwithstanding the foregoing provisions of Section 21 (including the definition of “MEC Marks” as including both registered and unregistered rights), the Parties acknowledge their ongoing discussions over their respective rights in trademarks containing the term “monster,” including the agreement among the Parties and Odwalla, Inc. dated June 15, 2004 regarding MEC’s use of its MONSTER marks (the “Monster Trademark Agreement”).  Nothing contained in this Agreement shall (a) be deemed to be an acknowledgement by KO of MEC’s rights in unregistered marks containing the term “monster” or (b) limit the provisions of the Monster Trademark Agreement.  In the case of a conflict between this Section 21 and the Monster Trademark Agreement, the Parties agree that the terms of the Monster Trademark Agreement shall prevail.

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22.          Representations and Warranties.

22.1        MEC represents and warrants to KO that (i) it has the right and lawful authority to enter into this Agreement, and (ii) the execution, delivery and performance of this Agreement will not cause or require MEC to breach any obligation to, or agreement or confidence with, any other Person.

22.2        MEC warrants that all Products, all food additives in the Products, and all substances for use in, with, or for the Products, comprising each shipment or other delivery hereby made by MEC to, or on the order of, KO and/or any KO/MEC Distributor are hereby guaranteed as of the date of such shipment to be, on such date, not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, including the Food Additives Amendment of 1958 (the “Act”), or within the meaning of any substantially identical and applicable state food and drug law, if any, and not articles which may not under the provisions of Sections 404, 505, or 512 of the Act, be introduced into interstate commerce, the Canadian Food and Drugs Act, and the Natural Health Product Regulations promulgated thereunder.

22.3        MEC warrants that all Products shall be merchantable.

22.4        KO’s sole and exclusive remedy for MEC’s breach of MEC’s representations in Sections 22.2 and 22.3 above shall be as provided for in Section 23.3 below.

23.          Indemnification and Insurance.

23.1        KO agrees to indemnify and defend MEC, its Affiliates and their respective directors, officers, employees, representatives and agents (the “MEC Indemnitees”) against any third party claims and hold the MEC Indemnitees harmless from and against any and all damages, losses, liabilities, claims, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and costs and expenses (collectively “Losses”) arising out of, resulting from or otherwise connected with and to the extent attributable to (a) any willfully negligent act, misfeasance or nonfeasance by KO, its Subsidiaries, or any of their respective officers, employees, directors or agents regarding the sale, distribution or marketing of the Products, (b) the failure of any representation or warranty made by KO contained in this Agreement to be true or correct in any material respect (without regard to any references to materiality contained therein), (c) any claim, advertising, marketing, promotion or representation made, provided, disseminated or distributed by KO regarding Products that has not been approved by MEC or any MEC Indemnitee, and (d) any claim by CCR arising from the Facilitation Fee and/or Crown Canada arising from the CCL Facilitation Fee, excluding, in each case, any such Losses to the extent MEC or any of its Affiliates is required to indemnify KO therefor pursuant to Section 23.3.

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23.2        [INTENTIONALLY OMITTED]

23.3        MEC agrees to indemnify and defend KO, its Affiliates and their respective directors, officers, employees, representatives and agents (the “KO Indemnitees”) against any third party claims and hold the KO Indemnitees harmless from and against any and all Losses arising out of, resulting from or otherwise connected with and to the extent attributable to (a) the contents, formulation, manufacture, labeling, bottling or packaging of the Products, including, but not limited to, product defects, product integrity/quality failures, any ingredient safety issue, product recalls, any violation of applicable law or regulation, or any injury to or death of any person caused by the Products or any ingredient contained therein, including, for clarity, any of such claims described in the foregoing portion of this clause (a) that are brought against any KO Indemnitee based on  any KO Indemnitee’s consent to the distribution of such Products by KO Distributors in accordance with this Agreement, (b) any willfully negligent act, misfeasance or nonfeasance by MEC or any of its respective Subsidiaries, officers, employees, directors or agents, (c) any claim, advertising, marketing, promotion or representation made, provided, disseminated or distributed by MEC or by any agent or representative of MEC regarding the Products, (d) the failure of any representation or warranty made by MEC contained in this Agreement to be true or correct in any material respect (without regard to any references to materiality contained therein), (e) any claim that the authorized use by any KO Indemnitee of any of the MEC Marks pursuant to this Agreement infringes the trademark, trade dress or trade name of another, (f) any claim that any Products or packaging for any Products furnished by MEC infringes any patent, trade secret or other intellectual property right of any third party, (g) the termination or transfer of any of MEC’s existing distribution agreements in anticipation or furtherance of the rights granted to KO in this Agreement, and (h) any other Loss for which a KO Distributor is required to be indemnified by MEC or its Affiliate pursuant to a KO Distribution Agreement, excluding, in each case, any such Losses to the extent KO or any of its Affiliates is required to indemnify MEC therefor pursuant to Section 23.1 above.

23.4        During the Term of this Agreement and for a period of two (2) years thereafter, MEC and KO agree to maintain policies of insurance of the nature and amounts specified below, which shall provide the other Party as an additional insured (providing for a waiver of subrogation rights and endeavoring to provide for not less than thirty (30) days written notice of any modification or termination of coverage), and each Party shall provide to the other Party with a certificate of insurance evidencing such insurance, in a form satisfactory to such Party:

•                                          Commercial General Liability, including contractual liability coverage, with limits of at least $1,000,000 per occurrence; Bodily Injury and Property Damage / $1,000,000; Personal and Advertising Injury / $1,000,000; Products/Completed Operations / $2,000,000 General Aggregate.

•                                          Excess or Umbrella Liability with a limit of not less than $5,000,000 per occurrence over the insurance coverage described above.

For any claims under this Agreement, the applicable Party’s insurance shall be deemed to be primary and not contributing to or in excess of any similar coverage purchased by the other Party.  All deductibles payable under an applicable policy shall be paid by the Party responsible for purchasing such policy.  All such insurance shall be written by companies authorized to do business in the state or states where the work is to be performed and having at least the ratings of the respective Parties current insurers, unless not obtainable at commercially reasonable rates in light of previous premiums.

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23.5        An indemnified party under this Section 23 shall give to the indemnifying party prompt notice of the third party claim for which such indemnified party is seeking indemnification.  Until such time as the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party under this Section 23, the indemnified party will have the right to direct, through counsel of its choosing, the defense of any matter the subject of such indemnification claim.  At such time as the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party against any and all damages, losses, liabilities, claims, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and costs and expenses that may result from such matter, the indemnifying party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any matter the subject of indemnification hereunder at its expense.  The indemnified party may thereafter retain its own counsel to participate in the defense of the matter, at the indemnified party’s own expense.  The indemnified party shall provide the indemnifying parties with reasonable and relevant access to its records and personnel relating to any such matter during normal business hours and shall otherwise cooperate with the indemnifying party in the defense or settlement of any such matter, and the indemnifying party shall reimburse the indemnified party for all its reasonable out-of-pocket expenses in connection with such matter.  No settlement in respect of any third party claim may be effected by the indemnifying party without the indemnified party’s prior written approval.  If the indemnifying party shall fail to undertake any such defense, the indemnified party shall have the right to undertake the defense or settlement thereof at the indemnifying party’s expense, provided the indemnifying party has received reasonable notice of, and opportunity to participate in, any proposed settlement.

24.          Miscellaneous.

24.1        No Employment Relationship.  Notwithstanding any language in this Agreement to the contrary, the Parties intend that their relationship will be only as set forth in this Agreement.  Neither Party nor any employee, agent, officer, or independent contractor of or retained by either Party shall be considered an agent, employee or co-joint venturer of the other Party for any purpose or entitled to any of the benefits that the other Party provides for any of the other Party’s employees.  Furthermore, each Party acknowledges that it shall be responsible for all federal, state and local taxes for it and its employees and reports relative to fees under this Agreement and each Party will indemnify and hold the other Party harmless from any failure to file necessary reports or pay such taxes.

24.2        Integration.  This Agreement constitutes  the entire agreement between the Parties with respect to the subject matter of this Agreement and is intended by the Parties to be a final expression of their understanding and a complete and exclusive statement of the terms and conditions of the agreement.  This Agreement supersedes any and all agreements, either oral or in writing, between the Parties concerning the subject contained herein and contains all of the covenants, agreements, understandings, representations, conditions, and warranties mutually agreed to between the Parties.  This Agreement may be modified or rescinded only by a writing signed by the Parties hereto or their duly authorized agents.

24.3        Choice of Law.  This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict-of-law rules requiring the application of the substantive laws of any other jurisdiction.

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24.4                        Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal administrators, legal representatives, successors and assigns.  This Agreement shall not be assignable by either Party without the prior written consent of the other Party; provided, however, that (i) a MEC Change of Control shall not be deemed an assignment of the Agreement requiring KO’s consent hereunder, (ii) a Change of Control (as defined in the Transaction Agreement) with respect to KO or its Parent shall not be deemed an assignment of this Agreement requiring MEC’s consent hereunder, and (iii) KO shall not be required to obtain any such consent of MEC in relation to any assignment resulting from the transfers or changes approved in advance by MEC pursuant to the last two sentences of Section 3 of this Agreement.

24.5                        Counterparts.  This Agreement may be signed in one (1) or more counterparts, each of which shall constitute an original but all of which together shall be one (1) and the same document.  Signatures received by facsimile shall be deemed to be original signatures.

24.6                        Partial Invalidity.  Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  If any provision of this Agreement or the application of the provision to any Person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement.  The Parties shall replace any invalid and/or unenforceable provision with a valid and enforceable provision that most closely meets the aims and objectives of the invalid and/or unenforceable provision.

24.7                        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

24.8                        Drafting Ambiguities.  Each Party to this Agreement and their legal counsel have reviewed and revised this Agreement.  The rule of construction that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

24.9                        Notices.  All notices or other communications required or permitted to be given to a Party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such Party at the following respective address:

If to MEC:

Monster Energy Company
1 Monster Way
Corona, California 92879
Attention:  Chief Executive Officer
Facsimile:  (951) 739-6210

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with a copy to:

Solomon Ward Seidenwurm & Smith, LLP
401 B Street, Suite 1200
San Diego, California 92101
Attention: Norman L. Smith, Esq.
Facsimile: (619) 231-4755

If to KO:

The Coca-Cola Company
One Coca-Cola Plaza

Atlanta, Georgia 30313

Facsimile:                                         (404) 676-8621

Attention:                                         Chief Financial Officer; and

Senior Vice President, General Counsel and Chief Legal Officer

Facsimile: (404) 515-2546

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:                                         Martha E. McGarry, Esq.

Thomas W. Greenberg, Esq.

Facsimile:                                         (212) 735-2000

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) days after the date such notice or other communication is deposited with the U.S. Postal Service in accordance with this Section.  Any Party to this Agreement may give a notice of a change of its address to the other Party to this Agreement.

24.10                 Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person, other than the Parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

24.11                 Conflict.  In the event of any conflict between the terms of this Agreement and the terms of any KO Distribution Agreement, the terms of this Agreement shall govern as between KO and MEC.

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25.                               Dispute Resolution.

25.1                        Arbitration.  Any controversy, claim or dispute of whatever nature arising out of or in connection with this Agreement or the breach, termination, performance or enforceability hereof or out of the relationship created by this Agreement (a “Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of this Agreement.  The Parties understand and agree that they each have the right to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm.  Unless otherwise agreed in writing by the Parties hereto, the arbitral panel shall consist of three (3) arbitrators, each of whom shall be a retired judge from a State other than California or Georgia and shall be appointed by the AAA in accordance with Section 25.2 below.  The place of arbitration shall be Dallas, Texas.  Judgment upon the award may be entered, and application for judicial confirmation or enforcement of the award may be made, in any competent court having jurisdiction thereof.  Other than as required or permitted by an applicable governmental entity, each Party will continue to perform its obligations under this Agreement pending final resolution of any such Dispute.  The Parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

25.2                        Immediately after the filing of the submission or the answering statement or the expiration of the time within which the answering statement is filed, the AAA shall send simultaneously to each Party to the dispute an identical list of ten (10) (unless the AAA decides that a larger number is appropriate) names of retired judges from the National Roster from States other than California or Georgia.  The Parties shall attempt to agree on the three (3) arbitrators from the submitted list and advise the AAA of their agreement.  If the Parties are unable to agree upon the three (3) arbitrators, each Party to the dispute shall have fifteen (15) days from the transmittal date in which to strike no more than three (3) names objected to, number the remaining names in order of preference, and return the list to the AAA.  If a Party does not return the list within the time specified, all persons named therein shall be deemed acceptable.  From among the persons who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of the three (3) arbitrators to serve.  If the Parties fail to agree on any of the persons named, or if acceptable arbitrators are unable to act, or if for any other reason the appointment cannot be made from the submitted lists, the AAA shall have the power to make the appointment from among other retired judges on the National Roster from States other than California or Georgia without the submission of additional lists.

25.3                        The arbitration shall be governed by the laws of the State of New York, without regard to its conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code).  The arbitrators shall base the award on the applicable law and judicial precedent that would apply, and the arbitrators shall have no authority to render an award that is inconsistent therewith.  The award shall be in writing and include the findings of fact and conclusions of law upon which it is based if so requested by either Party.  Except as may be awarded to the prevailing Party, each Party shall bear the expense of its own attorneys, experts, and out of pocket costs as well as fifty percent (50%) of the expense of administration and arbitrators’ fees.

25.4                        Except as otherwise required by law, the Parties and the arbitrator(s) shall keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute.

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25.5                        Except for damages directly resulting from indemnity obligations set forth in Section 23 above, notwithstanding anything to the contrary in this Agreement, each Party waives the right in any arbitration or judicial proceeding to receive consequential, punitive, or exemplary damages.  The arbitrators shall not have the power to award consequential, punitive, or exemplary damages.

26.                               Force Majeure.

26.1                        Neither Party shall be liable for any delays in delivery or failure to perform or other loss due directly or indirectly to causes beyond such Party’s reasonable control (each, individually, a “Force Majeure Event”) including, without limitation: (a) acts of God, act (including failure to act) of any governmental authority (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (b) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such Party’s performance of its obligations is delayed for other causes.

26.2                        The Party affected by a Force Majeure Event shall give written notice to the other Party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore.  Such Party shall use its commercially reasonable efforts to resume performance as soon as reasonably possible.  Upon restoration of the affected Party’s ability to perform its obligations hereunder, the affected Party shall give written notice to the other Party within a reasonable time.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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SIGNATURE PAGE TO AMENDED AND RESTATED DISTRIBUTION COORDINATION AGREEMENT BETWEEN MONSTER ENERGY COMPANY AND THE COCA-COLA COMPANY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

MONSTER ENERGY COMPANY,	THE COCA-COLA COMPANY,
a Delaware corporation	a Delaware corporation

By:	By:
Rodney Sacks	Name:
Chief Executive Officer	Title:

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EXHIBIT A
Amended and Restated Distribution Coordination Agreement

FORM DISTRIBUTION AGREEMENT

[See Exhibit H-1 to the Transaction Agreement]

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EXHIBIT B-1
Amended and Restated Distribution Coordination Agreement

TERRITORY

The United States of America (including the District of Columbia and all states, territories, and possessions of the United States of America) and Canada (including all territories and possessions of Canada).

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EXHIBIT B-2
Amended and Restated Distribution Coordination Agreement

NON-TERRITORIES

[TO BE UPDATED UPON CLOSING]

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EXHIBIT C-1
Amended and Restated Distribution Coordination Agreement

OTHER MONSTER DRINKS

[TO BE UPDATED UPON CLOSING]

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EXHIBIT C-2
Amended and Restated Distribution Coordination Agreement

OTHER PRODUCTS

[TO BE UPDATED UPON CLOSING]

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EXHIBIT D
Amended and Restated Distribution Coordination Agreement

COMMISSIONS

Section 6.1 — If MEC’s then-current Gross Profit Margin on any particular Product or package is: (a) more than *** percent *** then the Commissions on such Product or package will be *** percent *** of Incremental Net Sales; (b) less than *** percent *** but more than *** percent ***, then the Commission on such Product or package will be *** percent *** of Incremental Net Sales; or (c) *** percent *** or less, then the Commission on such Product or package will be *** percent *** of Incremental Net Sales.

Section 6.2 — The Facilitation Fee payable by KO/MEC Distributors in the United States to MEC and then by MEC to KO shall be equal to *** per case of 24 units and *** per case of 12 units of Products sold by MEC or its Affiliates to the KO/MEC Distributor, but excluding any free or bonus unit or units used for sampling.  Any other case configuration to be mutually agreed between CCR and KO.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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EXHIBIT E
Amended and Restated Distribution Coordination Agreement

[TO BE UPDATED UPON CLOSING]

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EXHIBIT F

Amended and Restated Distribution Coordination Agreement

8.2                               Pepsi System.  Without limiting any other provisions of the Agreement, MEC will not grant any distribution rights regarding the Products to PepsiCo, or any of its Affiliates, or distributors whose sale of Pepsi products exceeds *** percent *** of such distributor’s total sales.  This provision shall not apply to general wholesalers and broad-line distributors.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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EXHIBIT G
Amended and Restated Distribution Coordination Agreement

9.                                      Competitive Product/s.

9.1                               This Competitive Products provision (Exhibit G) (this “Provision”) is made pursuant to the following recitals of fact, which recitals constitute an integral part of the Provision and this Agreement.  The Parties acknowledge, agree and represent to each other that (a) MEC has agreed to transfer substantially all of its distribution of Monster Energy Drink/s from independent distributors to KO’s system of distribution, to pay KO the Commission and to grant other benefits to KO, KO Affiliates and KO Bottlers in reliance upon KO’s covenants as set forth in this Exhibit G, (b) this Provision is a material and integral inducement to MEC completing the transactions contemplated by this Agreement, the Asset Transfer Agreement and the Transaction Agreement (the “Underlying Agreements”) and that KO is receiving valuable consideration for the covenants contained in this Provision, (c) the scope of the restrictive covenants set forth in this Provision are reasonable in view of the substantial consideration KO is receiving, (d) the performance by KO of its obligations under this Provision is a material and substantial part of the consideration due MEC under the Underlying Agreements, and (e) MEC would not have entered the Underlying Agreements in the absence of this Provision and KO acknowledges that this Provision is reasonable and necessary to protect the legitimate interests of MEC.

9.2                               During the term of this Agreement, KO shall not, and shall cause its consolidated Subsidiaries (as defined in Section 13.1.4) not to, acquire or hold, directly or indirectly, any ownership interest in, or enter into any contract or arrangement with respect to the management or control of, the business, assets, brands or trademarks related to the marketing, sale or distribution of any (i) Energy Drinks (in any and all sizes or packages), (ii) Red Bull branded products, or (iii) Rockstar branded products, owned by (a) Red Bull GmbH and Red Bull Thailand and each of their respective controlled Affiliates and/or successors (collectively, “Red Bull”) or (b) Rockstar, Inc. and its controlled Affiliates and/or successors (collectively, “Rockstar”).

9.3                               During the Term of this Agreement (the “Restricted Period”), KO shall not, and shall cause its consolidated Subsidiaries not to, directly or indirectly engage in, or knowingly assist or finance (for the specific purpose of the restricted activity) any third party in engaging in, the business of manufacturing, marketing, selling or distributing any Competitive Products in the Restricted Territories (“Energy Competitive Business”); provided, that, nothing in this Provision shall preclude or prohibit KO or its consolidated Subsidiaries from (A) consummating the transactions contemplated by any of the Transaction Documents, (B) performing their respective obligations or exercising their respective rights under any of the Transaction Documents, (C) owning equity interests in any non-consolidated entity that may be engaged in any Energy Competitive Business; provided, that none of KO or any of its consolidated Subsidiaries knowingly causes or approves in writing (to extent such a contractual approval right exists) such non-consolidated entity to engage in the Energy Competitive Business or directly or indirectly knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith, or (D) acquiring (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise) any business

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that engages in an Energy Competitive Business, if the Energy Competitive Business represents less than 50% of the acquired business’s total assets (measured based on the most recent financial statements available for the acquired business prior to the execution of definitive agreements for such acquisition) so long as a definitive agreement for the sale, transfer or other disposition of the portion of such business that engages in the Energy Competitive Business to a Third Party is entered into within 12 months (or sooner, to the extent practicable without adversely affecting the value received in such sale) following the consummation of the acquisition of such business, and consummation of any such sale, transfer or other disposition occurs within 18 months following the acquisition of such business (or, if not consummated within such period, as soon as practicable thereafter).  For the avoidance of doubt, the restrictions in this Provision shall not apply to any non-consolidated entities in which KO or its Subsidiaries or Affiliates may hold an interest; provided, that none of KO or any of its consolidated Subsidiaries knowingly causes or approves in writing (to the extent such a contractual approval right exists) such non-consolidated entity to engage in the Energy Competitive Business or directly or indirectly knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith.

9.4                               For purposes of this Provision, the term “knowingly” refers to, with respect to KO, the knowledge of any member of senior management of KO.

9.5                               For the avoidance of doubt, nothing in this Provision shall limit or modify KO’s obligations under Section 8.14 of the Transaction Agreement.

9.6                               The Parties acknowledge that the restrictions contained in this Provision are reasonable and necessary to protect the legitimate interests of the parties, constitute a material inducement to the Parties to enter into the Underlying Agreements and the other agreements contemplated hereby and thereby, are an essential element of the transactions contemplated hereby and thereby, and that any breach will result in irreparable injury to the other Party.  Each Party agrees that neither it nor any of its controlled Affiliates will challenge the enforceability of, or the reasonableness of the time, scope or geographic coverage of, any provision of this Provision in any action or proceeding.  In the event that any covenant contained in this Provision is ever adjudicated to exceed the time, geographic, scope or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, scope or other limitations permitted by applicable law.  The covenants contained in this Provision and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

9.7                               For purposes of this Provision, (a) any terms defined in the Agreement to which this Provision is attached, but not defined in this Provision, will have the meanings set forth in such agreement and (b) any terms defined in this Provision (including the following terms) will have the definitions set forth in this Provision (it being understood that definitions of any terms defined herein will supersede any definitions set forth in the Agreement to which this Provision is attached).

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9.7.1                     “Competitive Products” means (a) any Energy Beverages and/or (b) any Red Bull branded products and/or Rockstar branded products.

9.7.2                     “Energy Beverages” means any shelf-stable, non-alcoholic beverage, in ready-to-drink, powdered, drops or concentrate form, made with or without carbonation,  that both (a) is marketed or positioned to consumers as an energy beverage and (b) contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients); provided that “Energy Beverages” shall not include (whether or not they would otherwise be an Energy Beverage) either (i) any beverage which is marketed or positioned to consumers under the Coca-Cola brand and any line extensions or expansions of such products marketed under such brand, or (ii) any products marketed under the Vitaminwater brand and any line extensions or expansions of such products marketed under such brand even if such product utilizes the word “energy” on its packaging or labeling as long as such product (utilizing the word “energy” on its packaging or labeling) is also identified as a nutrient based water beverage (or words of similar import).

9.7.3                     “Excluded Territories” means any (a) Served Territory as of or after the Effective Date and as to which, at any time as of or after the one-year anniversary of the Effective Date, no distribution agreement with any KO Distributor covering any Product that is either an Energy Beverage brand that was included in the KO Asset Transfer (as defined in the Asset Transfer Agreement) or an Energy Beverage brand of NewCo (“MBC”), Company (“MEC”) or one of their Subsidiaries, in each case in such Served Territory, is in effect (in the case of an Energy Beverage included in the KO Asset Transfer, to the extent that the distribution of such Energy Beverage is occurring in substantially the same manner as occurring as of the date of the Transaction Agreement), (b) Served Territory as to which a KO Distributor previously had distribution rights that have since terminated but only upon the earlier to occur of (i) the six-month anniversary of the date of such termination if no New Distribution Agreement with a KO Distributor in such territory has been entered into by such six-month anniversary and (ii) the date when MBC or one of its Affiliates enters into a distribution agreement with a distributor that is not a KO Distributor covering such Served Territory, or (c) Unserved Refused Territory; provided, however, that (i) the one-year deadline referred to in clause (a) (the “Relevant Period”), will be deemed to be extended for as long as MBC is negotiating, as of the end of the Relevant Period, and thereafter continues to negotiate, in each case in good faith with the applicable KO Distributor, regarding a New Distribution Agreement in such Served Territory (provided that any such extension shall not exceed twelve (12) months) and (ii) no Served Territory will be deemed to be an Excluded Territory as a result of the operation of clause (a) above if there has been a Distribution Refusal by the applicable KO Distributor prior to the end of the applicable Relevant Period (as it may be extended pursuant to clause (i)) unless following such Distribution Refusal MBC or one of its Affiliates enters into a distribution agreement with a third party on terms that are more favorable to such third party, in the aggregate, than the last terms proposed to the applicable KO Distributor that was the subject of the Distribution Refusal.

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9.7.4                     “Products” means all beverages manufactured by or for MBC, MEC or any of their Subsidiaries or marketed or sold under the brands of MBC, MEC or any of their Subsidiaries, including, with respect to any period following the Effective Date, any brand included in the KO Asset Transfer.

9.7.5                     “Restricted Territories” means Served Territories and Unserved Territories, in each case, other than any Excluded Territory.

9.7.6                     “Served Territories” means, as of a given date, a territory where either of the following have been distributed pursuant to one or more distribution agreements prior to such date: (a) beverages manufactured by or for MBC, MEC or any of their Subsidiaries or marketed or sold under the brands of MBC, MEC or any of their Subsidiaries or (b) beverages manufactured by or for KO or any of its Subsidiaries or marketed or sold under the brands of KO or any of its Subsidiaries and included in the KO Asset Transfer.

9.7.7                     “Territory Implementation” means the initiation or commencement of any one or more of (a) the process to obtain or satisfy any applicable governmental, regulatory or other industry-related approvals or requirements required for distribution of the applicable Products in the applicable Unserved Territory, (b) due diligence related to determining the feasibility of distribution of Products in the applicable Unserved Territory, or (c) the commencement of negotiations with a KO Distributor with respect to the future distribution of Products in that Unserved Territory.

9.7.8                     “Third Party” means any Person other than MBC, MEC, KO or their respective Affiliates.

9.7.9                     “Transaction Documents” means the Transaction Agreement, the Asset Transfer Agreement, the Commercial Agreements (as defined in the Transaction Agreement), the Ancillary Agreements (as defined in the Asset Transfer Agreement), all exhibits and schedules to the Transaction Agreement, the Asset Transfer Agreement, the Commercial Agreements and the Ancillary Agreements (as defined in the Asset Transfer Agreement) and any other documents, certificates, agreements or letters executed in connection with the transactions contemplated by the Transaction Agreement, the Asset Transfer Agreement, the Commercial Agreements and the Ancillary Agreements.

9.7.10              “Unserved Refused Territory” means any Unserved Territory as follows:  Following the Effective Date, if KO receives a request from a KO Distributor in an Unserved Territory to make an Energy Beverage available to it for distribution in such Unserved Territory, then KO may provide a written notice to MBC of its intention to distribute products of KO or its Affiliates that are Energy Beverages in any Unserved Territory.  If (a) MBC fails to deliver to KO within 90 days after KO provides such notice to MBC a written affirmation that MBC intends in good faith to distribute products that are Energy Beverages in such Unserved Territory, (b) MBC fails to commence a Territory Implementation in respect of such Unserved Territory in good faith within 12 months after delivery to KO of such written affirmation, or (c) (i) MBC ceases to advance, in good faith, the applicable process described in the definition of Territory Implementation in such Unserved Territory after the 12-month period set forth in the foregoing clause (b) and (ii) following the 12-month period referred to in the foregoing clause

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(b), KO provides notice to MBC indicating that MBC has ceased to advance such applicable process and MBC thereafter fails to progress such process in good faith within 90 days of receipt of such notice, or (d) MBC fails to commence distribution of Products in such territory within two years after the expiration of the 90 day period referred to in the foregoing clause (c), then such territory shall become an Unserved Refused Territory; provided, however, that MBC shall be excused from initiating or continuing with any Territory Implementation during any period that (i) a governmental or regulatory approval process shall have delayed the commencement of distribution in such territory or (ii) economic conditions would reasonably be expected to have an adverse economic impact on MBC’s business of distributing Products in such Unserved Territory or to otherwise delay the commencement of distribution in such territory.

9.7.11              “Unserved Territories” means, as of a given date, a territory where neither of the following are being or have been distributed pursuant to one or more distribution agreements prior to such date: (a) beverages manufactured by or for MBC, MEC or any of their Subsidiaries or marketed or sold under the brands of MBC, MEC or any of their Subsidiaries or (b) beverages manufactured by or for KO or any of its Subsidiaries or marketed or sold under the brands of KO or any of its Subsidiaries and included in the KO Asset Transfer.

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EXHIBIT H
Amended and Restated Distribution Coordination Agreement

EXCLUDED TERRITORIES

Kalil Territories means those territories in which Kalil Bottling Co. has exclusive rights to distribute Products as of the Effective Date.

Big Geyser Territory means those territories in which Big Geyser Inc. has exclusive rights to distribute Products as of the Effective Date.

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EXHIBIT I

Amended and Restated Distribution Coordination Agreement

1.6(a)(i)     In the event that the New Distribution Agreement being negotiated is an amendment to an Existing Distribution Agreement and the Proposed Distributor is willing to agree to the terms of the Existing Distribution Agreement for the additional Sub-Territories to be added (but not to an amendment implementing terms substantially identical with the form attached as Exhibit A), upon KO’s direction, MEC shall not be permitted to withhold agreement to adding the additional Sub-Territories to the Existing Distribution Agreement.

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EXHIBIT J

Amended and Restated Distribution Coordination Agreement

KO COMPETITORS

***

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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EXHIBIT X

Amended and Restated Distribution Coordination Agreement

[TO BE UPDATED UPON CLOSING]

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EXHIBIT Z
Amended and Restated Distribution Coordination Agreement

3.                                      KO Distributors; Distribution Agreements.  Whenever a KO Bottler Agreement with a KO Distributor that is a party to a KO Distribution Agreement expires or is terminated by KO pursuant to either a deficiency termination procedure or any other right of termination stated in such a KO Bottler Agreement, KO shall notify MEC in writing within sixty (60) days after such termination.  In the event that any such former KO Distributor is no longer a party to any KO Bottler Agreement, upon written notice from KO, MEC shall (or shall cause its applicable Affiliate to) terminate all KO Distribution Agreements with such former KO Distributor to the extent that such KO Distribution Agreements can be terminated by MEC (or such applicable Affiliate) upon such occurrence or upon written notice pursuant to and in accordance with the terms of the applicable KO Distribution Agreements.  Notwithstanding the foregoing, MEC shall not be required pursuant to this Section 3 to (or to cause such applicable Affiliate to) terminate such KO Distribution Agreement (a) under which MEC is obligated to pay a Severance Payment (or other amounts required to be paid for termination) to such former KO Distributor, *** and (b) with respect to any Sub-Territory/ies applicable to the KO Distribution Agreement to be terminated, until such time as MEC receives a Distribution Commitment from a Primary KO Distributor for such Sub-Territory/ies in accordance with the Distributor Negotiation Process (mutatis mutandis).

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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EXHIBIT C

Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1993, as amended.

AMENDED AND RESTATED INTERNATIONAL DISTRIBUTION COORDINATION AGREEMENT

This AMENDED AND RESTATED INTERNATIONAL DISTRIBUTION COORDINATION AGREEMENT (this “Agreement”) is entered into as of [DATE] (the “Effective Date”), between MONSTER ENERGY LTD. (formerly TAURANGA, LTD.), a company organized and existing under the laws of the Republic of Ireland, with offices at South Bank House, Barrow Street, Dublin 4, Ireland and MONSTER ENERGY COMPANY (formerly known as Hansen Beverage Company) (collectively, “MEL”) and THE COCA-COLA COMPANY, a Delaware corporation (“KO”).  This Agreement amends and restates in its entirety that certain Monster Energy International Distribution Coordination Agreement between MEL and KO as of October 3, 2008 (the “Original Agreement”).  Capitalized terms not otherwise defined in this Agreement shall have the meaning defined in Section 2 below.

1.                                      Recitals.  This Agreement is made with reference to the following recitals of essential facts:

1.1.                            MEL and KO (each, a “Party” and collectively, the “Parties”), and their respective Affiliates (as defined below), are both engaged in the manufacture and sale of beverages.  For purposes of this Agreement, “Affiliate” shall have the meaning ascribed to such term in the Transaction Agreement.

1.2.                            MEL is a wholly owned subsidiary of Monster Energy Company (formerly known as Hansen Beverage Company), a Delaware corporation (“MEC”).  MEC or its applicable Affiliate owns the exclusive right, title and interest in and to the MEC Marks (as defined below).  MEL has been authorized by MEC or its applicable Affiliate to use the MEC Marks (as defined below) and manufacture, promote, market, distribute and sell, including without limitation through distributors appointed by MEL, the Products (as defined below) throughout the Territory (as defined below).

1.3.                            Prior to the execution of this Agreement, (i) Company (as defined in the Transaction Agreement), Parent (as defined in the Transaction Agreement) and NewCo (as defined in the Transaction Agreement) are entering into the Asset Transfer Agreement, pursuant to which Parent agrees to transfer to NewCo or one or more of NewCo’s designated Subsidiaries the KO Energy Assets (as defined in the Asset Transfer Agreement) and to assume the Assumed KO Energy Liabilities (as defined in the Asset Transfer Agreement) and Company agrees to sell to Parent or one or more of Parent’s designated Subsidiaries the Monster Non-Energy Assets and Parent agrees to assume the Assumed Monster Non-Energy Liabilities (each as defined in the Asset Transfer Agreement) (the “Asset Transfer Agreement”) and (ii) Company, NewCo, Merger Sub (as defined in the Transaction Agreement) and Purchaser (as defined in the Transaction Agreement) are entering into the Transaction Agreement, pursuant to which (a) Company reorganizes into a new holding company structure by merging Merger Sub with and into Company, with Company surviving as the wholly-owned subsidiary of NewCo, (b) upon the effective time of the merger, each outstanding share of Company’s common stock converts into one share of NewCo’s common stock (“NewCo Common Stock”), and (c) immediately after the effective time of the merger, Purchaser purchases from NewCo a number of newly issued shares of NewCo Common Stock representing one share less than 16.666% of the total number of then issued and outstanding shares of NewCo Common Stock measured on a post-issuance basis  (the “Transaction Agreement”), each as more fully described therein.  As a condition to consummating the transactions contemplated by the Asset Transfer Agreement and the Transaction Agreement, the Parties have agreed to enter into, simultaneously with the consummation of the transactions contemplated by the Asset Transfer Agreement and the Transaction Agreement, this Agreement with respect to distribution related matters.

1.4.                            KO has relationships with an extensive worldwide network of owned, partially owned or independent distributors and/or bottlers that engage in the manufacture, distribution and/or sale of KO-branded beverages. Each such distributor or bottler that is a party to an agreement with KO regarding the distribution of beverage products (as it may be amended, restated, and/or replaced from time to time, in each case a “KO Bottler Agreement”) is referred to in this Agreement as a “KO Distributor” and some or all of such distributors are collectively referred to as the “KO Distributors.”

1.5.                            Certain KO Distributors entered into various exclusive agreements with KO pursuant to which they need consent from KO to distribute competitive products offered by third parties.  Certain KO Distributors (“Pre-Coordination Distributors”) previously entered into distribution agreements (“Pre-Coordination Agreements”) with MEL (a) prior to the effective date of the Original Agreement and (b) in the case of Coca Cola Hellenic and/or its Affiliates (“Hellenic”), after the effective date of the Original Agreement but before the Effective Date of this Agreement.  Certain KO Distributors (“Existing KO Distributors”) previously entered into distribution agreements (“Existing Distribution Agreements”) with MEL pursuant to the Original Agreement.  Through this Agreement, and subject to the provisions contained herein, MEL desires to enter into, and KO desires to consent to (to the extent necessary), (x) new distribution agreements with KO Distributors designated by KO for Products (as defined below) in, and/or (y) to add to Existing Distribution Agreements (as defined above) specific sub-territories (each a “Sub-Territory” and collectively “Sub-Territories”) designated by MEL that are within the Territory (as defined below), in each case as provided hereunder (subject to the last sentence of Section 3.2 hereof) and/or (z) new distribution agreements with Pre-Coordination Distributors and those distributors that have entered into Existing Distribution Agreements (as defined below) with MEL prior to the Effective Date in Sub-Territories designated by MEL and agreed to by such KO Distributors, but only to the extent of such Sub-Territories that become subject to such New Distribution Agreement.

1.6.                            Subject to the terms of this Agreement, (i) MEL shall use its Best Efforts (as defined below) to enter into new distribution agreements for Sub-Territories substantially in the form of (a) attached Exhibit A, (b) amendments to Existing Distribution Agreements adding Sub-Territories to such Existing Distribution Agreements as may be agreed upon in writing and/or (c) to the extent applicable Existing KO Distributors are agreeable, amending applicable Existing Distribution Agreements to make them substantially identical to the form of attached Exhibit A.  The new distribution agreements in the form of attached Exhibit A or amendments referred to in

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this Recital 1.6 shall be effective from their respective effective dates, in each case, and shall be subject to such modifications as may be agreed upon in writing by MEL, the applicable KO Distributor, and to the extent required in accordance with Section 7.2 below, by KO, and are collectively referred to as the “New Distribution Agreements,” (ii) KO shall use its Best Efforts (as defined below) to, recommend and consent to and shall, upon MEL’s reasonable request, use good faith efforts to reasonably assist, the entering into of such New Distribution Agreements as set forth in Section 3.2 below, (iii) subject to the last sentence of Section 3.3 below, MEL shall use its Best Efforts to respond to KO’s or a KO Distributor’s reasonable inquiries and cooperate with KO in response to KO’s reasonable requests in relation to MEL’s relationship with KO and KO Distributors, including with respect to discussing in good faith potential resolutions of any material issues with KO Distributors relating to KO Distribution Agreements and any material disputes or performance issues thereunder, as set forth in Section 3.3 below, and (iv) MEL shall consider, in good faith, any reasonable requests by a KO Distributor to amend the form of Exhibit A, without any obligation on MEL to agree to such amendment/s that MEL determines to be unacceptable in its sole and absolute discretion.  Without limiting the foregoing, as used herein, the term “New Distribution Agreements” shall also include (i) amendments to Pre-Coordination Agreements to make them substantially identical with the form of attached Exhibit A, but only with respect to such Sub-Territories that become subject to such New Distribution Agreement, with effect from the respective effective dates of such amendments, in each case subject to such modifications as may be agreed upon in writing by MEL, KO and the applicable Pre-Coordination Distributor, and (ii) any other agreement that the parties otherwise agree in writing will constitute a New Distribution Agreement hereunder.

1.7.                            All Exhibits referred to in this Agreement shall be deemed to be incorporated into this Agreement.  In accordance with Section 23.2 of the Original Agreement, the Parties desire to supersede the Original Agreement in its entirety, which shall no longer be in force and effect, as set forth herein.

Now, therefore, in consideration of the foregoing and of the mutual representations, warranties and covenants contained herein, the Parties hereby agree that the Original Agreement is hereby superseded in its entirety as follows:

2.                                      Definitions.  For the purposes of this Agreement, the following additional definitions shall apply:

“Applicable Sub-Territory/ies” means any Sub-Territory within the Territory.

“Best Efforts” means the efforts a prudent Person (as defined below) desiring in good faith to achieve a result would use in the circumstances to ensure such result is achieved as expeditiously as possible but does not require the Person subject to such obligation to take actions that would result in any materially adverse change, or any financial change which in the aggregate, or over a period of time, would result in any materially adverse change, in the benefits to such Person under this Agreement or require such Person to expend funds or extend other economic incentives, unless otherwise expressly required under this Agreement.

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“KO Distribution Agreements” means (a) Pre-Coordination Agreements, (b) Existing Distribution Agreements, and (c) New Distribution Agreements to be entered into between MEL and a KO Distributor in the Territory after the Effective Date of this Agreement (“New Distributor/s”); in each case, together will all exhibits, appendices, and schedules thereto and as such agreements may be amended or modified.

“Energy Drink/s” means any shelf-stable, in ready-to-drink, powdered, drops or concentrate form, non-alcoholic beverage that satisfies all of the following conditions: (i) it is marketed or positioned to consumers as an energy beverage, (ii) it contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by KO, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients) and (iii) it has at least five milligrams of caffeine per ounce (the “Caffeine Requirement”), except that (A) Products under the brand Monster Energy Unleaded (substantially as such Products are formulated, manufactured, marketed and/or sold as of the date hereof, and any line extensions or expansions of such Products marketed under such brand) shall not be required to meet the Caffeine Requirement; and (B) the Caffeine Requirement shall be reduced in respect of any particular territory to the extent that any final law applicable to MEL in such territory imposing restrictions on the on-going business activities of MEL is enacted by a Governmental Entity having jurisdiction over such territory that either (1) specifically establishes a maximum caffeine concentration that is lower than the Caffeine Requirement (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration permitted by such law) or (2) is reasonably expected, based on the good faith judgment of MEL, to have an adverse impact on MEL’s business, sales or profitability in such territory due to the caffeine concentration of the Products exceeding a specified level (including, for example, a material tax imposed on beverages with caffeine concentrations above a stated amount but excluding, for the avoidance of doubt, any age or similar restriction on the manner of sale of such beverages) (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration that would not have such adverse impact); it being agreed that affected Products in any affected territory may be reformulated by MEL to the extent necessary to comply with any such law or to avoid such adverse impact.

“MEC Marks” means the trademarks, trade names, brand names, and logos (whether or not registered), copyright material and other intellectual property owned by MEC or its applicable Affiliate and used by it on the Products and/or in connection with the production, labeling, packaging, marketing, sale, advertising, and promotion of the Products.

“KO Competitor” means the Persons identified on attached Exhibit J and any Affiliates and successors thereof, it being agreed that KO may propose to MEL for MEL’s written approval to supplement or amend Exhibit J from time to time to add additional such Person/s who are significant competitors of KO who own, operate or control a distribution network for alcoholic and/or non-alcoholic beverage products or own or license alcoholic and/or non-alcoholic beverage product brands, and MEL shall not unreasonably withhold approval to such supplement or amendment (and in all cases, including any of such Person’s respective Affiliates and successors).

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“KO/MEL Distributor/s” means (a) Pre-Coordination Distributors, but only in relation to New Distribution Agreements that such Pre-Coordination Distributors may enter into pursuant to this Agreement, (b) Existing KO Distributors under Existing Distribution Agreements and (c) KO Distributors that enter into New Distribution Agreements pursuant to this Agreement, in each case, for so long as such agreements remain in effect, but only during the period in which a KO Bottler Agreement is in effect between KO and such KO/MEL Distributor.

“Products” collectively means (excluding, for purposes of this Agreement, any Products (as such term is defined in the KO Legacy Brands Coordination Agreements (as defined below))) (a) all Energy Drinks, in any form, that are offered, packaged and/or marketed by MEL or any of its Affiliates at any time, under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and/or containing the “” as a primary brand component, and which may, but are not required to contain the “” mark, and/or the “M” icon (“Monster Energy Drink/s”), (b) all drinks other than Energy Drinks, in any form, that are offered, packaged and/or marketed by MEL or any of its Affiliates at any time, under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and which may, but are not required to contain the “” mark, and/or the “M” icon (“Other Monster Drink/s”), as MEL and KO may agree upon in writing and as identified on attached Exhibit C-1 which may be amended from time to time by MEL and KO executing a mutually agreed upon amended Exhibit C-1, including any Other Monster Drinks added to a KO Distribution Agreement pursuant to Section 4.6.2 below and (c) all other beverages not specified in (a) or (b) of this definition of Products, in any form, including, without limitation, Energy Drinks, that are offered, packaged and/or marketed by MEL or any of its Affiliates at any time, but not under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and that do not contain the “” mark, and/or the “M” icon (“Other Products”), as MEL and KO may agree upon in writing and identified on attached Exhibit C-2 which may be amended from time to time by MEL and KO executing a mutually agreed upon amended Exhibit C-2.  The Products shall include all sizes of SKUs as may be determined by MEL and offered, packaged and/or marketed by MEL or any of its Affiliates in good faith from time to time, subject to Section 4.6 below (the “Product SKUs”).

“Territory” means the countries, regions or geographical areas described on attached Exhibit B, as may be amended from time to time by mutual agreement of the Parties in writing.

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3.                                      Agreement.

3.1.                            The Parties acknowledge and agree that, subject to the terms of this Agreement, and in exchange for the consideration described in the Transaction Agreement, it is their mutual intent (a) to procure and facilitate a smooth and uninterrupted transition of the distribution of all Products to applicable KO Distributors throughout the Territory and (b) that the transition will happen in due course, as KO provides Identification Notices (as defined below) pursuant to and in accordance with the Distributor Negotiation Process (as defined below).

3.2.                            KO Efforts; Access to Distributors.  To the extent permissible under applicable law (a) KO agrees to use its Best Efforts to recommend and consent to the entering into of such New Distribution Agreements, and shall, upon MEL’s reasonable request, use good faith efforts to reasonably assist the entering into of such New Distribution Agreements and the on-going relationship between MEL and such KO/MEL Distributors that have executed New Distribution Agreements with MEL, including, without limitation, by KO taking the following actions when required during the Term: (i) reasonably requesting that Proposed Distributors meet with representatives of KO (or KO and MEL) to attempt to resolve material issues related to the relationship (or failure to reach agreement with respect to a New Distribution Agreement) between MEL and such KO Distributor, (ii) participating in a reasonable number of such meetings described in clause (i), whether in person or via teleconference or video conference, at mutually agreed upon times with reasonable advance notice to KO, (iii) communicating to KO Distributors KO’s recommendation of, and consent to, the entering into of New Distribution Agreements, as well as, upon MEL’s reasonable request, sending an applicable KO Distributor a letter or email substantially in a form to be reasonably agreed upon by the Parties as set forth in Exhibit X, and (iv) refraining from discouraging, preventing and/or intentionally delaying the entry into of New Distribution Agreements between MEL and Proposed Distributors; (b) and to the extent KO has express consent rights under a KO Bottler Agreement with respect to the KO Distributor’s right to distribute products other than KO products, KO will grant such consent in the Sub-Territories with respect to the Monster Energy Drink/s designated by MEL, and with respect to the Other Monster Drink/s and the Other Products that are included in the Products, as may be agreed to between MEL, KO and such KO Distributors in a New Distribution Agreement with such KO Distributor; and (c) KO shall use reasonable efforts to permit MEL to make presentations to KO/MEL Distributors in relation to its Energy Drink business from time to time throughout the Term (as defined below), under circumstances deemed reasonably appropriate by KO.  For the avoidance of doubt, KO’s Best Efforts and MEL’s Best Efforts hereunder shall not obligate either KO or MEL, as the case may be, to expend funds or extend other economic incentives to convince KO Distributors to enter into New Distribution Agreements with MEL; it being understood by MEL that KO does not control all KO Distributors, who will independently negotiate distribution agreements directly with MEL.  Notwithstanding anything to the contrary herein, KO does not consent to (and shall have no obligation hereunder with respect to) any KO Distributor distributing Products in any Sub-Territory in which such KO Distributor does not distribute Products as of the Effective Date, unless and until such KO Distributor and all of its applicable Affiliates enter into New Distribution Agreements in the form of Exhibit A in accordance with this Agreement covering each and every Sub-Territory in which such KO Distributor or any of its Affiliates distribute or intend to distribute Products (including any Sub-Territories in which such KO Distributor or any of its Affiliates distributed Products prior to the Effective Date).

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3.3.                            MEL Efforts.  MEL shall reasonably respond to KO’s or a KO Distributor’s reasonable inquiries and cooperate with KO in response to KO’s reasonable requests in relation to MEL’s relationship with KO and KO Distributors, including, without limitation, with respect to discussing in good faith potential resolutions of any material issues with KO Distributors relating to KO Distribution Agreements and any material disputes or performance issues thereunder or any perceived material issues relating to the commercialization of MEL’s products, including, without limitation, by taking the following actions when required during the Term: participating in a reasonable number of meetings with representatives of KO (or KO and the applicable KO Distributor) to attempt to resolve material issues related to the relationship between MEL and such KO Distributor or MEL and KO (or failure to reach agreement with respect to a New Distribution Agreement), whether in person or via teleconference or video conference, at mutually agreed upon times with reasonable advance notice to MEL.  Notwithstanding anything to the contrary herein, and for the avoidance of doubt, MEL’s obligations under this Section 3.3 shall not (a) limit, delay or otherwise affect MEL’s rights and remedies relating to any breach or failure by a KO/MEL Distributor under an applicable KO Distribution Agreement, (b) constitute a basis for a defense by a KO/MEL Distributor to any claim by MEL for such KO/MEL Distributor’s breach or failure to perform under the applicable KO Distribution Agreement therewith or (c) excuse, suspend or delay a KO/MEL Distributor’s obligations under an applicable KO Distribution Agreement.

3.4.                            Manufacturing.  The Parties acknowledge and agree that it is their current mutual intention that they will consider in due course entering into a written agreement (with a KO Affiliate or a KO Distributor identified by KO) on mutually acceptable terms to provide for the manufacture of certain Products in the Territory.  This Section 3.4 shall not be deemed to be an agreement by the Parties for such manufacture and the Parties shall not have any obligations with respect thereto unless and until a written agreement has been duly executed.

4.                                      Procedures for Appointment of Distributors.

4.1.                            Designation and Identification. Without limiting the Parties’ respective obligations under the Transaction Agreement, to the extent permissible under applicable law and subject to Section 4.6.2:

4.1.1.                  MEL and KO, subject to the last sentence of Section 3.2, shall use their respective Best Efforts to cause New Distribution Agreements to be entered into on terms and conditions mutually agreeable between MEL and KO Distributors for the distribution of all Products in the Sub-Territories, pursuant to the following process:

(a)                                 At any time after the Effective Date of this Agreement, (i) MEL may decide to have KO Distributors distribute Products in any additional territory/ies in the Territory, in which event MEL will deliver written notice (the “MEL Designation Notice”) to KO designating the specific Sub-Territory/ies in which MEL desires KO Distributors to distribute the Products and/or (ii) KO may determine, in consultation with MEL, that it is economically feasible to terminate an existing distributor in the Applicable Sub-Territory/ies, in which event  KO will deliver written notice (the “KO Designation Notice”, and together with the MEL Designation Notice, the “Designation Notice”) to MEL designating such Applicable Sub-Territory/ies.  Within seven (7) days of its receipt of the MEL Designation Notice or delivery of

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the KO Designation Notice, KO will deliver written notice (the “Identification Notice”) to MEL identifying the specific KO Distributors (the “Proposed Distributors”) proposed to be appointed to distribute the Products in the respective Sub-Territory/ies identified in the Designation Notice (subject to the last sentence of Section 3.2 hereof) and any additional relevant information as may be in KO’s possession concerning such Proposed Distributor or the Sub-Territory covered by it that is reasonably requested by MEL (provided that KO shall not be required to deliver information that KO is obligated to keep confidential).  In the event that KO fails to deliver an Identification Notice in accordance with this Section 4.1.1 within the prescribed period and does not cure such failure within seven (7) days written notice thereof, such failure shall be deemed to be a failure to deliver a Distribution Commitment with respect to the applicable Sub-Territory/ies.

(b)                                 MEL shall, within twenty-one (21) days of receipt of the Identification Notice (or Identification Notice amendment, as applicable), deliver to each such Proposed Distributor accepted by MEL, a New Distribution Agreement that provides for the applicable KO Distributor to obtain exclusive distribution rights for all accounts and classes of accounts in the applicable Sub-Territory/ies, except to the extent approved in advance in writing by KO or otherwise agreed between MEL and such Proposed Distributor, along with the relevant details and instructions sufficiently explaining to such Proposed Distributor the requirements relating to submitting a Distribution Commitment (as defined below) in accordance herewith and providing requirements with respect to pricing, margins and promotional contribution commitments, including equipment requirements (the “Commercial Requirements”).  MEL shall not reject (nor refuse to accept) a KO Distributor holding the exclusive right to distribute (or that otherwise is the primary distributor of) “Coca-Cola” brand products in an applicable Sub-Territory (“Primary KO Distributor”), subject to compliance with the other provisions of this Section 4.1.1.  MEL shall diligently and in good faith negotiate the terms of such New Distribution Agreement using its Best Efforts to enter into such New Distribution Agreement with such Proposed Distributor for a period of at least forty-five (45) days (the “Initial Negotiation Period”), subject to such modifications to such form as may be agreed upon in writing by MEL, the Proposed Distributor and KO.  Notwithstanding anything to the contrary herein, and for the avoidance of doubt, MEL’s “Best Efforts” under Sections 4.1 and 4.5(c) shall not obligate MEL to (i) agree to any amendments to such New Distribution Agreements which MEL, in good faith, deems inappropriate or unacceptable in its sole and absolute discretion, (ii) enter into any such New Distribution Agreement with respect to any Sub-Territory in which MEL is then party to an existing Third Party Agreement (as defined below) that would provide economic and other material operational terms (that are not addressed under the terms of Exhibit A) that are materially less favorable to MEL in the aggregate than the economic and other material operational terms of such Third Party Agreement, or (iii) violate, or incur any material liabilities arising under, the Third Party Agreement or any applicable laws or regulations in the applicable Sub-Territory.  Exhibit I sets forth certain additional terms and conditions applicable to negotiation of New Distribution Agreements that constitute amendments of Existing Distribution Agreements in accordance with Exhibit A.

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(c)                                  If the Proposed Distributor does not deliver, or refuses to deliver, to MEL a Distribution Commitment (as defined below) within such Initial Negotiation Period, KO shall have the right to participate or otherwise assist in further negotiations between MEL and such Proposed Distributor for an additional period of at least fifteen (15) days, and MEL shall diligently and in good faith negotiate the terms of such New Distribution Agreement using its Best Efforts to enter into such New Distribution Agreement with such Proposed Distributor during such additional fifteen (15) day period (the “Second Negotiation Period”); provided that MEL may reject any proposed amendments to such New Distribution Agreement in its sole and absolute discretion.

(d)                                 If the Proposed Distributor fails to deliver such Distribution Commitment following the process set forth in clauses (a)-(c) above; provided that MEL used good faith efforts to meet and confer with the applicable KO Distributor to resolve any differences, then such failure shall be deemed a Distribution Refusal (as defined and provided for in Section 4.6 below).  The process set forth in clauses (a)-(d) of this Section 4.1.1 shall be referred to herein as the “Distributor Negotiation Process”.

(e)                                  “Distribution Commitment” means (a) a duly executed New Distribution Agreement (including acceptance of the Commercial Requirements) in the form provided by MEL or another form acceptable to MEL (provided that MEL shall consider, in good faith, any reasonable requests by a Proposed Distributor to amend the form of Exhibit A, without any obligation on MEL to agree to any such amendment/s that (i) MEL determines to not be acceptable in its sole and absolute discretion, (ii) with respect to any Sub-Territory in which MEL is then party to an existing Third Party Agreement, would provide economic and other material operational terms (that are not addressed under the terms of Exhibit A) that are materially less favorable to MEL in the aggregate than the economic and other material operational terms of such Third Party Agreement, or (iii) violate, or incur any material liabilities arising under, the Third Party Agreement or  any applicable laws or regulations in the applicable Sub-Territory), which entitles MEL to accept and execute such New Distribution Agreement, but only after the effective termination of any Third Party Agreement/s (as defined below) for the Sub-Territory/ies applicable to such New Distribution Agreement (provided that such entitlement to accept and execute shall be irrevocable for a period of one hundred twenty (120) days after MEL’s receipt thereof and, thereafter, such Proposed Distributor may revoke such Distribution Commitment in its sole discretion upon written notice to MEL) and, to the extent there is a Third Party Agreement in effect in the applicable Sub-Territory, together with (b) a Severance Commitment (as defined below).  MEL shall notify such Proposed Distributor if the duly executed New Distribution Agreement submitted by the Proposed Distributor is not in a form and substance acceptable to MEL, identifying in general why such New Distribution is not acceptable to MEL and in the event that MEL fails to so respond within ten (10) days of receipt of a duly executed New Distribution Agreement, the Proposed Distributor shall have the right to revoke such Distribution Commitment upon written notice to MEL.  If the Proposed Distributor delivers the Distribution Commitment, then immediately after the effective termination of any applicable Third Party Agreements (and, to the extent provided in a Severance Commitment, such Proposed Distributor pays any amounts agreed to be paid under the Severance Commitment) for the Sub-Territory/ies applicable to the applicable Distribution Commitment (or if there are no such Third Party Agreements, immediately upon receipt thereof), MEL shall execute such Distribution Commitment to the extent not previously revoked by such Proposed Distributor in accordance herewith (which thereupon shall constitute the applicable New Distribution Agreement), and deliver the fully executed New Distribution Agreement to such Proposed Distributor with a copy to KO promptly following the execution thereof.  For the avoidance of doubt, MEL shall not approach or engage any KO Distributors without first notifying KO in writing.

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4.1.2.                  The provisions of this Section 4.1.2 are set forth on attached Exhibit E and are incorporated in this Section 4.1.2 by this reference.

4.1.3.                  In the event that there is a Third Party Agreement in effect in the Sub-Territory that is the subject of a Distributor Negotiation Process, MEL shall (i) reasonably consult with the Proposed KO Distributor to determine whether it would be permissible and lawful under the applicable Third Party Agreement and applicable law, and economically feasible for MEL and the Proposed KO Distributor for MEL to terminate such Third Party Agreement, and (ii) negotiate in good faith with the Proposed KO Distributor to attempt to reach a reasonable agreement regarding the form and substance of what would constitute an acceptable Severance Commitment under such circumstances (collectively, the “Severance Discussions”).  Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that, unless the Proposed KO Distributor and MEL reach agreement regarding the acceptable form and substance of the Severance Commitment for the applicable Sub-Territory pursuant to the Severance Discussions (or MEL otherwise accepts a Distribution Commitment for the applicable Sub-Territory that includes a Severance Commitment pursuant to the Distributor Negotiation Process), (i) the Proposed KO Distributor shall not be required to pay or agree to pay any such Severance Payment or other amounts to such Third Party Distributor, and (ii) MEL shall not be required to terminate the applicable Third Party Agreement to the extent that MEL determines, in its sole and absolute discretion, that such termination would result in any requirement to pay a Severance Payments or other amounts to such Third Party Distributor for such termination.  “Severance Commitment” shall mean a written commitment by the Proposed Distributor that is agreed upon by MEL and the Proposed KO Distributor pursuant to the Severance Discussions (or that MEL otherwise accepts as part of a Distribution Commitment for the applicable Sub-Territory pursuant to the Distributor Negotiation Process), providing for the Proposed KO Distributor’s irrevocable commitment to pay or contribute to any Severance Payments and/or any other amounts necessary to terminate the applicable Third Party Agreement (and which may address other issues, such as the timing and manner of any such payment or contribution).

4.2.                            MEL’s Rights Regarding New Distribution Agreements.  Except as expressly provided in any KO Distribution Agreement with a KO/MEL Distributor and this Agreement (including Section 4.5(b)), nothing in this Agreement should be construed as granting KO Distributors exclusive distribution rights for the Products or otherwise prohibiting MEL from entering or maintaining relationships with other distributors.

4.3.                            Acceptance.  Except as expressly provided in any KO Distribution Agreement with a KO/MEL Distributor and this Agreement (including Section 4.1), nothing in this Agreement should be construed as granting KO Distributors exclusive distribution rights for the Products or otherwise prohibiting MEL from entering or maintaining relationships with other distributors.

4.4.                            [RESERVED]

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4.5.                            Third Party Agreements.

(a)                                 As soon as practicable, but in no event later than ten (10) days, after an KO Distributor has delivered a Distribution Commitment with respect to an Applicable Sub-Territory/ies, MEL shall (or shall cause its applicable Affiliate to), including, if necessary and provided that MEL has received a Severance Commitment, by payment of any Severance Payment (subject to and as defined in Section 4.5(c) below), lawfully commence and implement terminating, to the extent permissible under and in accordance with its terms and applicable law, any existing distribution or similar agreements or arrangements with third party distributors who are not KO Affiliates or other KO Distributors (“Third Party Distributors”) relating to the distribution of any Products (“Third Party Agreements”) in the Applicable Sub-Territory/ies, to the extent such Sub-Territory/ies is/are covered by the Distribution Commitment.  Upon the effective date of any such effective termination, MEL shall cease distributing Products through any such terminated Third Party Distributor and shall commence distribution through the applicable KO Distributor in accordance with the applicable New Distribution Agreement.  “Severance Payment” means the quantifiable amount expressly provided for in the applicable Third Party Agreement that MEL is obligated to pay to the applicable Third Party Distributor under such Third Party Agreement for the lawful termination of such Third Party Agreement, without cause and/or for convenience, in accordance with its terms.

(b)                                 except as provided in the next sentence, or as otherwise expressly provided by this Agreement, MEL shall not (and shall cause its Affiliates to not) enter into any new coordination, distribution or similar agreements or arrangements (or otherwise amend any similar existing arrangements to grant any third party additional rights), relating to the distribution of any Products in the Territory or distribute Products in the Territory other than through KO, its Affiliates and/or the KO Distributors in accordance with this Agreement and the applicable KO Distribution Agreements.  The foregoing shall not apply (i) to the Sub-Territories subject to Third Party Agreements existing as of the Effective Date that remain in effect in accordance with this Agreement (e.g., those that will not be and/or have not yet been terminated in accordance with Section 4.5(a) above), (ii) to the Sub-Territories with respect to which both (1) no KO Distribution Agreement has been entered into with a KO Distributor, and (2) a Distributor Negotiation Process was completed in accordance with this Agreement but no Distribution Commitment was provided, (iii) to the Sub-Territories with respect to which a KO Distributor has been terminated and a Distributor Negotiation Process was completed to replace such KO Distributor, but such KO Distributor was not replaced with a Primary KO Distributor, and (iv) to the extent otherwise expressly authorized under other Sections of this Agreement (including, for clarity, Section 4.6); provided that, in no event, shall MEL (and MEL shall cause its Affiliates not to) enter into any agreements or arrangements (or amendment of any agreement or arrangement) that conflicts with MEL’s obligations or KO’s rights or benefits under this Section 4.5 (such as agreeing to amend a Third Party Agreement to make it not terminable by MEL or its applicable Affiliate).  Notwithstanding anything to the contrary, the first sentence of this Section 4.5(b) shall not apply to (i) MEL directly making arrangements with “MMM” accounts or its functional equivalent as defined or provided in an applicable KO Distribution Agreement relating to Large Accounts (as defined in the applicable KO Distribution Agreement) having multiple outlets in one or more market/s and/or Sub-Territories in the Territory and (ii) any Distributor’s Accounts (as defined in the applicable KO Distribution Agreement) that are expressly identified in the applicable KO Distribution Agreement as not exclusive to (or not served by) such KO Distributor.

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(c)                                  Provided that a KO Distributor has delivered a Distribution Commitment (including acceptance of the Commercial Requirements) with respect to an Applicable Sub-Territory, and other than as expressly agreed by the Parties in writing, to the extent that any Third Party Agreements existing as of the Effective Date are not terminable in accordance with Section 4.5(a) above, MEL shall (and shall cause its applicable Affiliate to) (i) use commercially reasonable efforts (without limiting MEL’s obligation as provided in the last sentence of this Section 4.5(c)) to negotiate the termination of such Third Party Agreements pursuant to and in accordance with the terms thereof as soon as reasonably practicable following the Effective Date, and (ii) to the extent not prohibited by the terms thereof, not renew (other than automatic renewals or renewals by the Third Party Distributor as provided in an applicable Third Party Agreement) or expand such Third Party Agreement.  Promptly upon effective termination or expiration of any Third Party Agreements or with respect to Products for which there is no existing Third Party Agreement or KO Distribution Agreement in the Sub-Territory (including the transfer of distribution rights for Products and Sub-Territories covered by the terminated Third Party Agreements), MEL shall use its Best Efforts to enter into a New Distribution Agreement with a Primary KO Distributor with respect to such Sub-Territory and Products pursuant to and in accordance with the Distributor Negotiation Process (mutatis mutandis) or, as otherwise may be agreed by KO, MEL and the applicable KO Distributor, adding such Products and Sub-Territories to Existing Distribution Agreements.  In the event a Severance Payment or other termination fees are required to be paid by MEL under a Third Party Agreement or applicable law to terminate the distribution thereunder of such third party distributor with respect to Products in the Territory, MEL reserves the right, in accordance herewith, to require (and shall not be required to accept any Distribution Commitment that does not include) a Severance Commitment, including an agreement by the applicable KO Distributor (i.e., the Proposed Distributor intended to acquire such distribution rights upon termination of the Third Party Agreement) to (i) pay for the applicable Severance Payment or other amounts payable to such third party distributor (or a portion thereof to the extent agreed by MEL in writing) in connection with the termination of its applicable Third Party Agreement, or (ii) permit MEL to delay the execution of the Distribution Commitment until such Third Party Agreement expires or can be terminated pursuant to its terms without a Severance Payment or other amounts payable to such Third Party Distributor, unless the Parties otherwise agree in writing that such agreement will not be required in such instance, it being understood and agreed that MEL shall reasonably cooperate with such KO Distributor in good faith with a view towards mitigating any such Severance Payment and other required amounts to the extent any such Severance Payments or other amounts are required under any applicable Third Party Agreement and applicable laws.

4.6.                            Distribution Refusal.

4.6.1.                  If, after the Distributor Negotiation Process provided for in Sections 4.1 above, including MEL’s good faith effort to meet and confer with the applicable Distributor to resolve any differences (a) a Proposed Distributor fails to deliver a Distribution Commitment or, in breach of its agreement with MEL, a KO/MEL Distributor, at any time thereafter, otherwise refuses to distribute or to continue to distribute substantially all Monster Energy Drink/s, as the

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case may be, designated by MEL in good faith for sale in the Applicable Sub-Territory, (b) KO has not provided consent (to the extent required) to such KO Distributor to distribute substantially all Monster Energy Drink/s, as the case may be, designated by MEL in good faith for sale in the Applicable Sub-Territory, (c) KO has not provided consent (to the extent required) to an applicable KO Distributor to distribute substantially all Other Monster Drinks or Other Products included in the Products, as the case may be, designated by MEL in good faith for sale in the applicable Sub-Territory or (d) KO has provided such consent to such KO Distributor’s distribution of Other Monster Drinks or Other Products but such KO Distributor refuses to distribute or to continue to distribute substantially all such Other Monster Drinks or Other Products, as the case may be (each, as to such category of Monster Energy Drinks, Other Monster Drinks or Other Products subject to such refusal, a “Distribution Refusal”), MEL shall have the right, subject to Section 4.6.5, to market, distribute and sell, and/or to continue to market, distribute and sell, directly or through a third party distributor, to the exclusion of KO or such KO/MEL Distributor, as the case may be, all or substantially all of the Product SKUs (including the declined Products), of such applicable category of Products subject to such Distribution Refusal (i.e., Monster Energy Drinks, Other Monster Drinks or Other Products, as the case may be), so designated for sale by MEL in the Applicable Sub-Territory, upon forty-five (45) days written notice to KO (with a copy to the Chief Executive Officer and Chief Financial Officer of KO) of its intention to do so; provided that such Distribution Refusal continues to exist after such forty-five (45) day period.  In such event, the KO Distribution Agreement with such KO/MEL Distributor may be terminated by the KO/MEL Distributor if substantially all of the Products under such KO Distribution Agreement are distributed to the exclusion of such KO/MEL Distributor.  MEL’s rights to enter into agreements with other distributor/s (including Third Party Distributors) or otherwise market, distribute and sell Products or Monster Energy Drink/s, as the case may be, shall be limited to the Applicable Sub-Territories for which such Distribution Refusal applies.

4.6.2.                  KO hereby irrevocably grants MEL approval in advance for the distribution by KO/MEL Distributors (subject to the last sentence of Section 3.2) of any and all Monster Energy Drink/s during the Term (i) in ready to drink form, and (ii) such other form(s), unless KO determines such other forms are not operationally or logistically viable for KO Distributors with respect to the distribution and related activities by KO Distributors as contemplated hereunder and under the KO Distribution Agreements, (provided that, for clarity, refusal to distribute or provide consent to any such non-viable non-ready-to-drink form of Monster Energy Products or of any Other Monster Drink or Other Product shall constitute “Refused New Products” (as defined below), with respect to Section 4.6.2 and 4.6.3).  At any reasonable time prior to launching or otherwise commencing the sale or other distribution of any product SKUs of Other Monster Drink/s or Other Products that MEL or any of its Affiliates may determine to sell or otherwise distribute after the Effective Date (each a “New Product SKUs”), MEL shall offer (i) KO the option to include such New Product SKUs as Products under this Agreement, and (ii) KO/MEL Distributors the right to distribute New Product SKUs, subject to the terms of the applicable KO Distribution Agreement, and where permissible under applicable law, subject to KO’s prior written approval of distribution by such KO Distributors of such New Product SKUs. Without prejudice to MEL’s rights under Section 4.6.1 above, to the extent that KO or the applicable KO/MEL Distributor refuses to approve of adding New Product SKUs or any product SKUs of Monster Energy Products (collectively “Refused New Product/s”) to a

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KO/MEL Distributor’s KO Distribution Agreement within fifteen (15) days of MEL’s request that New Product SKUs be added, MEL shall have the right, subject to Section 4.6.3 below, to sell, have sold or otherwise distribute in the applicable Sub-Territory, such Refused New Product SKUs (but not, subject to Section 4.6.1 above for clarity, any other Products or New Product SKUs) to the exclusion of such KO/MEL Distributors, through other distributors selected by MEL, after an additional fifteen (15) days written notice to KO of its intention to do so and KO and/or the applicable KO/MEL Distributor, as the case may be, do not provide such approval prior to expiration of such fifteen (15) day period.  MEL’s right to sell, have sold, or otherwise distribute such Refused New Products/New Product SKUs pursuant to this Section 4.6.2 shall be limited to the Sub-Territories for which such approval has not been granted.

4.6.3.                  MEL may, in its sole and absolute discretion, offer KO/MEL Distributors the right to distribute any Refused New Products on such terms as MEL may determine in its sole and absolute discretion.  Without limiting the foregoing, prior to launching or otherwise commencing the sale, commercialization or other distribution of any Refused New Products or entering into any contract or arrangement with respect to the acquisition, directly or indirectly, of any ownership interest in, or the management or control of, any business or assets relating to any Refused New Products, MEL shall notify KO in writing of its intention to do so and the Parties shall discuss in good faith potential business relationships or other commercial opportunities relating to the commercialization of such Refused New Products (on mutually agreeable terms), with the joint goal of promoting each Party’s focus on its core business and alignment between them and their respective product offerings, for a period of thirty (30) days or such longer period agreed upon by the Parties.

4.6.4.                  Except for Monster Energy Drinks and products distributed pursuant to the Concurrent Agreement (as defined below) or the KO Legacy Brands Coordination Agreements (as defined below), MEL shall not permit any KO Distributors to distribute any products that do not fall within the definition of the “Products” or that KO has not approved in advance in writing in accordance with this Section 4.6 (unless KO is prohibited under applicable law from disapproving of such distribution).  For the avoidance of doubt, any KO Distributor shall have the right to appoint one or more sub-distributors and enter into sub-distribution agreement/s therewith with respect to their Sub-Territory/ies subject to the applicable provisions of the New Distribution Agreements relating to sub-distributors.  The “KO Legacy Brands Coordination Agreements” mean, collectively, the Distribution Coordination Agreement For Crown-Transferred Energy Products dated [DATE] between KO and MEC and the International Distribution Coordination Agreement For Crown-Transferred Energy Products dated [DATE] between KO and MEL and MEC.

4.6.5.                  In the event of any Distribution Refusal, subject to Section 4.6.3, MEL shall only have the right to market, distribute and sell the applicable Product SKUs in the applicable Sub-Territory through any Third Party Distributor pursuant to a written distribution agreement; provided that if the Commercial Requirements  terms offered to any Third Party Distributor are substantially more favorable to such Third Party Distributor than the Commercial Requirements that were offered to a Proposed Distributor during the Distributor Negotiation Process, then MEL shall first provide such Proposed Distributor in writing the right, for a period of four (4) Business Days (as defined in Section 14(a) below) from written notice by MEL

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(prominently noting to such Proposed Distributor that such offer expires at the end of such period, with a copy to KO of such offer), to enter into a New Distribution Agreement based on the Commercial Requirements offered to such Third Party Distributor.  Upon the expiration of such four (4) Business Day period, MEL shall be entitled to enter into a distribution agreement with the applicable Third Party Distributor in accordance herewith.

4.7.                            Equipment.  In each Sub-Territory in which a KO/MEL Distributor distributes Monster Energy Drink/s, KO shall consent to and authorize KO/MEL Distributors, and use reasonable efforts to the extent within KO’s reasonable control, *** that exists as of the Effective Date and from time to time during the Term of this Agreement, but solely to the extent (and in the form and manner) reasonably agreed to by the Parties on a market-by-market basis, subject to and taking into account regional, local market and financial considerations and other relevant factors, which shall in any event be ***.

4.8.                            KO Distributors; Distribution Agreements.  Exhibit Z sets forth certain additional terms and conditions applicable to expiration or termination of a KO Bottler Agreement. In the event that any Primary KO Distributor is willing to distribute the Products on the terms of the KO Distribution Agreement then in effect, MEL shall not have the right to withhold its agreement to such Primary KO Distributor distributing the Products on such terms (i.e., such agreement shall be deemed to be a Distribution Commitment). MEL hereby approves in advance any whole or partial transfer in the rights of KO Distributors effected or otherwise approved by KO, whether pursuant to the KO Bottler Agreement or otherwise, that results from, arises out of or relates to (i) the transfer of one or more Sub-Territories from one KO Distributor to a Primary KO Distributor, (ii) the acquisition and divestiture of ownership or control of KO Distributors, either by or from KO or other KO Distributors, pursuant to a plan adopted by KO, or (iii) any activities substantially identical to the foregoing. KO (or any Primary KO Distributors) shall not be required to seek further approval from or make any payment to MEL or any of its Affiliates with respect to such change. MEL’s approval pursuant to this Section 4.8 shall constitute prior written approval under this Agreement (and any applicable KO Distribution Agreement), provided that such approval does not result in or require MEL to pay a Severance Payment or other amounts or to extend other economic incentives, unless KO agrees to reimburse MEL therefor.

4.9.                      Performance.

4.9.1.                  During the Term, MEL shall have primary responsibility for the overall global branding and positioning of the Products, as well as brand and image marketing for the Products, in such form and manner and of such nature and to such extent as may be determined by MEL in its sole and absolute discretion from time to time (“Global Branding and Marketing”).  KO acknowledges and agrees that MEL makes no express or implied warranty, representation or covenant relating to or in connection with any Global Branding and Marketing activities, including without limitation, the value, performance, extent, effectiveness, quantity,

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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quality, success or results of any such activities or the lack thereof.  For clarity, KO shall not have any claim against MEL and hereby releases MEL from all and any claims by, and liability to, KO of any nature arising from or relating to or in connection with (i) MEL’s failure to procure, provide or perform any Global Branding and Marketing activities or (i) the value, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.

4.9.2.                  To the extent permissible under applicable law and to the extent available to KO, if a general product distribution tracking system is utilized by KO, MEL and KO will use their respective Best Efforts to require each KO/MEL Distributor to assign a KO-provided (or manufacturer-provided, as the case may be) tracking number to each Product and Product package (or such other actions as KO may reasonably request in the future) to allow for tracking of inventory and sales information by any sales data collection system then in use generally by KO and the KO Distributors, and as required under Section 3(p) of the New Distribution Agreement (Exhibit A) or any corollary provision in any KO Distribution Agreement.

4.9.3.                  During the Term, KO shall:

(a)                                 Work with and reasonably assist MEL where reasonably feasible in obtaining (at MEL’s expense) all import licenses and governmental approvals which may be necessary to permit the sale of Products in the Territory and which have not been obtained by MEL prior to the Effective Date, and provide reasonable assistance to MEL for the renewal of any licenses or approvals which have been obtained as of the Effective Date;

(b)                                 KO’s obligations under this Section 4.9.3 shall not require KO to incur any out-of-pocket expenses or other costs other than the time reasonably spent by KO personnel to comply with the terms of this Section 4.9.3.

5.                                      Commissions.

5.1                               Commissions Payable by MEL.  The Parties acknowledge and agree that all Commissions due to KO under the Original Agreement for the period ended prior to the Effective Date have been paid or otherwise satisfied and neither Party owes the other any amounts therefor under the Original Agreement. In exchange for KO’s performance of its obligations under this Agreement, including the provision of services under this Agreement by KO to MEL or its Affiliates, as applicable, MEL, or (subject to the last sentence of this Section 5.1) such Affiliate of MEL as MEL designates by written notice to KO, will pay KO a commission (the “Commission”) for each region in the Territory set forth in Exhibit D-1 (each, a “Region”) equal to the greater of, on a Region-by-Region basis:  (x) *** of the Net Profit on the Incremental Net Sales (as defined below) in such Region after the Effective Date, and (y) *** per *** included in the Incremental Net Sales in such Region after the Effective Date.  The Commission will be payable monthly in arrears within forty-five (45) days of the end of each month commencing on the Effective Date based on MEL’s good faith estimate of the

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Incremental Net Sales and the Net Profit thereon on a Region-by-Region basis, and shall be reconciled to reflect actual Incremental Net Sales and the Net Profit thereon for each calendar quarter within sixty (60) days of the end of such calendar quarter.  For the avoidance of doubt, the computation of the Commission set forth in the preceding sentence is subject to the Maximum Annual Commission calculation set forth below, as applicable.  MEL shall have the right to designate, by written notice to KO, an Affiliate to make payment of the Commission hereunder to KO; provided that such designation and payment shall not have any adverse consequence to KO or any amounts payable to KO hereunder, including any applicable taxes (including sales, use, value added and excise taxes, or similar taxes, specifically including withholding taxes), customs, duties, assessments, excises, registration fees, surtax, stamp duties, insurance, or any other charges (or any penalties, interest and reasonable expenses arising therefrom or with respect thereto).  Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the maximum amount of all Commissions payable hereunder (less any rebates, contributions or reimbursements to MEL or its Affiliates with respect thereto) in the aggregate for all months in any calendar year (the “Annual Commission Payment”) shall not exceed the total amount of *** per *** included in the Incremental Net Sales in the aggregate in the Territory in such year (the “Maximum Annual Commission”), and accordingly, in the event the Commission payable hereunder with respect to December of any year would cause the Annual Commission Payment to exceed the Maximum Annual Commission for such year, such Commission payment shall be reduced to the extent necessary to cause the Annual Commission Payment to equal the Maximum Annual Commission for such year.

“Base Volume” means the number of actual cases of Products sold by MEL or any of its Affiliates to all prior distributors in the applicable territory/ies, on a Region-by-Region basis, during the twelve (12) month period ending the last day of the month immediately preceding the effective dates of each applicable KO Distribution Agreement, which amount shall be agreed to by the Parties and shall be attached to this Agreement as Exhibit D-2, and which shall be amended from time to time as appropriate in order to reflect any additional territories in such Region that may subsequently be added to this Agreement.

“Incremental Net Sales” for a particular period means that portion of the Net Sales (as defined below) of each of the Products sold by MEL or any of its Affiliates to KO/MEL Distributors during each calendar year (prorated for any period less than a calendar year) that exceeds the Base Volume during such calendar year (prorated for any period less than a calendar year) (i.e., the excess only).  For the purpose of determining the applicable Incremental Net Sales, any Net Sales to Coca-Cola Enterprises prior to the Effective Date shall not be included in the Base Volume (i.e., all Net Sales to Coca-Cola Enterprises from and after the Effective Date shall be included in Incremental Net Sales).

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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“Net Sales” for any applicable period means the gross amount invoiced for all sales by MEL or any of its Affiliates to KO/MEL Distributors in each Region in the Territory, on a Region-by-Region basis, of each of the Products for the applicable period, less deductions specified in and calculated in accordance with Section 1 of Exhibit D-3, which deductions shall be reported by MEL to KO by written notice in the form of Section 1 of Exhibit D-3 on a monthly basis within forty-five (45) days of the end of each month commencing the Effective Date, such deductions are not exhaustive and may be supplemented by any applicable deductions or expenses permissible in accordance with US GAAP, excluding unallocated corporate overheads.

“Net Profit” for any applicable period means the Net Sales for all sales by MEL or any of its Affiliates to KO/MEL Distributors in each Region in the Territory, on a Region-by-Region basis, of each of the Products for the applicable period, less such deductions specified in and calculated in accordance with Section 2 of Exhibit D-3, which deductions shall be reported by MEL to KO by written notice in the form of Section 2 of Exhibit D-3 on a monthly basis within forty-five (45) days of the end of each month commencing the Effective Date.

5.2                               Acknowledgement.  For the avoidance of doubt, the Parties hereby acknowledge and agree that (i) no Commission shall be payable with respect to the Net Sales of Pre-Coordination Distributors except in relation to New Distribution Agreements in substantially the form of the attached Exhibit A, that are entered into between Pre-Coordination Distributors and MEL pursuant to this Agreement, subject to such modifications as may be agreed upon in writing by MEL, KO (to the extent required under Section 7.2 below) and the applicable Pre-Coordination Distributor, and (ii) notwithstanding anything to the contrary herein, KO shall have no obligations hereunder (including under Section 3.2) or be subject to any liability or claims for breach hereof with respect to any Pre-Coordination Agreements (or Pre-Coordination Distributors that are not parties to such New Distribution Agreements or amendments).

5.3                               Excluded Liabilities.  Except as contemplated by Section 21.1 of this Agreement, KO shall not assume pursuant to the terms of this Agreement any of MEL’s debts, liabilities or obligations whatsoever, whether accrued, absolute, contingent, known, unknown or otherwise; any accounts payable; or any damages, losses, liabilities, claims, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, or costs and expenses arising from or relating to claims asserted by any third party or Governmental Entity (as defined below) regarding the Products.

6.                                      Confidentiality.

6.1.                            “Confidentiality” Definition.  As used herein, “Confidential Information” means any information, observation, data, written material, records, documents, computer programs, software, firmware, inventions, discoveries, improvements, developments, designs, promotional ideas, customer lists, suppliers lists, financial statements, practices, processes, formulae, methods, techniques, trade secrets, products and/or research, in each such case, of or related to a Party’s products, organization, business and/or finances; provided, however, that Confidential Information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing Party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other Party or any of its Affiliates, (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing Party prior to disclosure by the disclosing Party, (c) is legally and properly provided to the non-disclosing Party without restriction by an independent third

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party that is under no obligation of confidentiality to the disclosing Party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing Party, (d) is disclosed without any restrictions of any kind by the disclosing Party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing Party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing Party, and such employee or independent contractor has no knowledge of any of the Confidential Information.

6.2.                            Non-Disclosure Obligations.  It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose its Confidential Information to the other, as well as to KO/MEL Distributors.  Each Party agrees that any such Confidential Information (a) will be used solely as provided by the terms and conditions of this Agreement, (b) is intended solely for the information and assistance of the other Party and/or the KO/MEL Distributors in the performance of such Party’s obligations or exercise of such Party’s rights under this Agreement and is not to be otherwise disclosed, (c) may be disclosed by either Party to its professional advisers for the purposes of taking professional advice, subject to appropriate obligations of professional confidentiality, and (d) may be disclosed as required by applicable law or an order by a Governmental Entity or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided, except where permitted by law, the recipient will give the disclosing Party reasonable advance notice of such required disclosure, and will reasonably cooperate with the disclosing Party, in order to allow the disclosing Party an opportunity to oppose, or limit the disclosure of the Confidential Information or otherwise secure confidential treatment of the Confidential Information required to be disclosed; provided, further, that if disclosure is ultimately required, the recipient will furnish only that portion of the Confidential Information which, based upon advice of legal counsel, the recipient is required to disclose in compliance with any such requirement.  Each Party will use its Best Efforts to protect the confidentiality of the other Party’s Confidential Information, which efforts shall be at least as extensive as the measures such Party uses to protect its own similar Confidential Information.

6.3.                            Injunctive Relief.  Each Party acknowledges that the other Party will suffer irreparable harm if such Party breaches any of the provisions regarding confidentiality set forth in this Section 6 and that monetary damages will be inadequate to compensate the other Party for such breach.  Therefore, if a Party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other Party or any of its Affiliates) breaches any of such provisions, then the other Party shall be entitled to seek injunctive relief without bond (in addition to any other remedies at law or equity) to enforce such provisions.

7.                                      Distribution Agreements and Amendments.

7.1                               [RESERVED]

7.2                               KO’s consent shall not be required to amend, modify, add or delete any provision of any KO Distribution Agreement (or the terms attached as Exhibit A with respect to any New Distribution Agreement proposed by MEL pursuant to the Distributor Negotiation Process) except with respect to an amendment, modification, addition or deletion (i) that would

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reasonably be expected to materially impact KO’s rights or benefits under such KO Distribution Agreement or this Agreement, or (ii) to any of the following terms (or otherwise materially affecting such terms): definition of Products (to the extent KO has consent rights with respect thereto under Section 4.6 of this Agreement), term, termination, deadlock procedures, placement in branded refrigerated equipment, distributor’s exclusivity, distribution refusal, competing products or other non-competition, and amendment.  KO shall not unreasonably withhold or delay its approval of any amendment, modification, addition or deletion of any KO Distribution Agreement (or the terms attached as Exhibit A with respect to any New Distribution Agreement proposed by MEL pursuant to the Distributor Negotiation Process) that is sought by MEL and is acceptable to such KO Distributor.  KO’s approval shall be deemed to have been granted if KO does not respond within fourteen (14) Business Days of receipt of MEL’s written request; provided that such written request prominently states that failure to respond by such date will be deemed approval by KO.

8.                                      Competitive Product/s.  The provisions of this Section 8 are set forth on attached Exhibit H and incorporated in this Section 8 by this reference.

9.                                      Termination of Distribution Agreement/s.

9.1                               KO Right to Cure.  In the event of any breach or default by a KO/MEL Distributor under its KO Distribution Agreement with MEL or any other occurrence that would give rise to MEL’s right to terminate such Distribution Agreement, MEL will give KO written notice of such breach, default or occurrence at the same time as MEL delivers notice of such breach, default or occurrence to such KO/MEL Distributor, and KO shall have the same opportunity to cure such breach, default, or occurrence as is provided to the KO/MEL Distributor under the KO Distribution Agreement, if any, but only to the extent capable of being cured by KO.  If the KO/MEL Distributor and KO fail to cure the breach, default, or occurrence within the applicable cure period, if any, MEL may terminate such KO Distribution Agreement pursuant to and in accordance with its terms and seek any remedies available under such KO Distribution Agreement or applicable law, in its sole and absolute discretion.  KO will not, and will not directly or indirectly participate in or assist any KO/MEL Distributor (other than any wholly-owned direct or indirect subsidiary of KO (e.g., CCR)) to, challenge any right or remedy MEL invokes against such KO/MEL Distributor under any KO Distribution Agreement, except to the extent that such challenge may relate to a breach by MEL or KO of its obligations under this Agreement or is reasonably necessary for KO to prevent a material impairment of its rights under this Agreement.  MEL agrees that (a) KO is not obligated, directly or indirectly, in any way under any of the KO Distribution Agreements, (b) KO has not expressly or implicitly agreed to guarantee the performance of any KO/MEL Distributor under its respective KO Distribution Agreement with MEL, and (c) MEL will not take any action against KO to enforce a KO/MEL Distributor’s obligation/s under its KO Distribution Agreement with MEL.

10.                               Term.  Unless terminated by either Party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary of the Effective Date (the “Initial Term”).  After the Initial Term, this Agreement may be renewed for up to three (3) successive five (5)-year terms (“Additional Term/s”) if either Party gives written notice to the other at least one hundred twenty (120) days prior to the end of the Initial Term or applicable Additional Term, as the case may be, of its

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intention to renew the Agreement for an Additional Term.  After such Initial Term and Additional Terms, this Agreement shall, subject to being terminated by either Party pursuant to the terms of this Agreement, continue and remain in effect for as long as any KO/MEL Distributor continues to distribute some or all of the Products pursuant to the terms of a KO Distribution Agreement.  The Initial Term and any Additional Terms are referred to collectively as the “Term.”

11.                               Termination By Either Party.  Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either Party may terminate this Agreement on the occurrence of one or more of the following:

11.1.                     Material Breach.  The other Party’s material breach of a provision of this Agreement and failure to cure such breach within forty-five (45) days after receiving written notice describing such material breach in reasonable detail from the non-breaching Party; provided, however, if such breach is of a nature that it cannot reasonably be cured within forty-five (45) days, then the breaching Party shall have an additional forty-five (45) day period to cure such breach, providing it immediately commences, and thereafter diligently uses, in good faith, its Best Efforts to cure such breach.  For the avoidance of doubt, any material breach of Section 8 hereof shall constitute a material breach of this Agreement for purposes of this Section 11.1.

11.2.                     Insolvency.  The other Party: (a) makes any general arrangement or assignment for the benefit of creditors; (b) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. Section 101 or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing); (c) has appointed a trustee or receiver to take possession of substantially all of such Party’s assets or interest in this Agreement (unless possession is restored to such Party within sixty (60) days after such taking); or (d) has substantially all of such Party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

11.3.                     Agreement.  Mutual written agreement of the Parties.

11.4.                     Termination of Related Agreements.

11.4.1.           If the Concurrent Agreement (as defined below) is terminated by MEC pursuant to Section 12.1 thereof as a result of a breach by KO, then MEL shall have the option to terminate this Agreement upon ninety (90) days written notice to KO, which option may be exercised within one hundred twenty (120) days of the occurrence of such termination by written notice by MEL to KO.  Any such termination shall be effective ninety (90) days after KO’s receipt of MEL’s written notice of termination, and MEL shall not be liable to KO or otherwise obligated to pay to KO any Aggregate Termination Fee or other amount by reason of such termination for compensation, reimbursement or damages of whatsoever nature including, for (i) loss of prospective compensation or earnings, (ii) goodwill or loss thereof, or (iii) expenditures, investments, leases or any type of commitment made in connection with the business of KO or in reliance on the existence of this Agreement.  MEL’s right to terminate this Agreement under this Section 11.4.1 shall be independent of any other rights or remedies of MEL under this Agreement.  The “Concurrent Agreement” means the Amended and Restated Monster Energy Distribution Coordination Agreement dated concurrently herewith between KO and MEC.

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11.4.2.           If the Concurrent Agreement is terminated by KO pursuant to Section 12.1 thereof as a result of MEC’s breach, then KO shall have the option to terminate this Agreement upon ninety (90) days written notice to MEL, which option may be exercised within one hundred twenty (120) days of the occurrence of such termination by written notice by KO to MEL.  Any such termination shall be effective ninety (90) days after MEL’s receipt of KO’s written notice of termination, and KO shall not be liable to MEL or otherwise obligated to pay to MEL any Aggregate Termination Fee or other amount by reason of such termination for compensation, reimbursement, or damages of whatsoever nature including, for (i) loss of prospective compensation or earnings, (ii) goodwill or loss thereof, or (iii) expenditures, investments, leases or any type of commitment made in connection with the business of MEL or in reliance on the existence of this Agreement.  KO’s right to terminate this Agreement under this Section 11.4.2 shall be independent of any other rights or remedies of KO under this Agreement.

12.                               Change of Control.

12.1.                     Definitions.  The following definitions apply to this Section 12 and wherever else they are used in this Agreement.  Any terms not defined herein shall have the meaning set forth in the Transaction Agreement.

12.1.1.           “MEC Change of Control” means a Change of Control (as defined below), whether directly or indirectly, by or with respect to MEC or its Parent, including any Change of Control described in clauses (a)-(c) of Section 12.1.2 below that occurs during the period commencing on execution of the Transaction Agreement and ending on the Effective Date of this Agreement (as defined in the Transaction Agreement) (a “Pre-Closing MEC Change of Control”).

12.1.2.           “Change of Control” means, with respect to a Person, directly or indirectly:

a.                                      a consolidation, merger or similar business combination involving such Person in which the holders of voting securities of such Person immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving Person in such transaction,

b.                                      a sale, lease or conveyance of all or substantially all of the consolidated assets, or of 50% or more of the outstanding voting securities, of such Person in one transaction or a series of related transactions, or

c.                                       any Person or group becomes the Beneficial Owner (as defined in the Transaction Agreement) of 50% or more of the outstanding voting securities of such Person.

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12.1.3.           “Governmental Entity” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

12.1.4.           “Parent” means (a) with respect to any corporation, limited liability company, association or similar organization or entity, any Person (whether directly, through one or more of its direct or indirect Subsidiaries) owning more than fifty percent (50%) of the issued and outstanding Voting Interests of such corporation, limited liability company, association or similar organization or entity and (b) with respect to any partnership, any Person (whether directly or through one of its direct or indirect Affiliates) owning more than fifty percent (50%) of the issued and outstanding general and/or limited partnership interests.

12.1.5.           “Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

12.1.6.           “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other organization or entity of which more than 50% of the issued and outstanding Voting Interests or, in the case of a partnership, more than 50% of the general partnership interests, is at the time owned by such Person (whether directly, through one or more of such Person’s direct or indirect Subsidiaries).

12.1.7.           “Voting Interest” means equity interests in any entity of any class or classes (however designated) having ordinary voting power for the election of members of the governing body of such entity.

12.2.                     Notice of Change of Control.  As soon as is reasonably practical after the occurrence of an MEC Change of Control, but in no event later than sixty (60) days thereafter, MEL shall deliver written notice to KO that (a) states that an MEC Change of Control has occurred with respect to itself or its Parent, (b) states the date that the MEC Change of Control was consummated, if known, and (c) identifies the Person/s who were counterparties to such Change of Control (the “Change of Control Notice”).  “Termination Start Date” means (i) with respect to KO as the Terminating Party (as defined below), KO’s receipt of a Change of Control Notice (or the Effective Date with respect to any Pre-Closing MEC Change of Control), or (ii) with respect to MEL as the Terminating Party (as defined below), the occurrence of such Change of Control (or the Effective Date with respect to any Pre-Closing MEC Change of Control).

12.3.                     Termination on Change of Control.  Within sixty (60) days of the applicable Termination Start Date, either Party may terminate this Agreement (“Terminating Party”) upon written notice to the other Party (“Non-Terminating Party”) effective upon completion of such MEC Change of Control or, if later, receipt of such written notice by the Non-Terminating Party in accordance herewith; provided that it (or its Affiliate that is a party to the Concurrent Agreement) simultaneously provides written notice of termination under the Concurrent Agreement for such MEC Change of Control.  In the event (i) KO is the Terminating Party and the MEC Change of Control involves Person/s that is/are a KO Competitor or (ii) MEL is the Terminating Party, MEL shall be required to pay KO the COC Termination Fee (as defined in

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Section 13.3 of the Concurrent Agreement) under the Concurrent Agreement, as liquidated damages and not as a penalty.  The Parties acknowledge and agree that the payment by MEL to KO of the COC Termination Fee in the event of clauses (i) and (ii) above shall be the sole amount payable by MEL to KO and KO’s exclusive remedy under this Agreement and the Concurrent Agreement for such termination to the extent terminated in accordance therewith and in such instance MEL shall not be liable to KO hereunder for the payment of any Severance Payment, Aggregate Termination Fee (as defined below) or Partial Termination Fee (as defined below) therefor.  The parties acknowledge and agree that (i) the agreements in this Section 12.3 are an integral part of the transactions contemplated by this Agreement, (ii) the amount of actual damages sustained by KO in such event would be extremely difficult or impossible to calculate, (iii) the COC Termination Fee constitutes a reasonable amount for liquidated damages in such event, and (iv) the COC Termination Fee shall not in any event be construed as a penalty.  Such termination shall be effective upon the completion of such MEC Change of Control.  For the avoidance of doubt, (i) MEL shall only be required to pay to KO a single COC Termination Fee for termination of this Agreement and the Concurrent Agreement upon an MEC Change of Control, and (ii) MEL shall have the sole responsibility for any fees due to KO Distributors under applicable KO Distribution Agreements in such event.  In the event that neither Party terminates this Agreement for such MEC Change of Control, MEL acknowledges and agrees that it shall not (and shall cause its applicable Affiliates not to), and it and its applicable Affiliates shall not have the right to (notwithstanding the provisions of the applicable KO Distribution Agreements), terminate any KO Distribution Agreement pursuant to Section 12(a)(ii)(B) of the New Distribution Agreement (Exhibit A) or any corollary provision in any KO Distribution Agreement, unless approved in advance in writing by KO.

12.4                        Effect of Notice Termination.  Upon delivery of any written notice of termination of this Agreement in accordance with the terms of this Agreement, including for a MEC Change of Control, the restrictions in Section 8 hereof and any competing products or other non-competition provision under the KO Distribution Agreements, this Agreement or the Concurrent Agreement, as well as, for the avoidance of doubt, Section 8.14 of the Transaction Agreement,  shall no longer be binding upon KO, MEL or any of their respective Affiliates (or, as applicable, any KO Distributor) and thereafter shall be of no further force or effect.

13.                               Termination Upon the Occurrence of Certain Changes.  If, after the Effective Date, a change in legal or regulatory conditions in the Territory occurs including, without limitation, any change in any applicable law, regulation or order, or the interpretation of any of the foregoing, in the Sub-Territory which has had, or would be reasonably expected to have, a material adverse effect on the business of distributing Products in that Sub-Territory, either Party may, upon written notice, suspend the Parties’ respective rights and obligations under this Agreement solely with respect to (a) the affected Products in the affected Sub-Territory, or (b), to the extent such change in conditions affects the business of distribution of all or substantially all Products in the Sub-Territory, all Products in the affected Sub-Territory; provided that neither MEL nor any of its Affiliates shall be permitted to sell any such Products subject to suspension in the affected Sub-Territory without first providing KO the option, in its sole discretion, to remove the cause for such suspension with respect to such Products and Sub-Territories. In the event of any such suspension that materially adversely affects a party’s benefits hereunder, such party shall have the option to terminate this Agreement upon three (3) months written notice, providing the

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opportunity for the other Party to attempt to remove such suspension during such three (3) month period, (i) in the event that all or substantially all of the Territory is so affected, in its entirety, or (ii) otherwise, with respect to the applicable affected Sub-Territories, in each case upon written notice to the other party; provided that, in the event MEL is the terminating Party, MEL shall not resume or otherwise conduct the sale or distribution of such terminated Products in such terminated portions of the Territory (or of any Products in the entire Territory in the event of termination of this Agreement in its entirety) for a period of twelve (12) months following such termination, unless MEL first provides KO at least sixty (60) days written notice of its intention to do so and provides KO the option during such sixty (60) day period to re-enter into this Agreement on the same terms and conditions (or such other conditions agreed to in writing by the Parties).

14.                               Automatic Termination; Termination by KO.

(a)                                 If neither Party has previously chosen to terminate this Agreement pursuant to its terms and all KO Distribution Agreements with KO/MEL Distributors in the Territory have been terminated for any reason (other than termination without cause by MEL) and/or expired pursuant to their terms, either Party may terminate this Agreement by notifying the other Party, in writing, of such termination effective no earlier than ten (10) Business Days (as defined below) after the date of such notice.  For purposes of this Agreement, “Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close.

(b)                                 In the event that at any time during the Term the volume of all Products distributed by KO/MEL Distributors in accordance with this Agreement and the Concurrent Agreement in the aggregate is fifty percent (50%) or less of the volume of all Products distributed by or on behalf of MEL or its Affiliates throughout the Territory under this Agreement and the Territory (as defined in the Concurrent Agreement), KO may terminate this Agreement by notifying MEL in writing of such termination effective no earlier than ten (10) Business Days after the date of such notice.

15.                               Obligations on Termination.

15.1.                     In the event that this Agreement expires or is terminated in accordance with the terms hereof, MEL shall (or shall cause its applicable Affiliate to) immediately provide written notice of termination of all of its and its Affiliates’ KO Distribution Agreements with KO Distributors pursuant to and in accordance with the terms thereof, with such termination to be effective no later than twelve (12) months after such expiration or termination of this Agreement (except in the event of termination (i) for an MEC Change of Control that involves Person/s that is/are a KO Competitor, in which event such termination shall be effective no later than three (3) months after such termination of this Agreement, or (ii) for KO’s material breach pursuant to Section 11.1 or 11.4.1, in which event such termination shall be effective no later than two (2) years after such termination of this Agreement; provided that MEL shall use good faith efforts to terminate such agreements as soon as reasonably practicable, provided further that MEL may, in its sole and absolute discretion, from time to time during such two (2) year period, specify a shorter period with respect to individual territories, regions or states, as MEL determines from time to time in its sole and absolute discretion in compliance with any KO Distribution

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Agreement in effect at that time), unless (i) the Parties agree otherwise in writing, (ii) the applicable KO Distribution Agreement is not terminable upon such occurrence or otherwise for convenience pursuant to its terms (provided that in such event MEL shall not, and shall cause its Affiliates to not, renew or otherwise extend any such KO Distribution Agreement), or (iii) this Agreement is terminated by KO pursuant to Section 11.1 or 11.4.2 and KO provides written notice to MEL within thirty (30) days of the effective termination of this Agreement identifying any KO Distribution Agreements with KO Distributors that should not be so terminated (and, in such event, such identified KO Distribution Agreements shall not be terminated by MEL or its Affiliates due to the termination of this Agreement).  Notwithstanding anything to the contrary contained in this Section 15, neither MEL nor its applicable Affiliates shall be obligated to provide notice of termination if such termination (x) is not expressly authorized under the applicable KO Distribution Agreement and/or (y) solely in the event that this Agreement is terminated by MEL pursuant to Section 11.1 or 11.4.1, would result in MEL becoming obligated to pay to the applicable KO Distributor a Severance Payment (unless KO agrees to reimburse MEL therefor).  During the period between a notice of termination and the effective date of termination, each Party shall continue to fully perform its obligations under this Agreement.  To the extent any KO Distribution Agreement remains in effect following the expiration or termination of this Agreement in accordance with the terms hereof, MEL shall continue to pay KO any and all payments and fees that would have been due to KO under this Agreement and/or the applicable KO Distribution Agreement had this Agreement not expired or been terminated (for so long as such KO Distribution Agreement remains in effect).  Sections 6, 7, 16.1, 17, 18, 19, 20 and 21 of this Agreement shall survive the expiration or termination of this Agreement.

16.                               Termination Fees.

16.1.                     “Termination Fee” means the aggregate of the Commissions for the twelve (12) month period ending on the last day of the last calendar month preceding the effective date of termination of this Agreement for Products sold by MEL or any of its Affiliates to KO/MEL Distributors who are KO/MEL Distributors as of the effective date of such termination; provided that if termination of this Agreement occurs before the first anniversary of the Effective Date the Termination Fee shall be increased by fifty percent (50%); and if termination of this Agreement occurs after the first anniversary of the Effective Date but before the second anniversary of the Effective Date, the Termination Fee shall be increased by twenty-five percent (25%).  Each termination fee specified in this Section 16 will be due and payable no later than thirty (30) days after the effective date of the applicable termination and such obligation shall survive the termination or expiration of this Agreement.

16.2.                     If MEL terminates this Agreement pursuant to the terms of Section 11.1 or 11.4 above, KO shall, without prejudice to MEL’s rights and remedies available under this Agreement, equity and/or applicable law, but subject to Section 17, pay MEL the Termination Fee.

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16.3.                     If KO terminates this Agreement pursuant to the terms of Section 11.1 or 11.4 above, MEL shall, without prejudice to KO’s rights and remedies available under this Agreement, equity and/or applicable law, but subject to Section 17, pay KO an amount equal to the Termination Fee.

16.4.                     Without limiting the terms of the applicable KO Distribution Agreement, if MEL terminates a KO Distribution Agreement with a KO/MEL Distributor without cause and without (a) MEL entering into a New Distribution Agreement with a Primary KO Distributor for the same Sub-Territory promptly following such termination and (b) concurrently terminating this Agreement, MEL will pay KO the Termination Fee applicable to the terminated KO Distribution Agreement with the applicable KO/MEL Distributor only.

16.5.                     If MEL only terminates a portion of the Sub-Territory specified in a particular KO Distribution Agreement between MEL and a KO/MEL Distributor without cause, MEL shall pay KO a partial termination fee (in each case, a “Partial Termination Fee”) equal to the Termination Fee applicable to the terminated KO Distribution Agreement with the applicable KO/MEL Distributor only, that would be owed if the applicable KO Distribution Agreement with such KO/MEL Distributor were fully terminated on the date the partial termination occurs, multiplied by a fraction, the numerator of which is the Net Sales of Products in the terminated portion of the applicable Sub-Territory during the twelve (12) months immediately preceding such termination, and the denominator of which is the Net Sales of Products in the entire applicable Sub-Territory during the twelve (12) months immediately preceding such termination.

17.                               Limitation of Damages; Limitation of Liability.  EXCEPT FOR DAMAGES DIRECTLY RESULTING FROM INDEMNITY OBLIGATIONS SET FORTH IN SECTION 21, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, OR ANY OTHER PECUNIARY LOSS) SUFFERED BY SUCH PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THESE LIMITATIONS WILL APPLY REGARDLESS OF THE LEGAL THEORY OF LIABILITY, WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER THEORY WHATSOEVER.

EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED.  NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN THIS AGREEMENT.

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18.                               Books and Records; Examinations.

18.1.                     For a period of at least two (2) years following the expiration or earlier termination of this Agreement, MEL shall maintain such books and records (collectively, “MEL Records”) as are necessary to substantiate that no payments have been made, directly or indirectly, by or on behalf of MEL to or for the benefit of any KO employee or agent who may reasonably be expected to influence KO’s decision to enter into this Agreement or the amount to be paid by KO pursuant hereto.  (As used herein, “payments” shall include money, property, services and all other forms of consideration.)  All MEL Records shall be maintained in accordance with generally accepted accounting principles as consistently applied by MEL.  KO and/or its representative shall have the right at any time during normal business hours, upon seven (7) days written notice, to examine the MEL Records, but not more than once per year.  The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

18.2.                     For a period of at least two (2) years following the expiration or earlier termination of this Agreement, KO shall maintain such books and records (collectively, “KO Records”) as are necessary to substantiate that no payments have been made, directly or indirectly, by or on behalf of KO to or for the benefit of any MEL employee or agent who may reasonably be expected to influence MEL’s decision to enter into this Agreement or the amount to be paid by MEL pursuant hereto.  (As used herein, “payments” shall include money, property, services and all other forms of consideration.)  All KO Records shall be maintained in accordance with generally accepted accounting principles as consistently applied by KO.  MEL and/or its representative shall have the right at any time during normal business hours, upon seven (7) days written notice, to examine the KO Records, but not more than once per year.  The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

18.3.                     MEL shall keep complete and true books and other records containing data in sufficient detail necessary to determine the Net Sales and Net Profits of the Products, any Termination Fee, and any Partial Termination Fee, as well as all components of each of these items.

18.4.                     No more than once per calendar year, KO shall have the right, at its own expense, to have the books and records kept by MEL (and all related work papers and other information and documents) examined by a nationally recognized public accounting firm appointed by KO (in each case, an “Accounting Firm”) to (a) verify the calculations of the Net Sales and Net Profits for each of the Products, any Termination Fee, and any Partial Termination Fee, and/or any component of any of the foregoing, and (b) verify the resulting payments required under this Agreement.  Prior to conducting any such examination, the Accounting Firm shall have agreed to hold in confidence and not disclose to anyone, other than the Parties or unless required by applicable law, all information reviewed by or disclosed to the Accounting Firm during such examination.

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19.                               Trademarks.

19.1.                     KO acknowledges and agrees that all MEC Marks shall be and remain the exclusive property of MEC.  No right, title or interest of any kind in or to the MEC Marks is transferred by this Agreement to KO.  KO agrees that it will not attempt to register the MEC Marks, or any marks confusingly similar thereto, in any form or language anywhere in the world.  KO further agrees that during the Term of this Agreement it will not contest the validity of the MEC Marks or the ownership thereof by MEC.  If KO desires to reproduce any of the MEC Marks for promotional purposes, the reproduction will only be made after written approval by MEL.  KO shall only use the MEC Marks in such a manner as to ensure and maintain the high quality and goodwill associated therewith; provided, however, that KO may, in consultation with MEL, submit form or template usages or specimens of proposed use featuring the MEC Marks that may be subsequently used on other materials without seeking additional approval from MEL, provided that the form, substance, content and context of such subsequent use is not materially different from that which MEL initially approves. KO’s use of the MEC Marks will inure for the benefit of MEC.

19.2.                     Infringement of MEC’s Marks.  If during the Term of this Agreement a third party institutes against MEC, MEL or KO any claim or proceeding that alleges that the use of any MEC Mark in connection with the marketing, promotion, merchandising and/or sales of the Products under this Agreement infringes the intellectual property rights held by such third party, then MEL shall, in its sole discretion, and at its sole expense, contest, settle, and/or assume direction and control of the defense or settlement of, such action, including all necessary appeals thereunder.  KO shall use all reasonable efforts to assist and cooperate with MEL in such action, subject to MEL reimbursing KO for any reasonable out-of-pocket expenses incurred by KO in connection with such assistance and cooperation.  If, as a result of any such action, a judgment is entered by a court of competent jurisdiction, or settlement is entered by MEL, such that any MEC Mark cannot be used in connection with the marketing, promotion, merchandising and/or sales of the Products under this Agreement without infringing upon the intellectual property rights of such third party, then MEC, MEL and KO promptly shall cease using such affected MEC Mark in connection with the marketing, promotion, merchandising and/or sale of the Products under this Agreement.  Neither Party shall incur any liability or obligation to the other Party arising from any such cessation of the use of the affected MEC Mark.

19.3.                     Termination.  Upon expiration or termination of this Agreement, KO shall cease and desist from any use of the MEC Marks and any names, marks, logos or symbols confusingly similar thereto.

19.4.                     Prior Agreements.  Notwithstanding the foregoing provisions of Section 19 (including the definition of “MEC Marks” as including both registered and unregistered rights), the Parties acknowledge their ongoing discussions over their respective rights in trademarks containing the term “monster,” including the agreement among the Parties and Odwalla, Inc. dated June 15, 2004 regarding MEC’s use of its MONSTER marks (the “Monster Trademark Agreement”).  Nothing contained in this Agreement shall (a) be deemed to be an acknowledgement by KO of MEC’s rights in unregistered marks containing the term “monster” or (b) limit the provisions of the Monster Trademark Agreement.  In the case of a conflict between this Section 19 and the Monster Trademark Agreement, the Parties agree that the terms of the Monster Trademark Agreement shall prevail.

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20.                               Representations, Warranties and Covenants.

20.1.                     MEL Representations, Warranties and Covenants.

(a)                                 MEL represents and warrants to KO that (i) it has the right and lawful authority to enter into this Agreement, and (ii) the execution, delivery and performance of this Agreement will not cause or require MEL to breach any obligation to, or agreement or confidence with, any other Person.

(b)                                 MEL warrants that all Products, all food additives in the Products, and all substances for use in, with, or for the Products, comprising each shipment or other delivery hereby made by MEL to, or on the order of, KO and/or any KO/MEL Distributor are hereby guaranteed as of the date of such shipment to be, on such date, (i) not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, including the Food Additives Amendment of 1958, and (ii) in compliance with all health, safety and labeling standards imposed by law, regulations or orders applicable in the territory in which the Products will be sold.

(c)                                  MEL warrants that all Products shall be merchantable.

(d)                                 KO’s sole and exclusive remedy for MEL’s breach of MEL’s representations in Sections 20.1(b) and 20.1(c) above shall be as provided for in Section 21.3 below.

21.                               Indemnification and Insurance.

21.1.                     KO agrees to indemnify and defend MEL, its Affiliates and their respective directors, officers, employees, representatives and agents (the “MEL Indemnitees”) against any third party claims and hold the MEL Indemnitees harmless from and against any and all damages, losses, liabilities, claims, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and costs and expenses (collectively “Losses”) arising out of, resulting from or otherwise connected with and to the extent attributable to (a) any willfully negligent act, misfeasance or nonfeasance by KO, its Subsidiaries, or any of their respective officers, employees, directors or agents regarding the sale, distribution or marketing of the Products, (b) the failure of any representation or warranty made by KO contained in this Agreement to be true or correct in any material respect (without regard to any references to materiality contained therein), and (c) any claim, advertising, marketing, promotion or representation made, provided, disseminated or distributed by KO regarding Products that has not been approved by MEL or any MEL Indemnitee, excluding, in each case, any such Losses to the extent MEL or any of its Affiliates is required to indemnify KO therefor pursuant to Section 21.3.

21.2.                     [INTENTIONALLY OMITTED]

21.3.                     MEL agrees to indemnify and defend KO, its Affiliates and their respective directors, officers, employees, representatives and agents (the “KO Indemnitees”)  against any third party claims and hold the KO Indemnitees harmless from and against any and all Losses arising out of, resulting from or otherwise connected with and to the extent attributable to (a) the contents, formulation, manufacture, labeling, bottling or packaging of the Products, including,

30

but not limited to, product defects, product integrity/quality failures, any ingredient safety issue, product recalls, any violation of applicable law or regulation, or any injury to or death of any person caused by the Products or any ingredient contained therein including, for clarity, any of such claims described in the foregoing portion of this clause (a) that are brought against any KO Indemnitee based on any KO Indemnitee’s consent to the distribution of such Products by KO Distributors in accordance with this Agreement, (b) any willfully negligent act, misfeasance or nonfeasance by MEL or any of its respective Subsidiaries, officers, employees, directors or agents, (c) any claim, advertising, marketing, promotion or representation made, provided, disseminated, or distributed by MEL or by any agent or representative of MEL regarding the Products, (d) the failure of any representation or warranty made by MEL contained in this Agreement to be true or correct in any material respect (without regard to any references to materiality contained therein), (e) any claim that the authorized use by any KO Indemnitee of any of the MEC Marks pursuant to this Agreement infringes the trademark, trade dress or trade name of another, (f) any claim that any Products or packaging for any Products furnished by MEL infringes any patent, trade secret or other intellectual property right of any third party, (g) the termination or transfer of any of MEL’s existing distribution agreements in anticipation or furtherance of the rights granted to KO in this Agreement, and (h) any other Losses for which a KO Distributor is required to be indemnified by MEL or its Affiliate pursuant to a KO Distribution Agreement, excluding, in each case, any such Losses to the extent KO or any of its Affiliates is required to indemnify MEL therefor pursuant to Section 21.1 above.

21.4.                     During the Term of this Agreement and for a period of two (2) years thereafter, MEL and KO agree to maintain policies of insurance of the nature and amounts specified below, which shall provide the other Party as an additional insured (providing for a waiver of subrogation rights and endeavoring to provide for not less than thirty (30) days written notice of any modification or termination of coverage), and each Party shall provide to the other Party with a certificate of insurance evidencing such insurance, in a form satisfactory to such Party:

•                                          Commercial General Liability, including contractual liability coverage, with limits of at least $1,000,000 per occurrence; Bodily Injury and Property Damage / $1,000,000; Personal and Advertising Injury / $1,000,000; Products/Completed Operations / $2,000,000 General Aggregate.

•                                          Excess or Umbrella Liability with a limit of not less than $5,000,000 per occurrence over the insurance coverage described above.

For any claims under this Agreement, the applicable Party’s insurance shall be deemed to be primary and not contributing to or in excess of any similar coverage purchased by the other Party.  All deductibles payable under an applicable policy shall be paid by the Party responsible for purchasing such policy.  All such insurance shall be written by companies authorized to do business in the state or states where the work is to be performed and having at least the ratings of the respective Parties current insurers, unless not obtainable at commercially reasonable rates in light of previous premiums.

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21.5.                     An indemnified party under this Section 21 shall give to the indemnifying party prompt notice of the third party claim for which such indemnified party is seeking indemnification.  Until such time as the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party under this Section 21, the indemnified party will have the right to direct, through counsel of its choosing, the defense of any matter the subject of such indemnification claim.  At such time as the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party against any and all damages, losses, liabilities, claims, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and costs and expenses that may result from such matter, the indemnifying party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any matter the subject of indemnification hereunder at its expense.  The indemnified party may thereafter retain its own counsel to participate in the defense of the matter, at the indemnified party’s own expense.  The indemnified party shall provide the indemnifying parties with reasonable and relevant access to its records and personnel relating to any such matter during normal business hours and shall otherwise cooperate with the indemnifying party in the defense or settlement of any such matter, and the indemnifying party shall reimburse the indemnified party for all its reasonable out-of-pocket expenses in connection with such matter.  No settlement in respect of any third party claim may be effected by the indemnifying party without the indemnified party’s prior written approval.  If the indemnifying party shall fail to undertake any such defense, the indemnified party shall have the right to undertake the defense or settlement thereof at the indemnifying party’s expense, provided the indemnifying party has received reasonable notice of, and opportunity to participate in, any proposed settlement.

22.                               Miscellaneous.

22.1.                     No Employment Relationship.  Notwithstanding any language in this Agreement to the contrary, the Parties intend that their relationship will be only as set forth in this Agreement.  Neither Party nor any employee, agent, officer, or independent contractor of or retained by either Party shall be considered an agent, employee or co-joint venturer of the other Party for any purpose or entitled to any of the benefits that the other Party provides for any of the other Party’s employees.  Furthermore, each Party acknowledges that it shall be responsible for all federal, state and local taxes for it and its employees and reports relative to fees under this Agreement and each Party will indemnify and hold the other Party harmless from any failure to file necessary reports or pay such taxes.

22.2.                     Integration.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and is intended by the Parties to be a final expression of their understanding and a complete and exclusive statement of the terms and conditions of the agreement.  This Agreement supersedes any and all agreements, either oral or in writing, between the Parties concerning the subject contained herein and contains all of the covenants, agreements, understandings, representations, conditions, and warranties mutually agreed to between the Parties.  This Agreement may be modified or rescinded only by a writing signed by the Parties hereto or their duly authorized agents.

22.3.                     Choice of Law.  This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of New York (without reference to its law of conflict of laws) and the provisions of the United Nations Convention On Contracts For The International Sale Of Goods will expressly be excluded and not apply.  The place of the making and execution of this Agreement is California, United States of America.  Each Party hereby waives any rights that it may otherwise have to assert any rights or defenses under the laws of the Territory or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of the Territory.

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22.4.                     Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal administrators, legal representatives, successors and assigns.  This Agreement shall not be assignable by either Party without the prior written consent of the other Party; provided, however, that (i) an MEC Change of Control shall not be deemed an assignment of the Agreement requiring KO’s consent hereunder, (ii) a Change of Control (as defined in the Transaction Agreement) with respect to KO or its Parent shall not be deemed an assignment of this Agreement requiring MEL’s consent hereunder, and (iii) KO shall not be required to obtain any such consent of MEL in relation to any assignment resulting from the transfers or changes approved in advance by MEL pursuant to the last two sentences of Section 4.8 of this Agreement.

22.5.                     Counterparts.  This Agreement may be signed in one (1) or more counterparts, each of which shall constitute an original but all of which together shall be one (1) and the same document.  Signatures received by facsimile shall be deemed to be original signatures.

22.6.                     Partial Invalidity.  Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  If any provision of this Agreement or the application of the provision to any Person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement.  The Parties shall replace any invalid and/or unenforceable provision with a valid and enforceable provision that most closely meets the aims and objectives of the invalid and/or unenforceable provision.

22.7.                     Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

22.8.                     Drafting Ambiguities.  Each Party to this Agreement and their legal counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

22.9.                     Notices.  All notices or other communications required or permitted to be given to a Party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such Party at the following respective address:

33

If to MEC and MEL:

Monster Energy Ltd.
c/o Mason Hayes & Curran
South Bank House, Barrow Street, Dublin 4, Ireland
Attention: Tony Burke
Facsimile: +353-1-614-5001

and

Monster Energy Company
1 Monster Way
Corona, California 92879
Attention:  Director
Facsimile:  (951) 739-6210

with a copy to:

Solomon Ward Seidenwurm & Smith, LLP
401 B Street, Suite 1200
San Diego, California 92101
Attention: Norman L. Smith
Facsimile: (619) 231-4755

If to KO:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

Facsimile:                                         (404) 676-8621

Attention:                                         Chief Financial Officer; and

Senior Vice President, General Counsel and

Chief Legal Officer; (Facsimile:  (404) 515-2546)

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:                                         (212) 735-2000
Attention:                                         Martha E. McGarry, Esq.

Thomas W. Greenberg, Esq.

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) days after the date such notice or other communication is deposited with the U.S. Postal Service in accordance with this Section.  Any Party to this Agreement may give a notice of a change of its address to the other Party to this Agreement.

22.10.              Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person, other than the Parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

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22.11.              Conflict.  In the event of any conflict between the terms of this Agreement and the terms of any KO Distribution Agreement, the terms of this Agreement shall govern as between KO and MEL.

23.                               Dispute Resolution.

23.1.                     Arbitration.  Any controversy, claim or dispute of whatever nature arising out of or in connection with this Agreement or the breach, termination, performance or enforceability hereof or out of the relationship created by this Agreement (a “Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of this Agreement.  The Parties understand and agree that they each have the right to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm.  Unless otherwise agreed in writing by the Parties hereto, the arbitral panel shall consist of three (3) arbitrators, each of whom shall be a retired judge from a State other than California or Georgia and shall be appointed by the AAA in accordance with Section 23.2 below.  The place of arbitration shall be Dallas, Texas.  Judgment upon the award may be entered, and application for judicial confirmation or enforcement of the award may be made, in any competent court having jurisdiction thereof.  Other than as required or permitted by an applicable governmental entity, each Party will continue to perform its obligations under this Agreement pending final resolution of any such Dispute.  The Parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

23.2.                     Immediately after the filing of the submission or the answering statement or the expiration of the time within which the answering statement is filed, the AAA shall send simultaneously to each Party to the dispute an identical list of ten (10) (unless the AAA decides that a larger number is appropriate) names of retired judges from the National Roster from States other than California or Georgia.  The Parties shall attempt to agree on the three (3) arbitrators from the submitted list and advise the AAA of their agreement.  If the Parties are unable to agree upon the three (3) arbitrators, each Party to the dispute shall have fifteen (15) days from the transmittal date in which to strike no more than three (3) names objected to, number the remaining names in order of preference, and return the list to the AAA.  If a Party does not return the list within the time specified, all persons named therein shall be deemed acceptable.  From among the persons who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of the three (3) arbitrators to serve.  If the Parties fail to agree on any of the persons named, or if acceptable arbitrators are unable to act, or if for any other reason the appointment cannot be made from the submitted lists, the AAA shall have the power to make the appointment from among other retired judges on the National Roster from States other than California or Georgia without the submission of additional lists.

35

23.3.                     The arbitration shall be governed by the laws of the State of New York, without regard to its conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code).  The arbitrators shall base the award on the applicable law and judicial precedent that would apply, and the arbitrators shall have no authority to render an award that is inconsistent therewith.  The award shall be in writing and include the findings of fact and conclusions of law upon which it is based if so requested by either Party.  Except as may be awarded to the prevailing Party, each Party shall bear the expense of its own attorneys, experts, and out of pocket costs as well as fifty percent (50%) of the expense of administration and arbitrators’ fees.

23.4.                     Except as otherwise required by law, the Parties and the arbitrator(s) shall keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute.

23.5.                     EXCEPT FOR THE DAMAGES DIRECTLY RESULTING FROM THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 21 OF THIS AGREEMENT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH PARTY WAIVES THE RIGHT IN ANY ARBITRATION OR JUDICIAL PROCEEDING TO RECEIVE CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES.  THE ARBITRATORS SHALL NOT HAVE THE POWER TO AWARD CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES.

24.                               Force Majeure.

24.1.                     Neither Party shall be liable for any delays in delivery or failure to perform or other loss due directly or indirectly to causes beyond such Party’s reasonable control (each, individually, a “Force Majeure Event”) including, without limitation: (a) acts of God, act (including failure to act) of any governmental authority (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (b) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such Party’s performance of its obligations is delayed for other causes.

24.2.                     The Party affected by a Force Majeure Event shall give written notice to the other Party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore.  Such Party shall use its commercially reasonable efforts to resume performance as soon as reasonably possible.  Upon restoration of the affected Party’s ability to perform its obligations hereunder, the affected Party shall give written notice to the other Party within a reasonable time.

25.                               Ethical Standards.

25.1.                     KO and each of its sub-distributors will comply with the Foreign Corrupt Practices Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling MEL Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to MEL or the promotion and/or sale of MEL Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

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25.2.                     MEL will comply with the Foreign Corrupt Practices Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to KO or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.  MEL shall review its anti-bribery and ethical compliance policies (including with respect to compliance with the Foreign Corrupt Practices Act and other applicable laws) within a reasonable period of time following the Effective Date.

26.                               External Communications.

26.1.                     Publicity.  MEL and KO each agree that the initial public, written announcements regarding the execution of this Agreement and the subject matter addressed herein shall be coordinated between the Parties prior to release.  Thereafter, each Party agrees to use commercially reasonable efforts to consult with the other Party regarding any public, written announcement which a Party reasonably anticipates would be materially prejudicial to the other Party.  Nothing provided herein, however, will prevent either Party from (a) making and continuing to make any statements or other disclosures it deems required, prudent or desirable under applicable Federal or State Security Laws and/or such Party’s customary business practices, or (b) engaging in oral discussions or oral or written presentations with actual or prospective investors or analysts regarding the subject matter of this Agreement, provided no Confidential Information is disclosed.  If a Party breaches this Section 26.1 it shall have a seven (7) day period in which to cure its breach after written notice from the other Party.  A breach of this Section 26.1 shall not entitle a Party to damages or to terminate this Agreement.

26.2.                     Marketing and Promotion.

a.                                  MEL and KO agree that the principles set forth in Section 26.2(b) below are generally consistent with the marketing and promotion guiding principles of both MEL and KO (the “Guiding Principles”). Notwithstanding anything set forth below, compliance with the Guiding Principles shall not constitute an obligation of either Party under this Agreement.  The Guiding Principles shall constitute unenforceable goals only of the Parties and neither Party shall be entitled to make any claim for breach against the other or enforce any remedy under this Agreement or to terminate this Agreement as the result of non-compliance with, or a violation of, any Guiding Principle(s).

b.                                  Neither MEL nor KO will advertise, market, or promote the Products in connection with: (i) material misrepresentations or material omissions of fact about the Products branded with the MEC Marks; (ii) derogatory statements or messages about the other Party or its products; (iii) illegal drugs, pornography, racist activities or organizations; or (iv) activities, causes, or products that are generally immoral according to applicable community standards of the relevant consumer of the Products such that it is materially detrimental to the other Party’s public image and/or its rights as set forth in this Agreement.

37

27.                               Controlling Language.  This Agreement is in the English language only, which will be controlling in all respects.  No translation, if any, of this Agreement into any other language will be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either Party hereto.

[Signature page follows.]

38

SIGNATURE PAGE TO AMENDED AND RESTATED INTERNATIONAL DISTRIBUTION COORDINATION AGREEMENT BETWEEN MONSTER ENERGY LTD. AND MONSTER ENERGY COMPANY AND THE COCA-COLA COMPANY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

MONSTER ENERGY LTD, an Irish company		THE COCA-COLA COMPANY, a Delaware corporation

By:		By:
	Rodney Sacks	Name:
	Director	Title:

MONSTER ENERGY COMPANY, a Delaware corporation
By:
Rodney Sacks
Chief Executive Officer

39

EXHIBIT A
Amended and Restated International Distribution Coordination Agreement

FORM INTERNATIONAL DISTRIBUTION AGREEMENT

[See Exhibit H-2 to the Transaction Agreement]

40

EXHIBIT B
Amended and Restated International Distribution Coordination Agreement

TERRITORY

The entire world with the exception of Cuba and North Korea for so long as it is subject to applicable trade embargoes and sanctions laws and regulations, and excluding the United States of America (including the District of Columbia and all states, territories, and possessions of the United States of America) and Canada (including all territories and possessions of Canada).

41

EXHIBIT C-1
Amended and Restated International Distribution Coordination Agreement

OTHER MONSTER DRINKS

[TO BE UPDATED UPON CLOSING]

42

EXHIBIT C-2

Amended and Restated International Distribution Coordination Agreement

OTHER PRODUCTS

[TO BE UPDATED UPON CLOSING]

43

EXHIBIT D
Amended and Restated International Distribution Coordination Agreement

[RESERVED]

44

EXHIBIT D-1
Amended and Restated International Distribution Coordination Agreement

REGIONS

No.	Regions
1	Western Europe
2	Eastern Europe, Caucasus, & Central Asia
3	Middle East & Turkey
4	Mexico & Central America
5	South America
6	North Africa, Central, East, & West Africa
7	South Central Africa
8	China/Hong Kong/Taiwan
9	Korea & Japan
10	Australia/New Zealand and rest of SE Asia
11	India/Sri Lanka/Pakistan/Bangladesh/Myanmar

45

EXHIBIT D-2
Amended and Restated International Distribution Coordination Agreement

BASE VOLUME

[TO BE UPDATED UPON CLOSING]

46

EXHIBIT D-3
Amended and Restated International Distribution Coordination Agreement

NET SALES AND NET PROFIT STATEMENT

Section 1:  Net Sales Statement

INCOME STATEMENT TEMPLATE
(in US Dollar)	ACTUAL	NET SALES %

Gross Sales	—	0.0%
Add: Recognized Deferred Revenue	—	0.0%
Less: Sales Adjustments	—	0.0%
Less: Spoilage	—	0.0%
Less: Cash Discounts	—	0.0%
ADJUSTED GROSS SALES	—	0.0%

LESS:
Off Invoice	—	0.0%
Market Development Fund	—	0.0%
Slotting	—	0.0%
Coupon Redemption	—	0.0%
Chain CMA’s	—	0.0%
Invasion Fees	—	0.0%
*** Commissions	—	0.0%
ALLOWANCES/RECLASSIFICATIONS	—	0.0%

NET SALES (100%)	—	0.0%

Section 2: Net Profit Statement

INCOME STATEMENT TEMPLATE
(in US Dollar)	ACTUAL	NET SALES %

NET SALES (100%)	—	0.0%
LESS Cost of Goods Sold	—	0.0%

GROSS PROFIT	—	0.0%

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

47

SELLING
Distribution Expense	—	0.0%
Selling Expense	—	0.0%
LESS: TOTAL SELLING EXPENSES	—	0.0%

CONTRIBUTION MARGIN	—	0.0%

Payroll Expenses	—	0.0%
General & Admin Expenses	—	0.0%
Distributor Terminations/Settlements	—	0.0%
Less TOTAL G & A EXPENSES	—	0.0%

OPERATING INCOME	—	0.0%

Less: Non-operating income (expense)	—	0.0%
INCOME BEFORE TAXES	—	0.0%

Less: Provisions for Income Taxes	—	0.0%
NET INCOME = NET PROFIT	—	0.0%

DISTRIBUTION
Freight Out	—	0.0%
Pick-up Allowance	—	0.0%
Storage/Warehouse	—	0.0%
DISTRIBUTION EXPENSE	—	0.0%

SELLING EXPENSE
Advertising	—	0.0%
Promotional Allowances	—	0.0%
Promotional Printing-Coupons	—	0.0%
Commission	—	0.0%
Conventions & Sales Incentives	—	0.0%
In-Store Demos	—	0.0%
Point of Sale	—	0.0%
Marketing Research & Social Media	—	0.0%
Samples	—	0.0%
Sponsors/Endorse/Dues	—	0.0%
Premiums	—	0.0%
Merchandise Display	—	0.0%
Graphic Design	—	0.0%
SUBTOTAL SELLING EXPENSE	—	0.0%

48

Allocated Trade Development	—	0.0%
Allocated MAT Program	—	0.0%
Allocated CAT Program	—	0.0%
SUBTOTAL MKTG PROGRAMS	—	0.0%
TOTAL SELLING EXPENSE	—	0.0%

PAYROLL EXPENSE
Salaries - Executives	—	0.0%
Salaries - Operations	—	0.0%
Salaries - Administrative	—	0.0%
Salaries - Marketing & Admin	—	0.0%
Salaries - Sales & Support	—	0.0%
Salaries - Bonus/Severance	—	0.0%
Stock Based Compensation	—	0.0%
Payroll Taxes	—	0.0%
Insurance Health and Dental	—	0.0%
Insurance Workers Comp	—	0.0%
Employee Benefits - 401K	—	0.0%
Employee Benefits - Other	—	0.0%
Temporary Services	—	0.0%
TOTAL PAYROLL EXPENSE	—	0.0%

GENERAL & ADMINISTRATIVE EXPENSES
Amortiz - L/H Improve/Def Lease Asset	—	0.0%
Amortiz - Trademark	—	0.0%
Bad Debts/Bank Charges	—	0.0%
Charitable Contributions	—	0.0%
Depreciation	—	0.0%
Dues - Subscriptions	—	0.0%
Entertainment	—	0.0%
Postage - Messenger - UPS	—	0.0%
Insurance	—	0.0%
Penalties - Traffic & Other	—	0.0%
Prof Svcs - Computer	—	0.0%
Prof Svcs - Legal	—	0.0%
Prov Svcs - Accounting	—	0.0%
Prof Svcs - Trademark	—	0.0%
Prof Svcs - SAP	—	0.0%
Prof Svcs - Other	—	0.0%
Supplies - Office	—	0.0%
Supplies - Computer	—	0.0%
Computer & Software	—	0.0%

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Meetings & Seminars	—	0.0%
Rent - Offices	—	0.0%
Rent - Equipment & Other	—	0.0%
Repairs & Maintenance	—	0.0%
Taxes & Licenses	—	0.0%
Telephone Expense	—	0.0%
Travel	—	0.0%
Truck & Auto	—	0.0%
Utilities	—	0.0%
GENERAL & ADMIN EXPENSES	—	0.0%

NON-OPERATING INCOME (EXPENSE)
Royalty	—	0.0%
Foreign Currency	—	0.0%
TOTAL NON-OPERATING INCOME (EXPENSE)	—	0.0%

50

EXHIBIT E
Amended and Restated International Distribution Coordination Agreement

4.1.2                     Pepsi System.  Without limiting any other provisions of the Agreement, MEL will not grant any distribution rights regarding the Products to PepsiCo, or any of its Affiliates, or distributors whose sale of Pepsi products exceeds *** percent *** of such distributor’s total sales. This provision shall not apply to general wholesalers and broad-line distributors.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

51

EXHIBIT F
Amended and Restated International Distribution Coordination Agreement

[RESERVED]

52

EXHIBIT G
Amended and Restated International Distribution Coordination Agreement

[RESERVED]

53

EXHIBIT H
Amended and Restated International Distribution Coordination Agreement

8.                                      Competitive Product/s.

8.1                               This Competitive Products provision (Exhibit G) (this “Provision”) is made pursuant to the following recitals of fact, which recitals constitute an integral part of the Provision and this Agreement.  The Parties acknowledge, agree and represent to each other that (a) MEL has agreed to transfer substantially all of its distribution of Monster Energy Drink/s from independent distributors to KO’s system of distribution, to pay KO the Commission and to grant other benefits to KO, KO Affiliates and KO Bottlers in reliance upon KO’s covenants as set forth in this Exhibit G, (b) this Provision is a material and integral inducement to MEL completing the transactions contemplated by this Agreement, the Asset Transfer Agreement and the Transaction Agreement (the “Underlying Agreements”) and that KO is receiving valuable consideration for the covenants contained in this Provision, (c) the scope of the restrictive covenants set forth in this Provision are reasonable in view of the substantial consideration KO is receiving, (d) the performance by KO of its obligations under this Provision is a material and substantial part of the consideration due MEL under the Underlying Agreements, and (e) MEL would not have entered the Underlying Agreements in the absence of this Provision and KO acknowledges that this Provision is reasonable and necessary to protect the legitimate interests of MEL.

8.2                               During the term of this Agreement, KO shall not, and shall cause its consolidated Subsidiaries (as defined in Section 13.1.4) not to, acquire or hold, directly or indirectly, any ownership interest in, or enter into any contract or arrangement with respect to the management or control of, the business, assets, brands or trademarks related to the marketing, sale or distribution of any (i) Energy Drinks (in any and all sizes or packages), (ii) Red Bull branded products, or (iii) Rockstar branded products, owned by (a) Red Bull GmbH and Red Bull Thailand and each of their respective controlled Affiliates and/or successors (collectively, “Red Bull”) or (b) Rockstar, Inc. and its controlled Affiliates and/or successors (collectively, “Rockstar”).

8.3                               During the Term of this Agreement (the “Restricted Period”), KO shall not, and shall cause its consolidated Subsidiaries not to, directly or indirectly engage in, or knowingly assist or finance (for the specific purpose of the restricted activity) any third party in engaging in, the business of manufacturing, marketing, selling or distributing any Competitive Products in the Restricted Territories (“Energy Competitive Business”); provided, that, nothing in this Provision shall preclude or prohibit KO or its consolidated Subsidiaries from (A) consummating the transactions contemplated by any of the Transaction Documents, (B) performing their respective obligations or exercising their respective rights under any of the Transaction Documents, (C) owning equity interests in any non-consolidated entity that may be engaged in any Energy Competitive Business; provided, that none of KO or any of its consolidated Subsidiaries knowingly causes or approves in writing (to extent such a contractual approval right exists) such non-consolidated entity to engage in the Energy Competitive Business or directly or indirectly knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith, or (D) acquiring (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise) any business

54

that engages in an Energy Competitive Business, if the Energy Competitive Business represents less than 50% of the acquired business’s total assets (measured based on the most recent financial statements available for the acquired business prior to the execution of definitive agreements for such acquisition) so long as a definitive agreement for the sale, transfer or other disposition of the portion of such business that engages in the Energy Competitive Business to a Third Party is entered into within 12 months (or sooner, to the extent practicable without adversely affecting the value received in such sale) following the consummation of the acquisition of such business, and consummation of any such sale, transfer or other disposition occurs within 18 months following the acquisition of such business (or, if not consummated within such period, as soon as practicable thereafter).  For the avoidance of doubt, the restrictions in this Provision shall not apply to any non-consolidated entities in which KO or its Subsidiaries or Affiliates may hold an interest; provided, that none of KO or any of its consolidated Subsidiaries knowingly causes or approves in writing (to the extent such a contractual approval right exists) such non-consolidated entity to engage in the Energy Competitive Business or directly or indirectly knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith.

8.4                               For purposes of this Provision, the term “knowingly” refers to, with respect to KO, the knowledge of any member of senior management of KO.

8.5                               For the avoidance of doubt, nothing in this Provision shall limit or modify KO’s obligations under Section 8.14 of the Transaction Agreement.

8.6                               The Parties acknowledge that the restrictions contained in this Provision are reasonable and necessary to protect the legitimate interests of the parties, constitute a material inducement to the Parties to enter into the Underlying Agreements and the other agreements contemplated hereby and thereby, are an essential element of the transactions contemplated hereby and thereby, and that any breach will result in irreparable injury to the other Party.  Each Party agrees that neither it nor any of its controlled Affiliates will challenge the enforceability of, or the reasonableness of the time, scope or geographic coverage of, any provision of this Provision in any action or proceeding.  In the event that any covenant contained in this Provision is ever adjudicated to exceed the time, geographic, scope or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, scope or other limitations permitted by applicable law.  The covenants contained in this Provision and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

8.7                               For purposes of this Provision, (a) any terms defined in the Agreement to which this Provision is attached, but not defined in this Provision, will have the meanings set forth in such agreement and (b) any terms defined in this Provision (including the following terms) will have the definitions set forth in this Provision (it being understood that definitions of any terms defined herein will supersede any definitions set forth in the Agreement to which this Provision is attached).

55

8.7.1                     “Competitive Products” means (a) any Energy Beverages and/or (b) any Red Bull branded products and/or Rockstar branded products.

8.7.2                     “Energy Beverages” means any shelf-stable, non-alcoholic beverage, in ready-to-drink, powdered, drops or concentrate form, made with or without carbonation,  that both (a) is marketed or positioned to consumers as an energy beverage and (b) contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients); provided that “Energy Beverages” shall not include (whether or not they would otherwise be an Energy Beverage) either (i) any beverage which is marketed or positioned to consumers under the Coca-Cola brand and any line extensions or expansions of such products marketed under such brand, or (ii) any products marketed under the Vitaminwater brand and any line extensions or expansions of such products marketed under such brand even if such product utilizes the word “energy” on its packaging or labeling as long as such product (utilizing the word “energy” on its packaging or labeling) is also identified as a nutrient based water beverage (or words of similar import).

8.7.3                     “Excluded Territories” means any (a) Served Territory as of or after the Effective Date and as to which, at any time as of or after the one-year anniversary of the Effective Date, no distribution agreement with any KO Distributor covering any Product that is either an Energy Beverage brand that was included in the KO Asset Transfer (as defined in the Asset Transfer Agreement) or an Energy Beverage brand of NewCo (“MBC”), Company (“MEC”) or one of their Subsidiaries, in each case in such Served Territory, is in effect (in the case of an Energy Beverage included in the KO Asset Transfer, to the extent that the distribution of such Energy Beverage is occurring in substantially the same manner as occurring as of the date of the Transaction Agreement), (b) Served Territory as to which a KO Distributor previously had distribution rights that have since terminated but only upon the earlier to occur of (i) the six-month anniversary of the date of such termination if no New Distribution Agreement with a KO Distributor in such territory has been entered into by such six-month anniversary and (ii) the date when MBC or one of its Affiliates enters into a distribution agreement with a distributor that is not a KO Distributor covering such Served Territory, or (c) Unserved Refused Territory; provided, however, that (i) the one-year deadline referred to in clause (a) (the “Relevant Period”), will be deemed to be extended for as long as MBC is negotiating, as of the end of the Relevant Period, and thereafter continues to negotiate, in each case in good faith with the applicable KO Distributor, regarding a New Distribution Agreement in such Served Territory (provided that any such extension shall not exceed twelve (12) months) and (ii) no Served Territory will be deemed to be an Excluded Territory as a result of the operation of clause (a) above if there has been a Distribution Refusal by the applicable KO Distributor prior to the end of the applicable Relevant Period (as it may be extended pursuant to clause (i)) unless following such Distribution Refusal MBC or one of its Affiliates enters into a distribution agreement with a third party on terms that are more favorable to such third party, in the aggregate, than the last terms proposed to the applicable KO Distributor that was the subject of the Distribution Refusal.

56

8.7.4                     “Products” means all beverages manufactured by or for MBC, MEC or any of their Subsidiaries or marketed or sold under the brands of MBC, MEC or any of their Subsidiaries, including, with respect to any period following the Effective Date, any brand included in the KO Asset Transfer.

8.7.5                     “Restricted Territories” means Served Territories and Unserved Territories, in each case, other than any Excluded Territory.

8.7.6                     “Served Territories” means, as of a given date, a territory where either of the following have been distributed pursuant to one or more distribution agreements prior to such date: (a) beverages manufactured by or for MBC, MEC or any of their Subsidiaries or marketed or sold under the brands of MBC, MEC or any of their Subsidiaries or (b) beverages manufactured by or for KO or any of its Subsidiaries or marketed or sold under the brands of KO or any of its Subsidiaries and included in the KO Asset Transfer.

8.7.7                     “Territory Implementation” means the initiation or commencement of any one or more of (a) the process to obtain or satisfy any applicable governmental, regulatory or other industry-related approvals or requirements required for distribution of the applicable Products in the applicable Unserved Territory, (b) due diligence related to determining the feasibility of distribution of Products in the applicable Unserved Territory, or (c) the commencement of negotiations with a KO Distributor with respect to the future distribution of Products in that Unserved Territory.

8.7.8                     “Third Party” means any Person other than MBC, MEC, KO or their respective Affiliates.

8.7.9                     “Transaction Documents” means the Transaction Agreement, the Asset Transfer Agreement, the Commercial Agreements (as defined in the Transaction Agreement), the Ancillary Agreements (as defined in the Asset Transfer Agreement), all exhibits and schedules to the Transaction Agreement, the Asset Transfer Agreement, the Commercial Agreements and the Ancillary Agreements (as defined in the Asset Transfer Agreement) and any other documents, certificates, agreements or letters executed in connection with the transactions contemplated by the Transaction Agreement, the Asset Transfer Agreement, the Commercial Agreements and the Ancillary Agreements.

8.7.10              “Unserved Refused Territory” means any Unserved Territory as follows:  Following the Effective Date, if KO receives a request from a KO Distributor in an Unserved Territory to make an Energy Beverage available to it for distribution in such Unserved Territory, then KO may provide a written notice to MBC of its intention to distribute products of KO or its Affiliates that are Energy Beverages in any Unserved Territory.  If (a) MBC fails to deliver to KO within 90 days after KO provides such notice to MBC a written affirmation that MBC intends in good faith to distribute products that are Energy Beverages in such Unserved Territory, (b) MBC fails to commence a Territory Implementation in respect of such Unserved Territory in good faith within 12 months after delivery to KO of such written affirmation, or (c) (i) MBC ceases to advance, in good faith, the applicable process described in the definition of Territory Implementation in such Unserved Territory after the 12-month period set forth in the foregoing clause (b) and (ii) following the 12-month period referred to in the foregoing clause (b), KO

57

provides notice to MBC indicating that MBC has ceased to advance such applicable process and MBC thereafter fails to progress such process in good faith within 90 days of receipt of such notice, or (d) MBC fails to commence distribution of Products in such territory within two years after the expiration of the 90 day period referred to in the foregoing clause (c),  then such territory shall become an Unserved Refused Territory; provided, however, that MBC shall be excused from initiating or continuing with any Territory Implementation during any period that (i) a governmental or regulatory approval process shall have delayed the commencement of distribution in such territory or (ii) economic conditions would reasonably be expected to have an adverse economic impact on MBC’s business of distributing Products in such Unserved Territory or to otherwise delay the commencement of distribution in such territory.

8.7.11              “Unserved Territories” means, as of a given date, a territory where neither of the following are being or have been distributed pursuant to one or more distribution agreements prior to such date: (a) beverages manufactured by or for MBC, MEC or any of their Subsidiaries or marketed or sold under the brands of MBC, MEC or any of their Subsidiaries or (b) beverages manufactured by or for KO or any of its Subsidiaries or marketed or sold under the brands of KO or any of its Subsidiaries and included in the KO Asset Transfer.

58

EXHIBIT I
Amended and Restated International Distribution Coordination Agreement

4.1.1(b)(i)                                           In the event that the New Distribution Agreement being negotiated is an amendment to an Existing Distribution Agreement and the Proposed Distributor is willing to agree to the terms of the Existing Distribution Agreement for the additional Sub-Territories to be added (but not to an amendment implementing terms substantially identical with the form attached as Exhibit A), upon KO’s direction, MEL shall not be permitted to withhold agreement to adding the additional Sub-Territories to the Existing Distribution Agreement.

59

EXHIBIT J
Amended and Restated International Distribution Coordination Agreement

KO COMPETITORS

***

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

60

EXHIBIT X

Amended and Restated International Distribution Coordination Agreement

[TO BE UPDATED UPON CLOSING]

61

EXHIBIT Z

Amended and Restated International Distribution Coordination Agreement

4.8                               KO Distributors; Distribution Agreements.  Whenever a KO Bottler Agreement with a KO Distributor that is a party to a KO Distribution Agreement expires or is terminated by KO pursuant to either a deficiency termination procedure or any other right of termination stated in such a KO Bottler Agreement, KO shall notify MEL in writing within sixty (60) days after such termination.  In the event that any such former KO Distributor is no longer a party to any KO Bottler Agreement, upon written notice from KO, MEL shall (or shall cause its applicable Affiliate to) terminate all KO Distribution Agreements with such former KO Distributor to the extent that such KO Distribution Agreements can be terminated by MEL (or such applicable Affiliate) upon such occurrence or upon written notice pursuant to and in accordance with the terms of the applicable KO Distribution Agreements. Notwithstanding the foregoing, MEL shall not be required pursuant to this Section 4.8 to (or to cause such applicable Affiliate to) terminate such KO Distribution Agreement (a) under which MEL is obligated to pay a Severance Payment (or other amounts required to be paid for termination) to such former KO Distributor, *** and (b) with respect to any Sub-Territory/ies applicable to the KO Distribution Agreement to be terminated, until such time as MEL receives a Distribution Commitment from a Primary KO Distributor for such Sub-Territory/ies in accordance with the Distributor Negotiation Process (mutatis mutandis).

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

62

EXHIBIT G

Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1993, as amended.

AMENDED AND RESTATED CANADIAN DISTRIBUTION AGREEMENT

This AMENDED AND RESTATED CANADIAN DISTRIBUTION AGREEMENT (the “Agreement”) is entered into as of [DATE] (the “Effective Date”) between Monster Energy Canada, Ltd. (“MEC”), and [CROWN CANADA] (“Distributor”).  This Agreement amends and restates in its entirety that certain Monster Energy Canadian Distribution Agreement between MEC and Distributor as of October 3, 2008 (the “Original Agreement”).  MEC and Distributor are referred to herein collectively as the “parties” and individually as a “party” hereto.

1.                                      Recitals and Definitions.

a.                                      Distributor is a leading distributor of beverages throughout the Territory (as defined below) and has substantial experience in the distribution of beverages.  Distributor has developed and implemented successful marketing plans and/or systems for such distribution and which are substantially associated with the trademarks and trade name of The Coca-Cola Company (“KO”).  KO has designated Distributor, and MEC wishes to appoint Distributor, as a distributor of Products (as defined below) as part of Distributor’s business operations and systems, with performance to commence as of [DATE], or such other date as may be mutually agreed upon by the parties in writing, but which in no event shall be later than [DATE] (the “Commencement Date”).

b.                                      When used herein: (i) the word “Products” means (x) all Energy Drinks (as defined below) in any form, that are offered, packaged and/or marketed by MEC or any of its Affiliates at any time after the Effective Date in the Territory under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and/or containing the “” as a primary brand component, and which may, but are not required, to contain the “” mark, and/or the “M” icon, and (y) such additional beverage products, whether marketed under the Trademarks (as defined below) or otherwise, as MEC and Distributor shall agree from time to time by executing a mutually agreed upon amended Exhibit A. MEC and the Distributor shall use commercially reasonable efforts to periodically review and update Exhibit A on a reasonable basis throughout the Term.  The Products shall include all sizes of SKUs as may be determined by MEC and offered, packaged, and/or marketed by MEC or any of its Affiliates in good faith from time to time; (ii) the word “Territory” means the territory identified on Exhibit B hereto; (iii) the words “Distributor’s Accounts” mean all accounts or classes of accounts in the Territory (including those set forth as exclusive or non-exclusive Distributor’s Accounts in Exhibit C hereto), other than those reserved for MEC as identified on Exhibit C; (iv) the word “Trademarks” means those names and marks identified on Exhibit D hereto; (v)  the words “Energy Drink/s” means any shelf-stable, in ready-to-drink, powdered, drops or concentrate form, non-alcoholic beverage that satisfies all of the following conditions: (i) it is marketed or positioned to consumers as an energy beverage, (ii) it contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by KO, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients) and (iii) it has at least five milligrams of caffeine per ounce (the “Caffeine Requirement”), except that (A) Products under the brand Monster Energy Unleaded (substantially as such Products are formulated, manufactured, marketed and/or sold as of the date hereof, and any line extensions or expansions of such Products marketed under such brand) shall not be required to meet the Caffeine Requirement; and (B) the Caffeine Requirement shall be reduced in respect of any particular territory to the extent that any final law applicable to MEC in such territory imposing restrictions on the on-going business activities of MEC is enacted by a Governmental Entity having jurisdiction over such territory that either (1) specifically establishes a maximum caffeine concentration that is lower than the Caffeine Requirement (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration permitted by such law) or (2) is reasonably expected, based on the good faith judgment of MEC, to have an adverse impact on MEC’s business, sales or profitability in such territory due to the caffeine concentration of the Products exceeding a specified level (including, for example, a material tax imposed on beverages with caffeine concentrations above a stated amount but excluding, for the avoidance of doubt, any age or similar restriction on the manner of sale of such beverages) (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration that would not have such adverse impact); it being agreed that affected Products in any affected territory may be reformulated by MEC to the extent necessary to comply with any such law or to avoid such adverse impact; (vi) the word “Affiliates” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933 of the United States of America; (vii) the word “Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind; and (viii) the words “Governmental Entity” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.  All Exhibits referred to in this Agreement shall be deemed to be incorporated into this Agreement.

c.                                       Coca-Cola Ltd, a corporation organized and existing under the laws of Canada, with principal offices at 3389 Steeles Avenue East, Suite 500, Toronto, Ontario, M2H 3S8 – Canada (“CCL”) is willing to provide the services set forth in Section 6(b) of this Agreement, and Distributor wishes to appoint CCL to perform such services with respect to the Products as part of Distributor’s sale of Products in the Territory, with performance to commence as of the Commencement Date.

d.                                      In accordance with Section 22 of the Original Agreement and 2.1 of the Distribution Coordination Agreement (as defined below), the parties desire to amend and restate the Original Agreement in its entirety as set forth herein.

2

2.                                      Appointment.

a.                                      With effect from the Commencement Date, MEC appoints Distributor, and Distributor accepts appointment, as a distributor and seller of Products to Distributor’s Accounts within the Territory.  Such appointment shall be exclusive with respect to each of Distributor’s Accounts except if and to the extent specifically designated as non-exclusive on Exhibit C hereto.  Such appointment shall exclude any SKU/s deleted from distribution pursuant to Sections 13(b) or 13(f) below.  Unless otherwise agreed in writing by MEC, Distributor specifically covenants not to sell, market, distribute, assign or otherwise transfer (collectively, “Transfer”) in any manner any Products except to Distributor’s Accounts within the Territory.  Those categories of customers which are excluded from the definition of Distributor’s Accounts are expressly reserved for MEC, or such other distributors as MEC may from time to time appoint.  Distributor shall be entitled to appoint sub-distributors within the Territory provided that the terms of such appointment shall provide that the sub-distributors shall not actively seek or solicit customers for the Products outside the Territory or any customers located within the Territory other than Distributor’s Accounts, and the terms of such appointments shall not be inconsistent with the terms and conditions of this Agreement and shall be subject to MEC’s rights hereunder.  MEC acknowledges that Distributor intends to appoint certain sub-distributors with respect to certain specified portions of the Territory.  Distributor’s appointment of sub-distributors shall be to supplement and augment but not to replace or substitute, wholly or partially, Distributor’s resources, performance capabilities, and/or ability to fully perform all of Distributor’s obligations in the Territory under this Agreement, including without limitation, as provided in Section 3 below.  Distributor will remain liable for the actions, omissions and performance of all of Distributor’s sub-distributors.

b.                                      Distributor hereby agrees not to Transfer any Products, either directly or indirectly, to any other persons or entities located outside the Territory or to any persons or entities located within the Territory who Distributor knows or reasonably believes will distribute or resell the Products outside the Territory, except that, subject to all of the terms and conditions of this Agreement, Distributor may Transfer Products to other bottlers or distributors designated by KO that are authorized in writing by MEC for Transfer into such bottler’s or distributor’s territory.  During the Term, Distributor shall purchase exclusively and directly from MEC or its nominees (and from no other person or entity) all of its requirements for Products.  In the event Products distributed or sold by Distributor are found outside the Territory, upon MEC’s reasonable request therefor, Distributor shall use Best Efforts (as defined below) to make available to representatives of MEC such sales agreements and other records relating to applicable Products as may be reasonably required for, and otherwise reasonably cooperate with MEC in, all MEC investigations relating to the sale and distribution of the Products outside the Territory, in each case, subject to confidentiality and other obligations to third parties and solely to the extent permissible under applicable law.  Distributor shall use Best Efforts to  promptly inform MEC if at any time any solicitation or offer to purchase Products is made to Distributor in writing by a third party which Distributor knows would result in a breach of this Section 2(b), in each case, subject to confidentiality and other obligations to third parties and solely to the extent permissible under applicable law.  “Best Efforts” means the efforts a prudent Person desiring in good faith to achieve a result would use in the circumstances to ensure such result is achieved as expeditiously as possible but does not require the Person subject to such obligation to take actions that would result in any materially adverse change, or any financial change which in the aggregate, or over a period of time, would result in any materially adverse change, in the benefits

3

to such Person under this Agreement or require such Person to expend funds or extend other economic incentives, unless otherwise expressly required under this Agreement.

c.                                       Distributor acknowledges and agrees that it has no right to distribute any products of MEC other than the Products.  Any sales by MEC to Distributor of any products of MEC that are not the Products, and/or any products sold by MEC to Distributor and/or its sub-distributor(s) beyond the scope, Term (as defined below) or after the termination of this Agreement, with or without cause, for any reason or no reason at all (i) shall not constitute, be construed as, or give rise to any express or implied distribution agreement, course of conduct or other relationship between MEC and Distributor, (ii) shall not confer upon Distributor or its sub-distributor(s) any rights of any nature whatsoever, including without limitation to purchase and/or Transfer or continue to purchase and/or Transfer any products, including Products, or use the Trademarks other than with respect to products sold and delivered by MEC to Distributor, and (iii) shall constitute a separate transaction for each shipment of products actually delivered by MEC to Distributor and/or sub-distributor(s), in MEC’s sole and absolute discretion, which MEC shall be entitled to exercise, vary, withdraw and/or cease, on a case by case basis, at any time in MEC’s sole and absolute discretion.  Distributor irrevocably waives, releases and discharges any claims, liabilities, actions and rights, in law or in equity, against MEC including without limitation for damages (including without limitation, consequential, special or punitive damages), compensation or severance payments or any other claims of whatsoever nature by Distributor arising from or in connection with the matters referred to in this Section 2(c) and/or any acts, omissions or conduct of MEC with regard to such matters.

d.                                      Subject to and without limiting MEC’s and its Affiliates’ obligations to KO under the Distribution Coordination Agreement (as defined below), if Distributor declines to distribute, declines to continue to distribute, or proposes not to distribute (each a “Distribution Refusal”) (i) substantially all Products, as the case may be, designated by MEC in good faith for sale in the Territory, MEC shall have the right to sell any or all of the Products so designated by MEC for sale in the Territory directly or through other distributors in the Territory, to the exclusion of Distributor or (ii) one or more of MEC’s SKUs designated by MEC for sale in the Territory, MEC shall have the right (without prejudice to its right in clause (i) above) to sell such declined product directly or through other distributors in the Territory to the exclusion of Distributor, in each case (i) and (ii) upon forty-five (45) days written notice to Distributor and KO of its intention to do so; provided that such Distribution Refusal continues to exist for such forty-five (45) day period.  MEC’s right to sell or have sold such New Product SKUs shall be limited to the portion of the Territory for which such distribution has been declined.

e.                                       If, after the Effective Date, MEC determines to sell or otherwise distribute any Product or any SKU of any Product (“Product SKUs”) in the Territory not previously sold or distributed by Distributor (each a “New Product SKU”), prior to launching or otherwise commencing the sale or other distribution of such New Product SKU, MEC shall provide Distributor the right to distribute such New Product SKUs, subject to the terms of this Agreement (and subject to and without limiting MEC’s obligations to KO under the Distribution Coordination Agreement).  If Distributor declines to sell and distribute such New Product SKUs in the Territory within fifteen (15) days of MEC’s request that such New Product SKUs be added, then  MEC shall have the right and option, in MEC’s sole and absolute discretion, to sell and distribute such refused New Product SKUs directly or through other distributors selected by

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MEC, to the exclusion of Distributor; provided that MEC gives such Distributor an additional fifteen(15) days written notice of MEC’s intention to do so and Distributor does not commence and continue purchasing from MEC and selling such refused New Product SKUs within such additional fifteen(15) day period.  MEC’s right to sell or have sold such Products shall be limited to the portion of the Territory for which such distribution has been declined.

f.                                        With effect from the Commencement Date, Distributor appoints CCL, and CCL accepts appointment, as a provider of the services set forth in Section 6(b) of this Agreement with respect to the Products only to Distributor’s Accounts within the Territory.

3.                                      Distributor’s Duties.  Distributor shall:

a.                                      Use commercially reasonable good faith efforts to actively and diligently promote, solicit and push vigorously the wide distribution and sale of the Products to Distributor’s Accounts in the Territory, and develop and exploit the full potential of the business of distributing, Marketing (as defined below) and selling the Products throughout the Territory by creating, stimulating and expanding continuously, the future demand for the Products and by satisfying fully and in all respects, the current demand therefore (except to accounts reserved for MEC pursuant to Exhibit C and those National Accounts (as defined below) that are serviced directly by MEC in accordance with Section 14). For the purposes of this Section 3 and Section 13(a) below, “Marketing” means trade marketing, local marketing and local Product promotions in the Territory;

b.                                      Use commercially reasonable good faith efforts to actively and diligently develop new business opportunities for Products in Distributor’s Accounts in the Territory;

c.                                       Use commercially reasonable efforts to actively and diligently manage all of Distributor’s sub-distributors throughout the Territory to gain system alignment to promote the sale and distribution of Products;

d.                                      Secure extensive in-store merchandising and optimal shelf positioning in Distributor’s Accounts in the Territory with respect to Products, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

e.                                       Perform complete and efficient distribution functions to and in Distributor’s Accounts throughout the Territory;

f.                                        Fully implement  the Annual Business Plan (as defined and to be agreed upon from time-to-time in accordance with Section 13(b) below), and use commercially reasonable good faith efforts to achieve and maintain all of the objectives set with respect thereto as contemplated in Section 13(b) below;

g.                                       Achieve and maintain the Performance Targets (as defined and determined each calendar year in accordance with Section 13(d) below);

h.                                      In relation to the sales of the Products only, permit MEC representatives to accompany Distributor’s salesmen on sales routes in the Territory, upon reasonable advance notice to Distributor;

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i.                                          Achieve optimum ambient and cold space, position, prominence, and visibility of the Products in all Distributor’s Accounts in the Territory, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

j.                                         Promote and maintain an efficient, viable and financially sound system of distribution for the Products in Distributor’s Accounts throughout the Territory, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

k.                                      Provide the resources necessary for the sale, delivery, Marketing, promotion and servicing of the Products in Distributor’s Accounts within the Territory, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

l.                                          Achieve and maintain Minimum Distribution Levels for the Products in Distributor’s Accounts (other than such non-exclusive Distributor’s Accounts as identified on Exhibit C) as agreed upon or determined in accordance with Section 13(c) below from time to time;

m.                                  Perform and satisfy its obligations specified in Sections 10 and 13 below;

n.                                      Provide such sales and Marketing information in relation to the Products as may be reasonably requested by MEC;

o.                                      Comply with any applicable laws and regulations of or applicable in the Territory and shall be responsible for ensuring that all Product deliveries by Distributor within the Territory comply with all health, safety, environmental and other standards, specifications and other requirements imposed by law, regulation or order in the Territory, and applicable to the Products;

p.                                      Assign such article numbers as may be utilized by Distributor from time to time for each Product and Product package to track sales information by its sales data collection system;

q.                                      Cause all of its promotional and Marketing efforts and/or activities under this Agreement to be devoted solely to the Products.  Unless approved by MEC’s prior written consent, it shall be a violation of this subsection for (i) Products to be placed by Distributor in Equipment (as defined below) branded with the trademark of an Energy Drink other than a Product (other than Equipment branded with another beverage other than an Energy Drink); (ii) Energy Drinks other than Products to be placed by Distributor in Equipment branded for Products; (iii) sales materials created by Distributor to include trademarks of products and Energy Drinks other than Products; (iv) Distributor distributing sales material created by Distributor including trademarks of Products; and (v) Distributor’s promotional pricing and/or promotional and/or Marketing activities and/or promotional and/or Marketing programs to apply to all or any Products in combination with all or any Energy Drinks other than Products sold by Distributor.  It is not a violation of this subsection for Products to be ordered, sold, delivered, or merchandised by the same person or in the same vehicles as other products;

r.                                         To invest all the capital and to obtain and expend all the funds required for the organization, installation, operation, maintenance and replacement within the Territory of

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such warehousing, Marketing, distribution, delivery, transportation and other facilities and equipment as shall be necessary for Distributor to comply with its obligations under this Agreement;

s.                                        Distributor must, for its own account, budget and expend such funds for advertising, Marketing and promoting the Products as may be reasonably required by MEC to create, stimulate and sustain the demand for the Products in the Territory, provided that Distributor shall submit all advertising, Marketing and promotional projects relating to the Trademarks or the Products to MEC for its prior approval, and shall use, publish, maintain or distribute only such advertising, Marketing or promotional material relating to the Trademarks or the Products as MEC shall approve and authorize. MEC may agree from time to time and subject to such terms and conditions as it shall stipulate in each case to contribute financially to Distributor’s Marketing programs. MEC may also undertake, at its own expense and independently from Distributor, any additional advertising or sales promotion activities in the Territory it deems useful or appropriate;

t.                                         Use commercially reasonable efforts to allocate Products in Distributor Equipment consistent with the Annual Business Plan and to the extent (and in the form and manner) agreed between Distributor and MEC, including without limitation by including ***.  “Distributor Equipment” shall mean any refrigeration equipment, coolers, barrels, vending machines or similar equipment provided by Distributor, or placed and maintained by, Distributor in premises of Distributor’s customers for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of all or any beverages distributed and sold by Distributor.  “MEC Equipment” shall mean any refrigeration equipment, coolers, barrels, vending machines or similar equipment funded by MEC or provided by MEC to Distributor and placed in premises of Distributor’s customers by Distributor for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of all or any Products distributed and sold by Distributor, *** and/or as may otherwise be agreed by the parties in writing from time to time.  The appearance and branding of MEC Equipment shall be determined by MEC in its discretion.  Distributor Equipment and MEC Equipment shall be referred to collectively as the “Equipment;”

u.                                      Take such steps and execute such documents as may be necessary to ensure that any MEC Equipment for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of Products, and any licenses, entitlements, consents or other rights relating to the placement or location of MEC Equipment in a customer’s premises remains the exclusive, unencumbered property of MEC. Distributor shall maintain the MEC Equipment in good condition throughout the Term of this Agreement. Upon termination of this Agreement Distributor shall deliver the MEC Equipment to MEC or its designee at the location of such Equipment in the customers’ premises.  As the bona fide depository of the MEC Equipment, Distributor undertakes to take all commercially reasonable steps for the proper storage, preservation and use of the MEC Equipment and shall be responsible for any failure to do so.  If for any reason any of the MEC Equipment is removed and not recovered, Distributor shall be

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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liable for all loss and damages arising from Distributor’s breach of this Section 3(u). Distributor hereby agrees to pay MEC any loss or damages incurred by MEC with respect to replacing the MEC Equipment and securing the placement of the MEC Equipment;

v.                                      Distributor further agrees to maintain and to replace such Equipment at such reasonable intervals as are reasonably necessary;

w.                                    Use commercially reasonable efforts to protect the reputation and goodwill of MEC, the Products, and the Trademarks, conduct business in a proper and businesslike manner, and otherwise act in the best interests of MEC in relation to its Products, reputation and goodwill.  Distributor shall not act or fail to act in any manner that would reasonably be expected to be detrimental to the brand image of MEC or the Products.  Distributor shall sell Products only to reputable and suitable Distributor’s Accounts consistent with the reputation and quality of MEC’s global brand.  Distributor shall not engage in any activities or practices, or fail to engage in activities or practices, that would reasonably be expected to impair the value of or otherwise damage the reputation or goodwill of MEC, the Products, or the Trademarks;

x.                                      Maintain in stock at all times a reasonably sufficient quantity of each Product/s in relation to the demand from the Distributor’s Accounts in the Territory for at least a reasonable period based on such demand, subject to availability as provided by MEC; and

y.                                      Both parties will work together where possible in obtaining (at MEC’s expense) all import licenses and governmental approvals which may be necessary to permit the sale of Products in the Territory and which have not been obtained by MEC prior to the Effective Date, and provide reasonable assistance to each other for the renewal or amendment of any licenses or approvals which have been obtained as of the Effective Date.  Distributor shall also comply with all registration requirements in the Territory, and comply with any and all governmental laws, regulations, and orders which may be applicable to Distributor by reason of its execution of this Agreement, including any and all laws, regulations or orders which govern or affect the ordering, export, shipment, import, sale, delivery or redelivery of Products in the Territory.  Distributor shall also notify MEC of the existence and content of any provision of law which to Distributor’s knowledge conflicts with any provision of this Agreement at the time of its execution or thereafter.

4.                                      Prices.  The prices of Products shall be as set forth in MEC’s then current Canadian price list as the same may be changed from time to time by MEC upon *** prior written notice to Distributor.

5.                                      Orders.  All purchase orders for Products shall be transmitted in writing or electronically, shall specify a reasonable date and time for delivery to locations in the Territory agreed upon in writing between the parties from time to time with a lead time of at least ten (10) days and shall be subject to acceptance by MEC in MEC’s reasonable discretion.  If MEC is unable to accept an order for any reason, then MEC will use commercially reasonable efforts to

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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equitably allocate available Products to fill orders from its distributors and customers, including Distributor.  In the event of any conflict or inconsistency between the terms of this Agreement and any purchase order, the terms of this Agreement shall govern.  All such purchase orders shall be deemed acceptances of MEC’s offers to sell Products and shall limit acceptance by Distributor to the terms and conditions thereof.

6.                                      Payment.

a.                                      MEC shall invoice Distributor on a monthly or other mutually agreed periodic basis and Distributor shall promptly pay the prices of Products in full (without deduction or set off for any reason) no later than *** from date of the relevant invoice unless MEC otherwise agrees in writing.  Distributor and MEC shall use a mutually agreeable method of electronic settlement of accounts that Distributor reasonably approves which may include ACH or Xign, Distributor’s current electronic invoice presentment system.  If Distributor is delinquent in payment upon presentation of invoice and remains delinquent for seven (7) days after written notice calling upon Distributor to pay, Distributor shall reimburse MEC for any costs and expenses incurred by MEC in collecting such delinquent amounts, including, without limitation, legal fees and costs including fees of collection agencies, and interest computed at the *** percent *** per month or part thereof from the due date(s) or the maximum legally permissible rate. MEC reserves the right by giving reasonable notice to Distributor to establish in its sole discretion the conditions of shipment and payment and to designate the supply point and/or alternate supply points for each of the Products.

b.                                      CCL shall facilitate and coordinate MEC and Distributor’s entering into distribution arrangements, and after such arrangements have been entered into, to facilitate the ongoing relationship between MEC and such KO distributors/bottlers and provide other assistance.  In consideration thereof, Distributor agrees to pay to CCL a fee calculated in accordance with the formula set forth on attached Exhibit E (the “CCL Facilitation Fee”).  The CCL Facilitation Fee will be payable by Distributor to CCL in accordance with the terms of the applicable CCL invoice.  MEC shall have no responsibility or liability with respect to the collection or payment of the CCL Facilitation Fee.

7.                                      Title.  Title to the Products shall pass to Distributor upon delivery of the Products to Distributor.

8.                                      Forecasts and Delivery.

a.                                      Distributor shall provide MEC with *** forecasts describing the volume of each SKU of Products that Distributor projects will be ordered during each *** period during the Term (as defined below) of this Agreement.  Distributor shall submit each updated forecast monthly in a format reasonably acceptable to MEC no later than the first day of each month during the Term.

b.                                      Unless otherwise agreed in writing by the parties to this Agreement, the

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Products will be tendered by MEC for delivery to Distributor, including Distributor’s hubs in Canada as may be mutually agreed upon, in full truckload quantities of particular Product lines and extensions but without combining different Product lines in the same truckloads.  By way of example, Monster Green (i.e. Monster’s original product) and its extensions and Java Monster and its extensions are different particular Product lines.  Subject to Distributor providing MEC forecasts in accordance with Section 8(a) above, MEC agrees to (i) use commercially reasonable good faith efforts to deliver Products to Distributor within ***, in the case of Monster and Monster Reduced Carb Products sold in 24-pack/16 oz. cases, and within *** in the case of all other Products, of MEC’s receipt of the applicable purchase orders for Products in compliance with Sections 5 and 8(a) above, and (ii) deliver Products to Distributor with at least *** of shelf life remaining at the time of delivery.  Notwithstanding the foregoing, Distributor acknowledges that delivery dates set forth in purchase orders for Products accepted by MEC are merely approximate and that MEC shall have no liability for late deliveries, except only for fines, penalties and assessments imposed by Distributor’s customers and actually paid by Distributor which arise solely and directly as a result of MEC’s failure to comply with its obligations under this Section 8.

c.                                       MEC shall use commercially reasonable means to cause packing and packaging to comply with all applicable laws in the Territory.

9.                                      Trademarks.

a.                                      Distributor acknowledges the respective exclusive right, title, and interest in and to the Trademarks and trade names of MEC and/or its Affiliates, whether or not registered, patents, patent applications, and all rights in inventions (whether or not patentable) (collectively, “Patents”), copyrights and copyrightable material (“Copyrights”) and trade secrets and know-how (“Know-How”) which MEC and/or its Affiliates may have at any time created, adopted, used, registered, or been issued in the United States of America, the Territory or in any other location in connection with MEC’s business or the Products and Distributor shall not do, or cause or permit to be done, any acts or things contesting or in any way impairing or tending to impair any portion of MEC’s right, title, and interest in and to the Trademarks, trade names, Patents, Copyrights, and Know-How.  Any approval by MEC for Distributor to use any Trademarks, trade names, Patents, Copyrights, trade secrets and Know-How in connection with the distribution and sale of the Products shall be a mere temporary permission, uncoupled with any right or interest, and without payment of any fee or royalty charge for such use.

b.                                      Distributor shall not use any trademark, name, brand name, logo or other production designation or symbol in connection with Products other than the Trademarks, subject to the terms of this Section 9.  It will not be a breach of this Section for the Products to be delivered by Distributor in vehicles, or using employees, agents, assigns or sub-distributors wearing clothing, displaying any other trademark, name, brand name, logo or other products designation or symbol.  Distributor acknowledges that it has no right or interest in the

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Trademarks (except as expressly permitted hereunder) and that any use by Distributor of the Trademarks will inure solely to MEC’s benefit.  Distributor may only use the Trademarks in strict accordance with MEC’s policies and instructions, and MEC reserves the right, from time to time and at any time, at its discretion, to modify such policies and instructions then in effect.

c.                                       Any proposed use by Distributor of the Trademarks (to the extent that it either has not been previously approved by MEC in writing or differs materially from a use previously approved by MEC in writing) shall be subject to the prior written consent of MEC, which MEC may withhold in its sole and absolute discretion.  Distributor shall submit to MEC in writing each different proposed use of the Trademarks in any medium.

d.                                      Distributor shall not at any time alter the Trademarks or the packaging of Products, use the Trademarks for any purpose other than the promotion, advertising and sale of Products hereunder, or challenge the validity, or do or refrain from doing any act which might result in impairment of the value, of the Trademarks.  Distributor shall not cause or permit its business name to include any of the Trademarks or its business to be operated in a manner which is substantially associated with any of the Trademarks.

e.                                       In advertising, promotions or in any other manner so as to identify Products, Distributor shall clearly indicate MEC’s ownership of the Trademarks.  Distributor further agrees that before distributing or publishing any sales literature, promotional or descriptive materials, MEC shall have the right, upon request, to inspect, edit and approve such materials which illustrate, describe or discuss the Products.  Distributor shall comply with any Trademark usage guidelines that MEC provides to it in writing.

f.                                        Upon the termination of this Agreement, the temporary permission granted under sub-Section 9(a) above will terminate and Distributor shall immediately cease and desist from any use of the Trademarks and any names, marks, logos or symbols similar thereto and the use of any Patents, Copyrights and Know-How.

g.                                       Distributor shall (i) notify MEC of any actual or suspected misuse or infringement of any Trademark, brand name, logo or other production designation or symbol in the Territory, (ii) at MEC’s expense and upon MEC’s request, assist in such legal proceedings as MEC will deem necessary for the safeguard of any Trademark, brand name, logo or other production designation or symbol in the Territory, and execute and deliver in accordance with MEC’s request such documents and instruments as may be necessary or appropriate in the conduct of such proceedings, and (iii) at MEC’s expense, assist MEC in the registration and/or renewal of registration of any Trademark, brand name, logo or other production designation or symbol in the Territory as MEC may determine to be necessary or desirable, and execute such documents and instruments as may be necessary to register or to apply for the registration (or registration renewal) of such Trademark, brand name, logo or other production designation or symbol.

h.                                      Distributor shall not acquire or attempt to acquire, for itself or for others, any rights in or to the Patents, Copyrights, Know-How, Trademarks, or any names, marks, logos or symbols confusingly similar thereto, either through registration or use.  All rights granted to Distributor concerning the Trademarks, Patents, Copyrights, and Know-How are personal to

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Distributor, and are not assignable (except in accordance with Section 23) or sublicensable (except to a sub-distributor in accordance with Section 2(a)).  Subject to Distributor’s rights under Sections 2 and 23,  Distributor shall not grant or attempt to grant any rights in or to the Trademarks, Patents, Copyrights, and Know-How to any other person or entity.

i.                                          If during the Term a third party institutes against MEC or Distributor any claim or proceeding that alleges that the use of any Trademark or any Know-How, Patent, trade secret or Copyright in connection with the distribution, marketing, promotion, merchandising and/or sales of the Products under this Agreement infringes the intellectual property rights held by such third party, then MEC shall, in its sole discretion, and at its sole expense, contest, settle, and/or assume direction and control of the defense or settlement of, such action, including all necessary appeals thereunder.  Distributor shall use all reasonable efforts to assist and cooperate with MEC in such action, subject to MEC reimbursing Distributor for any reasonable out-of-pocket expenses incurred by Distributor in connection with such assistance and cooperation.  If, as a result of any such action, a judgment is entered by a court of competent jurisdiction, or settlement is entered by MEC, such that any Know-How, Patent, trade secret, Copyright or Trademark cannot be used in connection with the distribution, marketing, promotion, merchandising and/or sales of the Products under this Agreement without infringing upon the intellectual property rights of such third party, then MEC and Distributor promptly shall cease using such affected Know-How, Patent, trade secret Copyright or Trademark in connection with the distribution, marketing, promotion, merchandising and/or sale of the Products under this Agreement.  Except as otherwise specified in this Agreement, neither party shall incur any liability or obligation to the other party arising from any such cessation of the use of the affected Trademark.

j.                                         If MEC, for the purposes of this Agreement, should reasonably require that, in accordance with applicable laws governing the registration and licensing of industrial property, Distributor be recorded as a registered user or licensee of the Trademarks then, at the request and expense of MEC, Distributor will execute any and all agreements and such other documents as may be necessary for the purpose of entering, varying or canceling the recordation.

10.                               Promotion and Trade Marketing of Products.  Distributor shall be responsible for promotion and Marketing of the Products to Distributor’s Accounts within the Territory.  Distributor shall use commercially reasonable efforts to actively and diligently distribute and encourage the utilization of merchandising aids and promotional materials in all Distributor’s Accounts throughout the Territory.  Without in any way detracting from the foregoing, Distributor shall reasonably participate in and diligently implement all Marketing and promotional programs that are mutually agreed upon by MEC and Distributor from time to time.  Distributor acknowledges that (a) MEC has no obligation to market and promote the Products, and (b) MEC makes no, and hereby disclaims any, express or implied warranty, representation, or covenant relating to or in connection with MEC’s marketing and promotional activities including any Global Branding and Marketing activities (as defined in Section 13(a) below), including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  Except as expressly provided in Section 19 below, Distributor shall have no claim against MEC and its Affiliates and hereby releases MEC and its Affiliates from all and any claims by, and/or liability to, Distributor of any nature for its failure to market and promote, or adequately market and promote, the Products or

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arising from or relating to or in connection with any Global Branding and Marketing activities procured, provided or performed by MEC or MEC’s failure to procure, provide or perform such activities.

11.                               Term.  Unless terminated by either party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on the twentieth (20th) anniversary of the Commencement Date or upon termination of the Amended and Restated Distribution Agreement between MEC and Coca-Cola Refreshments USA, Inc. (“CCR”), whichever occurs first (the “Initial Term”).  After the Initial Term, this Agreement shall, subject to being terminated by either party pursuant to the terms of this Agreement, continue and remain in effect, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the end of the Initial Term or any subsequent anniversary of the Commencement Date, as the case may be (collectively, the “Term”).  A “Contract Year” means any calendar year during the Term and the period from the Commencement Date until the close of business on December 31st of the calendar year in which the Commencement Date falls.

12.                               Termination.

a.                                      Termination for Cause.

(i)                                     Termination By Either Party.  Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either party may terminate this Agreement on the occurrence of one or more of the following:

(A)                               Breach.  A party’s material breach of a provision of this Agreement and failure to cure such breach within thirty (30) days after receiving written notice describing such breach in reasonable detail from the non-breaching party; provided, however, if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, then the breaching party shall have an additional forty-five (45) day period to cure such breach, providing it immediately commences, and thereafter diligently prosecutes, in good faith, its best efforts to cure such breach.  In the event that either MEC or Distributor exercises its right to terminate this Agreement in accordance with this Section 12(a)(i)(A), the breaching party shall be obligated to pay the other party a severance payment measured as a genuine pre-estimate of the other party’s losses and not as a penalty (the “Breach Severance Payment”) in the amount calculated as follows:  Distributor’s “average gross profit per case” (as defined below) multiplied by the number of cases of Products sold by Distributor during the most recently completed twelve (12) month period ended on the last day of the month preceding the month in which this Agreement is terminated.  Distributor’s “average gross profit per case” shall mean Distributor’s actual selling price less (1) promotion allowances, discounts, free cases and allowance programs, and (2) Distributor’s laid in cost of the Products. The computation of Distributor’s “average gross profit per case” shall exclude the CCL Facilitation Fee.

(B)                               Insolvency.  The other party (1) makes any general arrangement or assignment for the benefit of creditors, (2) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. § 101, or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing), (3) has appointed a trustee or receiver to

13

take possession of substantially all of such party’s assets or interest in this Agreement (unless possession is restored to such party within sixty (60) days after such taking), or (4) has substantially all of such party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

(C)                               Agreement.  Mutual written agreement of the parties.

(D)                               Deadlock.

1.                                      If (a) the parties are unable to agree upon Performance Targets, Annual Business Plan or Minimum Distribution Levels or (b) if Distributor has failed to achieve the applicable Performance Targets, Annual Business Plan or Minimum Distribution Levels or fails to comply with any specific requirements of the Distributor under this Agreement, including Section 3 (Distributor’s Duties), Section 10 (trade marketing and promotional programs), Section 13(f) (sales velocity), and Section 13(g) (promotional activities), in any material respect, commencing with the 2015 Contract Year, in accordance with Sections 13(b), 13(c) and 13(d), respectively, (clauses (a) and (b) above, collectively referred to as a “Deadlock”) then either party may, at any time after providing the other party with written notice identifying the specific issues resulting in the Deadlock and making a good faith attempt to resolve the Deadlock with the other party, but not more than three times per twelve month period, upon written notice to the other party (the “Meet and Confer Notice”), require that representatives of the other party’s senior management meet and confer with representatives of the notifying party’s senior management at the dates, times and place reasonably agreed by the parties.  Such meet and confer shall begin no later than seven (7) days after Distributor’s receipt of such Meet and Confer Notice and shall end no later than fifteen (15) days after Distributor’s receipt of such Meet and Confer Notice (the “Initial Meeting Period”).  Representatives of the parties’ senior management shall meet and confer during such Initial Meeting Period until (x) resolution of the Deadlock to the parties’ mutual satisfaction or (y) conclusion of the Initial Meeting Period, whichever occurs first.

2.                                      If the parties are unable to resolve the Deadlock in accordance with Section 12(a)(i)(D)(1) above, then MEC may, at any time after the Initial Meeting Period, upon written notice to Distributor and KO (the “Second Meet and Confer Notice”), require representatives of Distributor’s senior management and representatives of management of the applicable KO business unit (and/or at MEC’s reasonable request, such other representative of senior management of KO), to meet and confer with representatives of MEC’s senior management at the dates, times and place reasonably agreed by MEC, Distributor and KO (including via videoconference or teleconference).  Such meet and confer shall begin no later than seven (7) days after Distributor’s and KO’s receipt of such Second Meet and Confer Notice and shall end no later than twenty-one (21) days after Distributor’s receipt of such Second Meet and Confer Notice (the “Second Meeting Period”).  Representatives of the parties’ and the applicable KO business unit’s senior management (and/or at MEC’s reasonable request, such other representative of senior management of KO), shall meet and confer during such Second Meeting Period until  (x) resolution of the Deadlock to the parties’ and KO’s satisfaction or (y) conclusion of the Second Meeting Period, whichever occurs first. For the avoidance of doubt and without limiting Section 12(a)(i)(D)(5) below, in the event that, after KO’s receipt of the Second

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Meet and Confer Notice, such representative of KO’s applicable business unit does not participate in accordance with the foregoing, MEC shall have the option of waiving such requirement that such KO representative participate and proceeding with the Second Meeting Period without a KO representative.

3.                                      If, after the Second Meeting Period, the parties are unable to resolve the Deadlock in accordance with Section 12(a)(i)(D)(1) and Section 12(a)(i)(D)(2) above, then the Deadlock shall be resolved by reference as follows:

(x)                                 Reference proceedings may be commenced by either party by giving the other party written notice thereof.  Any such reference shall take place before a single referee only in Orange County, California or via videoconference or teleconference.  The referee shall be an experienced industry expert selected jointly by parties, or if they cannot agree on a referee within ten (10) days from the commencement of the reference proceedings, then, upon the petition of either party, the experienced industry expert shall be appointed within ten (10) days by the American Beverage Association.

(y)                                 The Deadlock shall be submitted to the referee within ten (10) days after the referee is appointed.  No discovery will be permitted and no hearing will be held, except such informal proceedings as the referee may require.  Each party shall submit to the referee and the other party within such ten (10) day period such written information and statements as that party deems appropriate in support of its claim not exceeding five (5) pages in length (excluding exhibits), together with such information as the referee may require.  Each party shall concurrently submit to the referee and exchange with each other its last and best position (“Position”) to resolve the Deadlock.  Within fourteen (14) days of the written submissions of both parties, the referee shall select one of the two written Positions submitted without change or modification.

(z)                                  Each party shall pay one-half of the referee’s fees and otherwise bear its own costs associated with the reference proceeding; provided, that the party whose Position is not selected by the referee (the “Non-Prevailing Party”) shall not be obligated to reimburse the party whose position was selected by the referee (the “Prevailing Party”) for the referee’s fees and costs relating to the proceeding paid by such party.

4.                                      The Non-Prevailing Party shall have no right to terminate this Agreement or seek any other remedy, and the Position selected by the referee shall be binding upon the parties.

5.                                      Notwithstanding anything to the contrary contained in this Section 12(a)(i)(D), the parties acknowledge and agree that:

(x)                                 the failure of KO or its applicable business unit’s senior management to attend or participate in, or otherwise perform, all or any of the duties, functions or activities described above will not affect the validity or enforceability of any part or result of the procedure in this Section 12(a)(i)(D).

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(y)                                 If either party is the Prevailing Party two consecutive times in any twelve (12) month period for any issue resulting in a Deadlock, then, after providing at least five (5) days written notice to KO, with a copy to KO’s Chief Executive Officer and Chief Financial Officer, of MEC’s intention to terminate this Agreement (if MEC is the Prevailing Party), such Prevailing Party shall have the option to terminate this Agreement upon thirty (30) days written notice to the other party; provided that if MEC is such terminating party, MEC shall pay Distributor a Breach Severance Payment (and neither party shall be liable by reason of such termination of this Agreement or Deadlock pursuant to this Section 12(a)(i)(D) for payment of any other amount, including, without limitation, for compensation, reimbursement or damages of whatsoever nature including for loss of prospective compensation or earnings, goodwill or loss thereof, or expenditures, investments, leases of any type of commitment or type of commitment made in connection with the business of either party or in reliance on the existence of the Agreement).

(z)                                  If the Non-Prevailing Party materially fails to comply with the Position selected by the referee within a sixty (60) day period (or, if the Non-Prevailing Party cannot reasonably comply with such Position within such sixty (60) days, an extended period of no longer than an additional four (4) months) following such selection, then, after providing at least five (5) days written notice to KO, with a copy to KO’s Chief Executive Officer and Chief Financial Officer, of MEC’s intention to terminate this Agreement (if MEC is the Prevailing Party), the Prevailing Party may, without prejudice to any other rights or remedies available to MEC under this Agreement or applicable law, give notice of such breach in accordance with, and thereafter invoke the remedy provided under, Section 12(a)(i)(A) above; provided that neither party shall be required to pay a Breach Severance Payment in such event (and neither party shall be liable by reason of such termination of this Agreement or Deadlock pursuant to this Section 12(a)(i)(D) for payment of any other amount, including, without limitation, for compensation reimbursement or damages of whatsoever nature including for loss of prospective compensation or earnings, goodwill or loss thereof, or expenditures, investments, leases of any type of commitment or type of commitment made in connection with the business of either party or in reliance on the existence of the Agreement).

6.                                      Nothing contained in this Section 12(a)(i)(D) shall be construed as limiting, restricting or delaying MEC’s ability to exercise its rights and/or remedies under Section 12(a)(i)(A) above.

(ii)                                  Termination by MEC.  MEC may terminate this Agreement at any time:

(A) Upon written notice, and such termination will be effective immediately upon Distributor’s receipt of such notice, if (x) Distributor sells, assigns, delegates or transfers any of its rights and obligations under this Agreement without having obtained MEC’s prior written consent thereto (which consent may be withheld in MEC’s sole discretion), provided that MEC shall not withhold its consent if such sale, assignment, delegation or transfer is (1) to a Primary KO Distributor (as defined below), (2) to KO or an Affiliate of KO, or (3) a result of an Approved Change of Control (as defined below) or (y) there is any material change in the control of Distributor or Distributor sells all or substantially all of its assets, without the prior written consent of MEC; other than if such material change in control or

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sale is (1) to a Primary KO Distributor, (2) to KO or an Affiliate of KO, or (3) to any Person to the extent Distributor remains a Primary KO Distributor. “Primary KO Distributor” means a KO Distributor holding the exclusive right to distribute (or that otherwise is the primary distributor of) Coca-Cola brand products in an applicable Territory.  “Approved Change of Control” means any change of control of Distributor or sale of all or substantially all of Distributor’s assets that is consented to by MEC or for which MEC’s consent is not required hereunder.

(B)                               Upon the occurrence of an MEC Change of Control (as defined in the Distribution Coordination Agreement), MEC shall have the option to terminate (1) this Agreement in its entirety (a “Complete Termination”) or (2) if the Territory comprises more than one market, Distributor’s right to sell Products in a portion of the Territory (a “Partial Territory Termination”), which option may be exercised within sixty (60) days of the occurrence of such termination, by written notice by MEC to Distributor.  Any such termination shall be effective upon Distributor’s receipt of MEC’s written notice of termination.  MEC’s right to terminate this Agreement under this Section 12(a)(ii)(B) shall be MEC’s sole right to terminate this Agreement for an MEC Change of Control and independent of any other rights or remedies of MEC under this Agreement.

(x)                                 In the event of a Complete Termination, MEC or its successor, as the case may be, shall pay to Distributor an amount equal to a Breach Severance Payment calculated in accordance with Section 12(a)(i)(A) above (the “Product Severance Payment”).

(y)                                 In the event of a Partial Territory Termination, MEC or its successor, as the case may be, shall pay to Distributor a severance payment with respect to the Products which are the subject of the termination, calculated on the same basis as the Breach Severance Payment in accordance with Section 12(a)(i)(A) above, but only with respect to that portion of the Territory which is the subject of the Partial Territory Termination (the “Territory Severance Payment”).

(z)                                  Any Product Severance Payment or Territory Severance Payment payable by MEC to Distributor in accordance with Section 12(a)(ii)(B)(x) or 12(a)(ii)(B)(y) shall be paid by MEC to Distributor within thirty (30) days of the later of (I) the date of the applicable termination, and (II) MEC’s receipt of all information reasonably necessary to support computation of the Product Severance Payment or Territory Severance Payment, as the case may be, in a form and substance satisfactory to MEC.

(iii) [INTENTIONALLY OMITTED]

(iv)  Termination Upon the Occurrence of Certain Changes.  If, after the Effective Date, a change in legal or regulatory conditions in the Territory occurs including, without limitation, any change in any applicable law, regulation or order, or the interpretation of any law, regulation or order in the Territory which has, had, or would be reasonably expected to (i) have a material adverse effect on the business of distributing Products in that Territory or (ii) result in any part of this Agreement ceasing to be in conformity with the laws or regulations applicable in the Territory and, as a result thereof, or as a result of any other laws affecting this Agreement, any one of the material provisions of this Agreement cannot be legally performed

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and/or the Products cannot be stored, transported, handled, distributed or sold in accordance with this Agreement, either party may, upon written notice, suspend or terminate the parties’ respective rights and obligations under this Agreement solely with respect to (a) the affected Products in the Territory, or, (b) to the extent such change and conditions affects the business of distribution of all or substantially all of the Products in the Territory, all Products in the affected portion of the Territory without liability for damages; provided that neither MEC nor any of its Affiliates shall be permitted to sell any such Products subject to suspension or termination in the affected Territory without first providing Distributor the option to remove the cause for such suspension or re-enter into the Agreement with respect to such Products and Territory.  In the event of any such suspension that materially adversely effects Distributor’s benefits hereunder, Distributor shall have the option to terminate this Agreement in its entirety upon written notice to MEC.

(v)                                 Termination by Distributor. Distributor may terminate this Agreement at any time if MEC fails to deliver to Distributor at least five percent (5%) of the aggregate volume of all Products ordered by Distributor in accordance with Sections 5 and 8 above over a continuous period of ninety (90) days after the initial due date/s for delivery in accordance with Section 8(b) above, provided Distributor has delivered to MEC written notice of such failure and MEC has failed to remedy such deficiency within thirty (30) days of MEC’s receipt of such notice.  Distributor may terminate this Agreement at any time immediately upon written notice to MEC in the event that MEC distributes or agrees to distribute through other distributors in the Territory all or substantially all of the Products covered under this Agreement to the exclusion of Distributor.

b.                                      Optional Termination.  MEC shall have the right to terminate this Agreement upon written notice to Distributor (i) in the event of termination or expiration of the Distribution Coordination Agreement dated as of [DATE] between MEC and KO (the “Distribution Coordination Agreement”) pursuant to and in accordance with its terms and/or (ii) if Distributor is no longer a party to any agreement with KO regarding the distribution of Coca-Cola brand products in the Territory.  Neither KO, MEC nor Distributor shall be liable to any other party or otherwise obligated to pay to any other party any severance payment or other amount by reason of such termination for compensation, reimbursement or damages of whatsoever nature including, for (x) loss of prospective compensation or earnings, (y) goodwill or loss thereof, or (z) expenditures, investments, leases or any type of commitment made in connection with the business of either party or in reliance on the existence of this Agreement, other than any fees required to be paid by MEC pursuant to the Distribution Coordination Agreement.

c.                                       Notwithstanding anything to the contrary herein, MEC shall not have the right to terminate this Agreement with respect to any action or circumstance approved by MEC pursuant to Section 3 of the Distribution Coordination Agreement, unless KO consents to such termination in writing in advance.

d.                                      Sole Remedy.

(i)                                            The Breach Severance Payment, Product Severance Payment and/or the Territory Severance Payment payable by MEC to Distributor, pursuant to the

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provisions of this Section 12, if any, and MEC’s repurchase of Distributor’s inventory of Products and advertising materials pursuant to this Agreement, or Distributor’s right to sell such inventory if not so repurchased by MEC, shall constitute Distributor’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a breach and shall be in lieu of all other claims that Distributor may have against MEC as a result thereof.  Without in any way detracting from or limiting the provisions of Sections 12(e)(iii) and 12(e)(v) below and, in addition thereto, under no circumstances shall MEC be liable to Distributor by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases or any type of commitment made in connection with the business of Distributor or in reliance on the existence of this Agreement.

(ii)                                         The Breach Severance Payment payable by Distributor to MEC pursuant to the provisions of this Section 12, if any, and MEC’s repurchase of Distributor’s inventory of Products and advertising materials pursuant to Section 12(e)(iv) below, or Distributor’s right to sell such inventory if not so repurchased by MEC, shall constitute MEC’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a  breach and shall be in lieu of all other claims that MEC may have against Distributor as a result thereof.  Without in any way detracting from or limiting the provisions of Sections 12(e)(iii) and 12(e)(v) below and, in addition thereto, under no circumstances shall Distributor be liable to MEC by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases or any type of commitment made in connection with the business of MEC or in reliance on the existence of this Agreement.

e.                                       Other Terms Pertaining to Termination.  In the event of the termination of this Agreement for any reason whatsoever (and whether such termination is due to the breach of any of the provisions of this Agreement by any party and/or itself is in breach of the Agreement or otherwise):

(i)                                     MEC shall have the right to cancel all of Distributor’s purchase orders for affected Products accepted but remaining unfilled as of the date of termination;

(ii)                                  All amounts payable by Distributor to MEC or by MEC to Distributor shall be accelerated and shall immediately become due unless such termination results from the other’s breach of this Agreement;

(iii)                               Except for the sole remedy provisions in Sections 12(c)(i) and (ii), neither party shall be liable to the other party in contract, tort or on any other theory of liability for any damage, loss, cost or expense (whether general, special, indirect, incidental, consequential or punitive) suffered, incurred or claimed by the other party as a result of or related to such breach and/or termination (even if the termination results from a breach and the breaching party has been advised of the possibility of such damages), including, without limitation, loss of anticipated profits or goodwill, loss of or damage to goodwill or business

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reputation or any loss of investments or payments made by either party in anticipation of performing under this Agreement;

(iv)                              MEC and Distributor shall each have the option, exercisable upon written notice to the other within thirty (30) days after the date of termination hereof, to cause MEC to (A) repurchase all affected Products in Distributor’s inventory and current advertising materials (providing such Products and advertising materials are in saleable condition) at the prices paid or payable for such Products by Distributor (less any freight and insurance charges), F.O.B., Distributor’s premises and (B) purchase all of Distributor’s right, title and interest in, and all applicable rights in, related to, or associated with, all MEC Equipment and the placement or location of such MEC Equipment at all Distributor’s customers’ locations or premises by Distributor at the fair market value of Distributor’s interest, if any, in each such item of MEC Equipment with no amount or compensation allocated to, or payable for, the maintenance, placement or location of the MEC Equipment; and

(v)                                 Any Breach Severance Payment, Product Severance Payment, or Territory Severance Payment (each, a “Severance Payment”) payable in accordance with this Agreement by either MEC or Distributor in the event of termination of this Agreement shall constitute reasonable liquidated damages and is not intended as a forfeiture or penalty.  MEC and Distributor agree that it would be impractical and extremely difficult to estimate the total detriment suffered by either party as a result of termination of this Agreement pursuant to this Section 12 or otherwise, and that under the circumstances existing as of the Effective Date, the applicable Severance Payment represents a reasonable estimate of the damages which either MEC or Distributor will incur as a result of such applicable termination.  Therefore, MEC and Distributor agree that a reasonable estimate of the total detriment that either party would suffer in the event of termination of this Agreement pursuant to this Section 12 or otherwise is an amount equal to the applicable Severance Payment.  The foregoing provision shall not waive or affect either party’s indemnity obligations or the parties’ respective rights to enforce those indemnity obligations under this Agreement, or waive or affect either party’s obligations with respect to any other provision of this Agreement which by its terms survives the termination of this Agreement.

(vi)                              Distributor acknowledges and agrees that the payment of any Severance Payment by MEC to Distributor shall be conditional upon (A) Distributor cooperating in good faith with MEC in effecting a smooth transition of or otherwise transferring any distribution or similar rights under this Agreement to MEC (as determined is appropriate by MEC), or in MEC’s sole discretion, to a third party distributor appointed by MEC, provided that MEC may only withhold payment of such Severance Payment if Distributor materially fails to comply with specific requests of MEC to take actions that are reasonably required to effect such transition and would not impose material costs on Distributor (except to the extent MEC reimburses the same), and (B) Distributor performing its obligations under Section 12(f)(i) below in all material respects.  Distributor shall cooperate in good faith with MEC in assigning or otherwise transferring to MEC (as determined is appropriate by MEC), or in MEC’s sole discretion, to a third party distributor, any such registration or approval including, without limitation, any licenses, permits, certificates, and governmental approvals (or the functional equivalent in the Territory) that Distributor may have acquired in connection with carrying out its obligations under this Agreement.  MEC shall not invoke the right to withhold payment of

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any Severance Payment unless MEC shall have given Distributor at least twenty (20) days written notice of its failure to perform any of its obligations set forth in this Section 12(d)(vi) and Distributor has failed to cure such failure during such twenty (20) days.

(vii)                           Upon any notice of termination of this Agreement provided in accordance with the terms hereof and during the applicable notice period, nothing in this Agreement shall be deemed to prohibit MEC, in its sole discretion from negotiating and/or granting distribution rights to any third party or engage directly in transactions concerning the sale and distribution of the Products in the Territory.

f.                                        Continued Supply of Products After Termination.                     In the event MEC continues to supply Products to Distributor for any reason following the termination of this Agreement, Distributor acknowledges and agrees that any such action shall not constitute a waiver of MEC’s rights under this Agreement or a reinstatement, renewal or continuation of the Term of this Agreement.  MEC and Distributor agree that if MEC continues to supply Products to Distributor following the termination of this Agreement, (i) Distributor shall be prohibited from selling or otherwise transferring Products except to Distributor’s Accounts within the Territory, (ii) Distributor shall promptly pay the prices of the Products in full (without deduction or set-off for any reason) in accordance with the payment terms set forth in MEC’s invoice, and (iii) MEC shall have the right, in its sole discretion, to discontinue supplying Products to Distributor at any time, without notice to Distributor.

g.                                       Distributor’s Obligations After Notice of Termination.

(i)                                     During any period after either party gives the other notice of termination of this Agreement and until actual termination of this Agreement, Distributor shall (A) continue to perform all of Distributor’s obligations under this Agreement, including without limitation, all of Distributor’s obligations under Section 3 above, (B) not cause or permit the Products or the Trademarks to be prejudiced in any manner, (C) not eliminate, reduce or replace the listings, shelf space, positioning and/or other benefits enjoyed by the Products,  (D) continue to conduct its business relating to the distribution and sale of Products in the ordinary course and consistent with its prior practices including, without limitation, by not purchasing more inventory than customarily purchased by Distributor of Products or offering its customers prices, terms or benefits not customarily offered by Distributor such as discounts, rebates or sales promotion allowances (except to the extent permitted hereunder), and (E) generally cooperate with MEC in relation to the transition to any new distributor appointed by MEC for the Territory.

(ii)                                  For a period of thirty (30) days after termination of this Agreement for any reason, Distributor shall not tortiously interfere with any listings, shelf space, or positioning for the Products.

13.                               Annual Business Plan; Minimum Distribution Levels; Promotion.

a.                                      During the Term, MEC shall have primary responsibility for the overall global branding and positioning of the Products, as well as brand and image marketing for the Products, in such form and manner and of such nature and to such extent as may be determined by MEC in its sole and absolute discretion from time to time (“Global Branding and

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Marketing”).  Distributor acknowledges and agrees that MEC makes no express or implied warranty, representation or covenant relating to or in connection with any Global Branding and Marketing activities, including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  Except as set forth in Section 19 below, Distributor shall not have any claim against MEC and its Affiliates and hereby releases MEC and its Affiliates from all and any claims by, and liability to, Distributor of any nature for its failure to market and promote, or adequately market and promote, the Products or arising from or relating to or in connection with any Global Branding and Marketing activities procured, provided or performed by MEC or MEC’s failure to procure, provide or perform such activities.

b.                                      Not less than sixty (60) days before the end of each Contract Year, MEC and Distributor shall mutually review the conditions of the marketplace, Distributor’s efforts to achieve sales and its results, including year over year performance, as well as a proposed annual sales, promotion, and trade marketing plan (“Annual Business Plan”) for the next Contract Year prepared by Distributor.  Such review shall include discussion on marketing efforts and proposed programs to be implemented to improve the distribution and/or sales velocity of the very lowest selling (measured by sales velocity) SKU/s of Products, if appropriate, and/or the possible deletion from distribution, if appropriate, of the very lowest selling (measured by sales velocity) SKU/s of Products but in accordance with and subject to the provisions of Section 13(f) below.  Such Annual Business Plan shall cover such matters as may be appropriate including specific account placement performance objectives, merchandising goals, specific account and channel objectives for specified distribution channels, distribution goals, a sales and marketing spending plan and a strategy for maximizing sales and growth of market share.  Additionally, if the Territory has an ethnic market or concentration, the Annual Business Plan shall address such specific ethnic segments, including retail promotions, point-of-sale allocations and special events for ethnic segments. The Annual Business Plan shall not detract from the provisions of Section 10 above.  Distributor shall use Best Efforts to implement such Annual Business Plan in the following Contract Year in accordance with Section 3(f) above.

c.                                       Not less than sixty (60) days before the end of the then-current Contract Year, MEC and Distributor shall mutually agree, in writing, on minimum distribution levels to be achieved and maintained by Distributor for each of the Products throughout the next Contract Year (the “Minimum Distribution Levels”).  Should the parties have failed, for whatsoever reason, to mutually agree upon the Minimum Distribution Levels to be achieved and maintained by Distributor for each of the Products throughout the next Contract Year, the same shall be determined by reference to the process described in Section 13(d) below.  The parties shall perform all of their respective obligations under this Section except that Distributor shall not be obligated to achieve and maintain the Minimum Distribution Levels until the expiration of the six (6) month period immediately following the Commencement Date of this Agreement. A commercially reasonable representation of SKUs of Products shall be required to be in distribution throughout the year in reasonable positioning on shelves, which shall take into account retailer willingness to sell all of the SKUs of Products, shelf space limitations and other commercially reasonable factors that may be applicable in the market.

d.                                      MEC and Distributor shall also agree in writing to performance targets to be achieved and maintained by Distributor for the forthcoming calendar year of this Agreement

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(collectively, the “Performance Targets”). For the avoidance of doubt, neither Minimum Distribution Levels nor Performance Targets will include volume requirements.

If the parties are unable to agree to the Performance Targets or Minimum Distribution Levels  for any Contract Year commencing with the 2015 Contract Year and at least *** days prior to the commencement of each such Contract Year, then such disagreement shall be resolved pursuant to the procedure provided in Section 12(a)(i)(D) above.

e.                                       The Minimum Distribution Levels for the Products that shall be required to be achieved and maintained by Distributor for the Products shall be reduced to the extent only that actual distribution levels are eroded as a direct result of (i) MEC’s failure to deliver Products in accordance with this Agreement or (ii) MEC’s failure to obtain the listing of a Product SKU in a retail chain for which MEC and Distributor have agreed in writing that MEC is to be solely responsible, or (iii) MEC’s failure to contribute its agreed share of the parties funding obligation as set forth in Exhibit F.

f.                                        In every calendar year commencing 2016, the parties agree to periodically meet in order to discuss performance of the lowest selling SKU/s of Products and to delete from distribution in the Territory any SKU/s the parties mutually agree in writing, provided that MEC will not unreasonably withhold its approval to the deletion of any applicable SKU/s.  MEC may withhold its approval to deletion of any SKU/s if any applicable SKU/s has/have sufficient sales velocity or is or are capable of delivering sufficient sales velocity in any one or more of Distributor’s Accounts or any one or more regions, as the case may be, to make such SKU/s economically viable to continue in distribution in such one or more of Distributor’s Accounts or in any one or more regions, as the case may be.  Notwithstanding the foregoing, unless mutually agreed in writing, in no event shall more than *** percent *** of the total number of SKUs, rounded down to the nearest whole number (unless *** percent *** of the total number of SKUs is less than one (1) but more than .5, in which case the number will be rounded up to one (1)), be deleted from distribution in any rolling *** period.

g.                                       Promotional activities shall be regulated as follows:

(i)  The estimated costs of promotional activities shall be allocated equally between MEC and Distributor thirty (30) days prior to the commencement of a calendar year on a cost per-case basis of Products.

(ii)  The promotional activities costs are to be shared between Distributor and MEC as set forth in Exhibit F.  The parties agree that the costs for the Promotional Activities shall be reconciled each quarter and that the estimate for the costs of Promotional Activities in the subsequent quarter may be adjusted provided there is mutual agreement.

(iii)  MEC and Distributor shall periodically meet and may mutually agree to additional promotional activities including further programs and campaigns not included in the promotional activities.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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(iv)  Distributor shall continue its business in the ordinary course including the provision, utilization, and maintenance of coolers, other refrigeration equipment and vending machines.  Distributor shall be responsible for creating marketing materials for submission to MEC for its final written approval.  Distributor shall not use marketing materials unless approved by MEC in writing; provided that if MEC does not notify Distributor that it objects to any suggested marketing materials within fifteen (15) days after receipt of such materials from Distributor, MEC shall be deemed to have approved such suggested marketing materials.

14.                               National Accounts.

a.                                  Distributor and its sub-distributors shall have the primary (except as specified in Exhibit C) relationship with retail and other customers throughout the Territory and shall be responsible for negotiating the terms of sale of the Products within the Territory; provided that without detracting therefrom MEC shall retain the right to provide input to Distributor and its sub-distributors regarding sales strategy and other matters as well as to provide sales, promotional and merchandising support and programs to retail and other customers as well as the right to meet directly with and make sales presentations to retail and other customers within the Territory as may be appropriate from time to time; and provided further that MEC will advise Distributor of such meetings beforehand to the extent practicable and Distributor shall be entitled to accompany MEC to the meetings.  Additionally, MEC may accompany, assist and support Distributor and/or its sub-distributors from time to time on sales calls to retail and other customers.

b.                                  “National Account” shall mean a customer that sells at retail in more than fifty (50) stores and in multiple states of the United States and in extensive areas of the Territory including, but not limited to, customers such as Wal-Mart, Safeway and Costco, and has the ability to make a central decision for the sales of a Product in the United States and the Territory. The provisions of this Agreement shall not in any way whatsoever detract from or interfere with or constitute any limitation on any of MEC’s rights to deal directly with any National Account with regard to the sale by MEC and/or any distributor and/or any other third party of Products to any National Account in the United States or any other country in the world outside of the Territory. If MEC deems it desirable for Products to be sold to any National Account pursuant to an indivisible arrangement that encompasses all outlets of the National Account including those within the Territory, on a uniform basis, MEC shall be entitled in its discretion to make arrangements directly with such National Account including the terms of sale of Products to the National Account and the prices therefor, which shall take into account the prices and funding then being offered by Distributor and its sub-distributors to such National Account and similar categories of customers, in the Territory.  MEC shall use commercially reasonable efforts to arrange for all outlets of any such National Account within the Territory to be serviced by Distributor and/or its sub-distributors and for delivery of the Products and other arrangements with regard thereto, to be made directly by Distributor and its sub-distributors or their warehouse system.  Notwithstanding the foregoing, should the National Account concerned not agree to their outlets within the Territory being serviced by Distributor or should Distributor elect not to service such outlets, MEC shall be entitled to service the outlets directly.  In the event MEC services the outlets directly, MEC shall bear sole liability and responsibility related to such Account and MEC shall pay to Distributor during the remaining Term of this Agreement, an

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amount equal to *** percent *** of the Distributor’s average gross profit per case per Product line, calculated in accordance with the provisions of Section 12(a)(i)(A) above, for each case of Products sold by MEC to the outlets [(but only on the excess of the amount by which the aggregate cases of Products sold to such outlets in the Territory during each Contract Year exceeds [                  ] [(          )] cases or the number of cases reduced pro rata for any period of less than one year)] within a reasonable time after receipt by MEC of all information necessary for the computation of the amount due under this Section 14, but in no event more frequently than twice per calendar year.  For the purposes of this Agreement, the number of cases of Products sold by MEC to the outlets during any period shall be determined by multiplying the total number of cases of Products sold by MEC directly to such National Account or regional division of such National Account, as the case may be, during the period concerned, by a fraction, the numerator of which shall be the number of outlets within the Territory and the denominator of which shall be the total number of outlets that the National Account has within the United States or within the regional division of such customer (including the outlets in the Territory), as the case may be.  Distributor shall not be liable to pay the CCL Facilitation Fee on MEC’s direct sales to National Accounts.

15.                               Exclusion of Damages.

a.                                      EXCEPT FOR DAMAGES DIRECTLY RESULTING FROM INDEMNITY OBLIGATIONS PROVIDED IN SECTION 19, WITHOUT IN ANY WAY DETRACTING FROM OR LIMITING THE PROVISIONS OF SECTIONS 12(c) or 12(d)(iii) ABOVE AND, IN ADDITION THERETO, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, OR ANY OTHER PECUNIARY LOSS) SUFFERED BY THE OTHER RELATED TO OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b.                                      EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED.

16.                               Distributor’s Representations and Warranties.  Distributor represents and warrants to MEC that (a) it has the right and lawful authority to enter into this Agreement, and (b) the execution, delivery and performance of this Agreement will not cause or require Distributor to breach any obligation to, or agreement or confidence with, any other person or entity.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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17.                               MEC’s Representations and Warranties.

a.                                      MEC represents and warrants to Distributor that (i) it has the right and lawful authority to enter into this Agreement, and (ii) the execution, delivery and performance of this Agreement will not cause or require MEC to breach any obligation to, or agreement or confidence with, any other person or entity.

b.                                      MEC warrants that all Products, all food additives in the Products, and all substances for use in, with, or for the Products, comprising each shipment or other delivery hereby made by MEC to, or on the order of, Distributor are hereby guaranteed as of the date of such shipment to be, on such date, not adulterated or mislabeled in accordance with the Canadian Food and Drugs Act and the Natural Health Products Regulations promulgated thereunder.

c.                                       MEC warrants that all Products shall be merchantable.

d.                                      Distributor’s sole and exclusive remedy for MEC’s breach of MEC’s representations in Sections 17(b) and 17(c) above shall be as provided for in Section 19(b) below.

18.                               Limitation of Warranty. MEC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN SECTION 17 ABOVE.

19.                               Indemnification.

a.                                      Distributor shall indemnify, defend, and hold harmless MEC and its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits, instituted by any third party, whether groundless or otherwise, and from and against any and all third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character arising from the breach of Distributor’s express representations and warranties under this Agreement by Distributor or its agents, employees, subcontractors, sub-distributors or others acting on its behalf, provided that MEC gives Distributor written notice of any indemnifiable claim and MEC does not settle any claim without Distributor’s prior written consent.

b.                                      MEC shall indemnify, defend, and hold harmless Distributor and its officers, directors, agents, employees, shareholders, legal representatives, successors, assigns, and customers, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits instituted by any third party, whether groundless or otherwise, and from and against any and all such third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character and all Distributor’s direct documented costs to store, transport, test and destroy all unsellable Products and advertising materials arising from (i) the breach of MEC’s express representations and warranties under this Agreement or those of its agents, employees, subcontractors or others acting on its behalf, (ii) any impurity, adulteration, deterioration in or misbranding of any

26

Products sold to Distributor by MEC, (iii) any prior distributor of Products in the Territory, (iv) any MEC marketing, advertising, promotion, labeling, Global Branding and Marketing, and the Trademarks, Copyrights, Patents, Know-How or other intellectual property relating to the Products, or (v) the fact that the Products (A) are not safe for the purposes for which goods of that kind are normally used, (B)  do not comply with any applicable health, safety, or environmental laws, regulations, orders or standards imposed in the Territory, or (C) do not comply with the Safety Orders of the State of California Division of Industrial Safety and Proposition 65; provided that Distributor gives MEC written notice of any indemnifiable claim and Distributor does not settle any claim without MEC’s prior written consent.

c.                                       If any action or proceeding is brought against Distributor, MEC or any other indemnified party under Section 19(a) or 19(b) (the “Indemnified Party”), the Indemnified Party shall promptly notify the party required to provide indemnification (the “Indemnifying Party”) in writing to that effect.  If the Indemnified Party fails to promptly notify the Indemnifying Party, the Indemnified Party shall be deemed to have waived any right of indemnification with respect to such claim to the extent (but only to the extent) any delay in such notice prejudices the Indemnifying Party’s ability to defend such action, suit or proceeding.  The Indemnifying Party shall have the right to defend such action or proceeding at the Indemnifying Party’s sole cost by counsel satisfactory to Indemnifying Party.  If the Indemnifying Party fails to promptly defend or otherwise settle or finally resolve such action, suit or proceeding, Indemnified Party may defend such action, suit or proceeding using counsel selected by Indemnified Party, and the Indemnifying Party shall reimburse Indemnified Party for any resulting loss, damages, costs, charges, attorney’s fees, and other expenses and the related costs of defending such action, suit or proceeding.

d.                                      The parties agree that the provisions contained in this Section shall survive the termination or expiration of this Agreement.

20.                               Insurance.  During the Term of this Agreement and for a period of two (2) years thereafter, MEC and Distributor agree to maintain policies of insurance of the nature and amounts specified below, which shall provide the other party as an additional insured (providing for a waiver of subrogation rights and endeavoring to provide for not less than thirty (30) days written notice of any modification or termination of coverage), and each party shall provide to the other party with a certificate of insurance evidencing such insurance, in a form satisfactory to such party:

•                                          Commercial General Liability, including contractual liability coverage, with limits of at least $1,000,000 per occurrence; Bodily Injury and Property Damage / $1,000,000; Personal and Advertising Injury / $1,000,000; Products/Completed Operations / $2,000,000 General Aggregate.

•                                          Excess or Umbrella Liability with a limit of not less than $5,000,000 per occurrence over the insurance coverage described above.

•                                          Other statutory insurance required by the applicable laws of the Territory.

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For any claims under this Agreement, the applicable party’s insurance shall be deemed to be primary and not contributing to or in excess of any similar coverage purchased by the other party.  All deductibles payable under an applicable policy shall be paid by the party responsible for purchasing such policy.   All such insurance shall be written by companies authorized to do business in the state or states where the work is to be performed and having at least the ratings of the respective parties current insurers, unless not obtainable at commercially reasonable rates in light of previous premiums. The parties will ensure that the insurance policies obtained pursuant to this Section are effective and enforceable for any liability, claims or other insurable event arising in the Territory.

21.                               Competing Products.  The provisions of Section 21 are set forth in attached Exhibit G  and are incorporated in this Section 21 by this reference.

22.                               Amendment.  Except to the extent otherwise expressly permitted by this Agreement, no amendment of, or addition to, this Agreement shall be effective unless reduced to a writing executed by the duly authorized representatives of both parties. KO’s approval of any amendment shall be necessary with respect to an amendment, modification, addition or deletion (i) that would reasonably be expected to materially impact KO’s rights or benefits under this Agreement or the Distribution Coordination Agreement, or (ii) to any of the following terms (or otherwise materially affecting such terms): definition of Products (to the extent KO has consent rights with respect thereto under the Distribution Coordination Agreement), term, termination, deadlock procedures, placement in branded refrigerated equipment, distributor’s exclusivity, facilitation fee, distribution refusal, competing products or other non-competition, and amendment, in which case KO’s affirmative written approval shall be required).

23.                               Assignment.  Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other and KO; provided, that MEC shall have the right, in its sole and absolute discretion, to assign its rights and/or obligations under this Agreement to any Affiliate or subsidiary of MEC without the written consent of Distributor and/or KO, and any such transferee shall be deemed to be included within the defined term “MEC” for purposes of this Agreement.  Any purported assignment or delegation, in the absence of such written consent, shall be void.

24.                               No Agency.  The relationship between MEC and Distributor is that of a vendor to its vendee and nothing herein contained shall be construed as constituting either party the employee, agent, independent contractor, partner or co-venturer of the other party.  Neither party shall have any authority to create or assume any obligation binding on the other party.

25.                               Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (without reference to its law of conflict of laws) and the provisions of the United Nations Convention On Contracts For The International Sale Of Goods will expressly be excluded and not apply.  The place of the making and execution of this Agreement is California, United States of America.  Distributor hereby waives any rights that it may otherwise have to assert any rights or defenses under the laws of the Territory or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of the Territory.  For the sake of clarity, the parties record that their choice of law shall not include the California Franchise Relations Act or the California Franchise

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Investment Law, or any amendment or functionally equivalent statute, unless such law would otherwise apply, and nothing herein shall be deemed to extend or otherwise affect the scope or application of such statutes.

26.                           Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or termination hereof shall be settled by binding arbitration conducted by JAMS (“JAMS”) in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”).  The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, California.  Judgment upon any award rendered may be entered in any court having jurisdiction thereof.  Within seven (7) calendar days after appointment the arbitrator shall set the hearing date, which shall be within ninety (90) days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of five (5) depositions by each party to last no more than five (5) days in aggregate for each party.  Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that said Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void.  In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys’ fees and costs to the prevailing party.  The arbitrator shall make his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later.  The decision of the arbitrator shall be final and conclusive upon all parties. Notwithstanding anything to the contrary, if either party desires to seek injunctive or other equitable relief that does not involve the payment of money, then those claims shall be brought in a state or federal court located in Orange County, California, and the parties hereby irrevocably and unconditionally consent to personal jurisdiction of such courts and venue in Orange County, California in any such action for injunctive relief or equitable relief.

27.                               Force Majeure.

a.                                  Neither party shall be liable for any delays in delivery or failure to perform or other loss due directly or indirectly to circumstances unforeseen as of the Effective Date or causes beyond such party’s reasonable control (each, individually, a “Force Majeure Event”) including, without limitation: (a) acts of God, act (including failure to act) of any governmental authority (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (b) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such party’s performance of its obligations is delayed for other causes but only during the period of the applicable Force Majeure Event.

b.                                      The party affected by a Force Majeure Event shall give written notice to the other party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore.  Such party

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shall use its commercially reasonable efforts to resume performance as soon as reasonably possible.  Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected party shall give written notice to the other party within a reasonable time.

28.                               Merger.  This Agreement and the attached Exhibits, together with any written related agreement or letter agreement between the Parties with respect to the subject matter hereof, constitute the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, are intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, are intended as a complete and exclusive statement of the terms of such agreement, and supersede all negotiations, stipulations, understandings, agreements, promises,  representations and warranties, whether written or oral, if any, with respect to such subject matter, which precede the execution of this Agreement. No other negotiations, stipulations, understandings, agreements, promises, representations, or warranties, whether written or oral, either as an inducement to enter into this Agreement or as to its meaning or effect, have been made that are not contemplated herein.

29.                               Waivers.  No waiver of any provision hereof or of any terms or conditions will be effective unless in writing and signed by the party against which enforcement of the waiver is sought. No relaxation or indulgence which either party may grant to the other shall in any way prejudice or be deemed to be a waiver or novation of any of such party’s rights under this Agreement.

30.                               Product Recall.  If any governmental agency or authority issues a recall or takes similar action in connection with the Products, or if MEC determines that an event, incident or circumstance has occurred which may require a recall or market withdrawal, MEC shall advise Distributor of the circumstances by telephone or facsimile.  MEC shall have the right to control the arrangement of any Product recall, and Distributor shall cooperate in the event of a Product recall with respect to the reshipment, storage or disposal of recalled Products, the preparation and maintenance of relevant records and reports, and notification to any recipients or end users.  MEC shall pay all reasonable expenses incurred by Distributor of such a recall, including the costs of destroying Products.  Distributor, shall promptly refer to MEC for exclusive response to all customer or consumer complaints involving the health, safety, quality, composition or packaging of the Products, or which in any way could be detrimental to the image or reputation of MEC or the Products, and shall notify MEC of any governmental, customer or consumer inquiries regarding the Products about which Distributor becomes aware.

31.                               Interpretation.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  No provision of this Agreement shall be construed against any party on the grounds that such party or its counsel drafted that provision.

32.                               Severability.  Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  If any provision of this Agreement or the application of the provision to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such

30

invalidity or unenforceability, unless the provision or its application is essential to this Agreement.  The parties shall replace any invalid and/or unenforceable provision with a valid and enforceable provision that most closely meets the aims and objectives of the invalid and/or unenforceable provision.

33.                               Distributor Suppliers Guiding Principles.

MEC has been informed by Distributor that the following are Distributor Suppliers Guiding Principles (the “Guiding Principles”).  Notwithstanding anything set forth below, compliance with the Guiding Principles shall not constitute an obligation of MEC under this Agreement.  The Guiding Principles shall constitute unenforceable goals only of the parties and neither party shall be entitled to make any claim for breach against the other or enforce any remedy under this Agreement or terminate this Agreement as the result of non-compliance with, or a violation of, any Guiding Principle(s).  The preceding sentence shall not detract from the parties respective rights and obligations under Section 19 above.

•                                          Laws and Regulations – Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws, rules, regulations and requirements in the manufacturing and distribution of Products.

•                                          Child Labor - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national child labor laws.

•                                          Forced Labor - Each party will use commercially reasonable good faith efforts to not use forced, bonded, prison, military or compulsory labor.

•                                          Abuse of Labor - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on abuse of employees and will not physically abuse employees.

•                                          Freedom of Association and Collective Bargaining - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on freedom of association and collective bargaining.

•                                          Discrimination - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national discrimination laws.

•                                          Wages and Benefits - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national wages and benefits laws.

•                                          Work Hours and Overtime - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national work hours and overtime laws.

•                                          Health and Safety - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national health and safety laws.

•                                          Environment - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national environmental laws.

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34.                               Publicity.  MEC and Distributor each agree that the initial public, written announcements regarding the execution of this Agreement and the subject matter addressed herein shall be coordinated between the parties prior to release.  Thereafter, each party agrees to use commercially reasonable efforts to consult with the other party regarding any public, written announcement which a party reasonably anticipates would be materially prejudicial to the other party.  Nothing provided herein, however, will prevent either party from (a) making and continuing to make any statements or other disclosures it deems required, prudent or desirable under applicable Federal or State Security Laws (including without limitation the rules, regulations and directives of the Securities and Exchange Commission) and/or such party’s customary business practices, or (b) engaging in oral discussions or oral or written presentations with actual or prospective investors or analysts regarding the subject matter of this Agreement, provided no confidential information is disclosed.  If a party breaches this Section 34 it shall have a seven (7) day period in which to cure its breach after written notice from the other party.  A breach of this Section 34 shall not entitle a party to damages or to terminate this Agreement.

35.                               Ethical Standards.

a.  Distributor and each of its sub-distributors will comply with the United States Foreign Corrupt Practices Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to MEC or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

b.  MEC will comply with the United States Foreign Corrupt Practices Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to Distributor or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

36.                               Controlling Language.  This Agreement is in the English language only, which will be controlling in all respects.  No translation, if any, of this Agreement into any other language will be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either party hereto.

37.                               Further Assurances.  Each party to this Agreement will execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

38.                               Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person or entity, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

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39.                            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

39.                               Notices.  All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

If to MEC:

Monster Energy Company

1 Monster Way

Corona, California 92879

Attention:  Chief Executive Officer

Facsimile:  (951) 739-6210

with a copy to:

Solomon Ward Seidenwurm & Smith, LLP

401 B Street, Suite 1200

San Diego, California 92101

Attention: Norman L. Smith, Esq.

Facsimile: (619) 231-4755

If to Distributor:

[•]

with a copy to:

[•]

If to CCL:

[•]

with a copy to:

[•]

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) days after the date such notice or other communication is deposited with the U.S. Postal Service in accordance with this Section.  Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

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40.                               Confidentiality.  During the Term each party shall maintain in strict confidence all commercial information disclosed by the other party (which obligation shall expressly survive termination of this Agreement for any reason); provided, however that such commercial information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other party or any of its Affiliates), (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing party prior to disclosure by the disclosing party, (c) is legally and properly provided to the non-disclosing party without restriction by an independent third party that is under no obligation of confidentiality to the disclosing party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing party, (d) is disclosed without any restrictions of any kind by the disclosing party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing party, and such employee or independent contractor has no knowledge of any of such commercial information.  Notwithstanding the foregoing, the parties agree that any such commercial information may be disclosed as required by applicable law or an order by a governmental authority or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided that, except where permitted by law, the recipient will give the disclosing party reasonable advance notice of such required disclosure, and will reasonably cooperate with the disclosing party, in order to allow the disclosing party an opportunity to oppose, or limit the disclosure of such commercial information or otherwise secure confidential treatment of such commercial information required to be disclosed; provided, further, that if disclosure is ultimately required, the recipient will furnish only that portion of such commercial information which, based upon advice of legal counsel, the recipient is required to disclose in compliance with any such requirement.

(Signature page/s follows.)

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

MONSTER ENERGY CANADA, LTD.,
[•]
By:	By:
Name:	Name:
Its:	Its:

Acknowledged and agreed as to the rights and obligations of and COCA-COLA LTD, a corporation organized and existing under the laws of Canada, with principal offices at 3389 Steeles Avenue East, Suite 500, Toronto, Ontario, M2H 3S8 – Canada set forth in Sections 1(c), 2(f), 6(b), 22, 23, 24, 35(b), 39 and 40.

COCA-COLA LTD

By:
Name:
Its:

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EXHIBIT A
Amended and Restated Canadian Distribution Agreement

INITIAL PRODUCT LIST

Monster Energy

Monster Energy

Lo-Cal Monster Energy

Monster Energy Assault

Juice Monster Khaos Energy + Juice

Monster Energy Absolutely Zero

Punch Monster Baller’s Blend

Punch Monster Mad Dog

Monster Energy Ultra

Monster Energy Zero Ultra

Monster Energy Ultra Blue

Monster Energy Ultra Red

Monster Energy Ultra Sunrise

Monster Rehab

Monster Rehab Tea + Lemonade + Energy

Monster Rehab Rojo Tea + Energy

Monster Rehab Tea + Orangeade + Energy

Monster Rehab Tea + Pink Lemonade + Energy

Monster Import

Monster Energy Import

Java Monster

Java Monster Loca Moca

Java Monster Mean Bean

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EXHIBIT B
Amended and Restated Canadian Distribution Agreement

THE TERRITORY

All of the Provinces and Territories of Canada.

In the event of a dispute with respect to territorial boundaries between two adjacent parties, MECA shall have the right to decide such dispute in its sole discretion, and any such decision shall be final and binding upon the parties.

37

EXHIBIT C

Amended and Restated Canadian Distribution Agreement

EXCLUSIVE DISTRIBUTOR ACCOUNTS:

Convenience Stores

Chain Convenience Stores

Deli’s

Independent Grocery

Chain Grocery

Mass Merchandisers

Drug Stores

Colleges and Universities

Hospitals

Health Food Stores

Club Stores

Vending

Alcoholic Lic. On-Premise*

National Specialty Retailers (for example, Home Depot, Best Buy, Staples, Auto Zone, Canadian Tire, LS Travel, and all similar retailers, except those included below as Non-Exclusive Distributor Accounts)

Military — All Canadian military locations or installations of any kind in the Territory (“Canadian Military”)

Marine Foods Service (e.g. cruise ships, service ships, and oil rigs)

All other accounts not falling within the descriptions listed above or below.

*Alcoholic Licensed On-Premise Accounts means accounts licensed by an applicable Governmental Entity to sell alcoholic beverages for on-premise consumption.

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EXCLUSIVE MECA ACCOUNTS

Military — AAFES, NEXCOM, MCX, and USCG for Exhanges/Shopettes/Convenience Stores/Class 6 Stores/vending for the Continental United States (“CONUS”) and Outside the Continental United States (“OCONUS”), excluding Canadian Military

Military — all others including, but not limited to, DeCA, Ships-A-Float, Troop Feeding for both CONUS & OCONUS, excluding Canadian Military

Military — Vending and Morale, Welfare & Recreation (i.e. including but not limited to bowling alleys, golf courses, officers clubs, etc.) for CONUS & OCONUS, excluding Canadian Military

NON-EXCLUSIVE DISTRIBUTOR ACCOUNTS

General Sports Retailers (i.e. including but not limited to extreme sports retailers, motorcycle dealers and resellers, and all similar retailers and distributors servicing such sports retailers)

National Specialty Retailers — limited to accounts covered by an exclusive non-alcoholic beverage agreement with a competitor of Distributor and/or accounts which Distributor is prohibited by the account from calling on

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EXHIBIT D
Amended and Restated Canadian Distribution Agreement

THE TRADEMARKS

MONSTER ENERGY

MONSTER

 MONSTER

 MONSTER ENERGY

MONSTER ASSAULT

MONSTER KHAOS

MONSTER REDUCED CARB

UNLEASH THE BEAST

MONSTER M80

MONSTER MIXXD

JAVA MONSTER - Mean Bean, Loca Moca, Russian, and Lo-Ball

MONSTER HITMAN ENERGY SHOOTER

LOST ENERGY – Regular and Five-0

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EXHIBIT E
Amended and Restated Canadian Distribution Agreement

(Section 6(b))

CCL FACILITATION FEE

The CCL Facilitation Fee payable by Distributor to CCL shall be  equal to *** per case of 24 units and *** per case of 12 units of Products sold by MEC to the Distributor, but excluding any free or bonus unit or units used for sampling.  Any other case configuration to be mutually agreed between Distributor and CCL.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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EXHIBIT F
Amended and Restated Canadian Distribution Agreement

PROMOTIONAL ACTIVITIES COSTS

Discount and allowances, price promotions and other customer discount activities (“D&A”):

Distributor shall contribute an amount equal to MEC’s contribution for D&A up to a total of *** per 24-unit 16 oz. case, (reduced or increased on a pro rata basis for cases containing less than 24 units or a larger number of units) sold at a discounted price by Distributor to Distributor’s Accounts.  Thus, Distributor’s contribution shall be no more than *** per 24-unit 16 oz. case of Products (reduced or increased on a pro rata basis for cases containing less than 24 units or a larger number of units) sold at a discounted price on the above programs.  If additional D&A is necessary to achieve a promotional price to be offered to a customer as agreed by MEC and Distributor, then ***.  The frequency of customer promotional discount programs requiring D&A shall be agreed in the Annual Business Plan.  D&A may be paid by either MEC or Distributor to the customer and reconciled periodically.

Trade Marketing Programs including shelf buys, CMA’s, free cases, coupons, corporate/retailer rebates, sales force incentives, POS, samples, meeting competition price offers (“TMP”).

***.  All TMP programs shall be agreed upon and form part of the Annual Business Plans and shall include such additional TMP programs as may be mutually agreed upon from time to time by the parties. In exceptional cases, such as Trophy or Prestige accounts, either party may voluntarily agree to contribute more than its *** share to cover any specific TMP programs.  TMP may be paid by either MEC or Distributor to the customer and reconciled periodically.

Equipment.

MEC shall permit Distributor to manage all equipment that MEC owns and of which MEC is able to obtain possession in the Territory as of the Effective Date.  Distributor shall not be required to repair or service such MEC equipment owned by MEC as of the Effective Date.  Distributor shall use commercially reasonable efforts to place Products in all Distributor’s equipment where appropriate and desired by the Distributor’s Accounts.  Distributor shall reimburse MEC for *** of the cost of equipment that Distributor and MEC agree that MEC purchase for the Territory in the future and which shall be managed by Distributor.

Miscellaneous.

If MEC calls on or assists Distributor in calling on Distributor’s Accounts, to the extent that MEC makes a commitment for funds or support in excess of what is provided above or was agreed to by Distributor and MEC, any such excess shall be borne by MEC.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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The parties’ respective rights and obligations under this Exhibit F shall be revised and amended from time to time to reflect then-prevailing conditions by written agreement of the parties to be arrived at after good faith discussions and negotiation.  If the parties are unable to agree upon an amendment requested by either party, such disagreement shall be referred to the deadlock procedures under Section 12(a)(i)(D) of the Agreement.

All amounts and all contributions provided above shall be adjusted, upward or downward, from time to time to account for changes in selling prices or other adjustments that may occur from time to time to conform to prevailing beverage industry practices relating to the Energy Drink category.  The amounts of such adjustments shall be mutually agreed in writing by the parties from time to time; provided that such adjustments shall be arrived at after good faith discussions and negotiations between the parties.

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EXHIBIT G
Amended and Restated Canadian Distribution Agreement

COMPETING PRODUCTS

During the Term of this Agreement, Distributor shall not market, sell, manufacture, prepare, package, or distribute, directly or indirectly, or assist any third party in engaging in, the business of manufacturing, marketing, selling or distributing any Energy Drink/s or products reasonably likely to be confused with any of the Products in the Territory or reasonably likely to be perceived by consumers as confusingly similar to or be passed off as Products (the “Competing Products”), except that Distributor may manufacture, prepare, package, market, sell and distribute and otherwise engage or assist any third party in engaging in the business of manufacturing, marketing, selling or distributing in the Territory Competing Products that (i) are owned, marketed, sold or distributed by KO or an Affiliate of KO, or (ii) were internally developed by KO or any of their Affiliates, in each case (i) and (ii), to the extent KO is not otherwise prohibited from marketing, selling or distributing such Competing Products pursuant to a written agreement between MEC and KO. If under the terms of any written agreement between MEC and KO, KO authorizes Distributor to sell Competing Products, then Distributor agrees that it shall be obligated at all times to allocate and devote at least such resources and efforts (in all material respects) to the promotion, marketing, sale, and distribution of the Products as are substantially proportional to the ratio that the volume of Distributor’s sales of Products bears to the volume of Distributor’s sales of Competing Products.

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EXHIBIT H-1

Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1993, as amended.

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is entered into as of [DATE] (the “Effective Date”) between Monster Energy Company, a Delaware corporation (formerly known as Hansen Beverage Company) (“MEC”), and [KO DISTRIBUTOR] (“Distributor”).  MEC and Distributor are referred to herein collectively as the “parties” and individually as a “party” hereto.

1.                                      Recitals and Definitions.

a.                                      Distributor is a leading distributor of beverages throughout the Territory (as defined below) and has substantial experience in the distribution of beverages.  Distributor has developed and implemented successful marketing plans and/or systems for such distribution and which are substantially associated with the trademarks and trade name of The Coca-Cola Company (“KO”).  KO has designated Distributor, and MEC wishes to appoint Distributor, as a distributor of Products (as defined below) as part of Distributor’s business operations and systems, with performance to commence as of [DATE], or such other date as may be mutually agreed by the parties in writing, but which in no event shall be later than [DATE] (the “Commencement Date”).

b.                                      When used herein (i) the word “Products” means (x) all Energy Drinks (as defined below) in any form, that are offered, packaged and/or marketed by MEC or any of its Affiliates at any time after the Effective Date in the Territory under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and/or containing the “” as a primary brand component, and which may, but are not required, to contain the “” mark, and/or the “M” icon, and (y) such additional beverage products, whether marketed under the Trademarks (as defined below) or otherwise, as MEC and Distributor shall agree from time to time by executing a mutually agreed upon amended Exhibit A.  MEC and the Distributor shall use commercially reasonable efforts to periodically review and update Exhibit A on a reasonable basis throughout the Term.  The Products shall include all sizes of SKUs as may be determined by MEC and offered, packaged and/or marketed by MEC or any of its Affiliates in good faith from time to time; (ii) the word “Territory” means the territory identified in Exhibit B hereto; (iii) the words “Distributor’s Accounts” means all accounts or classes of accounts in the Territory (including those set forth as exclusive or non-exclusive Distributor’s Accounts on Exhibit C hereto), other than those reserved for MEC as identified on Exhibit C; (iv) the word “Trademarks” means those names and marks identified on Exhibit D hereto; (v) the words “Energy Drink/s” means any shelf-stable, in ready-to-drink, powdered, drops or concentrate form, non-alcoholic beverage that satisfies all of the following conditions: (i) it is marketed or positioned to consumers as an energy beverage, (ii) it contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by KO, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients) and (iii) it has at least five milligrams of caffeine per ounce (the “Caffeine Requirement”), except that (A) Products under the brand Monster Energy Unleaded (substantially as such Products are formulated, manufactured, marketed and/or sold as of the date hereof, and any line extensions or expansions of such Products marketed under such brand) shall not be required to meet the Caffeine Requirement; and (B) the Caffeine Requirement shall be reduced in respect of any particular territory to the extent that any final law applicable to MEC in such territory imposing restrictions on the on-going business activities of MEC is enacted by a Governmental Entity having jurisdiction over such territory that either (1) specifically establishes a maximum caffeine concentration that is lower than the Caffeine Requirement (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration permitted by such law) or (2) is reasonably expected, based on the good faith judgment of MEC, to have an adverse impact on MEC’s business, sales or profitability in such territory due to the caffeine concentration of the Products exceeding a specified level (including, for example, a material tax imposed on beverages with caffeine concentrations above a stated amount but excluding, for the avoidance of doubt, any age or similar restriction on the manner of sale of such beverages) (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration that would not have such adverse impact); it being agreed that affected Products in any affected territory may be reformulated by MEC to the extent necessary to comply with any such law or to avoid such adverse impact; (vi) the word “Affiliates” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933 of the United States of America; (vii) the word “Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind; and (viii) the words “Governmental Entity” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.  All Exhibits referred to in this Agreement shall be deemed to be incorporated into this Agreement.

2.                                      Appointment.

a.                                      With effect from the Commencement Date, MEC appoints Distributor, and Distributor accepts appointment, as a distributor and seller of Products to Distributor’s Accounts within the Territory.  Such appointment shall be exclusive with respect to each of Distributor’s Accounts except if and to the extent specifically designated as non-exclusive on Exhibit C hereto.  Such appointment shall exclude any SKU/s deleted from distribution pursuant to Sections 13(b) or 13(f) below.  Unless otherwise agreed in writing by MEC, Distributor specifically covenants not to sell, market, distribute, assign or otherwise transfer (collectively, “Transfer”) in any manner any Products except to Distributor’s Accounts within the Territory.  Those categories of customers which are excluded from the definition of Distributor’s Accounts are expressly reserved for MEC, or such other distributors as MEC may from time to time appoint.  Distributor shall be entitled to appoint sub-distributors within the Territory provided

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that the terms of such appointment shall provide that the sub-distributors shall not actively seek or solicit customers for the Products outside the Territory or any customers located within the Territory other than Distributor’s Accounts, and the terms of such appointments shall not be inconsistent with the terms and conditions of this Agreement and shall be subject to MEC’s rights hereunder. Distributor’s appointment of sub-distributors shall be to supplement and augment but not to replace or substitute, wholly or partially, Distributor’s resources, performance capabilities and/or ability to fully perform all of Distributor’s obligations in the Territory under this Agreement, including without limitation, as provided in Section 3 below.  Distributor will remain liable for the actions, omissions and performance of all of Distributor’s sub-distributors.

b.                                      Distributor hereby agrees not to Transfer any Products, either directly or indirectly, to any other persons or entities located outside the Territory or to any persons or entities located within the Territory who Distributor knows or reasonably believes will distribute or resell the Products outside the Territory, except that, subject to all of the terms and conditions of this Agreement, Distributor may Transfer Products to other bottlers or distributors designated by KO that are authorized in writing by MEC for Transfer into such distributor’s or bottler’s territory.  During the Term, Distributor shall purchase exclusively and directly from MEC or its nominees (and from no other person or entity) all of its requirements for Products.  In the event Products distributed or sold by Distributor are found outside the Territory, upon MEC’s reasonable request therefor, Distributor shall use Best Efforts (as defined below) to make available to representatives of MEC such sales agreements and other records relating to applicable Products as may be reasonably required for, and otherwise reasonably cooperate with MEC in, all MEC investigations relating to the sale and distribution of the Products outside the Territory, in each case, subject to confidentiality and other obligations to third parties and solely to the extent permissible under applicable law.  Distributor shall use Best Efforts to promptly inform MEC if at any time any solicitation or offer to purchase Products is made to Distributor in writing by a third party which Distributor knows would result in a breach of this Section 2(b), in each case, subject to confidentiality and other obligations to third parties and solely to the extent permissible under applicable law. “Best Efforts” means the efforts a prudent Person desiring in good faith to achieve a result would use in the circumstances to ensure such result is achieved as expeditiously as possible but does not require the Person subject to such obligation to take actions that would result in any materially adverse change, or any financial change which in the aggregate, or over a period of time, would result in any materially adverse change, in the benefits to such Person under this Agreement or require such Person to expend funds or extend other economic incentives, unless otherwise expressly required under this Agreement.

c.                                       Distributor acknowledges and agrees that it has no right to distribute any products of MEC other than the Products.  Any sales by MEC to Distributor of any products of MEC that are not the Products, and/or any products sold by MEC to Distributor and/or its sub-distributor(s) beyond the scope, Term (as defined below) or after the termination of this Agreement, with or without cause, for any reason or no reason at all (i) shall not constitute, be construed as, or give rise to any express or implied distribution agreement, course of conduct or other relationship between MEC and Distributor, (ii) shall not confer upon Distributor or its sub-distributor(s) any rights of any nature whatsoever, including without limitation to purchase and/or Transfer or continue to purchase and/or Transfer any products, including Products, or use the Trademarks other than with respect to products sold and delivered by MEC to Distributor, and (iii) shall constitute a separate transaction for each shipment of products actually delivered

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by MEC to Distributor and/or sub-distributor(s), in MEC’s sole and absolute discretion, which MEC shall be entitled to exercise, vary, withdraw and/or cease, on a case by case basis, at any time in MEC’s sole and absolute discretion.  Distributor irrevocably waives, releases and discharges any claims, liabilities, actions and rights, in law or in equity, against MEC including without limitation for damages (including without limitation, consequential, special or punitive damages), compensation or severance payments or any other claims of whatsoever nature by Distributor arising from or in connection with the matters referred to in this Section 2(c) and/or any acts, omissions or conduct of MEC with regard to such matters.

d.                                      Subject to and without limiting MEC’s and its Affiliates’ obligations to KO under the Distribution Coordination Agreement (as defined below), if Distributor declines to distribute, declines to continue to distribute, or proposes not to distribute (each a “Distribution Refusal”) (i) substantially all Products, as the case may be, designated by MEC in good faith for sale in the Territory, MEC shall have the right to sell any or all of the Products so designated by MEC for sale in the Territory directly or through other distributors in the Territory, to the exclusion of Distributor or (ii) one or more of MEC’s SKUs designated by MEC for sale in the Territory, MEC shall have the right (without prejudice to its right in clause (i) above) to sell such declined product directly or through other distributors in the Territory to the exclusion of Distributor, in each case (i) and (ii) upon forty-five (45) days written notice to Distributor and KO of its intention to do so; provided that such Distribution Refusal continues to exist for such forty-five (45) day period.  MEC’s right to sell or have sold such Products shall be limited to the portion of the Territory for which such distribution has been declined.

e.                                       If, after the Effective Date, MEC determines to sell or otherwise distribute any Product or any SKU of any Product (“Product SKUs”) in the Territory not previously sold or distributed by Distributor (each a “New Product SKU”), prior to launching or otherwise commencing the sale or other distribution of such New Product SKU, MEC shall provide Distributor the right to distribute such New Product SKUs, subject to the terms of this Agreement (and subject to and without limiting MEC’s obligations to KO under the Distribution Coordination Agreement).  If Distributor declines to sell and distribute such New Product SKUs in the Territory within fifteen (15) days of MEC’s request that such New Product SKUs be added, then MEC shall have the right and option, in MEC’s sole and absolute discretion, to sell and distribute such refused New Product SKUs directly or through other distributors selected by MEC, to the exclusion of Distributor; provided that MEC gives such Distributor an additional fifteen (15) days written notice of MEC’s intention to do so and Distributor does not commence and continue purchasing from MEC and selling such refused New Product SKUs within such additional fifteen (15) day period.  MEC’s right to sell or have sold such New Product SKUs shall be limited to the portion of the Territory for which such distribution has been declined.

3.                                      Distributor’s Duties.  Distributor shall:

a.                                      Use commercially reasonable good faith efforts to actively and diligently promote, solicit and push vigorously the wide distribution and sale of the Products to Distributor’s Accounts in the Territory, and develop and exploit the full potential of the business of distributing, Marketing (as defined below) and selling the Products throughout the Territory by creating, stimulating and expanding continuously, the future demand for the Products and by satisfying fully and in all respects, the current demand therefore (except to accounts reserved for

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MEC pursuant to Exhibit C and those National Accounts (as defined below) that are serviced directly by MEC in accordance with Section 14). For the purposes of this Section 3 and Section 13(a) below, “Marketing” means trade marketing, local marketing and local Product promotions in the Territory;

b.                                      Use commercially reasonable good faith efforts to actively and diligently develop new business opportunities for Products in Distributor’s Accounts in the Territory;

c.                                       Use commercially reasonable efforts to actively and diligently manage all of Distributor’s sub-distributors throughout the Territory to gain system alignment to promote the sale and distribution of Products;

d.                                      Secure extensive in-store merchandising and optimal shelf positioning in Distributor’s Accounts in the Territory with respect to Products, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

e.                                       Perform complete and efficient distribution functions to and in Distributor’s Accounts throughout the Territory;

f.                                        Fully implement the Annual Business Plan (as defined and to be agreed upon from time-to-time in accordance with Section 13(b) below), and use commercially reasonable good faith efforts to achieve and maintain all of the objectives set with respect thereto as contemplated in Section 13(b) below;

g.                                       Achieve and maintain the Performance Targets (as defined and determined each calendar year in accordance with Section 13(d) below);

h.                                      In relation to the sales of the Products only, permit MEC representatives to accompany Distributor’s salesmen on sales routes in the Territory, upon reasonable advance notice to Distributor;

i.                                          Achieve optimum ambient and cold space, position, prominence, and visibility of the Products in all Distributor’s Accounts in the Territory, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

j.                                         Promote and maintain an efficient, viable and financially sound system of distribution for the Products in Distributor’s Accounts throughout the Territory, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

k.                                      Provide the resources necessary for the sale, delivery, Marketing, promotion and servicing of the Products in Distributor’s Accounts within the Territory, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

l.                                          Achieve and maintain Minimum Distribution Levels for the Products in Distributor’s Accounts (other than such non-exclusive Distributor’s Accounts as identified on Exhibit C) as agreed upon or determined in accordance with Section 13(c) below from time to time;

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m.                                  Perform and satisfy its obligations specified in Sections 10 and 13 below;

n.                                      Provide such sales and Marketing information in relation to the Products as may be reasonably requested by MEC;

o.                                      Comply with any applicable laws and regulations of or applicable in the Territory and shall be responsible for ensuring that all Product deliveries by Distributor within the Territory comply with all health, safety, environmental and other standards, specifications and other requirements imposed by law, regulation or order in the Territory, and applicable to the Products;

p.                                      Assign such article numbers as may be utilized by Distributor from time to time for each Product and Product package to track sales information by its sales data collection system;

q.                                      Cause all of its promotional and Marketing efforts and/or activities under this Agreement to be devoted solely to the Products.  Unless approved by MEC’s prior written consent, it shall be a violation of this subsection for (i) Products to be placed by Distributor in Equipment (as defined below) branded with the trademark of an Energy Drink other than a Product (other than Equipment branded with another beverage other than an Energy Drink); (ii) Energy Drinks other than Products to be placed by Distributor in Equipment branded for Products; (iii) sales materials created by Distributor to include trademarks of products and Energy Drinks other than Products; (iv) Distributor distributing sales material created by Distributor including trademarks of Products; and (v) Distributor’s promotional pricing and/or promotional and/or Marketing activities and/or promotional and/or Marketing programs to apply to all or any Products in combination with all or any Energy Drinks other than Products sold by Distributor.  It is not a violation of this subsection for Products to be ordered, sold, delivered, or merchandised by the same person or in the same vehicles as other products;

r.                                         To invest all the capital and to obtain and expend all the funds required for the organization, installation, operation, maintenance and replacement within the Territory of such warehousing, Marketing, distribution, delivery, transportation and other facilities and equipment as shall be necessary for Distributor to comply with its obligations under this Agreement;

s.                                        Distributor must, for its own account, budget and expend such funds for advertising, Marketing and promoting the Products as may be reasonably required by MEC to create, stimulate and sustain the demand for the Products in the Territory, provided that Distributor shall submit all advertising, Marketing and promotional projects relating to the Trademarks or the Products to MEC for its prior approval, and shall use, publish, maintain or distribute only such advertising, Marketing or promotional material relating to the Trademarks or the Products as MEC shall approve and authorize. MEC may agree from time to time and subject to such terms and conditions as it shall stipulate in each case to contribute financially to Distributor’s Marketing programs. MEC may also undertake, at its own expense and independently from Distributor, any additional advertising or sales promotion activities in the Territory it deems useful or appropriate;

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t.                                         Use commercially reasonable efforts to allocate Products in Distributor Equipment consistent with the Annual Business Plan and to the extent (and in the form and manner) agreed between Distributor and MEC, including without limitation by including ***.  “Distributor Equipment” shall mean any refrigeration equipment, coolers, barrels, vending machines or similar equipment provided by Distributor, or placed and maintained by, Distributor in premises of Distributor’s customers for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of all or any beverages distributed and sold by Distributor.  “MEC Equipment” shall mean any refrigeration equipment, coolers, barrels, vending machines or similar equipment funded by MEC or provided by MEC to Distributor and placed in premises of Distributor’s customers by Distributor for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of all or any Products distributed and sold by Distributor, *** and/or as may otherwise be agreed by the parties in writing from time to time.  The appearance and branding of MEC Equipment shall be determined by MEC in its discretion.  Distributor Equipment and MEC Equipment shall be referred to collectively as the “Equipment;”

u.                                      Take such steps and execute such documents as may be necessary to ensure that any MEC Equipment for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of Products, and any licenses, entitlements, consents or other rights relating to the placement or location of MEC Equipment in a customer’s premises remains the exclusive, unencumbered property of MEC. Distributor shall maintain the MEC Equipment in good condition throughout the Term of this Agreement.  Upon termination of this Agreement Distributor shall deliver the MEC Equipment to MEC or its designee at the location of such Equipment in the customers’ premises.  As the bona fide depository of the MEC Equipment, Distributor undertakes to take all commercially reasonable steps for the proper storage, preservation and use of the MEC Equipment and shall be responsible for any failure to do so.  If for any reason any of the MEC Equipment is removed and not recovered, Distributor shall be liable for all loss and damages arising from Distributor’s breach of this Section 3(u). Distributor hereby agrees to pay MEC any loss or damages incurred by MEC with respect to replacing the MEC Equipment and securing the placement of the MEC Equipment;

v.                                      Distributor further agrees to maintain and to replace such Equipment at such reasonable intervals as are reasonably necessary;

w.                                    Use commercially reasonable efforts to protect the reputation and goodwill of MEC, the Products, and the Trademarks, conduct business in a proper and businesslike manner, and otherwise act in the best interests of MEC in relation to its  Products, reputation and goodwill.  Distributor shall not act or fail to act in any manner that would reasonably be expected to be detrimental to the brand image of MEC or the Products.  Distributor shall sell Products only to reputable and suitable Distributor’s Accounts consistent with the reputation and quality of MEC’s global brand.  Distributor shall not engage in any activities or practices, or fail to engage in activities or practices, that would reasonably be expected to impair the value of or otherwise damage the reputation or goodwill of MEC, the Products, or the Trademarks; and

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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x.                                      Maintain in stock at all times a reasonably sufficient quantity of each Product/s in relation to the demand from the Distributor’s Accounts in the Territory for at least a reasonable period based on such demand, subject to availability as provided by MEC.

4.                                      Prices.  The prices of Products shall be as set forth in MEC’s then current price list as the same may be changed from time to time by MEC upon *** prior written notice to Distributor.

5.                                      Orders.  All purchase orders for Products shall be transmitted in writing or electronically, shall specify a reasonable date and time for delivery to locations in the Territory agreed upon in writing between the parties from time to time with a lead time of at least ten (10) days and shall be subject to acceptance by MEC in MEC’s reasonable discretion.  If MEC is unable to accept an order for any reason, then MEC will use commercially reasonable efforts to equitably allocate available Products to fill orders from its distributors and customers, including Distributor.  In the event of any conflict or inconsistency between the terms of this Agreement and any purchase order, the terms of this Agreement shall govern.  All such purchase orders shall be deemed acceptances of MEC’s offers to sell Products and shall limit acceptance by Distributor to the terms and conditions thereof.

6.                                      Payment.

a.                                      MEC shall invoice Distributor on a monthly or other mutually agreed periodic basis and Distributor shall promptly pay the prices of Products in full (without deduction or set off for any reason) no later than *** from date of the relevant invoice unless MEC otherwise agrees in writing.  Distributor and MEC shall use a mutually agreeable method of electronic settlement of accounts that Distributor reasonably approves which may include ACH or Xign, Distributor’s current electronic invoice presentment system.  If Distributor is delinquent in payment upon presentation of invoice and remains delinquent for seven (7) days after written notice calling upon Distributor to pay, Distributor shall reimburse MEC for any costs and expenses incurred by MEC in collecting such delinquent amounts, including, without limitation, legal fees and costs including fees of collection agencies, and interest computed at the *** percent *** per month or part thereof from the due date(s) or the maximum legally permissible rate.  MEC reserves the right by giving reasonable notice to Distributor to establish in its sole discretion the conditions of shipment and payment and to designate the supply point and/or alternate supply points for each of the Products.

b.                                      Distributor acknowledges that it is aware that MEC and KO have entered into an Amended and Restated Distribution Coordination Agreement dated as of [DATE] (as it may be amended from time to time, the “Distribution Coordination Agreement”) under the terms of which KO has agreed to facilitate and coordinate MEC and certain KO distributors/bottlers entering into distribution arrangements, and after such arrangements have been entered into, to facilitate the ongoing relationship between MEC and such KO distributors/bottlers and provide other assistance.  In consideration thereof, Distributor agrees to pay to KO a fee calculated in

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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accordance with the formula set forth on attached Exhibit E (the “Facilitation Fee”).  Each MEC invoice to Distributor will include the Facilitation Fee, which shall be payable by Distributor in accordance with the terms of the applicable MEC invoice.  MEC will in turn remit the Facilitation Fee received from Distributor to KO on a monthly basis.  Distributor acknowledges and agrees that (i) MEC may, at any time, assign to KO its rights to collect the Facilitation Fee, which will allow KO to directly take action against Distributor to collect any Facilitation Fee owing from Distributor, (ii) MEC may agree to pay or provide KO with other fees or benefits as consideration for KO’s performance of its obligations under the Distribution Coordination Agreement, and (iii) to the extent necessary, Distributor consents to the provisions of this Section 6(b).

7.                                      Title.  Title to the Products shall pass to Distributor upon delivery of the Products to Distributor.

8.                                      Forecasts and Delivery.

a.                                      Distributor shall provide MEC with *** forecasts describing the volume of each SKU of Products that Distributor projects will be ordered during each *** period during the Term (as defined below) of this Agreement.  Distributor shall submit each updated forecast monthly in a format reasonably acceptable to MEC no later than the first day of each month during the Term.

b.                                      Unless otherwise agreed in writing by the parties to this Agreement, the Products will be tendered by MEC for delivery to Distributor in full truckload quantities of particular Product lines and extensions but without combining different Product lines in the same truckloads.  By way of example, Monster Green (i.e. Monster’s original product) and its extensions and Java Monster and its extensions are different particular Product lines.  Subject to Distributor providing MEC forecasts in accordance with Section 8(a) above, MEC agrees to (i) use commercially reasonable good faith efforts to deliver Products to Distributor within ***, in the case of Monster and Monster LoCarb Products sold in 24-pack/16 oz. cases, and within *** in the case of all other Products, of MEC’s receipt of the applicable  purchase orders for Products in compliance with Sections 5 and 8(a) above, and (ii) deliver Products to Distributor with at least *** of shelf life remaining at the time of delivery.  Notwithstanding the foregoing, Distributor acknowledges that delivery dates set forth in purchase orders for Products accepted by MEC are merely approximate and that MEC shall have no liability for late deliveries, except only for fines, penalties and assessments imposed by Distributor’s customers and actually paid by Distributor which arise solely and directly as a result of MEC’s failure to comply with its obligations under this Section 8.

c.                                   MEC shall use commercially reasonable means to cause packing and packaging to comply with all applicable state, federal and local law and packing and packaging

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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to be accompanied by bills of lading or pallet tags or other documentation to comply with the Public Health Security and Bioterrorism Preparedness and Response Act of 2002.

9.                                      Trademarks.

a.                                      Distributor acknowledges the respective exclusive right, title, and interest in and to the Trademarks and trade names of MEC and/or its Affiliates, whether or not registered, patents, patent applications, and all rights in inventions (whether or not patentable) (collectively, “Patents”), copyrights and copyrightable material (“Copyrights”) and trade secrets and know-how (“Know-How”) which MEC and/or its Affiliates may have at any time created, adopted, used, registered, or been issued in the United States of America or in any other location in connection with MEC’s business or the Products and Distributor shall not do, or cause or permit to be done, any acts or things contesting or in any way impairing or tending to impair any portion of MEC’s right, title, and interest in and to the Trademarks, trade names, Patents, Copyrights, and Know-How.  Any approval by MEC for Distributor to use any Trademarks, trade names, Patents, Copyrights, trade secrets and Know-How in connection with the distribution and sale of the Products shall be a mere temporary permission, uncoupled with any right or interest, and without payment of any fee or royalty charge for such use.

b.                                      Distributor shall not use any trademark, name, brand name, logo or other production designation or symbol in connection with Products other than the Trademarks, subject to the terms of this Section 9.  It will not be a breach of this Section for the Products to be delivered by Distributor in vehicles, or using employees, agents, assigns or sub-distributors wearing clothing, displaying any other trademark, name, brand name, logo or other products designation or symbol.  Distributor acknowledges that it has no right or interest in the Trademarks (except as expressly permitted hereunder) and that any use by Distributor of the Trademarks will inure solely to MEC’s benefit.  Distributor may only use the Trademarks in strict accordance with MEC’s policies and instructions, and MEC reserves the right, from time to time and at any time, at its discretion, to modify such policies and instructions then in effect.

c.                                       Any proposed use by Distributor of the Trademarks (to the extent that it either has not been previously approved by MEC in writing or differs materially from a use previously approved by MEC in writing) shall be subject to the prior written consent of MEC, which MEC may withhold in its sole and absolute discretion.  Distributor shall submit to MEC in writing each different proposed use of the Trademarks in any medium.

d.                                      Distributor shall not at any time alter the Trademarks or the packaging of Products, use the Trademarks for any purpose other than the promotion, advertising and sale of Products hereunder, or challenge the validity, or do or refrain from doing any act which might result in impairment of the value, of the Trademarks.  Distributor shall not cause or permit its business name to include any of the Trademarks or its business to be operated in a manner which is substantially associated with any of the Trademarks.

e.                                       In advertising, promotions or in any other manner so as to identify Products, Distributor shall clearly indicate MEC’s ownership of the Trademarks.  Distributor further agrees that before distributing or publishing any sales literature, promotional or descriptive materials, MEC shall have the right, upon request, to inspect, edit and approve such

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materials which illustrate, describe or discuss the Products.  Distributor shall comply with any Trademark usage guidelines that MEC provides to it in writing.

f.                                        Upon the termination of this Agreement, the temporary permission granted under sub-Section 9(a) above will terminate and Distributor shall immediately cease and desist from any use of the Trademarks and any names, marks, logos or symbols similar thereto and the use of any Patents, Copyrights and Know-How.

g.                                       Distributor shall (i) notify MEC of any actual or suspected misuse or infringement of any Trademark, brand name, logo or other production designation or symbol in the Territory, (ii) at MEC’s expense and upon MEC’s request, assist in such legal proceedings as MEC will deem necessary for the safeguard of any Trademark, brand name, logo or other production designation or symbol in the Territory, and execute and deliver in accordance with MEC’s request such documents and instruments as may be necessary or appropriate in the conduct of such proceedings, and (iii) at MEC’s expense, assist MEC in the registration and/or renewal of registration of any Trademark, brand name, logo or other production designation or symbol in the Territory as MEC may determine to be necessary or desirable, and execute such documents and instruments as may be necessary to register or to apply for the registration (or registration renewal) of such Trademark, brand name, logo or other production designation or symbol.

h.                                      Distributor shall not acquire or attempt to acquire, for itself or for others, any rights in or to the Patents, Copyrights, Know-How, Trademarks, or any names, marks, logos or symbols confusingly similar thereto, either through registration or use.  All rights granted to Distributor concerning the Trademarks, Patents, Copyrights, and Know-How are personal to Distributor, and are not assignable (except in accordance with Section 23) or sublicensable (except to a sub-distributor in accordance with Section 2(a)).  Subject to Distributor’s rights under Sections 2 and 23, Distributor shall not grant or attempt to grant any rights in or to the Trademarks, Patents, Copyrights, and Know-How to any other person or entity.

i.                                          If during the Term a third party institutes against MEC or Distributor any claim or proceeding that alleges that the use of any Trademark or any Know-How, Patent, trade secret or Copyright in connection with the distribution, marketing, promotion, merchandising and/or sales of the Products under this Agreement infringes the intellectual property rights held by such third party, then MEC shall, in its sole discretion, and at its sole expense, contest, settle, and/or assume direction and control of the defense or settlement of, such action, including all necessary appeals thereunder.  Distributor shall use all reasonable efforts to assist and cooperate with MEC in such action, subject to MEC reimbursing Distributor for any reasonable out-of-pocket expenses incurred by Distributor in connection with such assistance and cooperation.  If, as a result of any such action, a judgment is entered by a court of competent jurisdiction, or settlement is entered by MEC, such that any Know-How, Patent, trade secret, Copyright or Trademark cannot be used in connection with the distribution, marketing, promotion, merchandising and/or sales of the Products under this Agreement without infringing upon the intellectual property rights of such third party, then MEC and Distributor promptly shall cease using such affected Know-How, Patent, trade secret Copyright or Trademark in connection with the distribution, marketing, promotion, merchandising and/or sale of the Products under this Agreement.  Except as otherwise specified in this Agreement, neither party shall incur any

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liability or obligation to the other party arising from any such cessation of the use of the affected Trademark.

10.                               Promotion and Trade Marketing of Products.  Distributor shall be responsible for promotion and Marketing of the Products to Distributor’s Accounts within the Territory.  Distributor shall use commercially reasonable efforts to actively and diligently distribute and encourage the utilization of merchandising aids and promotional materials in all Distributor’s Accounts throughout the Territory.  Without in any way detracting from the foregoing, Distributor shall reasonably participate in and diligently implement all Marketing and promotional programs that are mutually agreed upon by MEC and Distributor from time to time.  Distributor acknowledges that (a) MEC has no obligation to market and promote the Products, and (b) MEC makes no, and hereby disclaims any, express or implied warranty, representation, or covenant relating to or in connection with MEC’s marketing and promotional activities including any Global Branding and Marketing activities (as defined in Section 13(a) below), including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  Except as expressly provided in Section 19 below, Distributor shall have no claim against MEC and its Affiliates and hereby releases MEC and its Affiliates from all and any claims by, and/or liability to, Distributor of any nature for its failure to market and promote, or adequately market and promote, the Products or arising from or relating to or in connection with any Global Branding and Marketing activities procured, provided or performed by MEC or MEC’s failure to procure, provide or perform such activities.

11.                               Term.  Unless terminated by either party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on the twentieth (20th) anniversary of the Commencement Date (the “Initial Term”).  After the Initial Term, this Agreement shall, subject to being terminated by either party pursuant to the terms of this Agreement, continue and remain in effect, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the end of the Initial Term or any subsequent anniversary of the Commencement Date, as the case may be (collectively, the “Term”).  A “Contract Year” means any calendar year during the Term and the period from the Commencement Date until the close of business on December 31st of the calendar year in which the Commencement Date falls.

12.                               Termination.

a.                                      Termination for Cause.

(i)                                     Termination By Either Party.  Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either party may terminate this Agreement on the occurrence of one or more of the following:

A.                                    Breach.  A party’s material breach of a provision of this Agreement and failure to cure such breach within thirty (30) days after receiving written notice describing such breach in reasonable detail from the non-breaching party; provided, however, if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, then the

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breaching party shall have an additional forty-five (45) day period to cure such breach, providing it immediately commences, and thereafter diligently prosecutes, in good faith, its best efforts to cure such breach.  In the event that either MEC or Distributor exercises its right to terminate this Agreement in accordance with this Section 12(a)(i)(A), the breaching party shall be obligated to pay the other party a severance payment measured as a genuine pre-estimate of the other party’s losses and not as a penalty (the “Breach Severance Payment”) in the amount calculated as follows:  Distributor’s “average gross profit per case” (as defined below) multiplied by the number of cases of Products sold by Distributor during the most recently completed twelve (12) month period ended on the last day of the month preceding the month in which this Agreement is terminated.  Distributor’s “average gross profit per case” shall mean Distributor’s actual selling price less (1) promotion allowances, discounts, free cases and allowance programs, and (2) Distributor’s laid in cost of the Products. The computation of Distributor’s “average gross profit per case” shall exclude the Facilitation Fee.

B.                                         Insolvency.  The other party (1) makes any general arrangement or assignment for the benefit of creditors, (2) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. § 101, or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing), (3) has appointed a trustee or receiver to take possession of substantially all of such party’s assets or interest in this Agreement (unless possession is restored to such party within sixty (60) days after such taking), or (4) has substantially all of such party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

C.                                    Agreement.  Mutual written agreement of the parties.

D.                                    Deadlock.

(1)                                 If (a) the parties are unable to agree upon Performance Targets, Annual Business Plan or Minimum Distribution Levels, or (b) if Distributor has failed to achieve the applicable Performance Targets, Annual Business Plan or Minimum Distribution Levels or fails to comply with any specific requirements of the Distributor under this Agreement, including Section 3 (Distributor’s Duties), Section 10 (trade marketing and promotional programs), Section 13(f) (sales velocity), and Section 13(g) (promotional activities), in any material respect, commencing with the 2015 Contract Year in accordance with Sections 13(b), 13(c) and 13(d) respectively, (clauses (a) and (b) above, collectively referred to as a “Deadlock”) then either party may, at any time after providing the other party with written notice identifying the specific issues resulting in the Deadlock and making a good faith attempt to resolve the Deadlock with the other party, but not more than three times per twelve month period, upon written notice to the other party (the “Meet and Confer Notice”), require that representatives of the other party’s senior management meet and confer with representatives of the notifying party’s senior management at the dates, times and place reasonably agreed by the parties.  Such meet and confer shall begin no later than seven (7) days after Distributor’s receipt of such Meet and Confer Notice and shall end no later than fifteen (15) days after Distributor’s receipt of such Meet and Confer Notice (the “Initial Meeting Period”).  Representatives of the parties’ senior management shall meet and confer during such Initial

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Meeting Period until (x) resolution of the Deadlock to the parties’ mutual satisfaction or (y) conclusion of the Initial Meeting Period, whichever occurs first.

(2)                                 If the parties are unable to resolve the Deadlock in accordance with Section 12(a)(i)(D)(1) above, then MEC may, at any time after the Initial Meeting Period, upon written notice to Distributor and KO (the “Second Meet and Confer Notice”), require representatives of Distributor’s senior management and representatives of management of the applicable KO business unit (and/or at MEC’s reasonable request, such other representative of senior management of KO), to meet and confer with representatives of MEC’s senior management at the dates, times and place reasonably agreed by MEC, Distributor and KO (including via videoconference or teleconference).  Such meet and confer shall begin no later than seven (7) days after Distributor’s and KO’s receipt of such Second Meet and Confer Notice and shall end no later than twenty-one (21) days after Distributor’s receipt of such Second Meet and Confer Notice (the “Second Meeting Period”).  Representatives of the parties’ and the applicable KO business unit’s senior management (and/or at MEC’s reasonable request, such other representative of senior management of KO), shall meet and confer during such Second Meeting Period until (x) resolution of the Deadlock to the parties’ and KO’s satisfaction or (y) conclusion of the Second Meeting Period, whichever occurs first. For the avoidance of doubt and without limiting Section 12(a)(i)(D)(5) below, in the event that, after KO’s receipt of the Second Meet and Confer Notice, such representative of KO’s applicable business unit does not participate in accordance with the foregoing, MEC shall have the option of waiving such requirement that such KO representative participate and proceeding with the Second Meeting Period without a KO representative.

(3)                                 If, after the Second Meeting Period, the parties are unable to resolve the Deadlock in accordance with Section 12(a)(i)(D)(1) and Section 12(a)(i)(D)(2) above, then the Deadlock shall be resolved by reference as follows:

(x)                                 Reference proceedings may be commenced by either party by giving the other party written notice thereof.  Any such reference shall take place before a single referee only in Orange County, California or via videoconference or teleconference.  The referee shall be an experienced industry expert selected jointly by parties, or if they cannot agree on a referee within ten (10) days from the commencement of the reference proceedings, then, upon the petition of either party, the experienced industry expert shall be appointed within ten (10) days by the American Beverage Association.

(y)                                 The Deadlock shall be submitted to the referee within ten (10) days after the referee is appointed.  No discovery will be permitted and no hearing will be held, except such informal proceedings as the referee may require.  Each party shall submit to the referee and the other party within such ten (10) day period such written information and statements as that party deems appropriate in support of its claim not exceeding five (5) pages in length (excluding exhibits), together with such information as the referee may require.  Each party shall concurrently submit to the referee and exchange with each other its last and best position (“Position”) to resolve the Deadlock.  Within fourteen (14) days of the written submissions of both parties, the referee shall select one of the two written Positions submitted without change or modification.

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(z)                                  Each party shall pay one-half of the referee’s fees and otherwise bear its own costs associated with the reference proceeding; provided, that the party whose Position is not selected by the referee (the “Non-Prevailing Party”) shall not be obligated to reimburse the party whose position was selected by the referee (the “Prevailing Party”) for the referee’s fees and costs relating to the proceeding paid by such party.

(4)                                 The Non-Prevailing Party shall have no right to terminate this Agreement or seek any other remedy, and the Position selected by the referee shall be binding upon the parties.

(5)                                 Notwithstanding anything to the contrary contained in this Section 12(a)(i)(D), the parties acknowledge and agree that:

(x)                                 the failure of KO or its applicable business unit’s senior management to attend or participate in, or otherwise perform, all or any of the duties, functions or activities described above will not affect the validity or enforceability of any part or result of the procedure in this Section 12(a)(i)(D).

(y)                                 If either party is the Prevailing Party two consecutive times in any twelve (12) month period for any issue resulting in a Deadlock, then, after providing at least five (5) days written notice to KO, with a copy to KO’s Chief Executive Officer and Chief Financial Officer, of MEC’s intention to terminate this Agreement (if MEC is the Prevailing Party), such Prevailing Party shall have the option to terminate this Agreement upon thirty (30) days written notice to the other party; provided that if MEC is such terminating party, MEC shall pay Distributor a Breach Severance Payment (and neither party shall be liable by reason of such termination of this Agreement or Deadlock pursuant to this Section 12(a)(i)(D) for payment of any other amount, including, without limitation, for compensation, reimbursement or damages of whatsoever nature including for loss of prospective compensation or earnings, goodwill or loss thereof, or expenditures, investments, leases of any type of commitment or type of commitment made in connection with the business of either party or in reliance on the existence of the Agreement).

(z)                                  If the Non-Prevailing Party materially fails to comply with the Position selected by the referee within a sixty (60) day period (or, if the Non-Prevailing Party cannot reasonably comply with such Position within such sixty (60) days, an extended period of no longer than an additional four (4) months) following such selection, then, after providing at least five (5) days written notice to KO, with a copy to KO’s Chief Executive Officer and Chief Financial Officer, of MEC’s intention to terminate this Agreement (if MEC is the Prevailing Party), the Prevailing Party may, without prejudice to any other rights or remedies available to MEC under this Agreement or applicable law, give notice of such breach in accordance with, and thereafter invoke the remedy provided under, Section 12(a)(i)(A) above; provided that neither party shall be required to pay a Breach Severance Payment in such event (and neither party shall be liable by reason of such termination of this Agreement or Deadlock pursuant to this Section 12(a)(i)(D) for payment of any other amount, including, without limitation, for compensation, reimbursement or damages of whatsoever nature including for loss of prospective compensation or earnings, goodwill or loss thereof, or expenditures, investments,

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leases of any type of commitment or type of commitment made in connection with the business of either party or in reliance on the existence of the Agreement).

(6)                                 Nothing contained in this Section 12(a)(i)(D) shall be construed as limiting, restricting or delaying MEC’s ability to exercise its rights and/or remedies under Section 12(a)(i)(A) above.

(ii)                                  Termination by MEC.  MEC may terminate this Agreement at any time:

A.                                    Upon written notice, and such termination will be effective immediately upon Distributor’s receipt of such notice, if (x) Distributor sells, assigns, delegates or transfers any of its rights and obligations under this Agreement without having obtained MEC’s prior written consent thereto (which consent may be withheld in MEC’s sole discretion), provided that MEC shall not withhold its consent if such sale, assignment, delegation or transfer is (1) to a Primary KO Distributor (as defined below), (2) to KO or an Affiliate of KO, or (3) a result of an Approved Change of Control (as defined below) or (y) there is any material change in the control of Distributor or Distributor sells all or substantially all of its assets, without the prior written consent of MEC; other than if such material change in control or sale is (1) to a Primary KO Distributor, (2) to KO or an Affiliate of KO, or (3) to any Person to the extent Distributor remains a Primary KO Distributor.  “Primary KO Distributor” means a KO Distributor holding the exclusive right to distribute (or that otherwise is the primary distributor of) Coca-Cola brand products in an applicable Territory. “Approved Change of Control” means any change of control of Distributor or sale of all or substantially all of Distributor’s assets that is consented to by MEC or for which MEC’s consent is not required hereunder.

B.                                    Upon the occurrence of an MEC Change of Control (as defined in the Distribution Coordination Agreement), MEC shall have the option to terminate (1) this Agreement in its entirety (a “Complete Termination”) or (2) if the Territory comprises more than one market, Distributor’s right to sell Products in a portion of the Territory (a “Partial Territory Termination”), which option may be exercised within sixty (60) days of the occurrence of such termination, by written notice by MEC to Distributor.  Any such termination shall be effective upon Distributor’s receipt of MEC’s written notice of termination.  MEC’s right to terminate this Agreement under this Section 12(a)(ii)(B) shall be MEC’s sole right to terminate this Agreement for an MEC Change of Control and independent of any other rights or remedies of MEC under this Agreement.

(x)                                 In the event of a Complete Termination, MEC or its successor, as the case may be, shall pay to Distributor an amount equal to a Breach Severance Payment calculated in accordance with Section 12(a)(i)(A) above (the “Product Severance Payment”).

(y)                                 In the event of a Partial Territory Termination, MEC or its successor, as the case may be, shall pay to Distributor a severance payment with respect to the Products which are the subject of the termination, calculated on the same basis as the Breach Severance Payment in accordance with Section 12(a)(i)(A) above, but only with

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respect to that portion of the Territory which is the subject of the Partial Territory Termination (the “Territory Severance Payment”).

(z)                                  Any Product Severance Payment or Territory Severance Payment payable by MEC to Distributor in accordance with Section 12(a)(ii)(B)(x) or 12(a)(ii)(B)(y) shall be paid by MEC to Distributor within thirty (30) days of the later of (I) the date of the applicable termination, and (II) MEC’s receipt of all information reasonably necessary to support computation of the Product Severance Payment or Territory Severance Payment, as the case may be, in a form and substance satisfactory to MEC.

(iii)                               [INTENTIONALLY OMITTED]

(iv)                              Termination Upon the Occurrence of Certain Changes.  If, after the Effective Date, a change in legal or regulatory conditions in the Territory occurs including, without limitation, any change in any applicable law, regulation or order, or the interpretation of any law, regulation or order in the Territory which has, had or would be reasonably expected to (i) have a material adverse effect on the business of distributing Products in that Territory or (ii) result in any part of this Agreement ceasing to be in conformity with the laws or regulations applicable in the Territory and, as a result thereof, or as a result of any other laws affecting this Agreement, any one of the material provisions of this Agreement cannot be legally performed and/or the Products cannot be stored, transported, handled, distributed or sold in accordance with this Agreement, either party may, upon written notice, suspend or terminate the parties’ respective rights and obligations under this Agreement solely with respect to (a) the affected Products in the Territory, or, (b) to the extent such change and conditions affects the business of distribution of all or substantially all of the Products in the Territory, all Products in the affected portion of the Territory without liability for damages; provided that neither MEC nor any of its Affiliates shall be permitted to sell any such Products subject to suspension or termination in the affected Territory without first providing Distributor the option to remove the cause for such suspension or re-enter into the Agreement with respect to such Products and Territory. In the event of any such suspension that materially adversely effects Distributor’s benefits hereunder, Distributor shall have the option to terminate this Agreement in its entirety upon written notice to MEC.

(v)                                 Termination by Distributor.  Distributor may terminate this Agreement at any time if MEC fails to deliver to Distributor at least five percent (5%) of the aggregate volume of all Products ordered by Distributor in accordance with Sections 5 and 8 above over a continuous period of ninety (90) days after the initial due date/s for delivery in accordance with Section 8(b) above, provided Distributor has delivered to MEC written notice of such failure and MEC has failed to remedy such deficiency within thirty (30) days of MEC’s receipt of such notice.  Distributor may terminate this Agreement at any time immediately upon written notice to MEC in the event that MEC distributes or agrees to distribute through other distributors in the Territory all or substantially all of the Products covered under this Agreement to the exclusion of Distributor.

b.                                      Optional Termination.  MEC shall have the right to terminate this Agreement upon written notice to Distributor (i) in the event of termination or expiration of the Distribution Coordination Agreement pursuant to and in accordance with its terms and/or (ii) if

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Distributor is no longer a party to any agreement with KO regarding the distribution of Coca-Cola brand products in the Territory.  Neither KO, MEC nor Distributor shall be liable to any other party or otherwise obligated to pay to any other party any severance payment or other amount by reason of such termination for compensation, reimbursement or damages of whatsoever nature including, for (x) loss of prospective compensation or earnings, (y) goodwill or loss thereof, or (z) expenditures, investments, leases or any type of commitment made in connection with the business of either party or in reliance on the existence of this Agreement, other than any fees required to be paid by MEC pursuant to the Distribution Coordination Agreement.

c.                                       Notwithstanding anything to the contrary herein, MEC shall not have the right to terminate this Agreement with respect to any action or circumstance approved by MEC pursuant to Section 3 of the Distribution Coordination Agreement, unless KO consents to such termination in writing in advance.

d.                                      Sole Remedy.

(i)                                            The Breach Severance Payment, Product Severance Payment and/or the Territory Severance Payment payable by MEC to Distributor, pursuant to the provisions of this Section 12, if any, and MEC’s repurchase of Distributor’s inventory of Products and advertising materials pursuant to this Agreement, or Distributor’s right to sell such inventory if not so repurchased by MEC, shall constitute Distributor’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a breach and shall be in lieu of all other claims that Distributor may have against MEC as a result thereof.  Without in any way detracting from or limiting the provisions of Sections 12(e)(iii) and 12(e)(v) below and, in addition thereto, under no circumstances shall MEC be liable to Distributor by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases or any type of commitment made in connection with the business of Distributor or in reliance on the existence of this Agreement.

(ii)                                         The Breach Severance Payment payable by Distributor to MEC pursuant to the provisions of this Section 12, if any, and MEC’s repurchase of Distributor’s inventory of Products and advertising materials pursuant to Section 12(e)(iv) below, or Distributor’s right to sell such inventory if not so repurchased by MEC, shall constitute MEC’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a breach and shall be in lieu of all other claims that MEC may have against Distributor as a result thereof.  Without in any way detracting from or limiting the provisions of Sections 12(e)(iii) and 12(e)(v) below and, in addition thereto, under no circumstances shall Distributor be liable to MEC by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases or any type of commitment made in connection with the business of MEC or in reliance on the existence of this Agreement.

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e.                                       Other Terms Pertaining to Termination.  In the event of the termination of this Agreement for any reason whatsoever (and whether such termination is due to the breach of any of the provisions of this Agreement by any party and/or itself is in breach of the Agreement or otherwise):

(i)                                     MEC shall have the right to cancel all of Distributor’s purchase orders for affected Products accepted but remaining unfilled as of the date of termination;

(ii)                                  All amounts payable by Distributor to MEC or by MEC to Distributor shall be accelerated and shall immediately become due unless such termination results from the other’s breach of this Agreement;

(iii)                               Except for the sole remedy provisions in Sections 12(d)(i) and (ii), neither party shall be liable to the other party in contract, tort or on any other theory of liability for any damage, loss, cost or expense (whether general, special, indirect, incidental, consequential or punitive) suffered, incurred or claimed by the other party as a result of or related to such breach and/or termination (even if the termination results from a breach and the breaching party has been advised of the possibility of such damages), including, without limitation, loss of anticipated profits or goodwill, loss of or damage to goodwill or business reputation or any loss of investments or payments made by either party in anticipation of performing under this Agreement;

(iv)                              MEC and Distributor shall each have the option, exercisable upon written notice to the other within thirty (30) days after the date of termination hereof, to cause MEC to (A) repurchase all affected Products in Distributor’s inventory and current advertising materials (providing such Products and advertising materials are in saleable condition) at the prices paid or payable for such Products by Distributor (less any freight and insurance charges), F.O.B., Distributor’s premises and (B) purchase all of Distributor’s right, title and interest in, and all applicable rights in, related to, or associated with, all MEC Equipment and the placement or location of such MEC Equipment at all Distributor’s customers’ locations or premises by Distributor at the fair market value of Distributor’s interest, if any, in each such item of MEC Equipment with no amount or compensation allocated to, or payable for, the maintenance, placement or location of the MEC Equipment; and

(v)                                 Any Breach Severance Payment, Product Severance Payment, or Territory Severance Payment (each, a “Severance Payment”) payable in accordance with this Agreement by either MEC or Distributor in the event of termination of this Agreement shall constitute reasonable liquidated damages and is not intended as a forfeiture or penalty.  MEC and Distributor agree that it would be impractical and extremely difficult to estimate the total detriment suffered by either party as a result of termination of this Agreement pursuant to this Section 12 or otherwise, and that under the circumstances existing as of the Effective Date, the applicable Severance Payment represents a reasonable estimate of the damages which either MEC or Distributor will incur as a result of such applicable termination.  Therefore, MEC and Distributor agree that a reasonable estimate of the total detriment that either party would suffer in the event of termination of this Agreement pursuant to this Section 12 or otherwise is an amount equal to the applicable Severance Payment.  The foregoing provision shall not waive or affect either party’s indemnity obligations or the parties’ respective rights to enforce those indemnity

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obligations under this Agreement, or waive or affect either party’s obligations with respect to any other provision of this Agreement which by its terms survives the termination of this Agreement.

(vi)                              Distributor acknowledges and agrees that the payment of any Severance Payment by MEC to Distributor shall be conditional upon (A) Distributor cooperating in good faith with MEC in effecting a smooth transition of or otherwise transferring any distribution or similar rights under this Agreement to MEC (as determined is appropriate by MEC), or in MEC’s sole discretion, to a third party distributor appointed by MEC, provided that MEC may only withhold payment of such Severance Payment if Distributor materially fails to comply with specific requests of MEC to take actions that are reasonably required to effect such transition and would not impose material costs on Distributor (except to the extent MEC reimburses the same), and (B) Distributor performing its obligations under Section 12(f)(i) below in all material respects.  MEC shall not invoke the right to withhold payment of any Severance Payment unless MEC shall have given Distributor at least twenty (20) days written notice of its failure to perform any of its obligations set forth in this Section 12(d)(vi) and Distributor has failed to cure such failure during such twenty (20) days.

(vii)                           Upon any notice of termination of this Agreement provided in accordance with the terms hereof and during the applicable notice period, nothing in this Agreement shall be deemed to prohibit MEC, in its sole discretion from negotiating and/or granting distribution rights to any third party or engage directly in transactions concerning the sale and distribution of the Products in the Territory.

f.                                        Continued Supply of Products After Termination.  In the event MEC continues to supply Products to Distributor for any reason following the termination of this Agreement, Distributor acknowledges and agrees that any such action shall not constitute a waiver of MEC’s rights under this Agreement or a reinstatement, renewal or continuation of the Term of this Agreement.  MEC and Distributor agree that if MEC continues to supply Products to Distributor following the termination of this Agreement, (i) Distributor shall be prohibited from selling or otherwise transferring Products except to Distributor’s Accounts within the Territory, (ii) Distributor shall promptly pay the prices of the Products in full (without deduction or set-off for any reason) in accordance with the payment terms set forth in MEC’s invoice, and (iii) MEC shall have the right, in its sole discretion, to discontinue supplying Products to Distributor at any time, without notice to Distributor.

g.                                       Distributor’s Obligations After Notice of Termination.

(i)                                     During any period after either party gives the other notice of termination of this Agreement and until actual termination of this Agreement, Distributor shall (A) continue to perform all of Distributor’s obligations under this Agreement, including without limitation, all of Distributor’s obligations under Section 3 above, (B) not cause or permit the Products or the Trademarks to be prejudiced in any manner, (C) not eliminate, reduce or replace the listings, shelf space, positioning and/or other benefits enjoyed by the Products, (D) continue to conduct its business relating to the distribution and sale of Products in the ordinary course and consistent with its prior practices including, without limitation, by not purchasing more inventory than customarily purchased by Distributor of Products or offering its customers prices, terms or

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benefits not customarily offered by Distributor such as discounts, rebates or sales promotion allowances (except to the extent permitted hereunder), and (E) generally cooperate with MEC in relation to the transition to any new distributor appointed by MEC for the Territory.

(ii)                                         For a period of thirty (30) days after termination of this Agreement for any reason, Distributor shall not tortiously interfere with any listings, shelf space, or positioning for the Products.

13.                               Annual Business Plan; Minimum Distribution Levels; Promotion.

a.                                      During the Term, MEC shall have primary responsibility for the overall global branding and positioning of the Products, as well as brand and image marketing for the Products, in such form and manner and of such nature and to such extent as may be determined by MEC in its sole and absolute discretion from time to time (“Global Branding and Marketing”).  Distributor acknowledges and agrees that MEC makes no express or implied warranty, representation or covenant relating to or in connection with any Global Branding and Marketing activities, including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  Except as set forth in Section 19 below, Distributor shall not have any claim against MEC and its Affiliates and hereby releases MEC and its Affiliates from all and any claims by, and liability to, Distributor of any nature for its failure to market and promote, or adequately market and promote, the Products or arising from or relating to or in connection with any Global Branding and Marketing activities procured, provided or performed by MEC or MEC’s failure to procure, provide or perform such activities.

b.                                      Not less than sixty (60) days before the end of each Contract Year, MEC and Distributor shall mutually review the conditions of the marketplace, Distributor’s efforts to achieve sales and its results, including year over year performance, as well as a proposed annual sales, promotion, and trade marketing plan (“Annual Business Plan”) for the next Contract Year prepared by Distributor.  Such review shall include discussion on marketing efforts and proposed programs to be implemented to improve the distribution and/or sales velocity of the very lowest selling (measured by sales velocity) SKU/s of Products, if appropriate, and/or the possible deletion from distribution, if appropriate, of the very lowest selling (measured by sales velocity) SKU/s of Products but in accordance with and subject to the provisions of Section 13(f) below.  Such Annual Business Plan shall cover such matters as may be appropriate including specific account placement performance objectives, merchandising goals, specific account and channel objectives for specified distribution channels, distribution goals, a sales and marketing spending plan and a strategy for maximizing sales and growth of market share.  Additionally, if the Territory has an ethnic market or concentration, the Annual Business Plan shall address such specific ethnic segments, including retail promotions, point-of-sale allocations and special events for ethnic segments.  The Annual Business Plan shall not detract from the provisions of Section 10 above.  Distributor shall use Best Efforts to implement such Annual Business Plan in the following Contract Year in accordance with Section 3(f) above.

c.                                       Not less than sixty (60) days before the end of the then-current Contract Year, MEC and Distributor shall mutually agree, in writing, on minimum distribution levels to be achieved and maintained by Distributor for each of the Products throughout the next Contract

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Year (the “Minimum Distribution Levels”).  Should the parties have failed, for whatsoever reason, to mutually agree upon the Minimum Distribution Levels to be achieved and maintained by Distributor for each of the Products throughout the next Contract Year, the same shall be determined by reference to the process described in Section 13(d) below.  The parties shall perform all of their respective obligations under this Section except that Distributor shall not be obligated to achieve and maintain the Minimum Distribution Levels until the expiration of the six (6) month period immediately following the Commencement Date of this Agreement.  A commercially reasonable representation of SKUs of Products shall be required to be in distribution throughout the year in reasonable positioning on shelves, which shall take into account retailer willingness to sell all of the SKUs of Products, shelf space limitations and other commercially reasonable factors that may be applicable in the market.

d.                                      MEC and Distributor shall also agree in writing to performance targets to be achieved and maintained by Distributor for the forthcoming calendar year of this Agreement (collectively, the “Performance Targets”).  For the avoidance of doubt, neither Minimum Distribution Levels nor Performance Targets will include volume requirements.  If the parties are unable to agree to the Performance Targets or Minimum Distribution Levels for any Contract Year commencing with the 2015 Contract Year and at least *** days prior to the commencement of each such Contract Year, then such disagreement shall be resolved pursuant to the procedure provided in Section 12(a)(i)(D) above.

e.                                       The Minimum Distribution Levels for the Products that shall be required to be achieved and maintained by Distributor for the Products shall be reduced to the extent only that actual distribution levels are eroded as a direct result of (i) MEC’s failure to deliver Products in accordance with this Agreement, (ii) MEC’s failure to obtain the listing of a Product SKU in a retail chain for which MEC and Distributor have agreed in writing that MEC is to be solely responsible, or (iii) MEC’s failure to contribute its agreed share of the parties funding obligation as set forth in Exhibit F.

f.                                        In every calendar year commencing 2016, the parties agree to periodically meet in order to discuss performance of the lowest selling SKU/s of Products and to delete from distribution in the Territory any SKU/s the parties mutually agree in writing, provided that MEC will not unreasonably withhold its approval to the deletion of any applicable SKU/s.  MEC may withhold its approval to deletion of any SKU/s if any applicable SKU/s has/have sufficient sales velocity or is or are capable of delivering sufficient sales velocity in any one or more of Distributor’s Accounts or any one or more regions, as the case may be, to make such SKU/s economically viable to continue in distribution in such one or more of Distributor’s Accounts or in any one or more regions, as the case may be.  Notwithstanding the foregoing, unless mutually agreed in writing, in no event shall more than *** percent *** of the total number of SKUs, rounded down to the nearest whole number (unless *** percent *** of the total number of SKUs is less than one (1) but more than 0.5, in which case the number will be rounded up to one (1)), be deleted from distribution in any rolling *** period.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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g.                                       Promotional activities shall be regulated as follows:

(i)                                     The estimated costs of promotional activities shall be allocated equally between MEC and Distributor thirty (30) days prior to the commencement of a calendar year on a cost per-case basis of Products.

(ii)                                  The promotional activities costs are to be shared between Distributor and MEC as set forth in Exhibit F.  The parties agree that the costs for the Promotional Activities shall be reconciled each quarter and that the estimate for the costs of Promotional Activities in the subsequent quarter may be adjusted provided there is mutual agreement.

(iii)                               MEC and Distributor shall periodically meet and may mutually agree to additional promotional activities including further programs and campaigns not included in the promotional activities.

(iv)                              Distributor shall continue its business in the ordinary course including the provision, utilization, and maintenance of coolers, other refrigeration equipment and vending machines.  Distributor shall be responsible for creating marketing materials for submission to MEC for its final written approval.  Distributor shall not use marketing materials unless approved by MEC in writing; provided that if MEC does not notify Distributor that it objects to any suggested marketing materials within fifteen (15) days after receipt of such materials from Distributor, MEC shall be deemed to have approved such suggested marketing materials.

14.                               National Accounts.  The provisions of this Section shall not apply to accounts that are excluded from the definition of Distributor’s Accounts or are specifically designated as non-exclusive on Exhibit C hereto.  Distributor agrees that should MEC wish to supply Products to any National Account (as defined below), MEC shall be entitled to make arrangements directly with such National Account and establish the terms of sale of Products to such National Account and the prices therefor, which shall take into account the prices and funding then being offered by Distributor and/or other distributors within whose territory the National Account has outlets, to such National Account or similar categories of customers.  “National Account” shall mean a customer that sells at retail in more than fifty (50) stores and in multiple states.  Should such National Account have one or more outlets within the Territory (“Outlets”), and agree to Outlets being serviced by Distributor, Distributor agrees to service the Outlets in accordance with such arrangements and on the same terms and at the same prices as MEC shall have agreed with the National Account concerned.  Notwithstanding the foregoing, Distributor shall be entitled to elect not to service the Outlets by giving prompt written notice of such election to MEC.  Should the National Account not agree to the Outlets being serviced by Distributor or should Distributor elect not to service the Outlets, MEC shall be entitled to service the Outlets directly.  Both Distributor and MEC agree to use reasonable commercial good faith efforts to obtain the agreement of National Accounts to use DSD distribution with respect to the National Accounts.  To the extent MEC services the Outlets directly and to the extent that MEC makes a commitment for funds or support in excess of what was agreed to by Distributor, any such excess shall be borne by MEC.  In the event MEC services the Outlets directly, MEC shall bear sole liability and responsibility related to such Account and MEC shall pay to Distributor, during the remaining

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Term of this Agreement, an amount equal to *** percent *** of the Distributor’s average gross profit per case per Product line, calculated in accordance with the provisions of Section 12(a)(i)(A) above, for each case of Products sold by MEC to the Outlets [(but only on the excess of the amount by which the aggregate cases of Products sold to such outlets in the Territory during each Contract Year exceeds [                  ] [(          )] cases or the number of cases reduced pro rata for any period of less than one year)] within a reasonable time after receipt by MEC of all information necessary for the computation of the amount due under this Section 14, but in no event more frequently than twice per calendar year.  For the purposes of this Agreement, the number of cases of Products sold by MEC to the Outlets during any period shall be determined by multiplying the total number of cases of Products sold by MEC directly to such National Account or regional division of such National Account, as the case may be, during the period concerned, by a fraction, the numerator of which shall be the number of Outlets within the Territory and the denominator of which shall be the total number of Outlets that the National Account has within the United States or within the regional division of such customer, as the case may be.  Distributor shall not be liable to pay the Facilitation Fee on MEC’s direct sales to National Accounts.

15.                               Exclusion of Damages.

a.                                      EXCEPT FOR DAMAGES DIRECTLY RESULTING FROM INDEMNITY OBLIGATIONS PROVIDED IN SECTION 19, WITHOUT IN ANY WAY DETRACTING FROM OR LIMITING THE PROVISIONS OF SECTIONS 12(c) or 12(d)(iii) ABOVE AND, IN ADDITION THERETO, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, OR ANY OTHER PECUNIARY LOSS) SUFFERED BY THE OTHER RELATED TO OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b.                                      EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED.

16.                               Distributor’s Representations and Warranties.  Distributor represents and warrants to MEC that (a) it has the right and lawful authority to enter into this Agreement, and (b) the execution, delivery and performance of this Agreement will not cause or require Distributor to breach any obligation to, or agreement or confidence with, any other person or entity.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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17.                               MEC’s Representations and Warranties.

a.                                      MEC represents and warrants to Distributor that (i) it has the right and lawful authority to enter into this Agreement, and (ii) the execution, delivery and performance of this Agreement will not cause or require MEC to breach any obligation to, or agreement or confidence with, any other person or entity.

b.                                      MEC warrants that all Products, all food additives in the Products, and all substances for use in, with, or for the Products, comprising each shipment or other delivery hereby made by MEC to, or on the order of, Distributor are hereby guaranteed as of the date of such shipment to be, on such date, not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, including the Food Additives Amendment of 1958 (the “Act”) or within the meaning of any substantially identical and applicable state food and drug law, if any, and are not articles which may not under the provisions of Sections 404, 505, or 512 of the Act, be introduced into interstate commerce.

c.                                       MEC warrants that all Products shall be merchantable.

d.                                      Distributor’s sole and exclusive remedy for MEC’s breach of MEC’s representations in Sections 17(b) and 17(c) above shall be as provided for in Section 19(b) below.

18.                               Limitation of Warranty. MEC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN SECTION 17 ABOVE.

19.                               Indemnification.

a.                                      Distributor shall indemnify, defend, and hold harmless MEC and its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits, instituted by any third party, whether groundless or otherwise, and from and against any and all third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character arising from  the breach of Distributor’s express representations and warranties under this Agreement by Distributor or its agents, employees, subcontractors, sub-distributors or others acting on its behalf, provided that MEC gives Distributor written notice of any indemnifiable claim and MEC does not settle any claim without Distributor’s prior written consent.

b.                                      MEC shall indemnify, defend, and hold harmless Distributor and its officers, directors, agents, employees, shareholders, legal representatives, successors, assigns, and customers, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits instituted by any third party, whether groundless or otherwise, and from and against any and all such third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character and all Distributor’s direct documented costs to store, transport, test and destroy all unsellable Products

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and advertising materials arising from (i) the breach of MEC’s express representations and warranties under this Agreement or those of its agents, employees, subcontractors or others acting on its behalf, (ii) any impurity, adulteration, deterioration in or misbranding of any Products sold to Distributor by MEC, (iii) any prior distributor of Products in the Territory, (iv) any MEC marketing, advertising, promotion, labeling, Global Branding and Marketing, and the Trademarks, Copyrights, Patents, Know-How or other intellectual property relating to the Products, or (v) the fact that the Products (A) are not safe for the purposes for which goods of that kind are normally used, (B) do not comply with any applicable health, safety, or environmental laws, regulations, orders or standards imposed in the Territory, or (C) do not comply with the Safety Orders of the State of California Division of Industrial Safety and Proposition 65; provided that Distributor gives MEC written notice of any indemnifiable claim and Distributor does not settle any claim without MEC’s prior written consent.

c.                                       If any action or proceeding is brought against Distributor, MEC or any other indemnified party under Section 19(a) or 19(b) (the “Indemnified Party”), the Indemnified Party shall promptly notify the party required to provide indemnification (the “Indemnifying Party”) in writing to that effect.  If the Indemnified Party fails to promptly notify the Indemnifying Party, the Indemnified Party shall be deemed to have waived any right of indemnification with respect to such claim to the extent (but only to the extent) any delay in such notice prejudices the Indemnifying Party’s ability to defend such action, suit or proceeding.  The Indemnifying Party shall have the right to defend such action or proceeding at the Indemnifying Party’s sole cost by counsel satisfactory to Indemnifying Party.  If the Indemnifying Party fails to promptly defend or otherwise settle or finally resolve such action, suit or proceeding, Indemnified Party may defend such action, suit or proceeding using counsel selected by Indemnified Party, and the Indemnifying Party shall reimburse Indemnified Party for any resulting loss, damages, costs, charges, attorney’s fees, and other expenses and the related costs of defending such action, suit or proceeding.

d.                                  The parties agree that the provisions contained in this Section shall survive the termination or expiration of this Agreement.

20.                               Insurance.  During the Term of this Agreement and for a period of two (2) years thereafter, MEC and Distributor agree to maintain policies of insurance of the nature and amounts specified below, which shall provide the other party as an additional insured (providing for a waiver of subrogation rights and endeavoring to provide for not less than thirty (30) days written notice of any modification or termination of coverage), and each party shall provide to the other party with a certificate of insurance evidencing such insurance, in a form satisfactory to such party:

•                                          Commercial General Liability, including contractual liability coverage, with limits of at least $1,000,000 per occurrence; Bodily Injury and Property Damage / $1,000,000; Personal and Advertising Injury / $1,000,000; Products/Completed Operations / $2,000,000 General Aggregate.

•                                          Excess or Umbrella Liability with a limit of not less than $5,000,000 per occurrence over the insurance coverage described above.

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•                                          Other statutory insurance required by the applicable laws of the Territory.

For any claims under this Agreement, the applicable party’s insurance shall be deemed to be primary and not contributing to or in excess of any similar coverage purchased by the other party.  All deductibles payable under an applicable policy shall be paid by the party responsible for purchasing such policy.  All such insurance shall be written by companies authorized to do business in the state or states where the work is to be performed and having at least the ratings of the respective parties current insurers, unless not obtainable at commercially reasonable rates in light of previous premiums.  The parties will ensure that the insurance policies obtained pursuant to this Section are effective and enforceable for any liability, claims or other insurable event arising in the Territory.

21.                               Competing Products. The provisions of Section 21 are set forth on attached Exhibit G and are incorporated in this Section 21 by this reference.

22.                               Amendment.  Except to the extent otherwise expressly permitted by this Agreement, no amendment of, or addition to, this Agreement shall be effective unless reduced to a writing executed by the duly authorized representatives of both parties.  KO’s approval of any amendment shall be necessary with respect to an amendment, modification, addition or deletion (i) that would reasonably be expected to materially impact KO’s rights or benefits under this Agreement or the Distribution Coordination Agreement, or (ii) to any of the following terms (or otherwise materially affecting such terms): definition of Products (to the extent KO has consent rights with respect thereto under the Distribution Coordination Agreement), term, termination, deadlock procedures, placement in branded refrigerated equipment, distributor’s exclusivity, facilitation fee, distribution refusal, competing products or other non-competition, and amendment, in which case KO’s affirmative written approval shall be required).

23.                               Assignment.  Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other and KO; provided, that MEC shall have the right, in its sole and absolute discretion, to assign its rights and/or obligations under this Agreement to any Affiliate or subsidiary of MEC without the written consent of Distributor and/or KO, and any such transferee shall be deemed to be included within the defined term “MEC” for purposes of this Agreement.  Any purported assignment or delegation, in the absence of such written consent, shall be void.

24.                               No Agency.  The relationship between MEC and Distributor is that of a vendor to its vendee and nothing herein contained shall be construed as constituting either party the employee, agent, independent contractor, partner or co-venturer of the other party.  Neither party shall have any authority to create or assume any obligation binding on the other party.

25.                               Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (without reference to its law of conflict of laws).  The place of the making and execution of this Agreement is California, United States of America.  Distributor hereby waives any rights that it may otherwise have to assert any rights or defenses under the laws of the Territory or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of the Territory. For the sake of clarity, the parties record that their choice of law shall not include the California

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Franchise Relations Act or the California Franchise Investment Law, or any amendment or functionally equivalent statute, unless such law would otherwise apply, and nothing herein shall be deemed to extend or otherwise affect the scope or application of such statutes.

26.                               Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or termination hereof shall be settled by binding arbitration conducted by JAMS (“JAMS”) in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”).  The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, California.  Judgment upon any award rendered may be entered in any court having jurisdiction thereof.  Within seven (7) calendar days after appointment the arbitrator shall set the hearing date, which shall be within ninety (90) days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of five (5) depositions by each party to last no more than five (5) days in aggregate for each party.  Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that said Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void.  In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys’ fees and costs to the prevailing party.  The arbitrator shall make his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later.  The decision of the arbitrator shall be final and conclusive upon all parties.  Notwithstanding anything to the contrary, if either party desires to seek injunctive or other equitable relief that does not involve the payment of money, then those claims shall be brought in a state or federal court located in Orange County, California, and the parties hereby irrevocably and unconditionally consent to personal jurisdiction of such courts and venue in Orange County, California in any such action for injunctive relief or equitable relief.

27.                               Force Majeure.

a.                                      Neither party shall be liable for any delays in delivery or failure to perform or other loss due directly or indirectly to circumstances unforeseen as of the Effective Date or causes beyond such party’s reasonable control (each, individually, a “Force Majeure Event”), including, without limitation: (a) acts of God, act (including failure to act) of any governmental authority (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (b) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such party’s performance of its obligations is delayed for other causes but only during the period of the applicable Force Majeure Event.

b.                                      The party affected by a Force Majeure Event shall give written notice to the other party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore.  Such party

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shall use its commercially reasonable efforts to resume performance as soon as reasonably possible.  Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected party shall give written notice to the other party within a reasonable time.

28.                               Merger. This Agreement and the attached Exhibits contain the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, are intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, are intended as a complete and exclusive statement of the terms of such agreement, and supersede all negotiations, stipulations, understandings, agreements, promises, representations and warranties, whether written or oral, if any, with respect to such subject matter, which precede the execution of this Agreement. No other negotiations, stipulations, understandings, agreements, promises, representations, or warranties, whether written or oral, either as an inducement to enter into this Agreement or as to its meaning or effect, have been made that are not contemplated herein.

29.                               Waivers.  No waiver of any provision hereof or of any terms or conditions will be effective unless in writing and signed by the party against which enforcement of the waiver is sought.  No relaxation or indulgence which either party may grant to the other shall in any way prejudice or be deemed to be a waiver or novation of any of such party’s rights under this Agreement.

30.                               Product Recall.  If any governmental agency or authority issues a recall or takes similar action in connection with the Products, or if MEC determines that an event, incident or circumstance has occurred which may require a recall or market withdrawal, MEC shall advise Distributor of the circumstances by telephone or facsimile.  MEC shall have the right to control the arrangement of any Product recall, and Distributor shall cooperate in the event of a Product recall with respect to the reshipment, storage or disposal of recalled Products, the preparation and maintenance of relevant records and reports, and notification to any recipients or end users.  MEC shall pay all reasonable expenses incurred by Distributor of such a recall, including the costs of destroying Products.  Distributor, shall promptly refer to MEC for exclusive response to all customer or consumer complaints involving the health, safety, quality, composition or packaging of the Products, or which in any way could be detrimental to the image or reputation of MEC or the Products, and shall notify MEC of any governmental, customer or consumer inquiries regarding the Products about which Distributor becomes aware.

31.                               Interpretation.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  No provision of this Agreement shall be construed against any party on the grounds that such party or its counsel drafted that provision.

32.                               Severability.  Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  If any provision of this Agreement or the application of the provision to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this

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Agreement.  The parties shall replace any invalid and/or unenforceable provision with a valid and enforceable provision that most closely meets the aims and objectives of the invalid and/or unenforceable provision.

33.                               Provisions Required of a Federal Contractor.  If reasonably required by Distributor, MEC shall use its commercially reasonable best efforts to deliver to Distributor such warranties and/or representations in the form that MEC has customarily provided to governmental authorities and/or agencies to facilitate sales by Distributor to Distributor’s Accounts requiring such warranties and/or representations.  Such representations shall be in favor of such governmental authorities and/or agencies and may include one or more or all of the following topics:

a.                                      Made in America.  The Products were mined or produced in the 50 United States, the District of Columbia, or such other U.S. possession as is permitted by The Buy American Act, or that the Aluminum Bottles qualify as a domestic end product under said Act.

b.                                  Nondiscrimination in Employment.  Unless this contract is exempted, there is incorporated herein an applicable warranty and/or representation reference to the provisions of Section 202, the equal opportunity clause of Executive Order 11246, as amended, Section 60.7415, the affirmative action clause of the regulations under the Rehabilitation Act of 1973, and Section 60.250.5, the affirmative action clause of the regulations under 38 U.S.C. § 4212, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974,  and similar state and local law requirements.

c.                                   Executive Order 13201 Compliance (Beck Rights).  If applicable, MEC agrees to comply with the provisions of 29 C.F.R. Part 470.

d.                                  31 U.S.C.S. Section 1352 Compliance.  If applicable, MEC shall comply with 31 U.S.C.S. § 1352.

34.                               Distributor Suppliers Guiding Principles.

MEC has been informed by Distributor that the following are Distributor Suppliers Guiding Principles (the “Guiding Principles”).  Notwithstanding anything set forth below, compliance with the Guiding Principles shall not constitute an obligation of MEC under this Agreement.  The Guiding Principles shall constitute unenforceable goals only of the parties and neither party shall be entitled to make any claim for breach against the other or enforce any remedy under this Agreement or terminate this Agreement as the result of non-compliance with, or a violation of, any Guiding Principle(s). The preceding sentence shall not detract from the parties’ respective rights and obligations under Section 19 above.

•                                          Laws and Regulations — Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws, rules, regulations and requirements in the manufacturing and distribution of Products.

•                                          Child Labor - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national child labor laws.

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•                                          Forced Labor - Each party will use commercially reasonable good faith efforts to not use forced, bonded, prison, military or compulsory labor.

•                                          Abuse of Labor - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on abuse of employees and will not physically abuse employees.

•                                          Freedom of Association and Collective Bargaining - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on freedom of association and collective bargaining.

•                                          Discrimination - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national discrimination laws.

•                                          Wages and Benefits - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national wages and benefits laws.

•                                          Work Hours and Overtime - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national work hours and overtime laws.

•                                          Health and Safety - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national health and safety laws.

•                                          Environment - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national environmental laws.

35.                               Publicity.  MEC and Distributor each agree that the initial public, written announcements regarding the execution of this Agreement and the subject matter addressed herein shall be coordinated between the parties prior to release.  Thereafter, each party agrees to use commercially reasonable efforts to consult with the other party regarding any public, written announcement which a party reasonably anticipates would be materially prejudicial to the other party.  Nothing provided herein, however, will prevent either party from (a) making and continuing to make any statements or other disclosures it deems required, prudent or desirable under applicable Federal or State Security Laws (including without limitation the rules, regulations and directives of the Securities and Exchange Commission) and/or such party’s customary business practices, or (b) engaging in oral discussions or oral or written presentations with actual or prospective investors or analysts regarding the subject matter of this Agreement, provided no confidential information is disclosed.  If a party breaches this Section 35 it shall have a seven (7) day period in which to cure its breach after written notice from the other party.  A breach of this Section 35 shall not entitle a party to damages or to terminate this Agreement.

36.                               Notices.  All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

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If to MEC:

Monster Energy Company
1 Monster Way
Corona, California 92879
Attention: Chief Executive Officer
Facsimile: (951) 739-6210

with a copy to:

Solomon Ward Seidenwurm & Smith LLP
401 B Street, Suite 1200
San Diego, California 92101
Attention: Norman L. Smith, Esq.
Facsimile: (619) 231-4755

If to Distributor:

[•]

For Payment Notices:

[•]

with a copy to:

[•]

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) days after the date such notice or other communication is deposited with the U.S. Postal Service in accordance with this Section.  Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

37.                               Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person or entity, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

38.                               Further Assurances.  Each party to this Agreement will execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

39.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

40.                               Confidentiality.  During the Term, each party shall maintain in strict confidence all commercial information disclosed by the other party (which obligation shall expressly survive

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termination of this Agreement for any reason); provided, however that such commercial information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other party or any of its Affiliates), (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing party prior to disclosure by the disclosing party, (c) is legally and properly provided to the non-disclosing party without restriction by an independent third party that is under no obligation of confidentiality to the disclosing party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing party, (d) is disclosed without any restrictions of any kind by the disclosing party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing party, and such employee or independent contractor has no knowledge of any of such commercial information.  Notwithstanding the foregoing, the parties agree that any such commercial information may be disclosed as required by applicable law or an order by a governmental authority or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided, that, except where permitted by law, the recipient will give the disclosing party reasonable advance notice of such required disclosure, and will reasonably cooperate with the disclosing party, in order to allow the disclosing party an opportunity to oppose, or limit the disclosure of such commercial information or otherwise secure confidential treatment of such commercial information required to be disclosed; provided, further, that if disclosure is ultimately required, the recipient will furnish only that portion of such commercial information which, based upon advice of legal counsel, the recipient is required to disclose in compliance with any such requirement.

(Signature page/s follows.)

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

MONSTER ENERGY COMPANY	[•]

By:	By:
Name:	Name:
Its:	Its:

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EXHIBIT A
Distribution Agreement

INITIAL PRODUCT LIST

35

EXHIBIT B
Distribution Agreement

THE TERRITORY

36

EXHIBIT C
Distribution Agreement

EXCLUSIVE DISTRIBUTOR ACCOUNTS

MEC ACCOUNTS AND NON-EXCLUSIVE DISTRIBUTOR ACCOUNTS

MEC Accounts:

Non-Exclusive Distributor Accounts:

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EXHIBIT D
Distribution Agreement

THE TRADEMARKS

MONSTER ENERGY

MONSTER

 MONSTER

 MONSTER ENERGY

UNLEASH THE BEAST

MONSTER LO CARB

MONSTER RIPPER

MONSTER EXPORT

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EXHIBIT E
Distribution Agreement

(Section 6(b))

FACILITATION FEE

The Facilitation Fee payable by Distributor to MEC and then by MEC to KO shall be equal to *** per case of 24 units and *** per case of 12 units of Products sold by MEC to the Distributor, but excluding any free or bonus unit or units used for sampling.  Any other case configuration to be mutually agreed between Distributor and KO.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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EXHIBIT F
Distribution Agreement

PROMOTIONAL ACTIVITIES COSTS

Discount and allowances, price promotions and other customer discount activities (“D&A”):

Distributor shall contribute an amount equal to MEC’s contribution for D&A up to a total of *** per 24-unit 16 oz. case, (reduced or increased on a pro rata basis for cases containing less than 24 units or a larger number of units) sold at a discounted price by Distributor to Distributor’s Accounts.  Thus, Distributor’s contribution shall be no more than *** per 24-unit 16 oz. case of Products (reduced or increased on a pro rata basis for cases containing less than 24 units or a larger number of units) sold at a discounted price on the above programs.  If additional D&A is necessary to achieve a promotional price to be offered to a customer as agreed by MEC and Distributor, then ***.  The frequency of customer promotional discount programs requiring D&A shall be agreed in the Annual Business Plan.  D&A may be paid by either MEC or Distributor to the customer and reconciled periodically.

Trade Marketing Programs including shelf buys, CMA’s, free cases, coupons, corporate/retailer rebates, sales force incentives, POS, samples, meeting competition price offers (“TMP”).

***.  All TMP programs shall be agreed upon and form part of the Annual Business Plans and shall include such additional TMP programs as may be mutually agreed upon from time to time by the parties. In exceptional cases, such as Trophy or Prestige accounts, either party may voluntarily agree to contribute more than its *** share to cover any specific TMP programs.  TMP may be paid by either MEC or Distributor to the customer and reconciled periodically.

Equipment.

MEC shall permit Distributor to manage all equipment that MEC owns in the Territory as of the Effective Date.  Distributor shall not be required to repair or service such MEC equipment owned by MEC as of the Effective Date.  Distributor shall use commercially reasonable efforts to place Products in all Distributor’s equipment where appropriate and desired by the Distributor’s Accounts.  Distributor shall reimburse MEC for *** of the cost of equipment that Distributor and MEC agree that MEC purchase for the Territory in the future and which shall be managed by Distributor.

Miscellaneous.

If MEC calls on or assists Distributor in calling on Distributor’s Accounts, to the extent that MEC makes a commitment for funds or support in excess of what is provided above or was agreed to by Distributor and MEC, any such excess shall be borne by MEC.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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The parties’ respective rights and obligations under this Exhibit F shall be revised and amended from time to time to reflect then-prevailing conditions by written agreement of the parties to be arrived at after good faith discussions and negotiation.  If the parties are unable to agree upon an amendment requested by either party, such disagreement shall be referred to the deadlock procedures under Section 12(a)(i)(D) of the Agreement.

All amounts and all contributions provided above shall be adjusted, upward or downward, from time to time to account for changes in selling prices or other adjustments that may occur from time to time to conform to prevailing beverage industry practices relating to the Energy Drink category.  The amounts of such adjustments shall be mutually agreed in writing by the parties from time to time; provided that such adjustments shall be arrived at after good faith discussions and negotiations between the parties.

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EXHIBIT G
Distribution Agreement

COMPETITIVE PRODUCTS

During the Term of this Agreement, Distributor shall not market, sell, manufacture, prepare, package, or distribute, directly or indirectly, or assist any third party in engaging in, the business of manufacturing, marketing, selling or distributing any Energy Drink/s or products reasonably likely to be confused with any of the Products in the Territory or reasonably likely to be perceived by consumers as confusingly similar to or be passed off as Products (the “Competing Products”), except that Distributor may manufacture, prepare, package, market, sell and distribute and otherwise engage or assist any third party in engaging in the business of manufacturing, marketing, selling or distributing in the Territory Competing Products that (i) are owned, marketed, sold or distributed by KO or an Affiliate of KO, or (ii) were internally developed by KO or any of their Affiliates, in each case (i) and (ii), to the extent KO is not otherwise prohibited from marketing, selling or distributing such Competing Products pursuant to a written agreement between MEC and KO.  If under the terms of any written agreement between MEC and KO, KO authorizes Distributor to sell Competing Products, then Distributor agrees that it shall be obligated at all times to allocate and devote at least such resources and efforts (in all material respects) to the promotion, marketing, sale, and distribution of the Products as are substantially proportional to the ratio that the volume of Distributor’s sales of Products bears to the volume of Distributor’s sales of Competing Products.

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EXHIBIT H-2

Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1993, as amended.

INTERNATIONAL DISTRIBUTION AGREEMENT

This INTERNATIONAL DISTRIBUTION AGREEMENT (“Agreement”) is entered into as of [DATE] (the “Effective Date”) between MONSTER ENERGY LTD. (formerly TAURANGA, LTD.), a company organized and existing under the laws of the Republic of Ireland, with offices at South Bank House, Barrow Street, Dublin 4, Ireland (“MEL”) and [KO DISTRIBUTOR] (“Distributor”).  MEL and Distributor are referred to herein collectively as the “parties” and individually as a “party” hereto.

1.                                      Recitals and Definitions.

a.                                      MEL is a wholly owned subsidiary of Monster Energy Company (formerly known as Hansen Beverage Company) (“MEC”).  MEC and/or its Affiliates (as defined below) own the exclusive right, title and interest in and to the Trademarks (as defined below).  MEL has been authorized by MEC to use the Trademarks (as defined below) and manufacture, promote, market, distribute and sell, including without limitation through distributors appointed by MEL, the Products (as defined below) throughout the Territory (as defined below).

b.                                      Distributor is a leading distributor of beverages throughout the Territory (as defined below) and has substantial experience in the distribution of beverages.  Distributor has developed and implemented successful marketing plans and/or systems for such distribution and which are substantially associated with the trademarks and trade name of The Coca-Cola Company (“KO”).  KO has designated Distributor, and MEL wishes to appoint Distributor, as a distributor of Products (as defined below) as part of Distributor’s business operations and systems, with performance to commence as of [DATE], or such other date as may be mutually agreed by the parties in writing, but which in no event shall be later than [DATE] (the “Commencement Date”).

c.                                       When used herein: (i) the word “Products” means (x) all Energy Drinks (as defined below) in any form, that are offered, packaged and/or marketed by MEC or any of its Affiliates at any time after the Effective Date in the Territory under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and/or containing the “” as a primary brand component, and which may, but are not required, to contain the “” mark, and/or the “M” icon, and (y) such additional beverage products, whether marketed under the Trademarks (as defined below) or otherwise, as MEL and Distributor shall agree from time to time by executing a mutually agreed upon amended Exhibit A.  MEL and the Distributor shall use commercially reasonable efforts to periodically review and update Exhibit A on a reasonable basis throughout the Term.  The Products shall include all sizes of SKUs as may be determined by MEC and offered, packaged and/or marketed by MEC or any of its Affiliates in good faith from time to time; (ii) the word “Territory” means the territory identified in Exhibit B hereto; (iii) the words “Distributor’s Accounts” means all accounts or classes of accounts in the Territory (including those set forth as exclusive or non-exclusive Distributor’s Accounts on Exhibit C hereto), other than those reserved for MEL as identified on Exhibit C, (iv) the word “Trademarks” means those names and marks identified on Exhibit D hereto; (v) the words “Energy Drink/s” means any shelf-stable, in ready-to-drink, powdered, drops or concentrate form, non-alcoholic beverage that satisfies all of the following conditions: (i) it is marketed or positioned to consumers as an energy beverage, (ii) it contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by KO, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients) and (iii) it has at least five milligrams of caffeine per ounce (the “Caffeine Requirement”), except that (A) Products under the brand Monster Energy Unleaded (substantially as such Products are formulated, manufactured, marketed and/or sold as of the date hereof, and any line extensions or expansions of such Products marketed under such brand) shall not be required to meet the Caffeine Requirement; and (B) the Caffeine Requirement shall be reduced in respect of any particular territory to the extent that any final law applicable to MEL in such territory imposing restrictions on the on-going business activities of MEL is enacted by a Governmental Entity having jurisdiction over such territory that either (1) specifically establishes a maximum caffeine concentration that is lower than the Caffeine Requirement (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration permitted by such law) or (2) is reasonably expected, based on the good faith judgment of MEL, to have an adverse impact on MEL’s business, sales or profitability in such territory due to the caffeine concentration of the Products exceeding a specified level (including, for example, a material tax imposed on beverages with caffeine concentrations above a stated amount but excluding, for the avoidance of doubt, any age or similar restriction on the manner of sale of such beverages) (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration that would not have such adverse impact); it being agreed that affected Products in any affected territory may be reformulated by MEL to the extent necessary to comply with any such law or to avoid such adverse impact; (vi) the word “Affiliates” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933 of the United States of America; (vii) the word “Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind; and (viii) the words “Governmental Entity” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.  All Exhibits referred to in this Agreement shall be deemed to be incorporated into this Agreement.

2.                                      Appointment.

a.                                      With effect from the Commencement Date, MEL appoints Distributor, and Distributor accepts appointment, as a distributor and seller of Products to Distributor’s Accounts within the Territory.  Such appointment shall be exclusive with respect to each of Distributor’s Accounts,  except if and to the extent specifically designated as non-exclusive on Exhibit C hereto.  Such appointment shall exclude any SKU/s deleted from distribution pursuant to Sections 13(b) or 13(f) below.  Those categories of customers which are excluded from the definition of Distributor’s Accounts are expressly reserved for MEL, or such other distributors as MEL may from time to time appoint.  Distributor shall

2

be entitled to appoint sub-distributors within the Territory provided that the terms of such appointment shall provide that the sub-distributors shall not actively seek or solicit customers for the Products outside the Territory or any customers located within the Territory other than Distributor’s Accounts, and the terms of such appointments shall not be inconsistent with the terms and conditions of this Agreement and shall be subject to MEL’s rights hereunder.  Distributor’s appointment of sub-distributors shall be to supplement and augment, but not to replace or substitute, wholly or partially, Distributor’s resources, performance capabilities and/or ability to fully perform all of Distributor’s obligations in the Territory under this Agreement, including without limitation, as provided in Section 3 below.  Distributor will remain liable for the actions, omissions and performance of all of Distributor’s sub-distributors.

b.                                      Distributor shall not directly or indirectly, alone or in conjunction with any other person or entity (i) actively seek or solicit customers or accounts for the Products outside the Territory or any customers or accounts located within the Territory other than Distributor’s Accounts (in particular, but without limiting the above, Distributor shall not actively approach customers outside the Territory or accounts other than Distributor’s Accounts in the Territory, whether by direct mail, visits, promotions or media advertising targeted at such customers, or otherwise), and/or (ii) actively sell, market, distribute or [actively] otherwise dispose of any Products to any persons or entities located outside the Territory [or to any persons or entities located within the Territory who Distributor knows or reasonably believes will distribute or resell the Products outside the Territory][NTD: TO BE OMITTED FROM EU AGREEMENTS], except that, subject to all of the terms and conditions of this Agreement, Distributor may sell, market, distribute, assign or otherwise transfer Products to other bottlers or distributors designated by KO that are authorized in writing by MEL for sale, marketing, distributing, assigning or otherwise transferring into such distributor’s or bottler’s territory.  During the Term, Distributor shall purchase exclusively and directly from MEL or its nominees (and from no other person or entity) all of its requirements for Products.  In the event Products distributed or sold by Distributor are found outside the Territory, upon MEL’s reasonable request therefor, Distributor shall use Best Efforts (as defined below) to make available to representatives of MEL such sales agreements and other records relating to applicable Products as may be reasonably required for, and otherwise reasonably cooperate with MEL in, all MEL investigations relating to the sale and distribution of the Products outside the Territory, in each case, subject to confidentiality and other obligations to third parties and solely to the extent permissible under applicable law.  Distributor shall use Best Efforts to promptly inform MEL if at any time any solicitation or offer to purchase Products is made to Distributor in writing by a third party which Distributor knows would result in a breach of this Section 2(b), in each case, subject to confidentiality and other obligations to third parties and solely to the extent permissible under applicable law.  “Best Efforts” means the efforts a prudent Person desiring in good faith to achieve a result would use in the circumstances to ensure such result is achieved as expeditiously as possible but does not require the Person subject to such obligation to take actions that would result in any materially adverse change, or any financial change which in the aggregate, or over a period of time, would result in any materially adverse change, in the benefits to such Person under this Agreement or require such Person to expend funds or extend other economic incentives, unless otherwise expressly required under this Agreement.

c.                                       Distributor acknowledges and agrees that it has no right to distribute any products of MEC other than the Products.  Any sales by MEL to Distributor of any products of MEC that are not the Products, and/or any products sold by MEL to Distributor and/or its sub-distributor(s) beyond the

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scope, Term (as defined below) or after the termination of this Agreement, with or without cause, for any reason or no reason at all (i) shall not constitute, be construed as, or give rise to, any express or implied distribution agreement, course of conduct or other relationship between MEL and Distributor, (ii) shall not confer upon Distributor or its sub-distributor(s) any rights of any nature whatsoever, including without limitation to purchase, sell, market or distribute or continue to purchase, sell, market or distribute any products, including Products, or use the Trademarks other than with respect to products sold and delivered by MEL to Distributor, and (iii) shall constitute a separate transaction for each shipment of products actually delivered by MEL to Distributor and/or sub-distributor(s), in MEL’s sole and absolute discretion, which MEL shall be entitled to exercise, vary, withdraw and/or cease, on a case by case basis, at any time in MEL’s sole and absolute discretion.  Distributor irrevocably waives, releases and discharges any claims, liabilities, actions and rights, in law or in equity, against MEL including without limitation for damages (including without limitation, consequential, special or punitive damages), compensation or severance payments or any other claims of whatsoever nature by Distributor arising from or in connection with the matters referred to in this Section 2(c) and/or any acts, omissions or conduct of MEL with regard to such matters.

d.                                      MEL and Distributor shall reasonably cooperate with respect to obtaining any import licenses, permits, certificates, and governmental approvals which are necessary to permit the sale of Products in the Territory. To the extent MEL reasonably requests that Distributor obtain any such licenses, permits, certificates, or governmental approvals, Distributor shall, at MEL’s sole expense, use Best Efforts to obtain such import licenses, permits, certificates, and governmental approvals which are necessary to permit the sale of Products in the Territory.  Distributor acknowledges and agrees that all such licenses, permits, certificates, and governmental approvals are obtained for the benefit of MEL, and are subject to Distributor’s obligation to comply with the provisions of Sections 3(w) and 12(d)(vi) below.  Distributor shall also comply with any and all governmental laws, regulations, and orders which are applicable to Distributor by reason of its execution and performance of this Agreement, including any and all laws, regulations or orders in the Territory which govern or affect the ordering, export, shipment, import, sale, delivery or redelivery of Products in the Territory. Distributor shall also notify MEL of the existence and content of any provision of law which, to Distributor’s knowledge, conflicts with any provisions of this Agreement at the time of its execution or thereafter.  In the export of Products from the United States, Distributor shall further comply with the applicable law of the Territory, as well as U.S. laws and regulations governing exports, including the Export Administration Act and regulations thereunder, and the U.S. Boycott Regulations.  Distributor shall use Best Efforts to provide MEL all reasonably necessary assistance in ensuring compliance by MEL, Distributor and the Products with any applicable governmental laws, regulations, orders and registration requirements for, and translations of, the Products, Product labels and any other written information as may be necessary in the Territory, in each case without limiting MEL’s representations, warranties or obligations hereunder.

e.                                       MEL and its Affiliates (if applicable) will use commercially reasonable efforts to include provisions comparable to subsections 2(b)(i) and 2(b)(ii) above in its distribution agreements with distributors in territories within the European Economic Area that are entered into after the Effective Date.  If any other distributor appointed by MEL in the European Economic Area (i) actively seeks and solicits customers in Distributor’s Accounts (other than such non-exclusive Distributor’s Accounts as identified on Exhibit C) for Products in the Territory, or (ii) actively sells, markets, distributes or otherwise disposes of any Products, either directly or indirectly to any persons or entities

4

located within its territory who such distributor knows or reasonably believes will distribute or resell the Products inside the Territory, MEL will take commercially reasonable steps to (x) enforce MEL’s rights under any distribution agreement, to the extent enforceable under such distribution agreement and applicable law, [to address the importation of Products into the Territory in violation of any applicable distribution agreement relating to the Products, (y) enforce MEL’s rights against any other distributors to address the importation of Products into the Territory in violation of applicable distribution agreements with such other distributors relating to the Products to which MEL or its Affiliates are a party, but only to the extent enforceable under such applicable distribution agreements and applicable law][NTD: TO BE OMITTED FROM EU AGREEMENTS], and (z) prevent such other distributors from breaching provisions comparable to subsections 2(b)(i) and 2(b)(ii), above, but only, to the extent that MEL shall be entitled to do so pursuant to the terms of its distribution agreements with such distributors and to the extent enforceable under applicable law. Distributor shall cooperate and, if necessary and required by MEL, join with MEL in all such proceedings in accordance with the foregoing.  Distributor shall have no claim, and MEL shall have no liability, arising from the sale of Products by such other distributors in the Territory, except to require MEL to enforce the above-mentioned provisions in the applicable distribution agreements.

f.                                        If Distributor becomes aware that corrective labeling of Products delivered by MEL to Distributor is required in order to comply with applicable law in the Territory, Distributor shall provide to MEL for MEL’s written consent, which shall not be unreasonably withheld (i) written notice including details of the applicable law/s, (ii) the corrective Product label proposed by Distributor, and (iii) the estimated costs of relabeling the applicable Products.  Upon receipt of MEL’s written consent (which shall not be unreasonably withheld), Distributor shall affix the corrective labeling to the Products at MEL’s cost provided that such cost has been approved by MEL in writing, which approval shall not be unreasonably withheld.  All right, title and interest of every kind and nature in and to such corrective labeling shall be the sole and exclusive property of MEL for all purposes or uses.  Distributor hereby assigns to MEL all of Distributor’s right, title and interest, if any, in and to such corrective labeling, and agrees to execute any documents and take any action MEL may deem reasonably necessary or appropriate to effectuate such assignment, at MEL’s reasonable request and expense.

g.                                       The parties acknowledge that it is their current mutual intention that they will consider in due course entering into a written agreement on mutually acceptable terms to provide for the manufacture of certain Products in the Territory.  This subsection 2(g) shall not be enforceable against either party unless and until an enforceable agreement has been executed by both parties.

h.                                      Subject to and without limiting MEL’s and its Affiliates’ obligations to KO under the International Distribution Coordination Agreement (as defined below), if Distributor declines to distribute, declines to continue to distribute, or proposes not to distribute (each a “Distribution Refusal”) (i) substantially all Products, as the case may be, designated by MEL in good faith for sale in the Territory, MEL shall have the right to sell any or all of the Products so designated by MEL for sale in the Territory directly or through other distributors in the Territory, to the exclusion of Distributor, or (ii) one or more of MEL’s SKUs designated by MEL for sale in the Territory, MEL shall have the right (without prejudice to its right in clause (i) above) to sell such declined product directly or through other distributors in the Territory, to the exclusion of Distributor, in each case (i) and (ii) upon forty-five (45) days written notice to Distributor and KO of its intention to do so; provided that such

5

Distribution Refusal continues to exist for such forty-five (45) day period.  The “International Distribution Coordination Agreement” means the Amended and Restated International Distribution Coordination Agreement dated [DATE] between KO and MEL and MEC.

i.                                          If, after the Effective Date, MEL determines to sell or otherwise distribute any Product or any SKU of any Product (“Product SKUs”) in the Territory not previously sold or distributed by Distributor (each a “New Product SKU”), prior to launching or otherwise commencing the sale or other distribution of such New Product SKU, MEL shall provide Distributor the right to distribute such New Product SKUs, subject to the terms of this Agreement (and subject to and without limiting MEL’s obligations to KO under the International Distribution Coordination Agreement).  If Distributor declines to sell and distribute such New Product SKUs in the Territory within fifteen (15) days of MEL’s request that such New Product SKUs be added, then MEL shall have the right and option, in MEL’s sole and absolute discretion, to sell and distribute such refused New Product SKUs directly or through other distributors selected by MEL, to the exclusion of Distributor; provided that MEL gives such Distributor an additional fifteen (15) days written notice of MEL’s intention to do so and Distributor does not agree to commence and continue purchasing from MEL and selling such refused New Product within such additional fifteen (15) day period.

3.                                      Distributor’s Duties.  Distributor shall:

a.                                      Use commercially reasonable good faith efforts to actively and diligently promote, solicit and push vigorously the wide distribution and sale of the Products to Distributor’s Accounts in the Territory, and develop and exploit the full potential of the business of distributing, Marketing (as defined below) and selling the Products throughout the Territory by creating, stimulating and expanding continuously, the future demand for the Products and by satisfying fully and in all respects, the current demand therefore (except to accounts reserved for MEL pursuant to Exhibit C and those MMM Accounts (as defined below) that are serviced directly by MEL in accordance with Section 14).  For the purposes of this Section 3 and Section 13(a) below, “Marketing” means trade marketing, local marketing and local Product promotions in the Territory;

b.                                      Use commercially reasonable good faith efforts to actively and diligently develop new business opportunities for Products in Distributor’s Accounts in the Territory;

c.                                       Use commercially reasonable efforts to actively and diligently manage all of Distributor’s sub-distributors throughout the Territory to gain system alignment to promote the sale and distribution of Products;

d.                                      Secure extensive in-store merchandising and optimal shelf positioning in Distributor’s Accounts in the Territory with respect to Products, except for those MMM Accounts serviced directly by MEL in accordance with Section 14 below;

e.                                       Perform complete and efficient distribution functions to and in Distributor’s Accounts throughout the Territory;

f.                                        Fully implement the Annual Business Plan (as defined and to be agreed upon from time-to-time in accordance with Section 13(b) below), and use commercially reasonable good faith

6

efforts to achieve and maintain all of the objectives set with respect thereto as contemplated in Section 13(b) below;

g.                                       Achieve and maintain the Performance Targets (as defined and determined each calendar year in accordance with Section 13(d) below);

h.                                      In relation to the sales of the Products only, permit MEL representatives to accompany Distributor’s salesmen on sales routes in the Territory, upon reasonable advance notice to Distributor;

i.                                          Achieve optimum ambient and cold space, position, prominence, and visibility of the Products in all Distributor’s Accounts in the Territory, except for those MMM Accounts serviced directly by MEL in accordance with Section 14 below;

j.                                         Promote and maintain an efficient, viable and financially sound system of distribution for the Products in Distributor’s Accounts throughout the Territory, except for those MMM Accounts serviced directly by MEL in accordance with Section 14 below;

k.                                      Provide the resources necessary for the sale, delivery, Marketing, promotion and servicing of the Products in Distributor’s Accounts within the Territory, except for those MMM Accounts serviced directly by MEL in accordance with Section 14 below;

l.                                          Achieve and maintain Minimum Distribution Levels for the Products in Distributor’s Accounts (other than such non-exclusive Distributor’s Accounts as identified on Exhibit C) as agreed upon or determined in accordance with Section 13(c) below from time to time;

m.                                  Perform and satisfy its obligations specified in Sections 10 and 13 below;

n.                                      Provide such sales and Marketing information in relation to the Products as may be reasonably requested by MEL;

o.                                      Comply with any applicable laws and regulations of or applicable in the Territory and shall be responsible for ensuring that all Product deliveries by Distributor within the Territory comply with all health, safety, environmental and other standards, specifications and other requirements imposed by law, regulation or order in the Territory, and applicable to the Products;

p.                                      Assign such article numbers as may be utilized by Distributor from time to time for each Product and Product package to track sales information by its sales data collection system;

q.                                      Cause all of its promotional and Marketing efforts and/or activities under this Agreement to be devoted solely to the Products. Unless approved by MEL’s prior written consent, it shall be a violation of this subsection for (i) Products to be placed by Distributor in Equipment (as defined below) branded with the trademark of an Energy Drink other than a Product (other than Equipment branded with another beverage other than an Energy Drink); (ii) Energy Drinks other than Products to be placed by Distributor in Equipment branded for Products; (iii) sales materials created by Distributor to include trademarks of products and Energy Drinks other than Products; (iv) Distributor distributing sales material created by Distributor including trademarks of Products; and (v) Distributor’s promotional pricing and/or promotional and/or Marketing activities and/or promotional and/or Marketing programs to apply to all or any Products in combination with all or any Energy

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Drinks other than Products sold by Distributor.  It is not a violation of this subsection for Products to be ordered, sold, delivered, or merchandised by the same person or in the same vehicles as other products;

r.                                         To invest all the capital and to obtain and expend all the funds required for the organization, installation, operation, maintenance and replacement within the Territory of such warehousing, Marketing, distribution, delivery, transportation and other facilities and equipment as shall be necessary for Distributor to comply with its obligations under this Agreement;

s.                                        Distributor must, for its own account, budget and expend such funds for advertising, Marketing and promoting the Products as may be reasonably required by MEL to create, stimulate and sustain the demand for the Products in the Territory, provided that Distributor shall submit all advertising, Marketing and promotional projects relating to the Trademarks or the Products to MEL for its prior approval, and shall use, publish, maintain or distribute only such advertising, Marketing or promotional material relating to the Trademarks or the Products as MEL shall approve and authorize. MEL may agree from time to time and subject to such terms and conditions as it shall stipulate in each case to contribute financially to Distributor’s Marketing programs.  MEL may also undertake, at its own expense and independently from Distributor, any additional advertising or sales promotion activities in the Territory it deems useful or appropriate;

t.                                         Use commercially reasonable efforts to allocate Products in Distributor Equipment consistent with the Annual Business Plan and to the extent (and in the form and manner) agreed between Distributor  and MEL, including without limitation by including ***.  “Distributor Equipment” shall mean any refrigeration equipment, coolers, barrels, vending machines or similar equipment provided by Distributor, or placed and maintained by, Distributor in premises of Distributor’s customers for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of all or any beverages distributed and sold by Distributor.  “MEC Equipment” shall mean any refrigeration equipment, coolers, barrels, vending machines or similar equipment funded by MEC or provided by MEC to Distributor and placed in premises of Distributor’s customers by Distributor for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of all or any Products distributed and sold by Distributor, *** and/or as may otherwise be agreed by the parties in writing from time to time.  The appearance and branding of MEC Equipment shall be determined by MEC in its discretion.  Distributor Equipment and MEC Equipment shall be referred to collectively as the “Equipment;”

u.                                      Take such steps and execute such documents as may be necessary to ensure that any MEC Equipment for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of Products, and any licenses, entitlements, consents or other rights relating to the placement or location of MEC Equipment in a customer’s premises remains the exclusive, unencumbered property of MEL. Distributor shall maintain the MEC Equipment in good condition throughout the Term of this Agreement.  Upon termination of this Agreement Distributor shall deliver the MEC Equipment to MEC or its designee at the location of such Equipment in the customers’ premises.  As the bona fide depository of the MEC Equipment, Distributor undertakes to take all commercially reasonable steps for the proper storage, preservation and use of the MEC Equipment and shall be responsible for any

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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failure to do so.  If for any reason any of the MEC Equipment is removed and not recovered, Distributor shall be liable for all loss and damages arising from Distributor’s breach of this Section 3(u). Distributor hereby agrees to pay MEL any loss or damages incurred by MEL with respect to replacing the MEC Equipment and securing the placement of the MEC Equipment.  Distributor further agrees to maintain and to replace such Equipment at such reasonable intervals as are reasonably necessary.

v.                                      Use commercially reasonable efforts to protect the reputation and goodwill of MEL, the Products, and the Trademarks, conduct business in a proper and businesslike manner and otherwise act in the best interests of MEL in relation to its Products, reputation and goodwill.  Distributor shall not act or fail to act in any manner that would reasonably be expected to be detrimental to the brand image of MEL or the Products.  [Distributor shall sell Products only to reputable and suitable Distributor’s Accounts consistent with the reputation and quality of MEC’s global brand.][NTD: TO BE OMITTED FROM EU AGREEMENTS]  Distributor shall not engage in any activities or practices, or fail to engage in activities or practices, that would reasonably be expected to impair the value of or otherwise damage the reputation or goodwill of MEL, the Products, or the Trademarks;

w.                                    Maintain in stock at all times a reasonably sufficient quantity of each Product/s in relation to the demand from the Distributor’s Accounts in the Territory for at least a reasonable period based on such demand, subject to availability as provided by MEL; and

x.                                      Promptly upon MEL’s reasonable request and at MEL’s expense, take such action and execute such document/s as may be necessary to assign or otherwise transfer to MEL or MEL’s designee, any registrations, licenses, permits, certificates, and governmental approvals that Distributor may have acquired in connection with, and only to the extent it solely relates to, the sale of Products in the Territory, in each case subject to and to the extent permissible under applicable law.

4.                                      Prices.

a.                                      The prices (“Selling Price”) to be paid by Distributor to MEL for the Products shall be reviewed and determined annually by MEL for the forthcoming year in its sole discretion after discussion with Distributor but shall be subject to adjustment in accordance with Section 4(c) below.  The annual increases to the Selling Price will be communicated to Distributor no later than three (3) calendar months prior to implementation of price increases in a country within the Territory.

b.                                      It is acknowledged that from time to time Distributor may be required by its customer/s to fix, for a period of up to twelve (12) months, the prices that Distributor may charge to its customer/s for certain Products.  In such event, Distributor may request that MEL fix the prices to be paid by Distributor for the applicable Product/s to be resold to such customer/s.  MEL shall promptly discuss such a request with Distributor in good faith and the parties will prepare and record any agreement in writing.  Provided that MEL agrees to the foregoing in writing, MEL shall not adjust, for the same period that Distributor’s prices are fixed, the prices to be paid by Distributor for the applicable Product/s to the extent that (i) the applicable Product/s are to be supplied by Distributor to the customer in question, and (ii) Distributor is not entitled to pass on any price adjustments to such customer.  Nothing contained in this Section 4(b) shall be construed as imposing any agreement or restriction on the right of either MEL to unilaterally determine the Selling Price or the right of Distributor to unilaterally determine Distributor’s own resale prices and terms of business.

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c.                                       Notwithstanding anything to the contrary contained in this Agreement, in the event of any material change in the costs associated with production of the Products (including, but not limited to, a material change in the costs of ingredients, packaging materials, energy or freight costs related to the production and shipping of Products) at any time, then MEL may adjust the Selling Price of Products to Distributor to reflect such cost increase, effective thirty (30) days after written notice from MEL to Distributor of such change. MEL shall provide reasonable supporting documentation evidencing the material change in its costs of production and delivery, if requested by Distributor.

d.                                      All Selling Prices are exclusive of (i) any costs of carriage and insurance of the Products, and (ii) any applicable value added or any other sales or similar tax, which shall be payable by Distributor.

5.                                      Orders.  All purchase orders for Products shall be transmitted in writing or electronically, shall specify a reasonable date and time for delivery to locations in the Territory agreed upon in writing between the parties from time to time with a lead time of at least ten (10) days and shall be subject to acceptance by MEL in MEL’s reasonable discretion.  If MEL is unable to accept an order for any reason, then MEL will use commercially reasonable efforts to equitably allocate available Products to fill orders from its distributors and customers, including Distributor.  In the event of any conflict or inconsistency between the terms of this Agreement and any purchase order, the terms of this Agreement shall govern.  All such purchase orders shall be deemed acceptances of MEL’s offers to sell Products and shall limit acceptance by Distributor to the terms and conditions thereof.

6.                                      Payment.  MEL shall invoice Distributor on a monthly or other mutually agreed periodic basis and Distributor shall promptly pay MEL for the Products (a) in Sterling for Products sold in Great Britain, (b) in Euros for Products sold in Europe and (c) in a currency selected by MEL from time to time in all other Territories, provided that MEL provides Distributor twelve (12) months advance notice of any change in the currency selected for each such Territory and provided that such change is permitted by applicable laws, in full (without set off, deduction or counter claim) by electronic transfer within *** of the date of the relevant invoice or such other period as may be agreed by MEL from time to time in writing.  Distributor and MEL shall use a mutually agreeable method of electronic settlement of accounts that Distributor reasonably approves which may include ACH or Xign, Distributor’s current electronic invoice presentment system.  If Distributor is delinquent in payment upon presentation of invoice and remains delinquent for seven (7) days after written notice calling upon Distributor to pay, Distributor shall reimburse MEL for any costs and expenses incurred by MEL in collecting such delinquent amounts, including, without limitation, legal fees and costs including fees of collection agencies, and interest computed at the *** percent *** per month or part thereof from the due date(s) or the maximum legally permissible rate.  MEL reserves the right by giving reasonable notice to Distributor to establish in its sole discretion the conditions of shipment and payment and,

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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subject to the first sentence of this Section 6, the currency or currencies acceptable to MEL in payment and to designate the supply point and/or alternate supply points for each of the Products.

7.                                      Title and Risk of Loss.  Title and risk of loss to the Products shall pass to Distributor upon delivery of the Products to Distributor.

8.                                      Forecast and Delivery.

a.                                      Distributor shall provide MEL with *** forecasts describing the volume of each SKU of Products that Distributor projects will be ordered during each *** period during the Term (as defined below) of this Agreement.  Distributor shall submit each updated forecast monthly in a format reasonably acceptable to MEL no later than the first day of each month during the Term.

b.                                      Unless otherwise agreed in writing by the parties to this Agreement, the Products will be tendered by MEL for delivery to Distributor in full truckload quantities of particular Product lines and extensions but without combining different Product lines in the same truckloads.  By way of example, Monster Green (i.e. Monster’s original product) and its extensions and Java Monster and its extensions are different particular Product lines.  Subject to Distributor providing MEL forecasts in accordance with Section 8(a) above, MEL agrees to use commercially reasonable good faith efforts to deliver Products to Distributor within *** of receipt by MEL of the applicable purchase orders for Products in compliance with Sections 5 and 8(a) above to (i) Distributor, in the case of Products delivered from the point of manufacture to Distributor by ground transportation, and (ii) the shipper, in the case of delivery of the Products to Distributor which involves shipment by sea.  MEL shall deliver to Distributor Products with at least *** shelf life remaining at the time of delivery or such other period as may be agreed to between MEL and Distributor with respect to any specific Products.  Notwithstanding the foregoing, Distributor acknowledges that delivery dates set forth in purchase orders for Products accepted by MEL are merely approximate and that MEL shall have no liability for late deliveries, except only for fines, penalties and assessments imposed by Distributor’s customers and actually paid by Distributor which arise solely and directly as a result of MEL’s failure to comply with its obligations under this Section 8.

9.                                      Trademarks.

a.                                      Distributor acknowledges the respective exclusive right, title, and interest in and to the Trademarks and trade names of MEC and/or its Affiliates, whether or not registered, patents, patent applications, and all rights in inventions (whether or not patentable) (collectively, “Patents”), copyrights and copyrightable material (“Copyrights”) and trade secrets and know-how (“Know-How”) which MEC and/or its Affiliates may have at any time created, adopted, used, registered, or been issued in the United States of America, the Territory or in any other location in connection with MEC’s business or the Products and Distributor shall not do, or cause or permit to be done, any acts or things contesting or in any way impairing or tending to impair any portion of MEC’s right, title, and interest

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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in and to the Trademarks, trade names, Patents, Copyrights, and Know-How.  Any approval by MEL for Distributor to use any Trademarks, trade names, Patents, Copyrights, trade secrets and Know-How in connection with the distribution and sale of the Products shall be a mere temporary permission, uncoupled with any right or interest, and without payment of any fee or royalty charge for such use.

b.                                      Distributor shall not use any trademark, name, brand name, logo or other production designation or symbol in connection with Products other than the Trademarks, subject to the terms of this Section 9.  It will not be a breach of this Section for the Products to be delivered by Distributor in vehicles, or using employees, agents, assigns or sub-distributors wearing clothing, displaying any other trademark, name, brand name, logo or other products designation or symbol.  Distributor acknowledges that it has no right or interest in the Trademarks (except as expressly permitted hereunder) and that any use by Distributor of the Trademarks will inure solely to MEC’s benefit.  Distributor may only use the Trademarks in strict accordance with MEL’s policies and instructions, and MEL reserves the right, from time to time and at any time, at its discretion, to modify such policies and instructions then in effect.

c.                                       Any proposed use by Distributor of the Trademarks (to the extent that it either has not been previously approved by MEL in writing or differs materially from a use previously approved by MEL in writing) shall be subject to the prior written consent of MEL, which MEL may withhold in its sole and absolute discretion.  Distributor shall submit to MEL in writing each different proposed use of the Trademarks in any medium.

d.                                      Distributor shall not at any time alter the Trademarks or the packaging of Products, use the Trademarks for any purpose other than the promotion, advertising and sale of Products hereunder, or challenge the validity, or do or refrain from doing any act which might result in impairment of the value, of the Trademarks.  Distributor shall not cause or permit its business name to include any of the Trademarks or its business to be operated in a manner which is substantially associated with any of the Trademarks.

e.                                       In advertising, promotions or in any other manner so as to identify Products, Distributor shall clearly indicate MEC’s ownership of the Trademarks.  Distributor further agrees that before distributing or publishing any sales literature, promotional or descriptive materials, MEL shall have the right, upon request, to inspect, edit and approve such materials which illustrate, describe or discuss the Products.  Distributor shall comply with any Trademark usage guidelines that MEL provides to it in writing.

f.                                        Upon the termination of this Agreement, the temporary permission granted under sub-Section 9(a) above will terminate and Distributor shall immediately cease and desist from any use of the Trademarks and any names, marks, logos or symbols similar thereto and the use of any Patents, Copyrights and Know-How.

g.                                       Distributor shall (i) notify MEL of any actual or suspected misuse or infringement of any Trademark, brand name, logo or other production designation or symbol in the Territory, (ii) at MEL’s expense and upon MEL’s request, assist in such legal proceedings as MEL will deem necessary for the safeguard of any Trademark, brand name, logo or other production designation or symbol in the Territory, and execute and deliver in accordance with MEL’s request such documents and instruments as may be necessary or appropriate in the conduct of such proceedings, and (iii) at MEL’s expense,

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assist MEC and MEL in the registration and/or renewal of registration of any Trademark, brand name, logo or other production designation or symbol in the Territory as MEC or MEL may determine to be necessary or desirable, and execute such documents and instruments as may be necessary to register or to apply for the registration (or registration renewal) of such Trademark, brand name, logo or other production designation or symbol.

h.                                      Distributor shall not acquire or attempt to acquire, for itself or for others, any rights in or to the Patents, Copyrights, Know-How, Trademarks, or any names, marks, logos or symbols confusingly similar thereto, either through registration or use.  All rights granted to Distributor concerning the Trademarks, Patents, Copyrights, and Know-How are personal to Distributor, and are not assignable (except in accordance with Section 23) or sublicensable (except to a sub-distributor in accordance with Section 2(a).  Subject to Distributor’s rights under Sections 2 and 23, Distributor shall not grant or attempt to grant any rights in or to the Trademarks, Patents, Copyrights, and Know-How to any other person or entity.

i.                                          If during the Term a third party institutes against MEC, MEL or Distributor any claim or proceeding that alleges that the use of any Trademark or any Know-How, Patent, trade secret or Copyright in connection with the distribution, marketing, promotion, merchandising and/or sales of the Products under this Agreement infringes the intellectual property rights held by such third party, then MEL shall, in its sole discretion, and at its sole expense, contest, settle, and/or assume direction and control of the defense or settlement of, such action, including all necessary appeals thereunder.  Distributor shall use all reasonable efforts to assist and cooperate with MEL in such action, subject to MEL reimbursing Distributor for any reasonable out-of-pocket expenses incurred by Distributor in connection with such assistance and cooperation.  If, as a result of any such action, a judgment is entered by a court of competent jurisdiction, or settlement is entered by MEL, such that any Know-How, Patent, trade secret, Copyright or Trademark cannot be used in connection with the distribution, marketing, promotion, merchandising and/or sales of the Products under this Agreement without infringing upon the intellectual property rights of such third party, then MEC, MEL and Distributor promptly shall cease using such affected Know-How, Patent, trade secret Copyright or Trademark in connection with the distribution, marketing, promotion, merchandising and/or sale of the Products under this Agreement.  Except as otherwise specified in this Agreement, neither party shall incur any liability or obligation to the other party arising from any such cessation of the use of the affected Trademark.

j.                                         If MEL, for the purposes of this Agreement, should reasonably require that, in accordance with applicable laws governing the registration and licensing of industrial property, Distributor be recorded as a registered user or licensee of the Trademarks then, at the request and expense of MEL, Distributor will execute any and all agreements and such other documents as may be necessary for the purpose of entering, varying or canceling the recordation.

10.                               Promotion and Trade Marketing of Products.  Distributor shall be responsible for promotion and Marketing of the Products to Distributor’s Accounts within the Territory.  Distributor shall use commercially reasonable efforts to actively and diligently distribute and encourage the utilization of merchandising aids and promotional materials in all Distributor’s Accounts throughout the Territory.  Without in any way detracting from the foregoing, Distributor shall reasonably participate in and diligently implement all Marketing and promotional programs that are mutually agreed upon by MEL and Distributor from time to time.  Distributor acknowledges that (a) MEL has no obligation to market

13

and promote the Products, and (b) MEL makes no, and hereby disclaims any, express or implied warranty, representation, or covenant relating to or in connection with MEL’s marketing and promotional activities including any Global Branding and Marketing activities (as defined in Section 13(a) below), including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  Except as expressly provided in Section 19 below, Distributor shall have no claim against MEL and its Affiliates and hereby releases MEL and its Affiliates from all and any claims by, and/or liability to, Distributor of any nature for its failure to market and promote, or adequately market and promote, the Products or arising from or relating to or in connection with any Global Branding and Marketing activities procured, provided or performed by MEL or MEL’s failure to procure, provide or perform such activities.

11.                               Term.  Unless terminated by either party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary of the Commencement Date (the “Initial Term”).  After the Initial Term, this Agreement may be renewed for up to three (3) further successive five (5)-year terms [and one (1) further successive six (6) month term][NTD: TO BE INCLUDED IN EU AGREEMENTS] (“Additional Term/s”) if (a) either party gives written notice to the other at least one hundred twenty (120) days [but not more than one hundred eighty (180) days][NTD: TO BE INCLUDED IN EU AGREEMENTS] prior to the end of the Initial Term or applicable Additional Term, as the case may be, of its intention to renew the Agreement for an Additional Term, and (b) the provisions of Sections 2(a), 2(b) and 21 of this Agreement are valid and enforceable in accordance with their respective terms during the applicable Additional Term.  [Each Additional Term shall commence one hundred twenty (120) days after exercise of the applicable option.][NTD: TO BE INCLUDED IN EU AGREEMENTS]  If MEL reasonably determines that it is necessary or desirable that the parties execute an additional agreement or instrument in order for the provisions of Sections 2(a), 2(b) and 21 to be valid and enforceable, then the parties agree to execute such documents as may reasonably be required to give effect to the foregoing.  A “Contract Year” means any calendar year during the Term and the period from the Commencement Date until the close of business on December 31st of the calendar year in which the Commencement Date falls.  The Initial Term and any Additional Terms are collectively referred to as the “Term.”

12.                               Termination.

a.                                      Termination for Cause.

i.                                          Termination By Either Party.  Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either party may terminate this Agreement on the occurrence of one or more of the following:

A.                                    Breach.  A party’s material breach of a provision of this Agreement and failure to cure such breach within thirty (30) days after receiving written notice describing such breach in reasonable detail from the non-breaching party; provided, however, if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, then the breaching party shall have an additional forty-five (45) day period to cure such breach, providing it immediately commences, and thereafter diligently prosecutes, in good faith, its best efforts to cure such breach.  In the event that either MEL or Distributor exercises its right to terminate this Agreement in accordance with this Section 12(a)(i)(A), the breaching party shall be obligated to pay the other party a severance payment measured as a

14

genuine pre-estimate of the other party’s losses and not as a penalty (the “Breach Severance Payment”) in the amount calculated as follows: Distributor’s “average gross profit per case” (as defined below) multiplied by the number of cases of Products sold by Distributor during the most recently completed twelve (12) month period ended on the last day of the month preceding the month in which this Agreement is terminated.  Distributor’s “average gross profit per case” shall mean Distributor’s actual selling price less (1) promotion allowances, discounts, free cases and allowance programs, and (2) Distributor’s laid in cost of the Products.

B.                                    Insolvency.  The other party (1) makes any general arrangement or assignment for the benefit of creditors, (2) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. § 101, or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing), (3) has appointed a trustee or receiver to take possession of substantially all of such party’s assets or interest in this Agreement (unless possession is restored to such party within sixty (60) days after such taking), or (4) has substantially all of such party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

C.                                    Agreement.  Mutual written agreement of the parties.

D.                                    Deadlock.

(1)                                 If (a) the parties are unable to agree upon Performance Targets, Annual Business Plan or Minimum Distribution Levels, or (b) if Distributor has failed to achieve the applicable Performance Targets, Annual Business Plan or Minimum Distribution Levels or fails to comply with any specific requirements of the Distributor under this Agreement, including Section 3 (Distributor’s Duties), Section 10 (trade marketing and promotional programs), Section 13(f) (sales velocity), and Section 13(g) (promotional activities), in any material respect, commencing with the 2015 Contract Year, in accordance with Sections 13(b), 13(c) and 13(d), respectively, (clauses (a) and (b) above, collectively referred to as a “Deadlock”) then either party may, at any time after providing the other party with written notice identifying the specific issues resulting in the Deadlock and making a good faith attempt to resolve the Deadlock with the other party, but not more than three times per twelve month period, upon written notice to the other party (the “Meet and Confer Notice”), require that representatives of the other party’s senior management meet and confer with representatives of the notifying party’s senior management at the dates, times and place reasonably agreed by the parties.  Such meet and confer shall begin no later than seven (7) days after Distributor’s receipt of such Meet and Confer Notice and shall end no later than fifteen (15) days after Distributor’s receipt of such Meet and Confer Notice (the “Initial Meeting Period”).  Representatives of the parties’ senior management shall meet and confer during such Initial Meeting Period until (x) resolution of the Deadlock to the parties’ mutual satisfaction or (y) conclusion of the Initial Meeting Period, whichever occurs first.

(2)                                 If the parties are unable to resolve the Deadlock in accordance with Section 12(a)(i)(D)(1) above, then MEL may, at any time after the Initial Meeting Period, upon written notice to Distributor and KO (the “Second Meet and Confer Notice”), require representatives of Distributor’s senior management and representatives of management of the applicable KO business unit (and/or at MEL’s reasonable request, such other representative of senior management of KO), to meet and confer with representatives of MEL’s senior management at the dates, times and place reasonably agreed by MEL, Distributor and KO (including via videoconference or teleconference).

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Such meet and confer shall begin no later than seven (7) days after Distributor’s and KO’s receipt of such Second Meet and Confer Notice and shall end no later than twenty-one (21) days after Distributor’s receipt of such Second Meet and Confer Notice (the “Second Meeting Period”).  Representatives of the parties’ and the applicable KO business unit’s senior management (and/or at MEL’s reasonable request, such other representative of senior management of KO), shall meet and confer during such Second Meeting Period until  (A) resolution of the Deadlock to the parties’ and KO’s satisfaction or (B) conclusion of the Second Meeting Period, whichever occurs first. For the avoidance of doubt and without limiting Section 12(a)(i)(D)(5) below, in the event that, after KO’s receipt of the Second Meet and Confer Notice, such representative of KO’s applicable business unit does not participate in accordance with the foregoing, MEL shall have the option of waiving such requirement that such KO representative participate and proceeding with the Second Meeting Period without a KO representative.

(3)                                 If, after the Second Meeting Period, the parties are unable to resolve the Deadlock in accordance with Section 12(a)(i)(D)(1) and Section 12(a)(i)(D)(2) above, then the Deadlock shall be resolved by reference as follows:

(x)                                 Reference proceedings may be commenced by either party by giving the other party written notice thereof.  Any such reference shall take place before a single referee only in Orange County, California or via videoconference or teleconference.  The referee shall be an experienced industry expert selected jointly by parties, or if they cannot agree on a referee within ten (10) days from the commencement of the reference proceedings, then, upon the petition of either party, the experienced industry expert shall be appointed within ten (10) days by the American Beverage Association.

(y)                                 The Deadlock shall be submitted to the referee within ten (10) days after the referee is appointed.  No discovery will be permitted and no hearing will be held, except such informal proceedings as the referee may require.  Each party shall submit to the referee and the other party within such ten (10) day period such written information and statements as that party deems appropriate in support of its claim not exceeding five (5) pages in length (excluding exhibits), together with such information as the referee may require.  Each party shall concurrently submit to the referee and exchange with each other its last and best position (“Position”) to resolve the Deadlock.  Within fourteen (14) days of the written submissions of both parties, the referee shall select one of the two written Positions submitted without change or modification.

(z)                                  Each party shall pay one-half of the referee’s fees and otherwise bear its own costs associated with the reference proceeding; provided, that the party whose Position is not selected by the referee (the “Non-Prevailing Party”) shall not be obligated to reimburse the party whose position was selected by the referee (the “Prevailing Party”) for the referee’s fees and costs relating to the proceeding paid by such party.

(4)                                 The Non-Prevailing Party shall have no right to terminate this Agreement or seek any other remedy, and the Position selected by the referee shall be binding upon the parties.

(5)                                 Notwithstanding anything to the contrary contained in this Section 12(a)(i)(D), the parties acknowledge and agree that:

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(x) the failure of KO or its applicable business unit’s senior management to attend or participate in, or otherwise perform, all or any of the duties, functions or activities described above will not affect the validity or enforceability of any part or result of the procedure in this Section 12(a)(i)(D).

(y) If either party is the Prevailing Party two consecutive times in any twelve (12) month period for any issue resulting in a Deadlock, then, after providing at least five (5) days written notice to KO, with a copy to KO’s Chief Executive Officer and Chief Financial Officer, of MEL’s intention to terminate this Agreement (if MEL is the Prevailing Party), such Prevailing Party shall have the option to terminate this Agreement upon thirty (30) days written notice to the other party; provided that if MEL is such terminating party, MEL shall pay Distributor a Breach Severance Payment (and neither party shall be liable for any other amount by reason of such termination of this Agreement or Deadlock pursuant to this Section 12(a)(i)(D), including, without limitation, for compensation, reimbursement or damages of whatsoever nature including for loss of prospective compensation or earnings, goodwill or loss thereof, or expenditures, investments, leases of any type of commitment or type of commitment made in connection with the business of either party or in reliance on the existence of the Agreement).

(z) If the Non-Prevailing Party materially fails to comply with the Position selected by the referee within a sixty (60) day period (or, if the Non-Prevailing Party cannot reasonably comply with such Position within such sixty (60) days, an extended period of no longer than an additional four (4) months) following such selection, then, after providing at least five (5) days written notice to KO, with a copy to KO’s Chief Executive Officer and Chief Financial Officer, of MEL’s intention to terminate this Agreement (if MEL is the Prevailing Party), the Prevailing Party may, without prejudice to any other rights or remedies available to it under this Agreement or applicable law, give notice of such breach in accordance with, and thereafter invoke the remedy provided under, Section 12(a)(i)(A) above; provided that neither party shall be required to pay a Breach Severance Payment in such event (and neither party shall be liable for any other amount by reason of such termination or Deadlock, including, without limitation, for compensation, reimbursement or damages of whatsoever nature including for loss of prospective compensation or earnings, goodwill or loss thereof, or expenditures, investments, leases of any type of commitment or type of commitment made in connection with the business of either party or in reliance on the existence of the Agreement).

(6)                                 Nothing contained in this Section 12(a)(i)(D) shall be construed as limiting, restricting or delaying MEC’s ability to exercise its rights and/or remedies under Section 12(a)(i)(A) above.

ii.                                       Termination by MEL.  MEL may terminate this Agreement at any time:

A.                                    Upon written notice, and such termination will be effective immediately upon Distributor’s receipt of such notice, (x) if Distributor sells, assigns, delegates or transfers any of its rights and obligations under this Agreement without having obtained MEL’s prior written consent thereto (which consent may be withheld in MEL’s sole discretion), provided that MEL shall not withhold its consent if such sale, assignment, delegation or transfer is (1) to a Primary KO Distributor (as defined below), (2) to KO or an Affiliate of KO, or (3) a result of an Approved Change of Control (as defined below), or (y) if there is a material change in the control of Distributor or Distributor sells

17

all or substantially all of its assets without the prior written consent of MEL, other than if such material change in control or sale is (1) to a Primary KO Distributor, (2) to KO or an Affiliate of KO, or (3) to any Person to the extent Distributor remains a Primary KO Distributor.  “Primary KO Distributor” means a KO Distributor holding the exclusive right to distribute (or that otherwise is the primary distributor of) Coca-Cola brand products in an applicable Territory. “Approved Change of Control” means any change of control of Distributor or sale of all or substantially all of Distributor’s assets that is consented to by MEL or for which MEL’s consent is not required hereunder.

B.                                    Upon the occurrence of an MEC Change of Control (as defined in the International Distribution Coordination Agreement), MEL shall have the option to terminate (1) this Agreement in its entirety (a “Complete Termination”) or (2) if the Territory comprises more than one market, Distributor’s right to sell Products in a portion of the Territory (a “Partial Territory Termination”), which option may be exercised within sixty (60) days of the occurrence of such termination, by written notice by MEL to Distributor.  Any such termination shall be effective upon Distributor’s receipt of MEL’s written notice of termination.  MEL’s right to terminate this Agreement under this Section 12(a)(ii)(B) shall be MEL’s sole right to terminate this Agreement for an MEC Change of Control and independent of any other rights or remedies of MEL under this Agreement.

(x)                                 In the event of a Complete Termination, MEL or its successor, as the case may be, shall pay to Distributor an amount equal to a Breach Severance Payment calculated in accordance with Section 12(a)(i)(A) above (the “Product Severance Payment”).

(y)                                 In the event of a Partial Territory Termination, MEL or its successor, as the case may be, shall pay to Distributor a severance payment with respect to the Products which are the subject of the termination, calculated on the same basis as the Breach Severance Payment in accordance with Section 12(a)(i)(A) above, but only with respect to that portion of the Territory which is the subject of the Partial Territory Termination (the “Territory Severance Payment”).

(z)                                  Any Product Severance Payment or Territory Severance Payment payable by MEL to Distributor in accordance with Section 12(a)(ii)(B)(x) or 12(a)(ii)(B)(y) shall be paid by MEL to Distributor within thirty (30) days of the later of (I) the date of the applicable termination, and (II) MEL’s receipt of all information reasonably necessary to support computation of the Product Severance Payment or Territory Severance Payment, as the case may be, in a form and substance satisfactory to MEL.

iii.                                    [INTENTIONALLY OMITTED]

iv.                                   Termination Upon the Occurrence of Certain Changes.  If, after the Effective Date, a change in legal or regulatory conditions in the Territory occurs including, without limitation, any change in any applicable law, regulation or order, or the interpretation of any law, regulation or order in the Territory which has had or would be reasonably expected to (i) have a material adverse effect on the business of distributing Products in that Territory, (ii) prevent Distributor from legally obtaining foreign exchange to remit abroad payment for the Products; or (iii) result in any part of this Agreement ceasing to be in conformity with the laws or regulations applicable in the Territory and, as a result thereof, or as a result of any other laws affecting this Agreement, any one of the material provisions of this Agreement cannot be legally performed and/or the Products cannot be stored,

18

transported, handled, distributed or sold in accordance with this Agreement, either party may, upon written notice, suspend or terminate the parties’ respective rights and obligations under this Agreement solely with respect to (a) the affected Products in the Territory, or, (b) to the extent such change and conditions affects the business of distribution of all or substantially all of the Products in the Territory, all Products in the affected portion of the Territory without liability for damages; provided that neither MEL nor any of its Affiliates shall be permitted to sell any such Products subject to suspension or termination in the affected Territory without first providing Distributor the option to remove the cause for such suspension or re-enter into the Agreement with respect to such Products and Territory.  In the event of any such suspension that materially adversely effects Distributor’s benefits hereunder, Distributor shall have the option to terminate this Agreement in its entirety upon written notice to MEL.

v.                                      Termination by Distributor.  Distributor may terminate this Agreement at any time if MEL fails to deliver to Distributor at least five percent (5%) of the aggregate volume of all Products ordered by Distributor in accordance with Sections 5 and 8 above over a continuous period of ninety (90) days after the initial due date/s for delivery in accordance with Section 8(b) above, provided Distributor has delivered to MEL written notice of such failure and MEL has failed to remedy such deficiency within thirty (30) days of MEL’s receipt of such notice.  Distributor may terminate this Agreement at any time immediately upon written notice to MEL in the event that MEL distributes or agrees to distribute through other distributors in the Territory all or substantially all of the Products covered under this Agreement to the exclusion of Distributor.

b.                                      Optional Termination.  MEL shall have the right to terminate this Agreement upon written notice to Distributor (i) in the event of termination or expiration of the International Distribution Coordination Agreement pursuant to and in accordance with its terms and/or (ii) if Distributor is no longer a party to any agreement with KO regarding the distribution of Coca-Cola brand products in the Territory.  Neither KO, MEL nor Distributor shall be liable to any other party or otherwise obligated to pay to any other party any severance payment or other amount by reason of such termination for compensation, reimbursement or damages of whatsoever nature including, for (x) loss of prospective compensation or earnings, (y) goodwill or loss thereof, or (z) expenditures, investments, leases or any type of commitment made in connection with the business of either party or in reliance on the existence of this Agreement, other than any fees required to be paid by MEL pursuant to the International Distribution Coordination Agreement.

c.                                       Notwithstanding anything to the contrary herein, MEL shall not have the right to terminate this Agreement with respect to any action or circumstance approved by MEL pursuant to Section 4.8 of the International Distribution Coordination Agreement, unless KO consents to such termination in writing in advance.

d.                                      Sole Remedy.

i.                                          The Breach Severance Payment, Product Severance Payment and/or the Territory Severance Payment payable by MEL to Distributor, pursuant to the provisions of this Section 12, if any, and MEL’s repurchase of Distributor’s inventory of Products and advertising materials pursuant to this Agreement, or Distributor’s right to sell such inventory if not so repurchased by MEL, shall constitute Distributor’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a breach and shall be in lieu of all other claims

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that Distributor may have against MEL as a result thereof.  Without in any way detracting from or limiting the provisions of Sections 12(e)(iii) and 12(e)(v) below and, in addition thereto, under no circumstances shall MEL be liable to Distributor by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases or any type of commitment made in connection with the business of Distributor or in reliance on the existence of this Agreement.

ii.                                       The Breach Severance Payment payable by Distributor to MEL pursuant to the provisions of this Section 12, if any, and MEL’s repurchase of Distributor’s inventory of Products and advertising materials pursuant to Section 12(e)(iv) below, or Distributor’s right to sell such inventory if not so repurchased by MEL, shall constitute MEL’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a breach and shall be in lieu of all other claims that MEL may have against Distributor as a result thereof.  Without in any way detracting from or limiting the provisions of Sections 12(e)(iii) and 12(e)(v) below and, in addition thereto, under no circumstances shall Distributor be liable to MEL by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases or any type of commitment made in connection with the business of MEL or in reliance on the existence of this Agreement.

e.                                       Other Terms Pertaining to Termination.  In the event of the termination of this Agreement for any reason whatsoever (and whether such termination is due to the breach of any of the provisions of this Agreement by any party and/or itself is in breach of the Agreement or otherwise):

i.                                          MEL shall have the right to cancel all of Distributor’s purchase orders for affected Products accepted but remaining unfilled as of the date of termination;

ii.                                       all amounts payable by Distributor to MEL or by MEL to Distributor shall be accelerated and shall immediately become due unless such termination results from the other’s breach of this Agreement;

iii.                                    except for the sole remedy provisions in Sections 12(d)(i) and (ii), neither party shall be liable to the other party in contract, tort or on any other theory of liability for any damage, loss, cost or expense (whether general, special, indirect, incidental, consequential or punitive) suffered, incurred or claimed by the other party as a result of or related to such breach and/or termination (even if the termination results from a breach and the breaching party has been advised of the possibility of such damages), including, without limitation, loss of anticipated profits or goodwill, loss of or damage to goodwill or business reputation or any loss of investments or payments made by either party in anticipation of performing under this Agreement;

iv.                                   MEL and Distributor shall each have the option, exercisable upon written notice to the other within thirty (30) days after the date of termination hereof, to cause MEL to (A)  repurchase all affected Products in Distributor’s inventory and current advertising materials (providing such Products and advertising materials are in saleable condition) at the prices paid or payable for such Products by Distributor (less any freight and insurance charges), F.O.B., Distributor’s premises and (B) purchase all of Distributor’s right, title and interest in, and all applicable rights in, related to, or

20

associated with, all MEC Equipment and the placement or location of such MEC Equipment at all Distributor’s customers’ locations or premises by Distributor at the fair market value of Distributor’s interest, if any, in each such item of MEC Equipment with no amount or compensation allocated to, or payable for, the maintenance, placement or location of the MEC Equipment; and

v.                                      Any Breach Severance Payment, Product Severance Payment, or Territory Severance Payment (each, a “Severance Payment”) payable in accordance with this Agreement by either MEL or Distributor in the event of termination of this Agreement shall constitute reasonable liquidated damages and is not intended as a forfeiture or penalty.  MEL and Distributor agree that it would be impractical and extremely difficult to estimate the total detriment suffered by either party as a result of termination of this Agreement pursuant to this Section 12 or otherwise, and that under the circumstances existing as of the Effective Date, the applicable Severance Payment represents a reasonable estimate of the damages which either MEL or Distributor will incur as a result of such applicable termination.  Therefore, MEL and Distributor agree that a reasonable estimate of the total detriment that either party would suffer in the event of termination of this Agreement pursuant to this Section 12 or otherwise is an amount equal to the applicable Severance Payment.  The foregoing provision shall not waive or affect either party’s indemnity obligations or the parties’ respective rights to enforce those indemnity obligations under this Agreement, or waive or affect either party’s obligations with respect to any other provision of this Agreement which by its terms survives the termination of this Agreement.

vi.                                   Distributor acknowledges and agrees that the payment of any Severance Payment by MEL to Distributor shall be conditional upon (A) Distributor cooperating in good faith with MEL in effecting a smooth transition of or otherwise transferring any distribution or similar rights under this Agreement to MEL (as determined is appropriate by MEL), or in MEL’s sole discretion, to a third party distributor appointed by MEL, provided that MEL may only withhold payment of such Severance Payment if Distributor materially fails to comply with specific requests of MEL to take actions that are reasonably required to effect such transition and would not impose material costs on Distributor (except to the extent MEL reimburses the same), (B) Distributor, at MEL’s request and expense,  taking such reasonable action as is necessary to terminate Distributor’s registration as MEL’s distributor, and/or an authorized importer of Products and/or holder of any health certificate and/or import permit with respect to the Products, with any governmental authority, in each case subject to applicable law and (C) Distributor performing its obligations under Section 12(f)(i) below in all material respects.  Distributor shall cooperate in good faith with MEL in assigning or otherwise transferring to MEL (as determined is appropriate by MEL), or in MEL’s sole discretion, to a third party distributor, any such registration or approval including, without limitation, any licenses, permits, certificates, and governmental approvals (or the functional equivalent in the Territory) that Distributor may have acquired in connection with carrying out its obligations under this Agreement.  MEL shall not invoke the right to withhold payment of any Severance Payment unless MEL shall have given Distributor at least twenty (20) days written notice of its failure to perform any of its obligations set forth in this Section 12(d)(vi) and Distributor has failed to cure such failure during such twenty (20) days.

vii.                                Upon any notice of termination of this Agreement provided in accordance with the terms hereof and during the applicable notice period, nothing in this Agreement shall be deemed to prohibit MEL, in its sole discretion from negotiating and/or granting distribution rights to any third

21

party or engage directly in transactions concerning the sale and distribution of the Products in the Territory.

f.                                        Continued Supply of Products After Termination.  In the event MEL continues to supply Products to Distributor for any reason following the termination of this Agreement, Distributor acknowledges and agrees that any such action shall not constitute a waiver of MEL’s rights under this Agreement or a reinstatement, renewal or continuation of the Term of this Agreement.  MEL and Distributor agree that if MEL continues to supply Products to Distributor following the termination of this Agreement, (i) Distributor shall not actively seek or solicit customers for the Products outside the Territory or any customers located within the Territory other than Distributor’s Accounts, (ii) Distributor shall promptly pay the prices of the Products in full (without deduction or set-off for any reason) in accordance with the payment terms set forth in MEL’s invoice, and (iii) MEL shall have the right, in its sole discretion, to discontinue supplying Products to Distributor at any time, without notice to Distributor.

g.                                       Distributor’s Obligations After Notice of Termination.

i.                                          During any period after either party gives the other notice of termination of this Agreement and until actual termination of this Agreement, Distributor shall (A) continue to perform all of Distributor’s obligations under this Agreement, including without limitation, all of Distributor’s obligations under Section 3 above, (B) not cause or permit the Products or the Trademarks to be prejudiced in any manner, (C) not eliminate, reduce or replace the listings, shelf space, positioning and/or other benefits enjoyed by the Products, (D) continue to conduct its business relating to the distribution and sale of Products in the ordinary course and consistent with its prior practices including, without limitation, by not purchasing more inventory than customarily purchased by Distributor of Products [or offering its customers prices, terms or benefits not customarily offered by Distributor such as discounts, rebates or sales promotion allowances (except to the extent permitted hereunder)][NTD: TO BE OMITTED FROM EU AGREEMENTS], and (E) generally cooperate with MEL in relation to the transition to any new distributor appointed by MEL for the Territory.

ii.                                       For a period of thirty (30) days after termination of this Agreement for any reason, Distributor shall not tortiously interfere with any listings, shelf space, or positioning for the Products.

13.                               Annual Business Plan; Minimum Distribution Levels; Promotion.

a.                                      During the Term, MEL shall have primary responsibility for the overall global branding and positioning of the Products, as well as brand and image marketing for the Products, in such form and manner and of such nature and to such extent as may be determined by MEL in its sole and absolute discretion from time to time (“Global Branding and Marketing”).  Distributor acknowledges and agrees that MEL makes no express or implied warranty, representation or covenant relating to or in connection with any Global Branding and Marketing activities, including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  Except as set forth in Section 19 below, Distributor shall not have any claim against MEL and its Affiliates and hereby releases MEL and its Affiliates from all and any claims by, and liability to, Distributor of any nature for its failure to market and promote, or adequately market and promote, the Products or arising from or relating to or in connection with any Global Branding and

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Marketing activities procured, provided or performed by MEL or MEL’s failure to procure, provide or perform such activities.

b.                                      Not less than sixty (60) days before the end of each Contract Year, MEL and Distributor shall mutually review the conditions of the marketplace, Distributor’s efforts to achieve sales and its results, including year over year performance, as well as a proposed annual sales, promotion, and trade marketing plan (“Annual Business Plan”) for the next Contract Year prepared by Distributor.  Such review shall include discussion on marketing efforts and proposed programs to be implemented to improve the distribution and/or sales velocity of the very lowest selling (measured by sales velocity) SKU/s of Products, if appropriate, and/or the possible deletion from distribution, if appropriate, of the very lowest selling (measured by sales velocity) SKU/s of Products but in accordance with and subject to the provisions of Section 13(f) below.  Such Annual Business Plan shall cover such matters as may be appropriate including specific account placement performance objectives, merchandising goals, specific account and channel objectives for specified distribution channels, distribution goals, a sales and marketing spending plan and a strategy for maximizing sales and growth of market share. Additionally, if the Territory has an ethnic market or concentration, the Annual Business Plan shall address such specific ethnic segments, including retail promotions, point-of-sale allocations and special events for ethnic segments. The Annual Business Plan shall not detract from the provisions of Section 10 above.  Distributor shall use Best Efforts to implement such Annual Business Plan in the following Contract Year in accordance with Section 3(f) above.

c.                                       Not less than sixty (60) days before the end of the then-current Contract Year, MEL and Distributor shall mutually agree, in writing, on minimum distribution levels to be achieved and maintained by Distributor for each of the Products throughout the next Contract Year (the “Minimum Distribution Levels”).  Should the parties have failed, for whatsoever reason, to mutually agree upon the Minimum Distribution Levels to be achieved and maintained by Distributor for each of the Products throughout the next Contract Year, the same shall be determined by reference to the process described in Section 13(d) below.  The parties shall perform all of their respective obligations under this Section except that Distributor shall not be obligated to achieve and maintain the Minimum Distribution Levels until the expiration of the six (6) month period immediately following the Commencement Date of this Agreement.  A commercially reasonable representation of SKUs of Products shall be required to be in distribution throughout the year in reasonable positioning on shelves, which shall take into account retailer willingness to sell all of the SKUs of Products, shelf space limitations and other commercially reasonable factors that may be applicable in the market.

d.                                      MEL and Distributor shall also agree in writing to performance targets to be achieved and maintained by Distributor for the forthcoming calendar year of this Agreement (collectively, the “Performance Targets”).  For the avoidance of doubt, neither Minimum Distribution Levels nor Performance Targets will include volume requirements.  If the parties are unable to agree to the Performance Targets or Minimum Distribution Levels for any Contract Year commencing with the 2015 Contract Year and at least *** days prior to the commencement of each such Contract Year, then such disagreement shall be resolved pursuant to the procedure provided in Section 12(a)(i)(D) above.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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e.                                       The Minimum Distribution Levels for the Products that shall be required to be achieved and maintained by Distributor for the Products shall be reduced to the extent only that actual distribution levels are eroded as a direct result of (i) MEL’s failure to deliver Products in accordance with this Agreement, (ii) MEL’s failure to reimburse all costs pursuant to Section 13(g)(iv) below or (iii) MEL’s failure to contribute its agreed share of the parties funding obligation as set forth in Section 13(g)(iii).

f.                                        In every calendar year commencing 2016, the parties agree to periodically meet in order to discuss performance of the lowest selling SKU/s of Products and to delete from distribution in the Territory any SKU/s the parties mutually agree in writing, provided that MEL will not unreasonably withhold its approval to the deletion of any applicable SKU/s. MEL may withhold its approval to deletion of any SKU/s if any applicable SKU/s has/have sufficient sales velocity or is or are capable of delivering sufficient sales velocity in any one or more of Distributor’s Accounts or any one or more regions or countries, as the case may be, to make such SKU/s economically viable to continue in distribution in such one or more of Distributor’s Accounts or in any one or more regions or countries, as the case may be.  Notwithstanding the foregoing, unless mutually agreed in writing, in no event shall more than *** percent *** of the total number of SKUs, rounded down to the nearest whole number (unless *** percent *** of the total number of SKUs is less than one (1) but more than 0.5, in which case the number will be rounded up to one (1)), be deleted from distribution in any rolling *** period.

g.                                       Promotional activities shall be regulated as follows:

i.                                          The estimated costs of promotional activities shall be allocated as set forth in Exhibit E between MEL and Distributor thirty (30) days prior to the commencement of a calendar year on a cost per-case basis of Products.

ii.                                       The promotional activities costs are to be shared between Distributor and MEL as set forth in Exhibit E.  The parties agree that the costs for the promotional activities shall be reconciled each quarter and that the estimate for the costs of promotional activities in the subsequent quarter may be adjusted provided there is mutual agreement.

iii.                                    MEL and Distributor shall periodically meet and may mutually agree to promotional activities including further programs and campaigns not included in the promotional activities contemplated in Exhibit E. The promotional activities costs that are so agreed to between the parties shall be shared between, and paid by, Distributor and MEL as may be agreed in writing from time to time.

iv.                                   If and to the extent previously approved by MEL in writing, MEL shall reimburse or credit Distributor for all of Distributor’s actual out-of-pocket expenses paid or incurred by Distributor in relation to the promotional and trade marketing of Products not otherwise provided for and/or dealt with pursuant to Section 13(g)(i), (ii) and (iii) above.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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v.                                      Distributor shall continue its business in the ordinary course including the provision, utilization, and maintenance of coolers, other refrigeration equipment, and vending machines (including without limitation as provided in Section 3(t) above).  Distributor shall be responsible for creating marketing materials for submission to MEL for its final written approval.  Distributor shall not use marketing materials unless approved by MEL in writing; provided that if MEL does not notify Distributor that it objects to any suggested marketing materials within fifteen (15) days after receipt of such materials from Distributor, MEL shall be deemed to have approved such suggested marketing materials.

14.                               Distribution Accounts and MMM Accounts.

a.                                      Distributor and its sub-distributors shall have the primary (except as specified in Exhibit C) relationship with retail and other customers throughout the Territory and shall be responsible for negotiating the terms of sale of the Products within the Territory; provided that without detracting from the foregoing, MEL may, in its sole and absolute discretion, elect to exercise the right to assume some or all of the elements in the primary relationship with any Large Accounts. For the purposes of this Agreement, “Large Account” mean any large accounts having multiple outlets within the Territory, which may include MMM Accounts. Such rights shall include, without limitation, the right to provide input to Distributor and its sub-distributors regarding sales strategy and other matters as well as to provide sales, marketing, promotional and merchandising support and programs to retail and other customers as well as the right to meet directly with and make presentations to retail and other customers within the Territory as may be appropriate from time to time; and provided further that MEL will advise Distributor of such meetings beforehand to the extent practicable and Distributor shall be entitled to accompany MEL to the meetings.  Additionally, MEL may (i) accompany, assist and support Distributor and/or its sub-distributors from time to time on sales calls to Distributor Accounts in the Territory and to make independent calls on Large Accounts, (ii) to the extent KO extends an invite to MEL with respect to specific system-wide KO bottler meetings that relate in any part to Energy Drinks, attend such part of such meetings relating to Energy Drinks, and (iii) arrange, coordinate and administer a sales trip incentive program at least once per year.  For the sake of clarity, MEL shall not offer or agree terms of supply and/or terms of sale of the Products within the Territory to any of Distributor’s Accounts without the prior agreement of Distributor (subject to Section 14(c) below), which agreement will not be unreasonably withheld.

b.                                      MEL shall have the right to attend and participate in regular performance review meetings with Distributor to facilitate efficient marketing and distribution of Products.  Without detracting from the foregoing, Distributor will not oppose any additional actions the adoption of which are considered by MEL as necessary and justified in order to protect and improve the sales and distribution system for the Products, including, but not limited to those actions which might be adopted concerning the supply of large or special customers whose field of activity transcends the boundaries of the Territory.

c.                                       “MMM Accounts” shall mean multi-market major accounts having multiple outlets in one or more market/s and/or country/ies in any territories for which Distributor has distribution rights for the applicable Products and/or having multiple outlets in one or more market/s and/or country/ies outside of the territories in which Distributor has distribution rights for the applicable Products.  The parties recognize that it is in their respective interests to work together to formulate the approach to be followed by them jointly or separately with various customers and/or channels of trade, including

25

MMM Accounts, from time to time, both to take advantage of a coordinated approach and to avoid the negative impact of a lack of coordination.  MEL and Distributor therefore agree that an aligned customer/channel approach is a key part of each Annual Business Plan and that they will engage in regular communication to adopt such plans as well as to deal with further opportunities that may arise from time to time during each calendar year, so as to avoid either party acting in an uncoordinated way towards customers.  Subject to Section 14(a) above, if MEL deems it desirable for Products to be sold to any MMM Account, MEL shall be entitled, in its discretion, to make arrangements directly with such MMM Account including the terms of sale of Products to the MMM Account and the MMM Pricing (as defined below), which shall take into account the prices and funding then offered by Distributor and its sub-distributors to MMM Accounts and similar categories of customers, in the Territory.  Notwithstanding anything to the contrary herein, MEL shall be entitled to determine the business relationship with MMM Accounts, including, without limitation, the pricing offered to such MMM Accounts, which may be single pricing, multiple pricing or different pricing for (a) different customers in different territories or markets, or parts of different territories or markets, (b) the same customer in the same territory or market, or parts of such territory or market and/or (c) the same customer in different territories or markets, or parts of such territories or markets (the “MMM Pricing”).  To the extent feasible, MEL will consult with Distributor with respect to the MMM Pricing.  MEL shall use commercially reasonable efforts to arrange for all outlets of any such MMM Account within the Territory to be serviced by Distributor and/or its sub-distributors and for delivery of the Products and other arrangements with regard thereto, to be made directly by Distributor and its sub-distributors or their warehouse system.  Notwithstanding the foregoing, should the MMM Account concerned not agree to its outlets within the Territory being serviced by Distributor or should Distributor elect not to service such outlets, MEL shall be entitled to service the outlets directly.  In the event MEL services the outlets directly, MEL shall bear sole liability and responsibility related to such Account and MEL shall pay to Distributor during the remaining Term of this Agreement an amount equal to *** percent *** of Distributor’s average gross profit per case per Product line sold to and calculated with respect to MMM Accounts in the channel in question but otherwise in accordance with the provisions of Section 12(a)(i)(A) above for each one of the Product lines sold by MEL to the outlets concerned [(but only on the excess of the amount by which the aggregate cases of Products sold to such outlets in the Territory during each Contract Year exceeds [                  ] [(          )] cases or the number of cases reduced pro rata for any period of less than one year)], within a reasonable time after receipt by MEL of all information necessary for the computation of the amount due under this Section 14, but in no event more frequently than twice per calendar year.   For the purposes of this Agreement, the number of cases of Products sold by MEL to the outlets during any period shall be the actual number of cases reasonably determined by MEL, or if not determined by MEL then as determined by multiplying the total number of cases of Products sold by MEL directly to such MMM Account or regional division of such MMM Account, as the case may be, during the period concerned, by a fraction, the numerator of which shall be the number of outlets within the Territory and the denominator of which shall be the total number of outlets that the MMM Account has anywhere in the world participating in the applicable program.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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15.                               Exclusion of Damages.

a.                                      EXCEPT FOR DAMAGES DIRECTLY RESULTING FROM INDEMNITY OBLIGATIONS PROVIDED IN SECTION 19, WITHOUT IN ANY WAY DETRACTING FROM OR LIMITING THE PROVISIONS OF SECTIONS 12(c) or 12(d)(iii) ABOVE AND, IN ADDITION THERETO, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, OR ANY OTHER PECUNIARY LOSS) SUFFERED BY THE OTHER RELATED TO OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b.                                      EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED.

16.                               Distributor’s Representations and Warranties.  Distributor represents and warrants to MEL that (a) it has the right and lawful authority to enter into this Agreement, and (b) the execution, delivery and performance of this Agreement will not cause or require Distributor to breach any obligation to, or agreement or confidence with, any other person or entity.

17.                               MEL’s Representations and Warranties.

a.                                      MEL represents and warrants to Distributor that (i) it has the right and lawful authority to enter into this Agreement, and (ii) the execution, delivery and performance of this Agreement will not cause or require MEL to breach any obligation to, or agreement or confidence with, any other person or entity.

b.                                      MEL warrants that all Products, all food additives in the Products, and all substances for use in, with, or for the Products, comprising each shipment or other delivery hereby made by MEL to, or on the order of, Distributor are hereby guaranteed as of the date of delivery to be, on such date, (i) for Products imported by Distributor from the United States, not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, including the Food Additives Amendment of 1958 (the “Act”) and are not articles which may not under the provisions of Sections 404, 505, or 512 of the Act, be introduced into interstate commerce, and (ii) for all Products supplied by MEL to Distributor (whether or not imported from the United States) to be in compliance with all health, safety, and labeling standards and specifications imposed by law, regulation or order in the Territory in which the Products will be sold by Distributor and which are applicable to the Products.

c.                                       MEL warrants that all Products shall be merchantable.

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d.                                      Distributor’s sole and exclusive remedy for MEL’s breach of MEL’s representations in Sections 17(b) and 17(c) above shall be as provided for in Section 19(b) below.

18.                               Limitation of Warranty.  MEL MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN SECTION 17 ABOVE.

19.                               Indemnification.

a.                                      Distributor shall indemnify, defend, and hold harmless MEL and its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits, instituted by any third party, whether groundless or otherwise, and from and against any and all third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character arising from the breach of Distributor’s express representations and warranties under this Agreement by Distributor or its agents, employees, subcontractors, sub-distributors or others acting on its behalf, provided that (i) MEL gives Distributor written notice of any indemnifiable claim and MEL does not settle any claim without Distributor’s prior written consent, and (ii) MEL does all things reasonably required by applicable law to mitigate the claim, loss, damage, liability, cost, suit, action, judgment or expense (including without limitation attorney’s fees) to the fullest possible extent.

b.                                      MEL shall indemnify, defend, and hold harmless Distributor and its officers, directors, agents, employees, shareholders, legal representatives, successors, assigns, and customers, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits instituted by any third party, whether groundless or otherwise, and from and against any and all such third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character and all Distributor’s direct documented costs to store, transport, test and destroy all unsellable Products and advertising materials arising from (i) the breach of MEL’s express representations and warranties under this Agreement or those of its agents, employees, subcontractors or others acting on its behalf, (ii) any impurity, adulteration, deterioration in or misbranding of any Products sold to Distributor by MEL, (iii) any prior distributor of Products in the Territory, (iv) any MEL marketing, advertising, promotion, labeling, Global Branding and Marketing, and the Trademarks, Copyrights, Patents, Know-How or other intellectual property relating to the Products, or (v) the fact that the Products (A) are not safe for the purposes for which goods of that kind are normally used; or (B) do not comply with any applicable health, safety, or environmental laws, regulations, orders or standards imposed in the Territory; provided that (1) Distributor gives MEL written notice of any indemnifiable claim and Distributor does not settle any claim without MEL’s prior written consent, and (2) Distributor does all things reasonably required by applicable law to mitigate the claim, loss, damage, liability, cost, suit, action, judgment or expense (including without limitation attorney’s fees) to the fullest possible extent.

c.                                       If any action or proceeding is brought against Distributor, MEL or any other indemnified party under Section 19(a) or 19(b) (the “Indemnified Party”), the Indemnified Party shall promptly notify the party required to provide indemnification (the “Indemnifying Party”) in writing to that effect.  If the Indemnified Party fails to promptly notify the Indemnifying Party, the Indemnified Party shall be deemed to have waived any right of indemnification with respect to such claim to the

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extent (but only to the extent) any delay in such notice prejudices the Indemnifying Party’s ability to defend such action, suit or proceeding.  The Indemnifying Party shall have the right to defend such action or proceeding at the Indemnifying Party’s sole cost by counsel satisfactory to Indemnifying Party. If the Indemnifying Party fails to promptly defend or otherwise settle or finally resolve such action, suit or proceeding, Indemnified Party may defend such action, suit or proceeding using counsel selected by Indemnified Party, and the Indemnifying Party shall reimburse Indemnified Party for any resulting loss, damages, costs, charges, attorney’s fees, and other expenses and the related costs of defending such action, suit or proceeding.

d.                                      The parties agree that the provisions contained in this Section shall survive the termination or expiration of this Agreement.

20.                               Insurance.  During the Term of this Agreement and for a period of two (2) years thereafter, MEL and Distributor agree to maintain policies of insurance of the nature and amounts specified below, which shall provide the other party as an additional insured (providing for a waiver of subrogation rights and endeavoring to provide for not less than thirty (30) days written notice of any modification or termination of coverage), and each party shall provide to the other party with a certificate of insurance evidencing such insurance, in a form satisfactory to such party:

•                  Commercial General Liability, including contractual liability coverage, with limits of at least $1,000,000 per occurrence; Bodily Injury and Property Damage / $1,000,000; Personal and Advertising Injury / $1,000,000; Products/Completed Operations / $2,000,000 General Aggregate.

•                  Excess or Umbrella Liability with a limit of not less than $5,000,000 per occurrence over the insurance coverage described above.

•                  Other statutory insurance required by the applicable laws of the Territory.

For any claims under this Agreement, the applicable party’s insurance shall be deemed to be primary and not contributing to or in excess of any similar coverage purchased by the other party.  All deductibles payable under an applicable policy shall be paid by the party responsible for purchasing such policy.   All such insurance shall be written by companies authorized to do business in the state or states where the work is to be performed and having at least the ratings of the respective parties current insurers, unless not obtainable at commercially reasonable rates in light of previous premiums.  The parties will ensure that the insurance policies obtained pursuant to this Section are effective and enforceable for any liability, claims or other insurable event arising in the Territory.

21.                               Competing Products.  During the Term of this Agreement, Distributor shall not market, sell, manufacture, prepare, package, or distribute, directly or indirectly, or assist any third party in engaging in the business of manufacturing, marketing, selling, or distributing any Energy Drink/s or products reasonably likely to be confused with any of the Products in the Territory or reasonably likely to be perceived by consumers as confusingly similar to or be passed off as Products (“Competing Products”), except that Distributor may manufacture, prepare, package, market, sell and distribute and otherwise engage or assist any third party in engaging in the business of manufacturing, marketing, selling or distributing in the Territory Competing Products that: (i) are owned, marketed, sold or distributed by KO or an Affiliate of KO, or (ii) were internally developed by KO or any of their

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Affiliates, in each case (i) and (ii), to the extent KO is not otherwise prohibited from marketing, selling or distributing such Competing Products pursuant to a written agreement between MEL and KO.  If under the terms of any written agreement between MEL and KO, KO authorizes Distributor to sell Competing Products, then Distributor agrees that it shall be obligated at all times to allocate and devote at least such resources and efforts (in all material respects) to the promotion, marketing, sale, and distribution of the Products as are substantially proportional to the ratio that the volume of Distributor’s sales of Products bears to the volume of Distributor’s sales of Competing Products.

22.                               Amendment.  Except to the extent otherwise expressly permitted by this Agreement, no amendment of, or addition to, this Agreement shall be effective unless reduced to a writing executed by the duly authorized representatives of both parties.  KO’s approval of any amendment shall be necessary with respect to an amendment, modification, addition or deletion (i) that would reasonably be expected to materially impact KO’s rights or benefits under this Agreement or the International Distribution Coordination Agreement, or (ii) to any of the following terms (or otherwise materially affecting such terms): definition of Products (to the extent KO has consent rights with respect thereto under the International Distribution Coordination Agreement), term, termination, deadlock procedures, placement in branded refrigerated equipment, distributor’s exclusivity, facilitation fee, distribution refusal, competing products or other non-competition, and amendment, in which case KO’s affirmative written approval shall be required)

23.                               Assignment.  Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other and KO; provided, that MEL shall have the right, in its sole and absolute discretion, to assign its rights and/or obligations under this Agreement to any Affiliate or subsidiary of MEL without the written consent of Distributor and/or KO, and any such transferee shall be deemed to be included within the defined term “MEL” for purposes of this Agreement.  Any purported assignment or delegation, in the absence of such written consent, shall be void.

24.                               No Agency.  The relationship between MEL and Distributor is that of a vendor to its vendee and nothing herein contained shall be construed as constituting either party the employee, agent, independent contractor, partner or co-venturer of the other party.  Neither party shall have any authority to create or assume any obligation binding on the other party.

25.                               Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (without reference to its law of conflict of laws), and the provisions of the United Nations Convention On Contracts For The International Sale Of Goods will expressly be excluded and not apply.  The place of the making and execution of this Agreement is California, United States of America.  Distributor hereby waives any rights that it may otherwise have to assert any rights or defenses under the laws of the Territory or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of the Territory. For the sake of clarity, the parties record that their choice of law shall not include the California Franchise Relations Act or the California Franchise Investment Law, or any amendment or functionally equivalent statute, unless such law would otherwise apply, and nothing herein shall be deemed to extend or otherwise affect the scope or application of such statutes.

[NTD: ALTERNATIVE SECTION 25 FOR USE WHEN ENGLISH GOVERNING LAW IS USED. DELETE IF NOT APPLICABLE. IF ALTERNATIVE SECTION 25 IS USED, DELETE SECTION 25 ABOVE.]

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25.                               Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, and the provisions of the United Nations Convention On Contracts For The International Sale Of Goods will expressly be excluded and not apply.  The place of the making and execution of this Agreement is London, United Kingdom.  Distributor hereby waives any rights that it may otherwise have to assert any rights or defenses under the laws of the Territory or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of the Territory.

26.                               Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or termination hereof shall be settled by binding arbitration conducted by JAMS (“JAMS”) in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”).  The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, CA.  Judgment upon any award rendered may be entered in any court having jurisdiction thereof.  Within seven (7) calendar days after appointment the arbitrator shall set the hearing date, which shall be within ninety (90) days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of five (5) depositions by each party to last no more than five (5) days in aggregate for each party.  Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that said Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void.  In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys’ fees and costs to the prevailing party.  The arbitrator shall make his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later.  The decision of the arbitrator shall be final and conclusive upon all parties.  Notwithstanding anything to the contrary, if either party desires to seek injunctive or other equitable relief that does not involve the payment of money, then those claims shall be brought in a state or federal court located in Orange County, California, and the parties hereby irrevocably and unconditionally consent to personal jurisdiction of such courts and venue in Orange County, California in any such action for injunctive relief or equitable relief.

[NTD: ALTERNATIVE SECTION 26 FOR USE WHEN ENGLISH GOVERNING LAW IS USED. DELETE IF NOT APPLICABLE. IF ALTERNATIVE SECTION 26 IS USED, DELETE SECTION 26 ABOVE.]

26.                               Arbitration.

a.                                      Subject to the provisions of clause 26(b), any dispute, controversy or claim arising out of or relating to this Agreement, including without limitation, the formation, existence, validity, interpretation, or the breach or termination of this Agreement shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference to this clause. The tribunal shall consist of one arbitrator who shall be appointed by a vice-president of the LCIA. The seat of the arbitration shall be London and the language shall be English.

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b.                                      MEL may in its absolute discretion bring proceedings in the courts of England and Wales in relation to any dispute, controversy or claim arising in connection with this Agreement, including any question regarding its existence, invalidity or termination and Distributor agrees to submit to the jurisdiction of the courts of England and Wales if MEL brings such proceedings.(1)

27.                               Force Majeure.

a.                                      Neither party shall be liable for any delays in delivery or failure to perform or other loss due directly or indirectly to circumstances unforeseen as of the Effective Date or causes beyond such party’s reasonable control (each, individually, a “Force Majeure Event”), including, without limitation: (a) acts of God, act (including failure to act) of any governmental authority (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (b) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such party’s performance of its obligations is delayed for other causes but only during the period of the applicable Force Majeure Event.

b.                                      The party affected by a Force Majeure Event shall give written notice to the other party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore.  Such party shall use its commercially reasonable efforts to resume performance as soon as reasonably possible.  Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected party shall give written notice to the other party within a reasonable time.

28.                               Merger.  This Agreement and the attached Exhibits contain the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, are intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, are intended as a complete and exclusive statement of the terms of such agreement, and supersede all negotiations, stipulations, understandings, agreements, promises, representations and warranties, whether written or oral, if any, with respect to such subject matter, which precede the execution of this Agreement.  No other negotiations, stipulations, understandings, agreements, promises, representations, or warranties, whether written or oral, either as an inducement to enter into this Agreement or as to its meaning or effect, have been made that are not contemplated herein.

29.                               Waivers.  No waiver of any provision hereof or of any terms or conditions will be effective unless in writing and signed by the party against which enforcement of the waiver is sought.  No relaxation or indulgence which either party may grant to the other shall in any way prejudice or be deemed to be a waiver or novation of any of such party’s rights under this Agreement.

(1)  Note to Draft: The general default for international agreements to be English law and LCIA arbitration.

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30.                               Product Recall.  If any governmental agency or authority issues a recall or takes similar action in connection with the Products, or if MEL determines that an event, incident or circumstance has occurred which may require a recall or market withdrawal, MEL shall advise Distributor of the circumstances by telephone or facsimile.  MEL shall have the right to control the arrangement of any Product recall, and Distributor shall cooperate in the event of a Product recall with respect to the reshipment, storage or disposal of recalled Products, the preparation and maintenance of relevant records and reports, and notification to any recipients or end users. MEL shall pay all reasonable expenses incurred by Distributor of such a recall, including the costs of destroying Products. Distributor, shall promptly refer to MEL for exclusive response to all customer or consumer complaints involving the health, safety, quality, composition or packaging of the Products, or which in any way could be detrimental to the image or reputation of MEL or the Products, and shall notify MEL of any governmental, customer or consumer inquiries regarding the Products about which Distributor becomes aware.

31.                               Interpretation.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  No provision of this Agreement shall be construed against any party on the grounds that such party or its counsel drafted that provision.

32.                               Partial Invalidity.  Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  If any provision of this Agreement or the application of the provision to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement.  The parties shall replace any invalid and/or unenforceable provision with a valid and enforceable provision that most closely meets the aims and objectives of the invalid and/or unenforceable provision.

33.                               Distributor Suppliers Guiding Principles.  MEL has been informed by Distributor that the following are Distributor Suppliers Guiding Principles (the “Guiding Principles”). Notwithstanding anything set forth below, compliance with the Guiding Principles shall not constitute an obligation of MEL under this Agreement.  The Guiding Principles shall constitute unenforceable goals only of the parties and neither party shall be entitled to make any claim for breach against the other or enforce any remedy under this Agreement or terminate this Agreement as the result of non-compliance with, or a violation of, any Guiding Principle(s). The preceding sentence shall not detract from the parties respective rights and obligations under Section 19 above.

•                  Laws and Regulations – Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws, rules, regulations and requirements in the manufacturing and distribution of Products.

•                  Child Labor - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national child labor laws.

•                  Forced Labor - Each party will use commercially reasonable good faith efforts to not use forced, bonded, prison, military or compulsory labor.

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•                  Abuse of Labor - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on abuse of employees and will not physically abuse employees.

•                  Freedom of Association and Collective Bargaining - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on freedom of association and collective bargaining.

•                  Discrimination - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national discrimination laws.

•                  Wages and Benefits - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national wages and benefits laws.

•                  Work Hours and Overtime - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national work hours and overtime laws.

•                  Health and Safety - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national health and safety laws.

•                  Environment - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national environmental laws.

34.                               Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person or entity, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

35.                               Sales Information and Books and Records; Examination.  Not later than thirty (30) days after the end of each calendar month Distributor shall deliver to MEL full, complete and accurate written details, separately in respect of each country within the Territory, of the following with respect to Distributor’s sale of Products in the Territory: (a) total sales, (b) taxes and/or duties, (c) discounts and sales allowances paid, accrued or credited, (d) Products returned during such period, (e) other permitted allowances, rebates, and allowance programs granted, paid, payable, reimbursed, credited or incurred by Distributor, and (f) other records containing data in sufficient detail reasonably necessary to determine all amounts payable to or reimbursable by MEL under this Agreement (collectively, the “Records”).  Distributor shall keep and maintain complete and true books and other records containing data in sufficient detail reasonably necessary to determine all amounts payable to or reimbursable by MEL under this Agreement.  MEL shall have the right, at its own expense, on sixty (60) days prior written notice to have such books and records and the Records (and all reasonably related work papers and other reasonable information and documents necessary for any determination under this Agreement or other related agreements) kept by Distributor examined once per Calendar Quarter by a public accounting firm appointed by MEL to verify the completeness and accuracy of the Records.

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36.                               TUPE:

a.                                      This Section 36 applies to the extent that the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or any equivalent legislation in the Territory which is derived from the Acquired Rights Directive (Directive 77/187 as amended by Directive 98/50/EC and consolidated in 2001/23/EC) (the “Regulations”) apply in respect of those MEL employees working exclusively on the sales and marketing of the Products immediately prior to the Effective Date or in respect of those employees of Distributor or any sub-distributor working exclusively on the sales and marketing of the Products immediately prior to the date of termination or expiry of this Agreement (the “Employees”).

b.                                      Subject to the provisions of Sections 36(c), (d), (e) and (f) below, MEL shall indemnify Distributor from and against all Losses arising out of or in connection with:

i.                                          any claim by any Employee (or representative on the Employee’s behalf) for any remedy including but not limited to any breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, unlawful discrimination, unlawful deduction from wages, a protective award, an award under the National Minimum Wage Act 1998 or the Working Time Regulations 1998 or for breach of statutory duty or of any other nature as a result of anything done or omitted to be done by MEL in relation to their employment or termination of such employment prior to the Effective Date;

ii.                                       any claim by any person (other than an Employee) who asserts that his rights and liabilities as a result of his employment with MEL or its distributors/sub-contractors (other than Distributor)  (or the termination of such employment) whether before or after the Effective Date transfer to Distributor arising solely under the Regulations;

iii.                                    any failure to comply with its obligations under the Regulations, including but not limited to its obligations to inform and consult with the Employees in relation to the transfer of the sales and marketing services for the Products;

c.                                       In the event that the Regulations are deemed or alleged to apply to transfer the employment of any person (other than an Employee) from MEL (or its distributors/sub-contractors other than Distributor) to Distributor at any time, Distributor shall have the right to terminate such employment with immediate effect and MEL shall indemnify Distributor and keep Distributor indemnified against all Losses arising out of such employment or termination of such employment subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of MEL.

d.                                      In the event that either (i) Distributor informs MEL before the Effective Date that it does not require the services of any or all of the Employees or (ii) MEL informs Distributor before the Effective Date that it wishes to retain all or any of the Employees, then MEL shall be fully responsible for those Employees  (even if the Regulations are alleged to apply) and Distributor shall have the right to terminate such Employees’ employment with immediate effect (should the Regulations be alleged to apply) and MEL shall indemnify Distributor and keep Distributor indemnified against all Losses arising out of such employment or termination of such employment (including any protective award) subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of MEL.

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e.                                       In the event that Distributor informs MEL within three (3) months of the Effective Date that it does not require the services of any or all of the Employees, then Distributor shall have the right to terminate such Employees’ employment with immediate effect and MEL shall indemnify Distributor and keep Distributor indemnified against all Losses arising out of such employment from the Effective Date and/or arising out of the termination of such employment (including any protective award) subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of MEL.

f.                                        Subject to the provisions of Sections 36(b), (c), (d) and (e) above, Distributor shall indemnify MEL from and against all Losses arising out of or in connection with:

i.                                          any claim by any Employee (or representative on the Employee’s behalf) for any remedy including but not limited to any breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, unlawful discrimination, unlawful deduction from wages, a protective award, an award under the National Minimum Wage Act 1998 or the Working Time Regulations 1998 or for breach of statutory duty or of any other nature as a result of anything done or omitted to be done by Distributor or any sub-distributor in relation to their employment or termination of such employment after the Effective Date but prior to the date of termination or expiry of this Agreement;

ii.                                       any claim by any person (other than an Employee) who asserts that his rights and liabilities as a result of his employment with Distributor or its sub-distributor (or the termination of such employment) whether before or after the date of termination or expiry of this Agreement transfer to MEL or its distributors arising solely under the Regulations;

iii.                                    any failure by Distributor or its sub-distributors to comply with its or their obligations under the Regulations, including but not limited to its obligations to inform and consult with the Employees in relation to the transfer of the sales and marketing services for the Products;

g.                                       In the event that the Regulations are deemed or alleged to apply to transfer the employment of any person (other than an Employee) from Distributor or its sub-distributor to MEL or another of its distributors at any time, MEL or its distributors shall have the right to terminate such employment with immediate effect and Distributor shall indemnify MEL and keep MEL indemnified against all Losses arising out of such employment or termination of such employment subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of Distributor.

h.                                      In the event that either (i) MEL informs Distributor before the date of termination or expiry of this Agreement that it or its distributors do not require the services of any or all of the Employees or (ii) Distributor informs MEL before the date of termination or expiry of this Agreement that it wishes to retain all or any of the Employees, then Distributor shall be fully responsible for those Employees (even if the Regulations are alleged to apply) and MEL or its distributors shall have the right to terminate such Employees’ employment with immediate effect (should the Regulations be alleged to apply) and Distributor shall indemnify MEL and keep MEL indemnified against all Losses arising out of such employment or termination of such employment (including any protective award) subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of Distributor.

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i.                                          In the event that MEL informs Distributor within three (3) months of the date of termination or expiry of this Agreement that it or its distributors do not require the services of any or all of the Employees, then MEL or its distributors shall have the right to terminate such Employees’ employment with immediate effect and Distributor shall indemnify MEL and keep MEL indemnified against all Losses arising out of such employment from the Effective Date and/or arising out of the termination of such employment (including any protective award) subject to such termination of employment being carried out in accordance with the lawful and reasonable directions of Distributor.

37.                               Publicity. MEL and Distributor each agree that the initial public, written announcements regarding the execution of this Agreement and the subject matter addressed herein shall be coordinated between the parties prior to release.  Thereafter, each party agrees to use commercially reasonable efforts to consult with the other party regarding any public, written announcement which a party reasonably anticipates would be materially prejudicial to the other party.  Nothing provided herein, however, will prevent either party from (a) making and continuing to make any statements or other disclosures it deems required, prudent or desirable under applicable Federal or State Security Laws (including without limitation the rules, regulations and directives of the Securities and Exchange Commission) and/or such party’s customary business practices, or (b) engaging in oral discussions or oral or written presentations with actual or prospective investors or analysts regarding the subject matter of this Agreement, provided no confidential information is disclosed.  If a party breaches this Section 37 it shall have a seven (7) day period in which to cure its breach after written notice from the other party.  A breach of this Section 37 shall not entitle a party to damages or to terminate this Agreement.

[NTD: ALTERNATIVE SECTION 38 FOR USE WHEN ENGLISH GOVERNING LAW IS USED. DELETE IF NOT APPLICABLE. IF ALTERNATIVE SECTION 38 IS USED, DELETE SECTION 25 ABOVE.]

38.                               Anti-Bribery Compliance.

a.                                      Distributor shall:

i.                                          comply with all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption including but not limited to [Bribery Act 2010 (England and Wales) and] the United States Foreign Corrupt Practices Act (“Relevant Requirements”);

ii.                                       comply with MEL’s generally applicable Ethics, Anti-bribery and Anti-corruption Policies and the relevant industry codes on anti-bribery, in each case, that are provided to Distributor and as MEL or the relevant industry body may update them from time to time upon written notice to Distributor (“Relevant Policies”).

iii.                                    have and shall maintain in place throughout the term of this Agreement, its own policies and procedures to ensure compliance with the Relevant Requirements and the Relevant Policies, and will enforce them where appropriate;

iv.                                   to the extent permitted under applicable law, promptly report to MEL any request or demand for any undue financial or other advantage of any kind in violation of applicable law received by the Distributor in connection with the performance of this Agreement; and

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v.                                      to the extent permitted under applicable law, immediately notify MEL (in writing) if it becomes aware that a foreign public official becomes an officer or employee of Distributor or acquires a direct or indirect interest in Distributor (and Distributor warrants that, to its knowledge, it has no foreign public officials as officers, employees or direct or indirect owners at the date of this Agreement).

b.                                      Distributor shall use reasonable efforts to require that all of its agents and subcontractors who perform services or provide goods in connection with this Agreement do so only on the basis of a written contract which imposes on and secures from such persons terms consistent with those imposed on the Distributor in this Section 38 (“Relevant Terms”).

39.                               Ethical Standards.

a.                                      Distributor and each of its sub-distributors will comply with the United States Foreign Corrupt Practices Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to MEL or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

b.                                      MEL will comply with the United States Foreign Corrupt Practices Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to Distributor or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

40.                               Controlling Language.  This Agreement is in the English language only, which will be controlling in all respects. No translation, if any, of this Agreement into any other language will be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either party hereto.

41.                               Notices.  All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

If to MEC and MEL:

Monster Energy Ltd.

South Bank House, Barrow Street, Dublin 4, Ireland

Attention:

Facsimile:

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And:

Monster Energy Company

1 Monster Way

Corona, California 92879

Attention: Chief Executive Officer

Facsimile: (951) 739-6210

with a copy to:

Solomon Ward Seidenwurm & Smith LLP

401 B Street, Suite 1200

San Diego, California  92101

Attention:  Norman L. Smith, Esq.

Telecopy:  (619) 231-4755

If to Distributor:

[•]

For Payment Notices:

[•]

with a copy to:

[•]

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) calendar days after confirmed delivery to such carrier.  Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

42.                               Further Assurances.  Each party to this Agreement will execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

43.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

44.                               Confidentiality.  During the Term, each party shall maintain in strict confidence all commercial information disclosed by the other party (which obligations shall expressly survive termination of this Agreement for any reason); provided however that such commercial information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing party (or any agent, employee, shareholder, director, officer, or

39

independent contractor of or retained by such other party or any of its Affiliates), (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing party prior to disclosure by the disclosing party, (c) is legally and properly provided to the non-disclosing party without restriction by an independent third party that is under no obligation of confidentiality to the disclosing party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing party, (d) is disclosed without any restrictions of any kind by the disclosing party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing party, and such employee or independent contractor has no knowledge of any of such commercial information.  Notwithstanding the foregoing, the parties agree that any such commercial information may be disclosed as required by applicable law or an order by a governmental authority or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided, that, except where permitted by law, the recipient will give the disclosing party reasonable advance notice of such required disclosure, and will reasonably cooperate with the disclosing party, in order to allow the disclosing party an opportunity to oppose, or limit the disclosure of such commercial information or otherwise secure confidential treatment of such commercial information required to be disclosed; provided, further, that if disclosure is ultimately required, the recipient will furnish only that portion of such commercial information which, based upon advice of legal counsel, the recipient is required to disclose in compliance with any such requirement.

(Signature page/s follows.)

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

MONSTER ENERGY LTD.	[•]

By:	By:
Name: Rodney Sacks	Name:
Its: Director	Its:

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EXHIBIT A

International Distribution Agreement

INITIAL PRODUCT LIST

42

EXHIBIT B

International Distribution Agreement

THE TERRITORY

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EXHIBIT C

International Distribution Agreement

EXCLUSIVE DISTRIBUTOR ACCOUNTS

MEL ACCOUNTS AND NON-EXCLUSIVE DISTRIBUTOR ACCOUNTS

MEL Accounts:

Non-Exclusive Distributor Accounts:

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EXHIBIT D

International Distribution Agreement

THE TRADEMARKS

MONSTER ENERGY

MONSTER

MONSTER

MONSTER ENERGY

UNLEASH THE BEAST

MONSTER LO CARB

MONSTER RIPPER

MONSTER EXPORT

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EXHIBIT E

International Distribution Agreement

PROMOTIONAL ACTIVITIES COSTS

Discount and allowances, price promotions and other customer discount activities (“D&A”):

Distributor shall contribute an amount equal to [    ]% of MEL’s contribution for D&A up to a total of $[    ] per 24-unit physical case, (reduced or increased on a pro rata basis for cases containing less than 24 units or a larger number of units) sold at a discounted price by Distributor to Distributor’s Accounts.  Thus, Distributor’s contribution shall be no more than $[    ] per 24-unit physical case of Products (reduced or increased on a pro rata basis for cases containing less than 24 units or a larger number of units) sold at a discounted price on the above programs.  If additional D&A is necessary to achieve a promotional price to be offered to a customer as agreed by MEL and Distributor, then ***.  The frequency of customer promotional discount programs requiring D&A shall be agreed in the Annual Business Plan.  D&A may be paid by either MEL or Distributor to the customer and reconciled periodically.

Trade Marketing Programs including shelf buys, CMA’s, free cases, coupons, corporate/retailer rebates, sales force incentives, POS, samples, meeting competition price offers (“TMP”).

***.  All TMP programs shall be agreed upon and form part of the Annual Business Plans and shall include such additional TMP programs as may be mutually agreed upon from time to time by the parties. In exceptional cases, such as Trophy or Prestige accounts, either party may voluntarily agree to contribute more than its share as set forth herein to cover any specific TMP programs.  TMP may be paid by either MEL or Distributor to the customer and reconciled periodically.

Equipment.

MEL shall permit Distributor to manage all MC Equipment in the Territory.  Distributor shall not be required to repair or service such MEL equipment owned by MEL as of the Effective Date.  Distributor shall use commercially reasonable efforts to place Products in all Distributor’s equipment where appropriate and desired by the Distributor’s Accounts.  Distributor shall reimburse MEL for [    ]% of the cost of equipment that Distributor and MEL agree that MEL purchase for the Territory in the future and which shall be managed by Distributor and shall otherwise be dealt with as provided in Sections 3(t) and 3(u) above.

Miscellaneous.

If MEL calls on or assists Distributor in calling on Distributor’s Accounts, to the extent that MEL makes a commitment for funds or support in excess of what is provided above or was

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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agreed to by Distributor and MEL, any such excess shall be borne by MEL.

The parties’ respective rights and obligations under this Exhibit E shall be revised and amended from time to time to reflect then-prevailing conditions by written agreement of the parties to be arrived at after good faith discussions and negotiation.  If the parties are unable to agree upon an amendment requested by either party, such disagreement shall be referred to the deadlock procedures under Section 12(a)(i)(D) of the Agreement.

All amounts and all contributions provided above shall be adjusted, upward or downward, from time to time to account for changes in selling prices or other adjustments that may occur from time to time to conform to prevailing beverage industry practices relating to the Energy Drink category.  The amounts of such adjustments shall be mutually agreed in writing by the parties from time to time; provided that such adjustments shall be arrived at after good faith discussions and negotiations between the parties.

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EXHIBIT I

Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1993, as amended.

BEVERAGE BASE SUPPLY TERM SHEET

Parties:  KO and Buyer.

Purpose:  KO to source and/or manufacture and sell to Buyer certain beverage bases set forth on the attached Schedule (“Beverage Bases”) used in the manufacture of the corresponding beverage products identified on the attached Schedule (the “Products”).

Supply:  KO or its Subsidiaries will sell to Buyer, and Buyer will purchase from KO or its Subsidiaries, all of Buyer’s and its Affiliates’ requirements for the Beverage Base for use in the manufacture throughout the world of the Products.  The price for the Beverage Base shall be the Cost thereof, plus a markup of *** percent*** of such Cost.  As used herein, “Cost” means the actual costs of manufacturing and supplying the Beverage Base hereunder, including costs of ingredients and other components, packing and packaging, manufacturing and processing, internal overhead and facility charges to the extent allocated to supply of the Beverage Base, freight, shipping and logistics, taxes, customs, and duties, and other similar costs.  KO will be responsible for all packing and packaging of Beverage Base supplied to Buyer.

Quality and Compliance:  The Beverage Base as supplied by KO shall comply with the specifications followed by KO as of the Closing (“Specifications”).  In addition, KO shall, with respect to the manufacture, storage, and delivery of Beverage Base, comply with all legal requirements, and shall conform to the manufacturing, hygienic, operative and other standards and specifications generally followed by KO with respect to its other beverage products.

Orders:  Buyer will request Beverage Base from KO pursuant to the following procedures: (i) Buyer will in November of each calendar year of the agreement send its annual good-faith nonbinding commitment to KO for the purchase of Beverage Base so KO can plan for its capacity utilization for the following calendar year; (ii) Buyer will every week during the Term communicate to KO its 13 weeks rolling estimate for the Beverage Base; and, (iii) Buyer will every week, at the same time it communicates its rolling estimate, communicate its firm commitment to buy Beverage Base and place an order for the following 4 weeks.  Binding commitments will be ready for Buyer to pick up at KO facilities 4 weeks after the order placement.  KO will use the 13 weeks rolling estimate provided by Buyer to plan, negotiate and purchase the ingredients necessary for the manufacturing of the Beverage Base.  In case binding orders deviate from the corresponding rolling estimate by more than [•] percent, then KO may charge, at its own discretion but considering the expiration period for such ingredients, the cost of those unique ingredients required for the manufacturing of the Beverage Base.  Buyer will use the means and tools indicated and generally utilized by KO to place such orders.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Invoicing and Payment:  Buyer will be invoiced by KO on a per-shipment basis.  Buyer shall pay invoices in full within thirty (30) days of receipt of an invoice.

Delivery:  Sale of Beverage Base will be FOB (title will pass to the Buyer ExConcentrate Plant).  As part of additional services, at Buyer’s cost (without a *** markup applying) KO could assist Buyer arranging transportation, insurance, duties, and customs.  KO will ship Beverage Base directly to the address to be determined by Buyer EXW (as defined in Incoterms 2000).

Confidentiality:  The formulae for the Beverage Base shall be the confidential information of Buyer.  The manufacturing facilities and processes for manufacture of the Beverage Base shall be the confidential information of KO, for which Buyer shall not have a right to access.

Term and Termination:  The Agreement will commence as of the Closing Date and continue for the term of the Acquired KO Brand U.S./Canada Coordination Agreement (the “Term”).  A party may terminate the Agreement if the other party commits a material breach of the Agreement and fails to cure such breach within sixty (60) days of written notice.  In addition, the Agreement shall terminate upon termination of the Acquired KO Brand U.S./Canada Coordination Agreement or Acquired KO Brand International Coordination Agreement.

Indemnification.:  KO shall indemnify Buyer for a breach by KO of the Agreement, including for the failure of the Beverage Base as supplied to comply with the Specifications or legal requirements.  Buyer shall indemnify KO for a breach by Buyer of the Agreement or the use or consumption of the Beverage Base, including in Product.

Other Customary Terms:  The Agreement shall contain other customary terms and conditions, such as recall procedures, force majeure, and public announcements.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE

The Energy Beverages included in the KO Energy Assets.

EXHIBIT J

Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1993, as amended.

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is entered into as of [•], by and among New Laser Corporation, a Delaware corporation (“NewCo”), The Coca-Cola Company, a Delaware corporation (“Parent”), and [•], as escrow agent (the “Escrow Agent”).  Unless otherwise noted, capitalized terms used but not defined in this Escrow Agreement shall have the meanings given such terms in the Transaction Agreement, dated as of August [•], 2014, by and among Monster Beverage Corporation, a Delaware corporation, NewCo, New Laser Merger Corp., a Delaware corporation, Parent, and European Refreshments, a company formed under the laws of Ireland (the “Transaction Agreement”).

RECITALS

A.            Concurrently with the execution of this Escrow Agreement by the parties hereto contemplated by the Transaction Agreement, the parties are entering into that certain Transition Payment Agreement, dated as of [•] (the “Transition Payment Agreement”), by and between NewCo and Parent, a copy of which is attached hereto as Exhibit A.

B.            In accordance with the Transaction Agreement and the Transition Payment Agreement, the sum of $625,000,000 is being deposited by Parent with the Escrow Agent to be disbursed to the parties on the terms and subject to the conditions set forth in this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Appointment of Agent.

NewCo and Parent appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms and conditions of this Escrow Agreement, and the Escrow Agent accepts such appointment under, and agrees to act in accordance with the terms and conditions in, this Escrow Agreement.

2.             Escrow Fund.

Parent is hereby depositing the sum of $625,000,000 on account with the Escrow Agent (such deposit and interest thereon, and less any distributions or withdrawals therefrom made in accordance with the provisions of this Escrow Agreement, is herein called the “Escrow Fund”).  The Escrow Agent shall invest the Escrow Fund as set forth in the investment instructions in Exhibit B attached hereto.  Interest, dividends or other amounts earned on the

Escrow Fund shall, as earned, be added to, and shall be treated by NewCo and Parent as a part of, the Escrow Fund.

3.             Income Tax Allocation and Reporting.

The parties agree that, any interest, dividends or other amounts earned on, or distributed with respect to, the Escrow Fund shall be treated by NewCo and Parent as currently reportable income, for all tax purposes, of NewCo and, notwithstanding anything in this Escrow Agreement to the contrary, promptly upon the written request of NewCo, the Escrow Agent shall distribute to NewCo any amounts necessary to fund the payment of any taxes payable by NewCo, at an assumed 40% tax rate, on any such interest, dividends or other amounts earned on, or distributed with respect to, the Escrow Fund.  The Escrow Agent annually shall file information returns with the IRS and shall deliver appropriate payee statements to NewCo.  NewCo shall provide the Escrow Agent with all forms and information necessary to complete such information returns and payee statements for NewCo.

4.             Identification and TIN Certification.

(a)           To help the government fight the funding of terrorism and money laundering activities, federal laws require all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account.  Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number for each business and other entity that is a party to this Escrow Agreement (each, an “Escrow Party”).  For business and other entities that are parties to this Agreement, the Escrow Agent will require such documents as it deems necessary to confirm the legal existence of the entity.

(b)           At the time of or prior to execution of this Escrow Agreement, each Escrow Party providing a tax identification number for tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9, W-8BEN, W-8BEN-E, or other applicable form.  Each Escrow Party agrees to provide to the Escrow Agent such organizational documents of such Escrow Party as the Escrow Agent may require in order to comply with its established practices, procedures and policies.

5.             Term of Escrow; Release of Escrow Fund.

(a)           Except as the Escrow Fund may otherwise be transferred pursuant to and in accordance with this Escrow Agreement, and except if the Escrow Fund is reduced to a zero balance on an earlier date pursuant to the terms of this Escrow Agreement, the Escrow Agent shall hold the Escrow Fund until the last to occur of (i) the date on which NewCo and Parent notify the Escrow Agent of the final resolution of the last remaining claim for payment out of the Escrow Fund pursuant to the Transition Payment Agreement (NewCo and Parent agree to provide the Escrow Agent joint written notice promptly after the occurrence of such date); and (ii) subject to Section 5(b) of this Escrow Agreement, 5:00 p.m. New York City time on the first anniversary of the Closing Date (the “First Anniversary Date”) (the last to occur of clause (i) and (ii) being the “Escrow Fund Termination Date”).

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(b)           Notwithstanding Section 5(a) of this Escrow Agreement, if on the First Anniversary Date any claims for release of the Escrow Fund made by NewCo pursuant to this Escrow Agreement remain unresolved (“Unresolved Claims”), then Parent and NewCo shall jointly, within five Business Days after the First Anniversary Date, instruct the Escrow Agent to distribute to Parent the then remaining Escrow Fund, less an amount equal to the aggregate amount of the Unresolved Claims reasonably estimated by Parent and NewCo, and the Escrow Agent will comply with such instruction within three Business Days after its receipt of such instruction.  Following resolution of each Unresolved Claim, NewCo and Parent shall jointly, within five Business Days after the resolution of such Unresolved Claim, instruct the Escrow Agent to distribute (A) to NewCo a portion of the Escrow Fund equal to the amount determined to be payable to NewCo in respect of such claim, and (B) solely to the extent that the remaining Escrow Fund exceeds the aggregate amount of the remaining Unresolved Claims, distribute to Parent a portion of the Escrow Fund equal to the amount of such excess.  In each case, the Escrow Agent will comply with such instruction within three Business Days after its receipt of such instruction.

(c)           Subject to the provisions of this Section 5, the Escrow Agent shall distribute the then remaining Escrow Fund to Parent within three Business Days after the First Anniversary Date.

6.             Disposition of Escrow Fund.

(a)           From and after the Closing at any time or times on or before the First Anniversary Date, NewCo may make claims against the Escrow Fund pursuant to and in accordance with the Transition Payment Agreement.  In the event that NewCo shall have made a claim for funds pursuant to and in accordance with the Transition Payment Agreement, NewCo shall notify Parent of such claim in accordance with the applicable provisions of the Transition Payment Agreement and provide a copy of such notice to the Escrow Agent.  If Parent shall dispute any portion of such claim in accordance with the Transition Payment Agreement, Parent shall cause written notice to be delivered to NewCo and to the Escrow Agent within five Business Days after receipt of notice of NewCo’s claim by Parent, in which case the Escrow Agent shall (i) continue to hold in the Escrow Fund in accordance with the terms of this Escrow Agreement the amount of such claim that is disputed by Parent and (ii) pay the balance of such claim (if any) in immediately available funds to NewCo within three Business Days of receipt of such notice; otherwise, such claim shall be deemed to have been acknowledged to be payable out of the Escrow Fund in the full amount and the Escrow Agent shall pay such claim in immediately available funds to NewCo within three Business Days after expiration of such five Business Day period.  Upon final resolution of any such dispute in accordance with the applicable provisions of the Transition Payment Agreement, Parent and NewCo, within three Business Days after such final resolution, shall jointly instruct the Escrow Agent to release the amount determined to be payable to NewCo pursuant to the applicable provisions of the Transition Payment Agreement from the Escrow Fund in immediately available funds within three Business Days after the receipt of such instruction.

(b)           The Escrow Agent shall continue to hold in the Escrow Fund the amount of any claim made by NewCo under Section 6(a), with respect to which Parent has timely delivered a notice of dispute under such section, until the Escrow Agent receives: (i) a joint

3

instruction from Parent and NewCo regarding the disposition of such amount, or (ii) a final, non-appealable judgment (or final judgment with respect to which no notice of appeal has been filed within thirty days thereof) of an arbitration panel or court having jurisdiction over the dispute, together with an opinion of counsel to the presenting party to the effect that such judgment is final and non-appealable (or final and no notice of appeal has been filed within thirty days thereof) and from an arbitration panel or court having jurisdiction over the dispute.  Upon receipt of a joint instruction or a final non-appealable judgment, the Escrow Agent shall pay such amount from the Escrow Fund to NewCo as directed by such joint instruction or judgment and the remaining balance of the amount subject to dispute shall continue to be held by Escrow Agent as part of the Escrow Fund and disbursed pursuant to the terms of this Escrow Agreement.  The Escrow Agent shall make any such payment out of the Escrow Fund within three Business Days following the Escrow Agent’s receipt of a joint instruction or judgment.

(c)           Upon the Escrow Agent’s receipt of instructions that any portion of the Escrow Fund is to be released to NewCo in accordance with either Section 6(a) or Section 6(b) of this Escrow Agreement, the Escrow Agent shall release from the Escrow Fund, and pay and deliver to NewCo, such amount, within three Business Days after receipt of such notice.  Any instruction given by NewCo or Parent, as the case may be, to the Escrow Agent that complies with the provisions of Section 6(a) or Section 6(b), as the case may be, will be deemed conclusive and binding on all the parties to this Escrow Agreement.

(d)           Notwithstanding anything in this Escrow Agreement to the contrary, upon receiving joint written instructions by Parent and NewCo to distribute any portion of the Escrow Fund to any party, the Escrow Agent will comply with such instructions within three Business Days after its receipt of such instructions.

7.             Concerning the Escrow Agent.

(a)           The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the Transition Payment Agreement or any other agreement between NewCo and Parent.  The Escrow Agent shall not be responsible or liable in any manner whatsoever for the performance of or by NewCo or Parent, of their respective obligations under this Escrow Agreement, nor shall the Escrow Agent be responsible or liable in any manner whatsoever for the failure of the other parties to this Escrow Agreement or of any third party to honor any of the provisions of this Escrow Agreement.

(b)           The duties and obligations of the Escrow Agent shall be limited to and determined solely by the express provisions of this Escrow Agreement and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent.  The Escrow Agent is not bound by and is under no duty to inquire into the terms or validity of any other agreements or documents, including any agreements or documents which may be related to, referred to in or deposited with the Escrow Agent in connection with this Escrow Agreement.  The Escrow Agent is not a principal, participant or beneficiary in any transaction underlying the Transaction Agreement, the Transition Payment Agreement, the agreements contemplated thereby or this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof.  The Escrow Agent’s obligations with respect to this Escrow Agreement and the Escrow Fund shall be limited to receipt, holding, investing, reinvesting and delivery the

4

Escrow Fund as provided in this Escrow Agreement and the Escrow Agent’s other obligations set forth herein.

(c)           The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it under this Escrow Agreement and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(d)           The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Escrow Agreement, except to the extent that the Escrow Agent’s bad faith, willful misconduct or negligence was the cause of any direct loss to either party. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it under this Escrow Agreement in good faith and in accordance with the opinion of such counsel.

(e)           NewCo and Parent acting together shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect.  Thereafter, the Escrow Agent shall have no further obligation except to hold the Escrow Fund as depository and not otherwise.  NewCo and Parent agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent.  The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from NewCo and Parent designating the successor escrow agent.  The Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

(f)            The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than 30 days’ prior written notice of such resignation to NewCo and Parent, specifying the date when such resignation will take effect.  Thereafter, the Escrow Agent shall have no further obligation except to hold the Escrow Fund as depository and not otherwise.  In the event of such resignation, NewCo and Parent agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within 30 days of notice of such resignation.  The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from NewCo and Parent designating the successor escrow agent.  The Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

(g)           Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Escrow Agreement or arising out of or in connection with the Escrow Agent’s services, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of

5

communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

(h)           Each of Parent and NewCo shall severally and not jointly indemnify the Escrow Agent for, and hold it harmless against, 50% of any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or negligence. The parties agree solely among themselves that any obligation for the indemnification under this Section 7(h) shall be borne by the parties 50/50 for any matter giving rise to indemnification of the Escrow Agent pursuant hereto.

(i)            The Escrow Agent may execute any of its powers or responsibilities under this Escrow Agreement and exercise any of its rights under this Escrow Agreement either directly or by or through its agents or attorneys.

(j)            The Escrow Agent shall be entitled to reasonable fees, disbursements, expenses and advances as set forth in Exhibit C, which is attached hereto, for its services under this Escrow Agreement.  The fees, disbursements, expenses and advances of the Escrow Agent shall be paid by deducting such amounts from the Escrow Fund.

(k)           In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Escrow Agreement or shall receive instructions with respect to the Escrow Fund which, in its sole discretion, are in conflict either with other instructions received by it or with any provision of this Escrow Agreement, the Escrow Agent shall have the absolute right to suspend all further performance under this Escrow Agreement (except for the safekeeping of the Escrow Fund) until the resolution of such uncertainty or conflicting instructions to the Escrow Agent’s sole satisfaction by litigation, arbitration or joint written instructions from all of the other parties hereto.

(l)            In the event that any controversy arises between one or more of the parties hereto or any other party with respect to this Escrow Agreement or the Escrow Fund, the Escrow Agent shall not be required to determine the proper resolution of such controversy or the proper disposition of the Escrow Fund and shall have the absolute right, in its sole discretion, to deposit the Escrow Fund with the clerk of a court of competent jurisdiction, file a suit in interpleader and obtain an order from the court requiring all parties involved to litigate in such court their respective claims arising out of or in connection with the Escrow Fund.  Upon the deposit by the Escrow Agent of the Escrow Fund with the clerk of a court of competent jurisdiction in accordance with this provision, the Escrow Agent shall be relieved of all further obligations and released from all liability under this Escrow Agreement.

(m)          Notwithstanding anything in this Escrow Agreement to the contrary, the Escrow Agent shall be entitled to rely on any joint written instructions received from NewCo and Parent.

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(n)           On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Fund, all interest, dividends and other amounts earned and all distributions made, which statements shall be delivered to NewCo and Parent at the addresses referenced in Section 8.

8.             Notices.

All notices, requests, consents and other communications under this Escrow Agreement to any party must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid) or (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to Parent:	The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
	Facsimile:	(404) 676-8621
	Attention:	Chief Financial Officer

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Facsimile:	(212) 735-2000
	Attention:	Martha E. McGarry, Esq.
Thomas W. Greenberg, Esq.
Peter D. Serating, Esq.

If to NewCo:	Monster Beverage Corporation
1 Monster Way
Corona, California 92879
	Facsimile:	(951) 739-6210
	Attention:	Rodney C. Sacks

with a copy to:	Jones Day
222 East 41st Street
New York, NY, 10017
	Facsimile:	(212) 755-7306
	Attention:	Robert A. Profusek, Esq.
Andrew M. Levine, Esq.

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If to the Escrow Agent:	[•]

9.             General.

(a)           Term.  This Escrow Agreement shall become effective as of the date hereof and shall continue in force until the final transfer, as provided in this Escrow Agreement, of the last remaining portion of the Escrow Fund.

(b)           Final Accounting.  The Escrow Agent shall issue a final accounting of all transactions concerning the Escrow Fund, including investments, income from investments and distributions, to NewCo and Parent promptly after termination of this Escrow Agreement.

(c)           No Partnership.  The parties hereto agree that they do not intend to create a partnership or joint venture for state law or federal income tax purposes.

(d)           Entire Agreement.  This Escrow Agreement, the Transition Payment Agreement and the other Transaction Documents (together with the exhibits and schedules thereto), contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

(e)           Amendment; Waivers.  No provision of this Escrow Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by NewCo, Parent and the Escrow Agent or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Escrow Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(f)            No Third-Party Beneficiaries.  This Escrow Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(g)           Successors and Assigns.  This Escrow Agreement will be binding upon the parties and their respective successors and assigns and will inure to the benefit of the parties and their respective successors and permitted assigns.  No party hereto shall assign this Escrow Agreement or any rights or obligations under this Escrow Agreement without the prior written consent of the other parties hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided that Parent may assign and delegate any of their rights and obligations under this Escrow Agreement to an Affiliate if such Affiliate agrees in writing to be bound by the terms of this Escrow Agreement.  Notwithstanding the foregoing, any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its private wealth management business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger,

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consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act.

(h)           Captions; Certain References.  The captions of the Articles, Sections and subsections of this Escrow Agreement are for convenience of reference only and shall not constitute a part of this Escrow Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Escrow Agreement.  When used in this Escrow Agreement, the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Escrow Agreement as a whole and not to any provision of this Escrow Agreement, and the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding such word.  Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(i)            Reformation and Severability.  If any term, provision, covenant or restriction of this Escrow Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such provision, covenant or restriction that may be hereafter declared invalid, illegal, void or unenforceable.

(j)            Interpretation.  In any case of inconsistency between this Escrow Agreement and the Transition Payment Agreement, the Transition Payment Agreement shall take precedence (but only as between NewCo and Parent).  Nothing contained herein shall operate to alter the rights and remedies of NewCo and Parent under the Transition Payment Agreement.  As pertains to the Escrow Agent, any inconsistency between this Escrow Agreement and the Transition Payment Agreement shall be resolved in favor of this Escrow Agreement.

(k)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Escrow Agreement will be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the construction, validity, enforcement and interpretation of this Escrow Agreement will be solely and exclusively subject to the jurisdiction (a) in the United States District Court for the State of Delaware and (b) in a state court of the State of Delaware located in the County of Wilmington.  Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the foregoing courts for the adjudication of any dispute arising in connection with this Escrow Agreement and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or that any court described above is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery

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(with evidence of delivery) to such party at the address in effect for notices to it under this Escrow Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof.  Nothing contained herein will be deemed to limit in any way any right to serve process in any other manner permitted by law.

(l)            Counterparts.  This Escrow Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Remainder of page intentionally left blank; signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

NEW LASER CORPORATION

By:
Name:
Title:

THE COCA-COLA COMPANY

By:
Name:
Title:

[ESCROW AGENT]

By:
Name:
Title:

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EXHIBIT A

Transition Payment Agreement

See Attached.

FORM OF TRANSITION PAYMENT AGREEMENT

THIS TRANSITION PAYMENT AGREEMENT (this “Agreement”) is entered into as of [•], by and among New Laser Corporation, a Delaware corporation (“NewCo”), and The Coca-Cola Company, a Delaware corporation (“Parent”).  Unless otherwise noted, capitalized terms used but not defined in this Agreement shall have the meanings given such terms in the Transaction Agreement, dated as August [•], 2014, by and among Monster Beverage Corporation, a Delaware corporation (the “Company”), NewCo, New Laser Merger Corp., a Delaware corporation, Parent, and European Refreshments, a company formed under the laws of Ireland (the “Transaction Agreement”) and the form of Escrow Agreement attached to the Transaction Agreement as Exhibit K (the “Escrow Agreement”).

RECITALS

A.            The Transaction Agreement contemplates that at or after the Closing, NewCo shall transfer certain distribution rights with respect to its products from third-party distributors to Parent’s distribution system (all of which third party distribution agreements provide that they may be terminated for convenience at the discretion of one of NewCo’s Affiliates, and in some cases may require a Severance Payment (as defined in the Amended U.S./Canada Coordination Agreement)), on the terms and subject to the conditions set forth in the Amended U.S./Canada Coordination Agreement.

B.            In accordance with the Transaction Agreement, at the Closing, the sum of $625,000,000 shall be deposited by Parent with the Escrow Agent to be released from time to time to NewCo on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Release of Escrow Fund for Severance Payments.

During the period from the Closing until the first anniversary of the Closing Date (the “Escrow Period”), at or after any time after MEC (as defined in the Amended U.S./Canada Coordination Agreement) enters into a New Distribution Agreement with a KO Distributor (each as defined in the Amended U.S./Canada Coordination Agreement) pursuant to Section 1.7 of the Amended U.S./Canada Coordination Agreement, if NewCo reasonably determines that a Severance Payment is required under the express terms of any Third Party Agreement terminated in connection with the entry into the applicable New Distribution Agreement, NewCo may provide a written notice (a “Claim Notice”) to Parent of NewCo’s claim against the Escrow Account for such Severance Payment, which notice shall set forth in reasonable detail NewCo’s calculation of the amount of such Severance Payment.  During the 5 Business Days following delivery of such Claim Notice, NewCo shall provide to Parent any supporting or related documents reasonably requested by Parent, NewCo shall make members of NewCo management reasonably available to respond to questions in respect of the Claim Notice and, if applicable, NewCo and Parent shall cooperate in good faith to resolve any disagreement as to the amounts reflected in the Claim Notice.  Following the end of such 5 Business Day period (and in no event earlier to such end of such period), NewCo may provide a copy of the Claim Notice (which may be updated to reflect the mutual agreement of the parties as to the amounts set forth therein, if applicable) to the Escrow Agent in accordance with the Escrow Agreement.  For the avoidance of doubt, NewCo shall not be entitled to deliver a Claim Notice or recover any amounts from the Escrow Account in each case under this Section 1 in respect of any accommodation, settlement or similar payment (except to the extent of the Severance Payment), any amounts paid in connection with any dispute or litigation, or any fees or expenses of NewCo.

2.             Payment Upon Satisfaction of Transition Thresholds.

(a)           From and after the Closing, NewCo shall maintain in good faith and keep current a transition progress report (the “Transition Progress Report”) setting forth (i) the territories for which exclusive distribution has been transferred from a Third Party Agreement to a New Distribution Agreement with a KO Distributor pursuant to Section 1.7 of the Amended U.S./Canada Coordination Agreement (the “Transferred Territories”), (ii) the Case Sales represented by each of the Transferred Territories for the year ended December 31, 2013 (as reflected on Exhibit A attached hereto) and (iii) the total of the amounts set forth in clause (ii) as a percentage (the “Percentage”) of the Target Case Sales.  NewCo shall promptly update the Transition Progress Report upon entry into a New Distribution Agreement with a KO Distributor pursuant to Section 1.4 of the Amended U.S./Canada Coordination Agreement.  Upon the reasonable request of Parent, NewCo shall provide to Parent an updated copy of the Transition Progress Report and any supporting or related documents reasonably requested by Parent (including copies of any correspondence with third parties in respect of Third Party Agreements and supporting data for Case Sales amounts, including by month and SKU), and NewCo shall make members of NewCo management reasonably available to respond to questions in respect of the Transition Progress Report.

For purposes of this Agreement, “Target Case Sales” shall mean ***. “Case Sales” shall mean, for the year ended December 31, 2013, the Company’s aggregate case sales as determined on a basis consistent with case sales as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(b)           During the Escrow Period, NewCo shall be entitled to receive the following amounts from the Escrow Account as follows:

(i)            when the Percentage is at or above 40% (the “First Transition Threshold”), NewCo shall be entitled to receive from the Escrow Account an amount by which the amount in the Escrow Account at such time exceeds $375,000,000 (the “First Release Amount”);

(ii)           when the Percentage is at or above 50% (the “Second Transition Threshold”), NewCo shall be entitled to receive from the Escrow Account an amount by which the amount in the Escrow Account at such time exceeds $312,500,000 (the “Second Release Amount”);

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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(iii)          when the Percentage is at or above 60% (the “Third Transition Threshold”), NewCo shall be entitled to receive from the Escrow Account an amount by which the amount in the Escrow Account at such time exceeds $250,000,000 (the “Third Release Amount”);

(iv)          when the Percentage is at or above 70% (the “Fourth Transition Threshold”), NewCo shall be entitled to receive from the Escrow Account an amount by which the amount in the Escrow Account at such time exceeds $187,500,000 (the “Fourth Release Amount”);

(v)           when the Percentage is at or above 80% (the “Fifth Transition Threshold”), NewCo shall be entitled to receive from the Escrow Account an amount by which the amount in the Escrow Account at such time exceeds $125,000,000 (the “Fifth Release Amount”);

(vi)          when the Percentage is at or above 90% (the “Sixth Transition Threshold”), NewCo shall be entitled to receive from the Escrow Account an amount by which the amount in the Escrow Account at such time exceeds $62,500,000 (the “Sixth Release Amount”); and

(vii)         when the Percentage is at or above 95% (the “Final Transition Threshold” and together with the First Transition Threshold, Second Transition Threshold, Third Transition Threshold, Fourth Transition Threshold, Fifth Transition Threshold and Sixth Transition Threshold, the “Transition Thresholds”), NewCo shall be entitled to receive from the Escrow Account all amounts remaining therein (the “Final Release Amount” and together with the First Release Amount, Second Release Amount, Third Release Amount, Fourth Release Amount, Fifth Release Amount and Sixth Release Amounts, the “Release Amounts”).

(c)           At such time as the Transition Progress Report shows the Percentage exceeding a Transition Threshold, NewCo shall deliver a Claim Notice to Parent for the applicable Release Amount, together with an updated Transition Progress Report, certified by an executive officer of NewCo, and copies of reasonably detailed supporting materials, including any correspondence with third parties in respect of Third Party Agreements and supporting detail for the applicable Case Volume amounts.  During the 45 days following delivery of such Claim Notice, NewCo shall provide to Parent any other supporting or related documents reasonably requested by Parent, NewCo shall make members of NewCo management reasonably available to respond to questions in respect of the Transition Progress Report and, if applicable, NewCo and Parent shall cooperate in good faith to resolve any disagreement as to the amounts reflected in the Transition Progress Report.  Following the end of such 45 day period (and in no event earlier than such end of such period), NewCo may provide a copy of the Claim Notice (which may be updated to reflect the mutual agreement of the parties as to the amounts set forth therein, if applicable) to the Escrow Agent in accordance with the Escrow Agreement.  Notwithstanding

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anything else in this Agreement or any Transaction Document to the contrary, nothing shall limit Parent’s right to deliver, in good faith at any time, a dispute notice to the Escrow Agent in accordance with the terms of the Escrow Agreement.

3.             Obligations After Escrow Period.

(a)           On the first anniversary of the Closing Date, NewCo and Parent shall promptly cause the Escrow Agent to distribute to Parent the then-remaining amount in the Escrow Account, less an amount equal to the aggregate amount of any claims unresolved as of such date in accordance with the Escrow Agreement (the amount actually distributed to Parent, the “Returned Amount”).

(b)           During the period after the first anniversary of the Closing Date, Parent shall pay to NewCo the Release Amounts and Severance Payments (to the same extent as would have been payable from the Escrow Account had a claim with respect to such Release Amount or Severance Payment been made prior to the first anniversary of the Closing Date, and subject to the deliverables, review and dispute procedures applicable thereto, except that Claim Notices shall no longer be delivered to the Escrow Agent) directly from Parent.  For the avoidance of doubt, NewCo shall look solely to the Escrow Account (and not to Parent) for any Release Amounts or Severance Payments until all amounts have been released from the Escrow Account in accordance with the Escrow Agreement.

(c)           Notwithstanding anything herein to the contrary, the parties agree that in no event shall the aggregate amounts to be paid directly by Parent or its Affiliates for Release Amounts, Severance Payments or any other payments or obligations under this Agreement exceed the Returned Amount.

4.             Dispute Resolution.

(a)           If Parent shall dispute any portion of the claim set forth in a Claim Notice delivered pursuant to Section 1, Section 2(c) or Section 3(b) above, Parent shall cause written notice (the “Dispute Notice”) to be delivered to NewCo within five Business Days (in the case of Claim Notices delivered pursuant to Section 1 or Section 3(b) (to the extent covering a matter contemplated by Section 1)) or 45 days (in the case of Claim Notices delivered pursuant to Section 2(c) or Section 3(b) (to the extent covering a matter contemplated by Section 2(c)) after receipt of such Claim Notice (as applicable, the “Dispute Period”).  If no Dispute Notice is delivered to NewCo within the Dispute Period, the claim in the Claim Notice shall be deemed to have been acknowledged to be payable in the full amount as set forth in such Claim Notice and (i) with respect to Claim Notices provided under Section 1 or Section 2(c), Parent and NewCo shall cause the Escrow Agent to pay such amount in immediately available funds to NewCo within three Business Days after expiration of the Dispute Period; and (ii) with respect to Claim Notices provided under Section 3(b), Parent shall pay such amount in immediately available funds to NewCo within three Business Days after expiration of said Dispute Period.

(b)           During the 10 days (the “Resolution Period”) after the delivery of the Dispute Notice, if any, Parent and NewCo shall attempt in good faith to resolve any such dispute. Any resolution by Parent and NewCo during the Resolution Period as to the clam identified in

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the Dispute Notice shall be set forth in writing and will be final, binding and conclusive. If Parent and NewCo are not able to resolve the disputed clam identified in the Dispute Notice within the Resolution Period, then the disputed item shall be submitted to a jointly selected an independent and impartial arbitrator; provided, however, that if Parent and NewCo are unable to select such arbitrator within five Business Days after the end of the Resolution Period, either NewCo or Parent may request the American Arbitration Association to appoint, within 10 Business Days from the date of such request, an arbitrator. The arbitrator selected by the parties or the American Arbitration Association, as the case may be, shall be referred to herein as the “Arbitrator.”

(c)           If any disputed claim is submitted to the Arbitrator for resolution, each of NewCo and Parent will be afforded an opportunity to present to the Arbitrator any material relating to the determination of the matters in dispute and to discuss such matters with the Arbitrator. The Arbitrator shall resolve the disputed claim based solely on the written submissions of Parent, on the one hand, and NewCo, on the other, and not by independent investigation, and shall be instructed that its calculation must be made in accordance with the definitions and formula in this Agreement.

(d)           The Arbitrator shall deliver to NewCo and Parent, as promptly as practicable and in any event within 15 days after its appointment, a written notice setting forth its resolution of the disputed claims, as determined in accordance with the terms of this Agreement.  Such decision shall be final and binding upon the parties to the fullest extent permitted by applicable Law and may be enforced in any court having jurisdiction. Notwithstanding anything else contained herein, no party may assert that any decision issued by the Arbitrator is unenforceable because it has not been timely rendered.  The fees, costs and expenses of the Arbitrator shall be borne by the losing party.

(e)           If the Arbitrator finally determines that NewCo is entitled to receive any amount from the Escrow Account or from Parent, (i) with respect to claims pursuant to Section 1 and Section 2, Parent and NewCo shall cause the Escrow Agent to pay such amount resolved to be payable to NewCo in immediately available funds to NewCo within three Business Days after such final determination; or (ii) with respect to claims pursuant to Section 5, Parent shall pay such amount resolved to be payable to NewCo in immediately available funds to NewCo within three Business Days after such final determination.

5.             Notices.

All notices, requests, consents and other communications under this Agreement to any party must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid) or (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

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If to Parent:	The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
	Facsimile:	(404) 676-8621
	Attention:	Chief Financial Officer

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Facsimile:	(212) 735-2000
	Attention:	Martha E. McGarry, Esq.
Thomas W. Greenberg, Esq.
Peter D. Serating, Esq.

If to NewCo:	Monster Beverage Corporation
1 Monster Way
Corona, California 92879
Facsimile: (951) 739-6210
Attention: Rodney C. Sacks

with a copy to:	Jones Day
222 East 41st Street
New York, NY, 10017
	Facsimile:	(212) 755-7306
	Attention:	Robert A. Profusek, Esq.
Andrew M. Levine, Esq.

6.             General.

(a)           Term.  This Agreement shall become effective contingent upon, and as of, the Closing.  This Agreement shall terminate and be of no further force or effect on the earliest to occur of (1) the termination of the Transaction Agreement, (2) the date on which all amounts in the Escrow Fund have been distributed to to NewCo or (3) the date of the final payment by Parent to NewCo of any Release Amounts or Severance Payments (to the same extent as would have been payable by the Escrow Agent had a claim with respect to such Release Amount or Severance Payment been made prior to the first anniversary of the Closing Date, but in all cases, solely to the extent of the Returned Amount).

(b)           Entire Agreement.  This Agreement, the Transaction Agreement, the Amended U.S./Canada Coordination Agreement and the Escrow Agreement together with the

6

exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

(c)           Amendment; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by NewCo and Parent or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(d)           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(e)           Successors and Assigns.  This Agreement will be binding upon the parties and their respective successors and assigns and will inure to the benefit of the parties and their respective successors and permitted assigns.  No party hereto shall assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other parties hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided that Parent may assign and delegate any of their rights and obligations under this Agreement to an Affiliate if such Affiliate agrees in writing to be bound by the terms of this Agreement.

(f)            Captions; Certain References.  The captions of the Articles, Sections and subsections of this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.  When used in this Agreement, the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding such word.  Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(g)           Reformation and Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such provision, covenant or restriction that may be hereafter declared invalid, illegal, void or unenforceable.

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(h)           Confidentiality.  The parties agree that this Letter Agreement shall constitute, and be protected by the parties as “Confidential Information” for purposes of Section 8.2 of the Transaction Agreement and “Evaluation Material” in the Confidentiality Agreements.

(i)            Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the construction, validity, enforcement and interpretation of this Agreement will be solely and exclusively subject to the jurisdiction (a) in the United States District Court for the State of Delaware and (b) in a state court of the State of Delaware located in the County of Wilmington.  Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the foregoing courts for the adjudication of any dispute arising in connection with this Agreement and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or that any court described above is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof.  Nothing contained herein will be deemed to limit in any way any right to serve process in any other manner permitted by law.

(j)            Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Remainder of page intentionally left blank; signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NEW LASER CORPORATION

By:
Name:
Title:

THE COCA-COLA COMPANY

By:
Name:
Title:

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EXHIBIT A

2013 Case Volumes

EXISTING LASER TERRITORY Contracting Entity Ship To Party Name	CASE VOLUME REPRESENTED BY TERRITORY	TERRITORY PERCENTAGE (AS % OF TOTAL VOLUME)

***	***	***

*** The remainder of this page and the following 14 pages of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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EXHIBIT B

Investment Instructions

The Escrow Agent shall deposit the Escrow Fund in one or more deposit accounts at [•] in accordance with such joint written instructions and directions as may from time to time be provided to the Escrow Agent by NewCo and Parent.  In the event that the Escrow Agent does not receive written instructions, the Escrow Agent shall deposit the Escrow Fund in deposit accounts at [•].  Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy.  The Escrow Agent shall not be responsible for any loss due to interest rate fluctuation or early withdrawal penalty.  The Escrow Parties understand that deposits of the Escrow Fund are not necessarily insured by the United States Government or any agency or instrumentality thereof, or of any state or municipality, and that such deposits do not necessarily earn a fixed rate of return.  In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind.  The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits made pursuant to this Exhibit B, other than as a result of the bad faith, negligence or willful misconduct of the Escrow Agent.

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EXHIBIT C

Fees

[TO BE UPDATED PRIOR TO CLOSING]

Exhibit M

CERTIFICATE OF COMPETITORS

Date:  August 14, 2014

As contemplated by the Transaction Agreement, dated as of August 14, 2014 (the “Transaction Agreement”), by and among Monster Beverage Corporation (“Monster”), The Coca-Cola Company and the other parties thereto, Monster hereby certifies in good faith that the following Persons (including any of their respective Affiliates, successors and/or assigns) are significant competitors of the Company or NewCo and engaged in the business of developing, producing, marketing, selling or distributing Energy Beverages:

Red Bull GmbH
Red Bull Thailand
Rockstar, Inc.
PepsiCo, Inc.
Tequila Cuervo La Rojeña, S.A. de C.V.
Living Essentials, LLC
Innovation Ventures, LLC
Natura Beverages, Inc.
Quala S.A.

All capitalized terms used but not defined herein have the meanings given to such terms in the Transaction Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

MONSTER BEVERAGE CORPORATION

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	President

Certificate of Competitors

Exhibit N

CERTIFICATE OF PARENT COMPETITORS

Date:  August 14, 2014

As contemplated by the Transaction Agreement, dated as of August 14, 2014 (the “Transaction Agreement”), by and among Monster Beverage Corporation, The Coca-Cola Company and the other parties thereto, The Coca-Cola Company hereby certifies in good faith that the following Persons (including any of their respective Affiliates and successors) are significant competitors of Parent and engaged in the business of developing, producing, marketing, selling or distributing Non-Energy Beverages:

Anheuser-Busch InBev S.A./NV

Dr Pepper Snapple Group, Inc.

Heineken Holding NV

Kirin Holdings Company, Limited

Pepsico, Inc.

Suntory Beverage & Food Limited

All capitalized terms used but not defined herein have the meanings given to such terms in the Transaction Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

THE COCA-COLA COMPANY

By:	/s/ Kathy N. Waller
	Name:	Kathy N. Waller
	Title:	Executive Vice President and Chief
Financial Officer

Certificate of Parent Competitors